Exhibit (c)(iii)(B)

Budget Statement

2013-14

Budget Paper No. 2

Circulated by The Hon. Mike Baird MP, Treasurer,

and Minister for Industrial Relations, New South Wales

Table of Contents

Chart and Table List

About this Budget Paper		i

Overview		i

Chapter 1:	Fiscal Strategy and Budget Priorities
1.1	Introduction	1 - 1
1.2	Fiscal Strategy Statement	1 - 6
1.3	Fiscal Context and Outlook	1 - 9
1.4	Priorities in the Budget	1 - 15
1.5	Impact of Budget on Long-term Fiscal Gap	1 - 27
1.6	Performance and Reporting Under Fiscal Responsibility Act	1 - 32

Chapter 2:	The Economy
2.1	Introduction	2 - 2
2.2	Global and National Economic Outlook	2 - 3
2.3	New South Wales Economic Outlook	2 - 6

Chapter 3:	Supporting Economic Growth
3.1	Introduction	3 - 1
3.2	Infrastructure	3 - 3
3.3	Skills and education	3 - 5
3.4	Competition and Regulation	3 - 7
3.5	Government service delivery	3 - 9
3.6	Reform benefits	3 - 11

Chapter 4:	Budget Position
4.1	Introduction	4 - 2
4.2	Budget Aggregates	4 - 3
4.3	Budget Reconciliation	4 - 3
4.4	Budget Revenues and Expenses	4 - 5
4.5	Capital Expenditure	4 - 10
4.6	Cash Flow	4 - 11
4.7	Balance Sheet	4 - 13
4.8	Budget Risks	4 - 15

Chapter 5:	General Government Expenses
5.1	Introduction	5 - 2
5.2	Expenses Outlook	5 - 2
5.3	Expenses Reconciliation	5 - 5
5.4	Effective expense management	5 - 6
5.5	Expense Trends (Operating Statement)	5 - 10
5.6	Capital Expenditure	5 - 15
5.7	Expenses by Function	5 - 16

Budget Statement 2013-14

Chapter 6:	General Government Revenues
6.1	Introduction	6 - 1
6.2	Revenue Position	6 - 2
6.3	Revenue Policy Changes	6 - 6
6.4	Revenue Outlook	6 - 8
6.5	Taxation Revenue	6 - 10
6.6	Grant Revenue	6 - 17
6.7	Other Revenues	6 - 19
6.8	Revenue Risks	6 - 24
6.9	Tax Expenditures and Concessions	6 - 24

Chapter 7:	Federal Financial Relations
7.1	Introduction	7 - 1
7.2	Key Characteristics of Australia’s Federal Financial Relations	7 - 3
7.3	GST Revenue	7 - 5
7.4	Payments for Specific Purposes	7 - 13
7.5	COAG Reform Agenda – Looking Ahead	7 - 23

Chapter 8:	Liability and Asset Management
8.1	Introduction	8 - 1
8.2	Net Debt and Net Financial Liabilities	8 - 2
8.3	Unfunded Superannuation	8 - 11
8.4	Financial Asset and Liability Management	8 - 18

Chapter 9:	Public Trading Enterprises
9.1	Introduction	9 - 2
9.2	Commercial PTE Sector	9 - 3
9.3	Major Commercial PTEs	9 - 8
9.4	Non-commercial PTE Sector	9 - 15
9.5	Major Non-commercial PTEs	9 - 17

Chapter 10:	Uniform Financial Reporting
10.1	Introduction	10 - 1
10.2	Uniform Presentation Framework	10 - 2
10.3	Primary Financial Statements	10 - 4
10.4	Emerging Issues	10 - 8
10.5	Uniform Presentation Tables	10 - 8
10.6	Loan Council Allocation	10 - 25

Appendices
A. Statement of Significant Accounting Policies and Forecast Assumptions		A - 1
B. Classification of agencies		B - 1
C. 2012-13 Budget – Outcome and Summary of Variations		C - 1
D. Tax Expenditure and Concessional Charges Statement		D - 1

Glossary

Auditor-General’s Report

Budget Statement 2013-14

Chart and Table List

Page

Overview

Budget Result	Chart 1	i

General Government Net Debt	Chart 2	iii

Chapter 1 Fiscal Strategy and Budget Priorities		1

Budget Aggregates	Table 1.1	1-3

Traditional Aggregates	Table 1.2	1-3

Total Expense Variations – Budget less Actual	Chart 1.1	1-4

Trend Revenue and Expense Growth, 2007-08 to 2016-17	Chart1.2	1-5

General Government Net Debt	Chart 1.3	1-6

Savings Measures	Table 1.3	1-10

Traditional Budget Result – With and Without Savings Measures in the last three Budgets	Chart 1.4	1-10

Total State Infrastructure Investment by Funding Source	Table 1.4	1-12

State-Funded General Government Infrastructure Program including Public Transport and SICEEP	Chart 1.5	1-12

NSW Building Approvals – private total annualised	Chart 1.6	1-24

Numbers and Proportion of First Home Buyers purchasing a new home	Chart 1.7	1-25

Changes in the fiscal gap since the 2012-13 Budget	Chart 1.8	1-29

Key Fiscal Indicators NSW 2003-04 to 2016-17 (per cent)	Table 1.6	1-30

Key Fiscal Indicators NSW 2003-04 to 2016-17 ($ million)	Table 1.7	1-31

Chapter 2 The Economy		2

Economic Performance and Outlook	Table 2.1	2-2

World Economic Prospects	Table 2.2	2-3

NSW Dwelling Investment Share of Domestic Demand	Chart 2.1	2-9

NSW Non-residential Building and Engineering Construction	Chart 2.2	2-10

NSW Merchandise Exports / NSW Service Export Indicators	Chart 2.3	2-11

NSW Service Export Indicators	Chart 2.4	2-11

NSW Employment by Industry – share of Total Employment	Chart 2.5	2-12

Economic Projections for 2015-16 and 2016-17	Table 2.3	2-13

Budget Statement 2013-14

Chapter 3 Support Economic Growth		3

GSP and GSP per capita growth	Chart 3.1	3-2

Labour productivity growth (GSP per hour worked)	Chart 3.2	3-3

Real Infrastructure investment	Chart 3.3	3-4

Average test results for surveyed 15 year olds, 2009	Chart 3.4	3-6

Chapter 4 Budget Position		4

Budget Aggregates	Table 4.1	4-3

Budget Reconciliation Statement	Table 4.2	4-4

General Government Sector Operating Statement	Table 4.3	4-8

State Funded Infrastructure Investment including General Government, SICEEP and Public Transport PTEs	Chart 4.1	4-10

General Government Sector Cash Flow Statement	Table 4.4	4-12

ABS GFS General Government Sector Cash Surplus/Deficit	Table 4.5	4-13

General Government Sector Balance Sheet	Table 4.6	4-14

Sensitivity of Fiscal Aggregates to Changes in Economic Parameters	Table 4.7	4-16

Chapter 5 General Government Expenditure		5

Total Expenses – Budget less Actual	Chart 5.1	5-3

Forward estimates in the 2009-10 to 2013-14 Budgets	Chart 5.2	5-4

Expense growth, 2000-01 to 2016-17	Chart 5.3	5-5

Reconciliation Statement – Expenses	Table 5.1	5-6

Savings Measures	Table 5.2	5-7

Employee Expenses	Table 5.3	5-9

Comparison of Pay increases in Public and Private Sectors	Chart 5.4	5-9

Summary of expenses by Operation Statement category	Table 5.4	5-10

Expenses as a proportion of GSP	Table 5.5	5-11

Composition of Expenses 2013-14: by type	Chart 5.5	5-11

Employee expenses	Table 5.6	5-12

Capital Expenditure by GPC policy area	Chart 5.6	5-15

Expenses by Policy Area; Level, Share and Four year Average Growth	Table 5.7	5-16

Composition of Total Expenses 2013-14: by policy area	Chart 5.7	5-17

Budget Statement 2013-14

Chapter 6 General Government Revenues		6

Revenue Estimate Changes (Four years to 2014-15)	Chart 6.1	6-2

Reconciliation Statement – Revenue Estimates, 2012-13 to 2015-16	Table 6.1	6-4

Main Sources of Variation in 2012-13 Revenue Estimates	Table 6.2	6-5

Tax Revenue Measures Announced in the 2013-14 Budget	Table 6.3	6-6

Composition of Total Revenue, New South Wales, 2013-14	Chart 6.2	6-9

Summary of Revenues	Table 6.4	6-10

Composition of Tax Revenue	Chart 6.3	6-11

Taxation Revenue	Table 6.5	6-12

Growth of Residential Transfer Duty, Transactions and Home Prices	Chart 6.4	6-14

Growth of Payroll Tax, Employment and Hours Worked	Chart 6.5	6-15

Grant Revenue	Table 6.6	6-18

Sale of Goods and Services	Table 6.7	6-19

Interest Income	Table 6.8	6-20

Dividend and Income Tax Equivalent Revenue	Table 6.9	6-21

Other Dividends and Distribution	Table 6.10	6-21

Influences on 2012-13 Budget Forecast versus 2012-13 Revised	Chart 6.6	6-22

Royalties	Table 6.11	6-23

Fines, Regulatory Fees and Other Revenue	Table 6.12	6-23

Major Tax Expenditures by Type	Table 6.13	6-25

Concessions by Function	Table 6.14	6-27

Chapter 7 Federal Financial Relations		7

Australian Government Payments to New South Wales	Table 7.1	7-2

Composition of Australian Government Payments to New South Wales 2013-14	Chart 7.1	7-2

Federal-State Vertical Fiscal Imbalance, 2011-12	Chart 7.2	7-3

State Shares of Australian Government Payments 2013-14	Table 7.2	7-5

GST Revenue Payments to New South Wales	Table 7.3	7-6

Australian Government GST Pool Estimates	Chart 7.3	7-7

Household Net Saving and Consumption Ratios	Chart 7.4	7-8

GST-taxable Consumption as a Share of Total Household Consumption	Chart 7.5	7-8

2013 Update – Major Changes in NSW Relativity	Table 7.4	7-10

Budget Statement 2013-14

GST Redistribution – Actual Payments Compared to Equal per Capita Payments	Table 7.5	7-11

Intergovernmental Agreements with the NSW Government	Table 7.6	7-14

National Agreement and Other Payments to New South Wales	Table 7.7	7-15

National Partnership Payments to New South Wales	Table 7.8	7-17

Major National Partnerships, Implementation Plans and Project Agreements	Table 7.9	7-20

Chapter 8 Asset and Liability Management		8

General Government Sector – Net Debt and Net Financial Liabilities	Table 8.1	8-2

General Government Sector Net Debt – Budget forecast for 2013-14 compared to Budget forecasts for 2012-13	Table 8.2	8-3

General Government Sector – Interest Expense as a Percentage of Revenue	Chart 8.1	8-4

NSW, Queensland and Commonwealth 10 Year Bond Yields – 2010 to 2013	Chart 8.2	8-5

General Government Sector – Insurance Liability and Asset Estimates	Table 8.3	8-6

Non-financial Public Sector – Net Debt and Net Financial Liabilities	Table 8.4	8-7

Non-financial Public Sector Net Debt – Budget forecasts for 2013-14 compared to Budget forecast for 2012-13	Table 8.5	8-8

Non-financial Public Sector – Net Financial Liabilities	Chart 8.3	8-9

Total State Sector – Net Debt Net Financial Liabilities and Net Worth	Table 8.6	8-10

General Government Sector – Superannuation Liabilities (AASB 119)	Table 8.7	8-12

General Government Sector – Superannuation Assets	Table 8.8	8-14

General Government Sector – Superannuation Liabilities AASB 119 and AAS 25 Estimates	Table 8.9	8-16

General Government Sector – Superannuation Liabilities, Expenses and Cash Flows	Table 8.10	8-17

Chapter 9 Public Trading Enterprises		9

Commercial and Non-commercial PTEs	Table 9.1	9-2

Adjusted Net Operating Surplus – Commercial PTEs	Chart 9.1	9-4

Commercial PTE dividends	Chart 9.2	9-5

Commercial PTE dividends and tax	Table 9.3	9-5

Commercial PTE Capital Expenditure and Gearing	Chart 9.3	9-6

Commercial PTE Capital Expenditure by Sector	Table 9.3	9-7

Non-commercial PTE Capital Expenditure by Sector	Table 9.4	9-15

Non-commercial PTE Capital Investment	Chart 9.4	9-16

Budget Support for Transport Sector PTEs	Table 9.5	9-19

Budget Statement 2013-14

Chapter 10 Uniform Financial Reporting		10

General Government Sector Operating Statement	Table 10.1	10-9

General Government Sector Balance Sheet	Table 10.2	10-11

General Government Sector Cash Flow Statement	Table 10.3	10-12

Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit)	Table 10.4	10-13

General Government Sector Taxes	Table 10.5	10-13

General Government Sector Grant Revenue and Expense	Table 10.6	10-14

General Government Sector Dividend and Income Tax Equivalent Income	Table 10.7	10-15

General Government Sector Expenses by Function	Table 10.8	10-15

General Government Sector Purchases of Non-financial Assets by Function	Table 10.9	10-16

Public Non-financial Corporation Sector Operating Statement	Table 10.10	10-17

Public Non-financial Corporation Sector Balance Sheet	Table 10.11	10-19

Public Non-financial Corporation Sector Cash Flow Statement	Table 10.12	10-20

Derivation of ABS GFS Public Non-financial Corporation Sector Cash Surplus/(Deficit)	Table 10.13	10-21

Non-financial Public Sector Operating Statement	Table 10.14	10-21

Non-financial Public Sector Balance Sheet	Table 10.15	10-23

Non-financial Public Sector Cash Flow Statement	Table 10.16	10-24

Derivation of ABS GFS Non-financial Public Sector Cash Surplus/(Deficit)	Table 10.17	10-25

Loan Council Allocation Estimates	Table 10.18	10-26

Appendix A: Statement of Significant Accounting Policies and Forecast Assumptions		A

Key economic performance assumptions	Table A.1	A-4

Superannuation assumptions – Pool Fund/State Super Schemes	Table A.2	A-7

Budget Statement 2013-14

About this Budget Paper

Purpose and Scope

Budget Paper No. 2 Budget Statement provides information on State finances in aggregate. The objectives of this paper are to:

•	inform Parliament and the public of the State’s fiscal position and the Government’s fiscal strategy

•

meet requirements under s. 27AA of the Public Finance and Audit Act 1983, which prescribes the content of Budget Papers, including providing four-year projections of all major economic and financial variables, and revised estimates for the preceding Budget year and explanations of any significant variations

•

meet requirements under s. 8 of the Fiscal Responsibility Act 2012, including providing a statement of the Government’s fiscal strategy, a report on performance against the fiscal objects, targets and principles contained in the Act, and a report on the impact of any budget measures on the State’s long-term fiscal gap

•	enable interstate comparisons by reporting within the Australian Bureau of Statistics’ Government Finance Statistics framework.

The general government sector represents the scope of the Budget. However, this Budget Paper also includes information on the total state sector. This is to provide a comprehensive picture of the State’s fiscal position and strategy, relevant not only to Parliament but also to other interested parties such as credit rating agencies.

Improvements in financial reporting

The Treasurer committed to improving transparency in Budget reporting in the last two Budget Speeches.

In the 2012-13 Budget Statement a new statement was included which reconciled changes in total expenses since the previous Budget. This year statements reconciling changes in both total revenue as well as total expenses have been prepared. These statements seek to distinguish between changes in revenues and expenses that are a result of new Government policy decisions announced in this Budget, and those that result from parameter and other variations on a ‘no policy change’ basis.

Improved financial reporting is also being pursued through the Treasurer’s request that the Auditor-General review the reasonableness of the estimates and forecasts in the 2013-14 Budget. A copy of the Independent Assurance Practitioners Report from that review is printed within the covers of this Budget Paper.

Budget Statement 2013-14	i

About this Budget Paper

Amendments to Accounting Standard AASB 119

Section 27A of the Public Finance and Audit Act 1983 requires the Budget to be prepared in accordance with Australian Accounting Standards.

Commencing in 2013-14, Accounting Standard AASB 119 Employee Benefits has been amended. The amended standard significantly affects the measurement of superannuation expenses shown in the Budget Operating Statement.

Previous AASB 119	Expected investment earnings of around 8.6 per cent on superannuation fund assets, based on independent advice and historical long term earnings achieved by State Super, were recognised as an offset to gross superannuation expense.

Amended AASB 119	Investment earnings equal to long term Commonwealth bond yields (around 3.3 per cent for 2013-14), irrespective of how funds are invested will be recognised as an offset to gross superannuation expense.

The details are provided in Chapter 1.

Notes

The Budget year refers to 2013-14, while the forward estimates period refers to 2014-15, 2015-16 and 2016-17.

Figures in tables, charts and text have been rounded. Discrepancies between totals and sums of components reflect rounding. Percentages are based on the underlying unrounded amounts.

Unless otherwise indicated, the data source for tables and charts is NSW Treasury.

One billion equals one thousand million.

n.a. means data is not available. N/A means not applicable.

ii	Budget Statement 2013-14

Overview

Fiscal Position and Outlook

This Budget continues repairing the State’s finances while funding infrastructure needs, improving service delivery, supporting the vulnerable and driving economic growth.

Complicating the fiscal task is another downward revision in revenue following other similar pressures in the last two years. However, even with these downward revisions, this Budget delivers surpluses in both 2015-16 and 2016-17. It does so despite changes to the accounting standards from 2013-14 onwards that detract around $1.3 billion a year from the Budget result going forward. These changes do not have any impact on the State’s cash or debt position (see Chapter 1, Box 1.1). The Traditional Budget Result shows the Budget in surplus from 2014-15 onwards.

Chart 1:	Budget Result

Revenues on a no policy change basis are almost $700 million lower across 2012-13 and 2013-14 than forecast in the 2012-13 Budget. 2012-13 revenue growth is now anticipated to be only 0.9 per cent compared to 2.2 per cent growth projected in the 2012-13 Budget. Lower Commonwealth Government payments – both GST pool revenues associated with a weaker than anticipated national economy and lower National Partnership payments – are a major contributor. Weakness in royalty receipts and State taxes also contribute to the 2012-13 result. State taxes are expected to improve from this lower base in 2013-14 and grow by an average of 6.6 per cent per annum over the four years to 2016-17, reflecting a modest recovery in state conditions as well as revenue policy decisions in this Budget. Total average annual revenue growth over the forward estimates will be around 4.5 per cent. Chapter 6, General Government Revenues, has full details.

Budget Statements 2013-14	Overview - i

Expenditure restraint continues to be the main theme of fiscal repair to make the State’s finances sustainable. For the third year running, expenses are expected to come in under budget in 2012-13. Expenses are now anticipated to grow by only 2.7 per cent in 2012-13, compared with the 2012-13 Budget forecast of 3.0 per cent. Although 2013-14 expenses are expected to be 7.5 per cent above the 2012-13 estimate, once the impact of the accounting change is removed, expense growth in 2013-14 will be 4.9 per cent and average expense growth will be 3.7 per cent per year over the four years to 2016-17. Across the four years, expense growth will be kept below revenue growth.

The 2013-14 Budget includes additional savings measures to compensate for the lower expected revenues. Extension of efficiency dividends in this Budget worth $750 million brings total savings to $18.9 billion over the six years to 2016-17. Employee expenses – nearly half of total expenses and a key focus of reform for the Government – will grow by just 1.9 per cent in 2013-14 and 2.8 per cent on average over the four years to 2016-17. Refer to Chapter 5, General Government Expenditure for full details.

By prioritising expenditure and restraining expense growth, the Government has created fiscal room for important priorities, including important initiatives in education, infrastructure, disability services and service delivery. The Budget includes a New South Wales contribution of $1.76 billion over six years towards the additional $5 billion from the National Education Reform Agreement to fund schools and deliver reforms for NSW students. Another key reform funded in this Budget is the launch of the National Disability Insurance Scheme in the Hunter ($585 million) which will support the lives of 10,000 people by July 2016.

Funding for a range of important infrastructure projects is also included. There is a $1.8 billion commitment over the forward estimates for WestConnex, $165 million for Bridges for the Bush, $4.1 billion for North West Rail link, $5.1 billion for the Pacific and Princes Highways upgrades, around $4 billion for health and $2 billion for education. In the four years to 2016-17 Total State capital spending will total $59.7 billion. Further details are in Budget Paper No. 4 Infrastructure Statement.

The Government is also investing in the growth drivers of job creation and housing by reforming payroll tax and investing further in the Housing Acceleration Fund. These reforms, together with others discussed in Chapter 3, Supporting Economic Growth, will drive the economic growth needed to ensure improved living standards and enable the Government to deliver on its broad policy objectives.

Successful asset transactions such as the long-term leases of Port Botany and Port Kembla not only allow for funding from Restart NSW for key infrastructure priorities over coming years, but also improve the balance sheet in the medium term. The return to significant Budget surpluses over the forward estimates also ensures that the State’s much needed investments in infrastructure will need less debt funding and contributes to an overall improved fiscal position which will assist in the retention of the triple-A credit rating.

Overview - ii	Budget Statement 2013-14

The strengthening of the State’s balance sheet is evidenced by the improvement in the debt position. As Chart 2 shows, a significant improvement in general government net debt is forecast. General Government net debt for 2013-14 is now forecast to be $15.7 billion (3.2 per cent of GSP), down from almost $22 billion (4.4 per cent of GSP) forecast in the 2012-13 Half-Yearly Review. Total State net debt is expected to be $49.1 billion in 2013-14 (9.9 per cent of GSP), lower than the Half-Yearly Review estimate of $59.7 billion (12.0 per cent of GSP).

Chart 2:	General Government Net Debt

Economy

The global economy is forecast to gradually improve, but the outlook remains fragile and risks to the downside remain. Nationally, the short term outlook is softer, and there is major uncertainty in the timing of the transition away from growth generated through mining investment towards growth through exports and domestic non-mining sectors.

The NSW economy is expected to transition more moderately than nationally, given its diversified industry structure and relatively small exposure to the mining boom. Growth is forecast to return to trend of 2 3/4 per cent in 2013-14, and remain there in 2014-15. Key growth drivers will be household consumption, housing investment, public investment and non-rural exports. Employment is expected to grow at around trend, with the unemployment rate drifting slightly higher as forecast nationally. Chapter Two, The Economy provides more detail.

In the near term, as the economy transitions away from the mining investment-led boom, support will also come from this Government’s Budget reforms to support jobs and housing growth as well as the large infrastructure program.

Budget Statements 2013-14	Overview - iii

Chapter 1:	Fiscal Strategy and Budget Priorities

•	The 2013-14 Budget delivers on the Government’s fiscal strategy of returning the State’s finances to a sustainable position.

•

Continuing expense control, proceeds from asset transactions and modest revenue measures in this Budget are the means by which sustainability is being achieved at the same time as State infrastructure restoration, major policy reforms, service delivery improvements and continuing support for the vulnerable are delivered.

•

In addition to increasing infrastructure investment, the headline priorities in this Budget are the policy reforms of the National Disability Insurance Scheme and the National Education Reform Agreement (the Gonski reforms).

•

Estimates of the Budget Result for 2013-14 and future years are materially affected by amendments to the accounting standard relating to employee benefits (AASB 119). The impacts of the amended standard amount to a $1.6 billion increase to superannuation accrual expenses in 2013-14 which flows directly through to the budget result. No impact occurs on either cash or debt aggregates as a result of the amended AASB 119.

•

Abstracting from the impacts of the amended AASB 119 – which allows the state’s financial performance to be assessed relative to budget outcomes in previous years – a deficit of $329 million is expected in 2013-14, compared with a deficit of $374 million for 2012-13. A return to surplus is projected for 2014-15, steadily growing to $1.5 billion by 2016-17.

•

Proceeds from asset transactions and improving budget results over the forward estimates provide for an increased infrastructure spend while net debt, both for the general government and total state sectors, is considerably lower compared with 2012-13 Budget estimates. Net debt in the general government sector will peak at 3.6 per cent of GSP in 2015-16 compared with a peak of 4.1 per cent estimated in the last Budget for the years 2013-14 and 2014-15.

•	The fiscal strategy utilises Fiscal Responsibility Act principles and delivers on the Act’s targets.

1.1 Introduction

The Government’s consistent fiscal strategy since coming to office is to ensure that the State’s finances are sustainable while improving service delivery and addressing the State’s infrastructure needs. The Government’s economic strategy to lift the State’s productivity and economic growth reinforces the fiscal strategy and delivers improved living standards for NSW residents.

Budget Statement 2013-14	1 - 1

The impact of amendments to AASB 119 pervades the commentary in the Budget Papers. Box 1.1 explains how this impact arises and introduces the terminology used throughout the text to differentiate aggregates that include the impact compared to those that do not.

Box 1.1	Budget impact of amendments to AASB 119 Employee Benefits

Section 27A of the Public Finance and Audit Act 1983 requires the Budget to be prepared in accordance with Australian Accounting Standards.

Commencing in 2013-14, Accounting Standard AASB 119 Employee Benefits has been amended. The amended standard significantly affects the measurement of superannuation expenses shown in the Budget Operating Statement.

Previous AASB 119	Expected investment earnings of around 8.6 per cent on superannuation fund assets, based on independent advice and historical long term earnings achieved by State Super, were recognised as an offset to gross superannuation expense.

Amended AASB 119	Investment earnings equal to long term Commonwealth bond yields (around 3.3 per cent for 2013-14), irrespective of how funds are invested will be recognised as an offset to gross superannuation expense.

New South Wales has around $30 billion in superannuation assets. Therefore, any change in the basis of forecast investment earnings has a very significant effect on budget aggregates.

The table below shows the budget impact for 2013-14 as a result of the amended AASB 119. Higher superannuation expenses significantly worsen the Budget result by around $1.6 billion compared to the previous AASB 119 approach.

	Previous AASB 119 $m	Amended AASB 119 $m	Variation to Budget Result $m
Gross Superannuation Expense	4,865	4,865	—

Investment Earnings @8.6%	2,522
Investment Earnings @3.3%		961	1,561

Total Superannuation Expenses	2,343	3,904	(1,561)

Despite this change in accounting standard, cash contributions for superannuation from the Budget remain unchanged and, as part of the Triennial Review, independent actuaries have confirmed that the State remains on track to fully fund its superannuation liabilities by 2030.

Terminology in the Budget papers

An important aspect of budget analysis is the need for assessments of government performance to be comparable to 2012-13 and earlier years, when the amended AASB 119 had no impact. In the 2013-14 Budget papers, the Government has introduced the term – Traditional – to apply to Budget result, net lending and expenses when calculated on the basis of the previous AASB 119 approach to investment returns. This allows for an assessment of the state’s financial performance to be made relative to the budget settings and estimated outcomes in previous years.

In compliance with Australian Accounting Standards, Budget result, expenses and net lending have primacy in the financial statements.

1 - 2	Budget Statement 2013-14

Table 1.1 sets out the key budget aggregates from 2011-12 to 2016-17.

Table 1.1:	Budget Aggregates

	2011-12 Actual	2012-13 Estimate	2013-14 Budget	2014-15	2015-16	2016-17
				Forward Estimates

Revenue ($m)	59,054	59,599	62,573	65,731	68,615	71,001
Revenue growth (per cent pa)	3.3	0.9	5.0	5.0	4.4	3.5

Expenses ($m)	58,394	59,973	64,462	66,295	68,459	70,466
Expense growth (per cent pa)	4.6	2.7	7.5	2.8	3.3	2.9

Budget result ($m)	660	(374)	(1,890)	(563)	157	535
Per cent of GSP	0.1	(0.1)	(0.4)	(0.1)	0.0	0.1

Net Capital Expenditure ($m)	2,704	2,596	2,637	3,239	2,468	1,989
Per cent of GSP	0.6	0.6	0.5	0.6	0.4	0.3

Net lending/(borrowing) result ($m )	(2,043)	(2,970)	(4,527)	(3,803)	(2,311)	(1,454)
Per cent of GSP	(0.4)	(0.6)	(0.9)	(0.7)	(0.4)	(0.3)

ABS GFS CASH SURPLUS/(DEFICIT) - including finance leases ($m)	(5,801)	(4,268)	(3,174)	(2,845)	(1,932)	(798)
Per cent of GSP	(1.3)	(0.9)	(0.6)	(0.5)	(0.4)	(0.1)

Table 1.2 sets out the key budget aggregates from 2011-12 to 2016-17 excluding the impact of amendments to AASB 119. These are referred to as Traditional aggregates (refer Box 1.1).

Table 1.2:	Traditional Aggregates (a)

	2011-12 Actual	2012-13 Estimate	2013-14 Budget	2014-15	2015-16	2016-17
				Forward Estimates

Traditional Aggregates (pre AASB 119 results)

Revenue ($m)	59,054	59,599	62,573	65,731	68,615	71,001
Revenue growth (per cent pa)	3.3	0.9	5.0	5.0	4.4	3.5

Expenses - ($m) (a)	58,394	59,973	62,901	64,903	67,311	69,475
Expense growth (per cent pa)	4.6	2.7	4.9	3.2	3.7	3.2

Budget result - ($m) (a)	660	(374)	(329)	829	1,305	1,526
Per cent of GSP	0.1	(0.1)	(0.1)	0.2	0.2	0.3

Net Capital Expenditure ($m)	2,704	2,596	2,637	3,239	2,468	1,989
Per cent of GSP	0.6	0.6	0.5	0.6	0.4	0.3

Net lending/(borrowing) result - ($m ) (a)	(2,043)	(2,970)	(2,966)	(2,411)	(1,163)	(463)
Per cent of GSP	(0.4)	(0.6)	(0.6)	(0.5)	(0.2)	(0.1)

ABS GFS CASH SURPLUS/(DEFICIT) - including finance leases ($m)	(5,801)	(4,268)	(3,174)	(2,845)	(1,932)	(798)
Per cent of GSP	(1.3)	(0.9)	(0.6)	(0.5)	(0.4)	(0.1)

(a)	Adjusted to exclude the impact of the amended AASB 119 from 2013-14 for estimating superannuation interest expense

Budget Statement 2013-14	1 - 3

The Government’s fiscal strategy was enshrined in the Fiscal Responsibility Act 2012 (FRA) with the key objective being to maintain operating balances and debt positions that are consistent with the State’s triple-A credit rating. Maintaining the highest possible credit rating gives an independent assessment that the State’s fiscal position is sustainable, provides a boost to business and household confidence, and keeps interest costs on government debt to the lowest levels possible.

This 2013-14 Budget delivers on the fiscal strategy, adopts the principles of the FRA and meets the Act’s targets. The Budget addresses critical infrastructure spending while lowering debt, consistent with maintaining the triple-A credit rating. As shown in Table 1.2, the 2013-14 Budget forecasts modest Traditional deficits in 2012-13 and 2013-14 before returning to surplus in 2014-15, with growing surpluses thereafter. Even including the accounting standard amendments, the Budget returns to surplus in 2015-16 (Table 1.1). These surpluses will lower the government’s net borrowing requirement, requiring less debt to fund the infrastructure program.

The surpluses now in prospect reflect the Government’s work to improve financial management. Expense growth has been brought under control by delivering on the expense savings measures announced in the previous two Budgets. These measures are delivered and built upon in this Budget. The wages policy is a key element, given that employee expenses account for nearly one-half of budget expenses. The impact of the wages policy is clearly evident in employee-related cost growth rates over the forward estimates in this Budget. Expenses have now come in under budget for three consecutive years as shown in Chart 1.1.

Chart 1.1:	Total Expense Variations – Budget less Actual

1 - 4	Budget Statement 2013-14

Ongoing delivery of previously implemented savings measures and new saving measures introduced in this Budget will continue to build over time, producing the significant budget surplus position seen in the forward estimates.

As has been the case in the last few years, the Budget has once again been drawn up in the context of weaker revenue growth than forecast. Nevertheless, the Government has made conscious decisions to ensure that expense growth remains below revenue growth as seen in Chart 1.2.

Chart 1.2:	Trend Revenue and Expense Growth, 2007-08 to 2016-17 (a),(b)

(a)	Four-year average per cent change to indicated year
(b)	Adjusted for the Jobs Stimulus Package, the timing of Commonwealth road related grants and change to AASB 119 Employee Benefits

The impact on the Budget Result of new policy measures has been more than offset by further efficiency savings that take effect in 2015-16 and 2016-17 and deferral of the abolition of the remaining Intergovernmental Agreement (IGA) taxes to contribute to the funding of the Gonski education reforms.

The improving Budget Result contributes to a better net debt position while allowing for more effective and efficient service delivery, and rebuilding the economic and social infrastructure of the State. It also permits measures to increase economic activity in the State, support business and support the more vulnerable in the community. These, together with maintaining the triple-A credit rating, are all consistent with the targets of NSW 2021.

Budget Statement 2013-14	1 - 5

In addition to the improving Budget Result, the proceeds from recent successful long-term leases of Port Botany and Port Kembla provide funds for key infrastructure priorities, including WestConnex, as well as providing some balance sheet flexibility in the medium term. Net debt levels in this Budget are considerably lower than in the 2012-13 Budget with General Government net debt for 2013-14 now forecast to be $15.7 billion compared to the almost $22 billion estimated in the Half-Yearly Review. Total State Sector net debt is now forecast to be $49.1 billion compared to $59.7 billion in the Half-Yearly Review. Chart 1.3 shows the improvements in general government net debt from the 2012-13 Budget and 2012-13 Half-Yearly Review.

Chart 1.3:	General Government Net Debt

1.2 Fiscal Strategy Statement

The Government’s fiscal strategy has been clearly articulated in the FRA 2012 which was passed by the NSW Parliament on 28 August 2012 (see Box 1.2). The background to this Act was a decade of expense growth exceeding revenue growth giving rise to structural budget deficits. In conjunction with rapidly growing, but not necessarily high quality capital expenditure there was a sharp increase in both general government and total state net debt that, if continued, would have seen the loss of the State’s triple-A credit rating.

The FRA has three guiding principles of sound financial management including:

•	Responsible and sustainable spending, taxation and infrastructure investment

•	Effective financial and asset management

•	Achieving inter-generational equity.

1 - 6	Budget Statement 2013-14

The fiscal strategy in this budget adopts those three principles in delivering:

•	Significant new transformative policies in the areas of disability and education, with new policy measures being more than offset by further savings and revenue measures.

•

Improved financial management and further expense savings which sees Traditional expense growth below long-run average revenue growth in each of the Budget and forward estimate years. This delivers sustainable and growing budget surpluses over time.

•	Modest changes to taxation, which sees the New South Wales tax system remaining stable and predictable, despite ongoing revenue challenges.

•	A five year funded State Infrastructure Plan, which is based on the highest priority economic and social benefits for the community.

•

The successful long-term leases of the ports which will assist in funding infrastructure priorities as well as providing medium-term benefit to the State’s net debt position. Finalising the sale of the remaining electricity generation businesses in the coming year remains a key objective, and will provide additional flexibility as will the long-term lease of the Port of Newcastle announced in this Budget.

•	Better use of existing assets in the electricity networks which will deliver cost savings and put downward pressure on electricity prices.

In line with the FRA:

•

The objective of the strategy in this Budget, as it has been in the last two Budgets, is to maintain the State’s triple-A credit rating. Lower debt levels in this Budget will assist in maintaining the top credit rating.

•

The legislated target of maintaining expense growth below long-term revenue growth has been met for every year of the Budget and forward estimates, when allowing for the impact of amended AASB 119 in 2013-14.

•	A triennial review of unfunded super liabilities in December 2012 confirms that the legislated target of eliminating the liabilities by 2030 is on track.

•	Measures contained in this Budget reduce the long-term fiscal gap.

Budget Statement 2013-14	1 - 7

Box 1.2	The Fiscal Responsibility Act and the State’s Credit Rating

In August 2012, the cornerstone of Government’s fiscal strategy was firmly established through parliament’s enactment of the Fiscal Responsibility Act (2012) (The FRA).

•

The principal objective of the Act is to maintain sound financial management and a sustainable fiscal position which is externally recognised by the retention of the State’s triple-A credit rating. Sustainable finances allow the Government to continue to deliver high quality public services to the people of New South Wales without disrupting those programs during times of economic stress or downturn.

•

Retaining the triple-A rating means the lowest possible cost of borrowing for the State, ensures easier access to capital markets in times of financial stress (such as during the global financial crisis) and helps maintain business and consumer confidence, which in turn, underpins economic growth.

•

Losing the triple-A credit rating for ten years would come at a heavy cost of around an extra $3.75 billion in interest payments – money that would otherwise go to improving schools, hospitals and infrastructure.

•

Moody’s Investor Service and Fitch have both rated New South Wales triple-A in 2013. Standard and Poor’s (S&P) in November 2012 also reaffirmed NSW’s triple-A rating but placed the State on negative outlook. This implies there is a one-in-three chance of a rating downgrade over the ensuing two years. The negative outlook by S&P was triggered by their view that the State faces a challenging revenue environment and the commitment to delivering productivity enhancing infrastructure projects may limit budget flexibility and performance.

•

Nonetheless, S&P confirmed in their November 2012 report that “NSW’s financial management has improved over the past 18 months, including tighter revenue and expenditure management and closer monitoring of government business performance”.

•

Moody’s also confirmed in their May 2013 annual credit analysis that the triple-A ratings “take into account the state’s commitment to achieving budgetary redress over the medium term through a reduction in expenditure growth”.

•	The recent successful long-term lease of Port Botany and Port Kembla for $5.07 billion has since improved the State’s debt position and provides flexibility in the balance sheet over the medium term.

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1.3 Fiscal Context and Outlook

Fiscal Context and Response

The global economic outlook has continued to be revised lower since the 2012-13 Budget and more recently, the national economic outlook has also been revised downward (refer Chapter 2). NSW revenue is not immune to these developments and revenue forecasts have been adversely affected. Over the four years to 2015-16, parameter revisions have reduced tax revenues by $1.9 billion since the 2012-13 Half-Yearly Review.

The Government’s response to revenue downgrades has been to maintain and enhance existing expense savings measures. The application of an efficiency dividend in 2015-16 and 2016-17 and the delay of the abolition of the remaining IGA taxes more than offset new policy decisions, including helping to deliver the Gonski reforms. In total these and other minor measures improve the Budget result by $2.7 billion over the four years to 2016-17. The overall impact is a return to surplus in 2014-15 of the Traditional Budget Result, as forecast in the Half-Yearly Review.

This Budget carries on the work of the last two years by cutting back waste and inefficiency and improving the focus of government programs in order to help deliver better services at lower cost to the people of New South Wales. The last two budgets have outlined cumulative savings of $13.6 billion savings over five years from 2011-12. The savings are creating room for government to address policy priorities while also meeting fiscal responsibility targets.

The demonstrated history of delivering savings to date makes the Government confident that the additional savings and efficiency measures announced in this Budget can be achieved. As Table 1.3 shows, the total savings measures over the six years to 2016-17 amount to $18.9 billion. Chart 1.4 shows the cumulative impact of saving measures in the last three Budgets on the Budget balance.

Budget Statement 2013-14	1 - 9

Table 1.3:	Savings Measures

	2011-12 Revised $m	2012-13 Revised $m	2013-14 Budget $m	2014-15	2015-16	2016-17	Six-year Total $m
				Forward Estimates
				$m	$m	$m
2011-12 commitments
Efficiency Dividends	424	1,059	1,817	2,314	2,368	2,447	10,429
Procurement Reform	72	198	303	376	376	376	1,702
Program Savings	0	154	276	283	282	282	1,277
Other (a)	186	232	252	266	266	266	1,469
Sub-total	682	1,643	2,649	3,239	3,293	3,372	14,878
2012-13 Commitments
Labour Expense Cap (b)	0	269	512	733	877	877	3,269
Sub-total	682	1,912	3,161	3,972	4,170	4,249	18,147
2013-14 Commitments
Efficiency Dividends	0	0	0	0	250	500	750
Total Savings Measures	682	1,912	3,161	3,972	4,420	4,749	18,897

(a)	Other includes wage offsets and agency specific savings targets
(b)	Labour Expense Cap includes savings from reductions in annual leave balances

Chart 1.4:	Traditional Budget Result – With and Without Savings Measures in the last Three Budgets

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Budget position

Traditional expenses in 2013-14 are estimated to grow by 4.9 per cent. Expense growth in 2013-14 is impacted by the timing of the rail capital grant for NorthWest Rail Link, Northern Sydney Freight Corridor and other rail works along with higher depreciation across the sector and the rollover of expenses from 2012-13 into 2013-14. Over the four years to 2016-17 Traditional expenses are expected to grow by a modest average of 3.7 per cent, below long-term average revenue growth of 5.6 per cent and below expected revenue growth of 4.5 per cent. Keeping expense growth below revenue growth is key to the Government’s strengthening fiscal position.

With employee-related expenses accounting for nearly one-half of budget expenses, this area continues to be a key focus in the Government’s expense restraint. The 2013-14 Budget continues to deliver the benefits of the NSW Public Sector Wages Policy 2011. The policy provides for remuneration increases of 2.5 per cent per annum, with increases above this amount funded by realised employee-related cost savings. The Government has also implemented policies relating to better management of excess employees, a labour expense cap and more stringent controls on excessive annual leave accruals.

The benefit of these initiatives is now being realised with a significant moderation of employee expense growth from more than 6 per cent over previous years to around 3 per cent over the forward estimates. Further details on employee expenses can be found in Chapter 5 General Government Expenditures.

Revenue growth continues to remain below long-term averages and declines in the past three years have added to the need for ongoing expense restraint in this and previous Budgets. In 2012-13, revenue growth is estimated to be only 0.9 per cent largely due to slower growth in tax revenue, Commonwealth grants and royalties. Over the four years to 2016-17, annual revenue growth is expected to average just 4.5 per cent, considerably less than estimated long-run average growth of 5.6 per cent per annum.

Infrastructure Spending

The Budget funds general government infrastructure spending through the Budget Result (after adding back depreciation), debt issuance and by utilising funds available in Restart NSW. The Budget also funds infrastructure spending in non-commercial public trading enterprises, such as transport, by direct capital grants which also affect the Budget Result.

Budget Statement 2013-14	1 - 11

The State funded infrastructure program including the general government sector and public transport PTEs, and Sydney International Convention, Exhibition and Entertainment Precinct (SICEEP), increases to an average $9 billion over the four years to 2016-17, compared with an average $6.5 billion over the four years to 2012-13, an increase of around 39 per cent (see Chart 1.5).

This high level of spending reflects the Government’s commitment to transport infrastructure projects. Transport capital expenditure increases from $21.7 billion in the four years to 2012-13 to $27.9 billion in the four years to 2016-17. Commonwealth grants contribute only around 9 per cent of the funding of the State’s infrastructure program, with the Commonwealth’s contribution dropping to less than $1 billion per year by 2016-17 as shown in Table 1.4 below.

Table 1.4:	Total State Infrastructure Investment by Funding Source

	2012-13 Revised $m	2013-14 Budget $m	2014-15	2015-16	2016-17
			Forward Estimates
			$m	$m	$m
General Government incl. public transport and SICEEP	7,828	9,232	8,485	8,463	9,785
PTE excl. public transport and SICEEP	4,840	4,947	4,642	4,394	4,348
Australian Government funding	1,827	1,357	2,010	1,192	887

Total	14,487	15,528	15,128	14,040	15,011

(a)	Total state infrastructure investment may not be the sum of general government and public trading enterprise sector investment because of inter-sector purchases and minor asset acquisitions in the public financial enterprise sector.

Chart 1.5:	State-Funded General Government Infrastructure Program including Public Transport and SICEEP

1 - 12	Budget Statement 2013-14

Over the same period, Public Trading Enterprise (PTE) infrastructure investment, excluding public transport and SICEEP, will average $4.6 billion per annum, a decrease of 13 per cent compared with the four years to 2012-13. While capital expenditure in the regulated energy and water industries underpins the quality and reliability of services provided to consumers, the Government is conscious of the pressures this places on consumer prices and is ensuring that an appropriate balance is drawn between asset standards and the appropriate timing of investment.

The Traditional Net lending deficit will remain largely unchanged at around $3 billion in 2013-14 before narrowing markedly over the forward estimates years. By 2016-17, the Traditional Net lending deficit is estimated to decline to $0.5 billion (0.7 per cent of revenues), as ongoing expense measures lead to higher budget operating surpluses.

Debt

Total state net debt will be considerably lower in this Budget than in the 2012-13 Budget. The sharp reduction in net debt reflects the improvement in general government net debt and lower capital expenditure in the PTE sector.

As a ratio to Gross State Product (GSP), general government net debt will peak at 3.6 per cent of GSP in 2015-16. This is 0.5 percentage points below the previous peak of 4.1 per cent of GSP estimated in the 2012-13 Budget for years 2013-14 and 2014-15. Total State net debt will peak at 9.9 per cent of GSP in 2013-14, compared to a peak of 11.3 per cent estimated in the 2012-13 Budget.

The successfully transacted long-term leases of Port Botany and Port Kembla to the private sector reduces net debt in the medium term, providing capacity to finance infrastructure spending, including projects such as WestConnex, without incremental debt (see Box 1.3). Other asset transactions announced but not yet reflected in the financial statements in this Budget, including the sale of the electricity generator businesses will further improve the net debt position.

As part of this Budget, the Government has decided to proceed with a long term lease of Newcastle Port, subject to a scoping study, to fund priority infrastructure projects. This decision responds to the compelling market opportunity at this time to benefit from the strong demand from investors for infrastructure assets as reflected in the outcomes of the Port Botany and Port Kembla lease processes and further recycles the Government’s balance sheet to allow a focus on core areas of public service delivery.

Budget Statement 2013-14	1 - 13

Box 1.3:	Lease of Port Botany and Port Kembla

The NSW Government has successfully leased Port Botany and Port Kembla. From 31 May 2013, these ports are privately operated.

Following a six-month competitive bidding process, the 99-year leases of State-owned port assets Port Botany and Port Kembla were awarded to the NSW Ports Consortium for $5.07 billion, $4.31 billion for Port Botany and $760 million for Port Kembla.

The long-term lease of Port Kembla and Port Botany realised exceptional value for the State. Gross proceeds represented a multiple of 25 times earnings before interest tax and appreciation and amortisation (EBITDA) – the highest value multiple attributed globally to a Port asset in recent times. The successful result highlights the current high level of investor demand for high quality infrastructure assets.

The NSW Ports Consortium comprises Industry Funds Management, Australian Super, QSuper and Tawreed Investments Limited, a wholly-owned subsidiary of the Abu Dhabi Investment Authority.

Each member of NSW Ports is a highly experienced asset owner who will ensure the operational integrity of the ports and bring greater access to capital to ensure the ongoing development of the critical trade gateways of NSW.

The net proceeds of around $4.3 billion will be invested in the NSW Government’s infrastructure fund – Restart NSW – with 30 per cent of funds reserved for projects in regional areas and $100 million dedicated for infrastructure projects in the Illawarra.

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1.4 Priorities in this Budget

Improving Services

The Government is committed to investing in and improving services. The following charts demonstrate the increased spending in a number of portfolio areas:

(a)	Excluding basic community care due to the change in funding responsibilities between the Australian and NSW Governments

Budget Statement 2013-14	1 - 15

Initiatives in the Budget include spending on key Government priorities in order to improve front-line services through a number of measures, including the following:

Education

A major priority in this Budget is the implementation of National Education Reform Agreement (NERA) based on the Gonski Report (refer Box 1.4). The NSW Government has signed an agreement with the Australian Government to undertake significant reforms in the school sector, which will also deliver a substantial increase in school funding and a new model for the allocation between schools. This builds on reforms that the Government has already begun to implement. Other key education priorities include:

•	$2.3 billion on vocational education and training to improve skills and increase higher qualification levels in NSW

•	$300 million on early childhood education and care, with a focus on access to a quality early childhood education program in the year before school.

Box 1.4:	Education Reform and the National Education Reform Agreement

Reforms under the National Education Reform Agreement (NERA) will accelerate New South Wales ongoing commitment to education reform demonstrated by:

•	Local Schools, Local Decisions which gives greater flexibility to principals who under a new NSW Resource Allocation Model will manage 70 per cent of the public school education budget

•	Great Teaching, Inspired Learning which will recognise and reward teaching excellence, lift the quality of entrants into teacher education and give them better support when they begin.

The NERA supports these reforms with an additional $5 billion of funding to schools in New South Wales over the next 6 years from 2014 to 2019, of which $3.3 billion will come from the Commonwealth.

New South Wales has also secured from the Commonwealth an improved base by permanently rolling in National Partnership funding and higher indexation from 2015.

The NERA funding arrangements ensure that funding increases by a minimum of 3 per cent per student for all students, with the majority of students benefiting from a higher 4.7 per cent rate of Commonwealth indexation from 2015. The additional $5 billion of funding (above indexation) is prioritised towards students with higher needs such as socio-economic status, location, language and disability.

The following table is on a financial year basis consistent with the NSW budget. Corresponding figures for the additional $5 billion have been released elsewhere on a calendar year basis.

	2013-14	2014-15	2015-16	2016-17	Four year Total	July 17- Dec 19	Six year Total
Commonwealth (a)	50	150	250	438	888	2,384	3,271
NSW	26	80	134	237	477	1,284	1,761

Total NERA	76	230	384	675	1,365	3,668	5,032

(a)	Commonwealth funding to non-government schools does not flow through the NSW Budget.

1 - 16	Budget Statement 2013-14

The additional $1.76 billion NSW Government expenditure under NERA has been funded through:

•	Deferring IGA tax reform measures, including stamp duty on the transfer of non- property assets and business mortgages

•	Introducing a 1 per cent efficiency dividend from 2015-16

•

Further savings, some of which will flow from the Government’s Vocational Education and Training reforms, including the level of fees and subsidies which are currently being considered by Independent Pricing and Regulatory Tribunal.

The measures introduced to fund NERA are greater than the NSW’s funding commitment. The Government has indicated its preparedness to review the removal of IGA taxes when appropriate, particularly if measures are introduced to prevent the leakage of GST revenue from online imports.

Health

The Budget provides an additional $884 million to support higher levels of patient activity including more preventative health and chronic care services together with improvements in hospital access and quality of care. The Budget in 2013-14 provides for:

•	an extra 34,000 patient admissions for acute care in hospitals, including elective surgery for an extra 3,000 patients

•	an extra 69,000 emergency department attendances and

•	80 more clinical nurse/midwife educators and specialists, including 30 for palliative care.

Police and Emergency Services

The Budget provides for additional police to be employed as part of the commitment to increase the number of authorised police officers to 16,665 by August 2015. This includes additional police officers to support the Police Transport Command to improve passenger safety and security on public transport. Budget measures include:

•	$192 million over four years to employ additional police

•	$8.6 million increase in Fire and Rescue NSW capital works for the construction of new, and refurbishment of existing, fire stations and the replacement of fire appliances

•	$22 million to boost the State Emergency Service’s capacity to respond to, and mitigate damage caused by, floods and storms.

Budget Statement 2013-14	1 - 17

Supporting the Vulnerable

A key priority of this Government is to provide meaningful support and services to disadvantaged individuals, families and communities. Initiatives funded in this Budget are further steps to fulfil the goals of NSW 2021 to increase opportunities for meeting the individual needs of the most vulnerable and to assist them in realising their potential.

The implementation of the National Disability Insurance Scheme (NDIS, see Box 1.5 below) is foremost amongst those. The NDIS scheme will be launched in the Hunter region of New South Wales in July 2013 with the full scheme commencing from July 2018. The estimated cost of the full scheme in New South Wales is $6.5 billion in 2018-19. The Australian Government will contribute $3.3 billion. The Budget includes $585 million for the launch of the NDIS in the Hunter.

New South Wales signed the first Social Benefit Bond contract in March 2013 with UnitingCare Burnside and signed the second with the Benevolent Society, Commonwealth Bank of Australia and Westpac Institutional Bank in June 2013. Social Benefit Bonds allow investors to direct their funds to a social program that improves outcomes for vulnerable families, while also providing the investor with a share of anticipated savings to taxpayers (see Box 1.5).

In addition to the measures above, the Government has streamlined back offices and executive structures, providing the capacity to employ more than 4000 additional nurses, more than 500 additional teachers, and more than 350 additional police officers since coming to Government.

1 - 18	Budget Statement 2013-14

Box 1.5:	Supporting the Vulnerable

National Disability Insurance Scheme

•

The current disability system is rationed as demand is greater than available resources, and there is limited ability for people with disability to exercise choice and control over the supports they receive.

•

Under the Stronger Together program, New South Wales has been moving to individualised funding that is person-centred, allowing more choice and control over supports, but in the context of a rationed system.

•

The NDIS represents a significant reform to the way disability services will be delivered. It is a change from a system that is largely based on Government-contracted services to one based on choice and (social) insurance. Under the scheme, all eligible people with a disability will be entitled to reasonable and necessary supports they require, and will have choice about the supports they use and how to procure them.

•

The NDIS is expected to provide significant social and economic benefits. In its report, “Disability Care and Support”, July 2011, the Productivity Commission outlined benefits including: increased economic participation for people with disability and their carers; wellbeing gains to people with disability and informal carers; efficiency gains in the disability sector; and savings to other government services.

Social Benefit Bonds

•	A Social Benefit Bond (SBB) is an exciting new way to fund more and better services, and reward those who fund services by sharing in the savings from reduced disadvantage.

•

The Newpin SBB has raised $7 million from investors for UnitingCare Burnside’s New Parent and Infant Network (Newpin) program that works intensively with struggling families to keep them safely together. The outcomes for which Government will provide payments under the Newpin SBB will be the safe restoration of children in out-of-home- care to their families and the prevention of at-risk children entering out-of-home-care. The achievement of these outcomes will not only provide savings to Government but will contribute better futures for the children and families involved.

•

The Government has also entered into a contract with a consortium of The Benevolent Society, Commonwealth Bank of Australia and Westpac Institutional Bank to establish an Intensive Family Support Service (IFSS) funded by a $10 million SBB. The Benevolent Society will provide intensive, in-home practical and therapeutic support to families with at least one child aged less than 6 years, living at home, and assessed by the Department of Family and Community Services as at risk of entering out-of-home care. The aim of the IFSS is to strengthen family functioning and relationships, and ensure children’s safety and wellbeing in order to prevent children entering out-of-home-care.

•

In addition to achieving outcomes in the child protection system, these Social Benefit Bonds are expected to add to the evidence-base on how to strengthen families, increase the appetite for social finance products in the market, and improve the Government’s data and processes to realise the benefits of prevention and early intervention services.

•

The Government is working on the development of another SBB pilot to reduce adult reoffending in the criminal justice system. If a viable model can be designed for the benefit of the community, investors and Government, this pilot will also be implemented in 2013-14.

Budget Statement 2013-14	1 - 19

Infrastructure Provision and Funding

The Government released its 20-year State Infrastructure Strategy (SIS) in November 2012 and this Budget delivers the Government’s first State Infrastructure Plan (SIP) – see Budget Paper 4 for details. The SIP represents the Government’s commitment to an integrated approach to infrastructure planning and delivery, including delivery and reform priorities over the next five years.

Key programs in this Budget include:

•	Commencing delivery of WestConnex

•	Continuing Pacific Highway upgrades to complete the duplication

•	Road and water projects within the Housing Acceleration Fund

•	Remediation of congestion points including around the Port Botany and Kingsford Smith Airport precinct

•	Upgrades to facilities and equipment for NSW State Emergency Service and NSW Rural Fire Service

•	Increased funding for capital works at schools and TAFE colleges

•	Health sector capital upgrades and redevelopments valued at $4 billion over the four years of the Budget

The NSW Government can fund infrastructure in several ways. Budget surpluses can be used to fund net capital expenditure and debt can be issued. The Commonwealth also provides funds for infrastructure, but that source is becoming less stable and is diminishing (see Budget Paper No. 4). This Government has provided a further avenue of funding by creating Restart NSW, an infrastructure fund which recycles the proceeds of asset sales/leases for new infrastructure spending.

Given its commitment to deliver much-needed and overdue infrastructure, the Government remains focused on exploring innovative procurement and financing options (as discussed in Budget Paper 4, Chapter 2). The strategy has included:

•	Recycling the balance sheet, by disposing of assets that are not part of core public service delivery and for which transaction proceeds exceed retention value to the State. These include:

•

The successful long-term leases of the Sydney Desalination Plant, Port Botany and Port Kembla (see Box 1.3) and the proposed sale of the remaining electricity generation businesses, with the proceeds from these transactions, after debt retirement, being placed in the Restart NSW Infrastructure Fund.

•	The sale of seven non-essential NSW Government buildings realising $405 million after a competitive public tender.

1 - 20	Budget Statement 2013-14

•	Actively working with the private sector to tap into the potential additional funding sources, including through new Public Private Partnerships (PPPs)

•	Using the Infrastructure Financing Unit (IFU) within NSW Treasury to develop and implement innovative financing and delivery arrangements for major projects.

This Budget continues the current strategy and includes the following initiatives:

•	Completing scoping work on the potential securitisation of part of the residual government revenue stream from NSW Lotteries duty, with a decision to be made in 2013-14.

•

Using the Conditional Debt Pay Down structure implemented in the recent Sydney International Convention, Exhibition and Entertainment Precinct (SICEEP) PPP that achieves significant whole-of-life savings for the State by leveraging against the Government’s triple-A credit rating while appropriately transferring risk to the private sector.

•

Developing an innovative non-recourse debt financing structure suitable for possible funding options for motorway developments. Under this arrangement, debt raised is solely supported by tolling revenue streams and initial government contributions. This structure allows Government to progress more projects at an earlier stage while minimising the impact on its balance sheet. See Box 1.6 for further details on the funding for WestConnex.

•

The NSW Government is exploring a new innovative form of Public Private Partnership to deliver the Northern Beaches Hospital at Frenchs Forest. The State will partner with a private or non-for-profit operator to build and operate the new hospital to deliver better value for money to NSW taxpayers.

Budget Statement 2013-14	1 - 21

Box 1.6	Funding of WestConnex

The NSW Government has committed $1.8 billion from Restart NSW to fund WestConnex capital expenditure over the forward estimates. The finalised business case is due to be submitted to Government in the coming weeks.

The Government has developed an innovative reference strategy for financing WestConnex. The strategy is designed to provide a value-for-money allocation of risks between the government and private sector, minimise the impact on the State’s credit rating and maximise the benefit from the Government’s investment.

The reference strategy is a significant advance on the motorway financing structures previously utilised in Australia. It draws on successful international precedents, particularly from the United States, such as the Bay Area Toll Authority in San Francisco. The reference strategy is designed to effectively raise private capital in the current global economic environment.

The strategy involves the Government funding construction of the initial sections of the motorway using the $1.8 billion of funding committed from Restart NSW and funding as available from the Commonwealth. This initial Government funding would be structured as an equity investment rather than a capital grant. Ahead of finalising the business case, $1.8 billion has been allocated in the 2013-14 Budget to general government capital spending with an estimated profile as per Box 1.1 of Chapter 1, Budget Paper No. 4.

Under the strategy, private sector capital would then be raised against tolls to finance the next phase of motorway construction.

Raising private capital once traffic volumes are known can significantly reduce traffic forecasting risk. In turn this would reduce the required rate of return for private investors and lenders, and so lower the project’s cost of capital or enable additional capital to be raised.

WestConnex Indicative Financing Structure

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Key benefits include:

•	the government can recycle the capital from its initial investment – being a fraction of the total project cost – to fund construction of the various sections of WestConnex over time

•	private capital can be raised more readily and potentially cost-effectively using known traffic volumes

•	private sector debt can be raised as non-recourse to the State and so reduce pressure on State credit rating metrics

•

the creation of an investment with revenues that are inflation-linked and grow in line with economic activity – which would be attractive to superannuation funds and specialist infrastructure investors

The earlier that any Commonwealth funding is provided, the earlier the entire project can be completed.

The Government will engage with the private sector on the reference financing strategy and potential alternatives to ensure value-for-money financing of WestConnex.

Housing Acceleration Fund

In the 2012-13 Budget, the Government recognised the importance of boosting housing supply for the New South Wales economy by delivering the Building the State package, consisting of targeted support for new dwellings, funding for infrastructure to deliver new houses and incentives for local infrastructure.

The Housing Acceleration Fund (HAF) Round 1 delivered $181 million for infrastructure to unlock new housing. In this Budget, the Government has funded HAF Round 2 to support the delivery of over 42,900 homes, unlock employment lands and provide further local government infrastructure. Further information can be found in Box 1.7.

Budget Statement 2013-14	1 - 23

Box 1.7:	Delivery of Building the State

The Building the State package was announced in the 2012-13 Budget with measures and funding to accelerate the release of up to 76,000 new housing lots, remove blockages in the development approval process, better target incentives to boost housing construction and implement the most generous first homebuyer scheme in the country for new homes.

Housing supply in New South Wales improving

After an extended period during which residential building approvals were significantly below their long-run average levels, levels are now more than 15 per cent above the decade average, with multi-unit approvals driving most of the improvement.

The Government’s Building the State package is contributing to this growth, as current private sector building approvals have increased to an annualised level of around 40,000. The level of approvals in April 2013 is 83 per cent above the low of 21,800 in February 2009.

Chart 1.6:	NSW Building Approvals – private total annualised

Source: ABS Catalogue 8731 Building Approvals

Continued Homebuyer Support

In the 2012-13 Budget, the Government more than doubled the First Home Owner Grant for new homes and aligned the threshold for grants and stamp duty concessions to $650,000. This has provided a significant boost to the housing construction industry and over the first four months of calendar 2013, the number of First Home Owner Grants for new homes was more than 60 per cent higher than a year earlier.

To maintain the momentum of this initiative, the Government has decided that the benefits of up to $35,240 for first home buyers of new homes will be extended for a further two years until 1 January 2016.

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Chart 1.7:	Numbers and Proportion of First Home Buyers purchasing a new home

Source: Office of State Revenue and ABS Catalogue 5609.0 Housing Finance, Australia

Housing Acceleration Fund Round 2 (HAF2)

In May 2013, the NSW Government announced the sale of seven non-essential NSW Government buildings. Proceeds of around $405 million were realised after a competitive public tender.

From these sales, $302 million has been allocated to fund essential infrastructure to increase the availability of new housing lots and facilitate employment in key areas through the HAF2 Fund. This allocation includes:

•	$99 million to fund interim arrangements for section 94 local government contributions that will support housing developments.

•	$70 million towards upgrades to Old Wallgrove Road to support up to 1,200 hectares of land for jobs in the Western Sydney Employment Area.

•

$141.5 million towards priority infrastructure projects supporting over 42,900 new homes, as outlined in the table below. Together with HAF1 funding, this will help to deliver almost 120,000 new homes across the state.

Table 1.5:	Housing Acceleration Fund 2 projects

Location	Project Type
North Kellyville	electrical distribution
Green Square – O’Riordan Street realignment works	road
Schofields Road upgrade – Tallawong Road to Junction Road	road
Richmond Road – Grange Avenue to Garfield Road	road
Richmond Road – North of Garfield Road	road
Riverstone Wastewater lead-ins	wastewater
Farley Regional Wastewater upgrades	wastewater
Lochinvar Water Project	water
Lochinvar Wastewater network upgrades	water
Lochinvar New England Highway Intersection upgrade	road
Green Square Town Centre Flood Risk Management (a)	stormwater

Note:	The specific funding allocated to each individual project is not being released for commercial reasons.
(a)	The Government is contributing to the funding of this project with other parties.

Budget Statement 2013-14	1 - 25

More Resources to reform the Planning System

A total of $20.9 million, including $19.9 million in additional funding, has been allocated to the Department of Planning and Infrastructure in 2013-14 to implement the new Planning System for New South Wales following the White Paper release on 16 April 2013. This will be used to finalise the reform program and accompanying legislation following community and stakeholder feedback, as well as implement priority areas identified for immediate action.

A key focus of the reforms is to facilitate housing supply in the right locations. This will be achieved through improved upfront strategic planning that will provide certainty to the community and industry about where housing development can and cannot proceed. Housing supply will also be enhanced through better integrating infrastructure with housing growth, achieved through implementation of a suite of new Growth Infrastructure Plans.

Supporting Business

Recognising the crucial role of business in driving economic growth, the Government is committed to assisting small businesses to overcome impediments that limit their expansion and positive flow-on effects to employment and economic growth. The priorities for supporting businesses in this Budget include the following measures:

•

An increase in the payroll tax threshold to $750,000 from $689,000 on 1 July 2013 after which indexation will not continue. This will remove over 1,300 businesses from payroll tax liabilities in 2013-14 and ease the payroll tax burden for all other businesses.

•

The Jobs Action Plan payroll tax rebate, introduced from 1 July 2011, will increase from $4,000 per new employee to $5,000 per new employee from 1 July 2013 and be extended for two further years to 30 June 2015 while the original 100,000 cap will be removed.

•

The WorkCover legislation amended in June 2012 has saved businesses from having to pay significant rises in business premiums in order to have the scheme fully funded. The scheme is now focused on properly meeting the needs of the most seriously injured workers and incentivising return-to-work for workers with the capacity to do so. The Government is also taking steps to have insurers direct more resources to support injured workers and to improve return-to-work outcomes while reducing the costs of insurers.

•	Continued funding support for the Small Business Commissioner to assist in dispute resolution and minimising State and local government administrative burdens.

•	The establishment of almost 60 Small Biz Connect experts across NSW providing expert business advisory services.

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Lowering the Cost of Living

One of the NSW 2021 targets is to reduce pressure on the cost of living, in particular through moderating energy costs.

Energy Costs

The Government is continuing to implement reforms in the energy sector to deliver operating and capital efficiencies which can relieve cost of living pressures on energy users in New South Wales.

The integration of the three State-owned electricity distributors is estimated to deliver savings of $600 million in operational expenses and $1.9 billion in capital savings over the five years to 2015-16. Pay increases for employees within these businesses will also be subject to the Government’s wages policy. These measures will help moderate growth in the network component of electricity prices over the Budget and forward estimates period.

In addition, approximately $370 million of dividends expected to be paid by electricity distributors from 2014-15 to 2016-17 will go towards reducing electricity bills for those households eligible to receive Low Income Household and/or Family Energy rebates.

Other Measures

The Government has also worked to bring down the cost of housing by increasing housing supply, streamlining development assessments and introducing electronic conveyancing.

For motorists, the Government recently announced changes to the Compulsory Third Party insurance scheme that will reduce premiums by up to 15 per cent.

1.5 Impact of Budget on Long-term Fiscal Gap

The Fiscal Responsibility Act 2012 requires the Government to assess the long-term fiscal gaps in the NSW general government sector every five years and to report the impact of new measures on the fiscal gap in the annual budget.

The fiscal gap is the change in the general government sector primary balance as a share of GSP, over the period from 2009-10 to 2050-51. The primary balance is revenues less expenditures, including net capital expenditure but excluding interest transactions.

The first five yearly update was presented in the 2011-12 Budget Paper No. 6 Long-Term Fiscal Pressures Report. The report found that pressures from ageing and other growth factors would result in a fiscal gap of 2.8 per cent of gross state product (GSP) by 2050-51 based on the 2010-11 Budget. This is equivalent to $12.3 billion in 2010-11 dollars, or about 20 per cent of total budget revenues.

Budget Statement 2013-14	1 - 27

The requirement to annually report the long-term fiscal impact of expenditure and revenue measures considerably increases budget transparency. This is because in addition to the usual reporting on the immediate effects of policy initiatives, the Government is required to provide an assessment as to whether policy changes will widen or narrow the fiscal gap.

Measures and parameter changes in the 2011-12 and 2012-13 Budgets reduced the fiscal gap to 1.8 per cent of GSP. In this Budget, the fiscal gap has been reduced by a further 0.3 percentage points to 1.5 per cent. From the 2011-12 Budget update, the fiscal gap has almost halved.

An update of demographic, economic and revenue parameters for the 2013-14 Budget increased the fiscal gap by 0.15 percentage points to 1.97 per cent of GSP. The primary cause of the increase was lower than expected revenue growth which was partially offset by improved demographics driven by an upward revision in NSW births.

Expense measures since the 2012-13 Budget are partially offset by the extension of efficiency dividends to 2015-16 and 2016-17. The net impact is an increase in the fiscal gap of 0.06 percentage points. The balance of revenue and expense measures associated with the National Education Reform Agreement are expected to increase the fiscal gap by a further 0.12 percentage points.

Budget revenue measures are expected to reduce the fiscal gap by 0.14 percentage points primarily as a result of the changed indexation arrangements for the payroll tax threshold. The agreement to transfer significant responsibility for disability care to the Commonwealth, under the National Disability Insurance Scheme, is expected to result in a further reduction in the fiscal gap of 0.37 percentage points.

In calculating the impact of changes to capital expenditure since the 2012-13 Budget the Restart NSW projects, including WestConnex, have been excluded as these are funded from asset sale proceeds and therefore represent a reallocation of capital rather than additional spending per se. Excluding Restart NSW projects, changes to general government capital expenditure reduces the fiscal gap by 0.10 percentage points.

The overall impact of revenue and expenditure measures since the 2012-13 Budget is to reduce the fiscal gap by 0.17 percentage points. Agreements with the Australian Government reduce the gap by a further 0.25 percentage points. The combined impact of revenue and expenditure measures, agreements and parameters is to decrease the fiscal gap by 0.27 percentage points which, after rounding, results in a revised fiscal gap of 1.5 per cent of GSP by 2050-51.

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Chart 1.8:	Changes in the fiscal gap since the 2012-13 Budget

Budget Statement 2013-14	1 - 29

Table 1.6:	Key Fiscal Indicators NSW 2003-04 to 2016-17 (per cent)

	2003-04 Actual	2004-05 Actual	2005-06 Actual	2006-07 Actual	2007-08 Actual	2008-09 Actual	2009-10 Actual	2010-11 Actual	2011-12 Actual	2012-13 Estimate	2013-14 Estimate	2014-15 Estimate	2015-16 Estimate	2016-17 Estimate
General Government Sector
Revenue/GSP	12.6	12.4	12.9	12.8	12.7	12.7	13.8	13.1	13.0	12.7	12.6	12.6	12.5	12.3
Revenue Growth - Nominal	4.4	3.8	9.1	4.9	6.1	4.7	13.4	1.5	3.3	0.9	5.0	5.0	4.4	3.5
Revenue Growth - Real(a)	2.6	(2.0)	(1.1)	6.0	0.4	(8.5)	5.9	0.5	(0.4)	5.6	5.3	4.5	4.0	3.7
Tax Revenue/GSP	5.0	4.9	4.8	5.0	5.0	4.6	4.7	4.7	4.5	4.6	4.7	4.8	4.8	4.9
Tax Revenue Growth - Nominal	6.2	1.9	3.9	11.3	4.8	(3.6)	7.0	6.6	1.3	5.4	7.7	6.2	6.4	6.0
Tax Revenue Growth - Real(a)	2.6	(2.0)	(1.1)	6.0	0.4	(8.5)	5.9	0.5	(0.4)	5.6	5.3	4.5	4.0	3.7
GG Expenses/GSP(f)	12.2	12.4	12.3	12.5	12.4	12.9	13.5	12.8	12.8	12.7	12.7	12.5	12.3	12.0
Expenses Growth - Nominal(f)	6.4	6.4	4.8	7.9	6.0	8.7	9.6	0.8	4.6	2.7	4.9	3.2	3.7	3.2
Expenses Growth - Real(a)(f)	2.8	2.4	(0.3)	2.8	1.4	3.2	8.6	(5.0)	2.8	2.9	2.6	1.5	1.4	0.9
Net Operating Result/GSP(f)	0.4	0.1	0.6	0.2	0.2	(0.2)	0.2	0.3	0.1	(0.1)	(0.1)	0.2	0.2	0.3
Net Operating Result /Revenue(f)	3.1	0.6	4.5	1.8	1.9	(1.8)	1.7	2.3	1.1	(0.6)	(0.5)	1.3	1.9	2.1
Gross Capital Expenditure/GSP	1.1	1.1	1.2	1.2	1.3	1.3	1.8	1.6	1.3	1.7	1.8	1.9	1.6	1.5
Net Lending/GSP(f)	0.0	(0.2)	0.1	(0.3)	(0.3)	(0.8)	(0.7)	(0.7)	(0.4)	(0.6)	(0.6)	(0.5)	(0.2)	(0.1)
Net Lending/Revenue(f)	0.1	(1.7)	1.0	(2.3)	(2.2)	(6.5)	(4.8)	(5.1)	(3.5)	(5.0)	(4.7)	(3.7)	(1.7)	(0.7)
Net Debt/GSP(b)	1.0	0.9	0.4	1.0	1.5	2.1	2.2	1.8	3.1	2.8	3.2	3.5	3.6	3.5
Net Debt/Revenue(b)	7.9	7.2	3.5	8.2	11.9	16.4	16.3	13.9	23.9	21.9	25.1	27.7	29.0	28.6
Interest/Revenue	2.1	3.0	2.8	2.8	2.8	3.0	3.0	3.3	3.5	3.8	3.6	3.7	3.8	3.8
Net Financial Liabilities/GSP	8.4	10.0	8.3	7.3	8.1	12.3	12.7	11.4	16.0	14.7	13.6	12.2	11.1	10.4
Net Financial Liabilities/Revenue	66.6	80.2	64.6	57.5	64.0	97.0	92.6	86.9	123.0	116.2	107.8	96.8	89.1	84.2
Total State Sector
Net Operating Result/GSP(f)	0.4	0.1	0.8	0.9	0.6	0.1	0.9	0.3	0.4	0.3	0.1	0.4	0.3	0.4
Net Operating Result /Revenue(f)	2.7	0.7	4.9	5.8	3.6	0.8	5.8	1.7	2.3	1.9	0.8	2.5	2.3	3.0
Gross Capital Expenditure/GSP	2.3	2.2	2.5	2.8	3.0	3.4	4.0	3.4	2.9	3.1	3.1	2.9	2.6	2.6
Net Lending/GSP(f)	(0.3)	(0.7)	(0.4)	(0.5)	(1.0)	(1.9)	(1.5)	(1.5)	(1.1)	(1.2)	(1.3)	(1.0)	(0.7)	(0.8)
Net Lending/Revenue(f)	(2.1)	(4.5)	(2.3)	(3.4)	(6.5)	(12.0)	(9.2)	(9.4)	(7.3)	(7.6)	(8.9)	(6.6)	(4.9)	(5.3)
Net Debt/GSP(b)	5.2	5.3	4.7	5.7	5.8	7.5	8.1	7.4	9.6	9.4	9.9	9.8	9.6	9.5
Net Debt/Revenue(b)	33.0	34.3	29.8	36.5	37.1	48.6	50.8	47.3	61.4	61.3	65.3	64.9	64.8	65.4
Interest/Revenue	3.6	4.4	4.2	3.7	4.9	5.2	5.4	6.1	5.9	6.0	6.0	6.2	6.4	6.5
Net Financial Liabilities/GSP	14.4	17.3	15.3	14.5	15.2	20.5	21.8	20.0	25.8	24.6	23.3	21.1	19.6	18.8
Net Financial Liabilities/Revenue	92.3	112.3	97.4	92.9	97.2	132.6	136.0	127.0	164.6	159.8	153.4	140.6	132.8	129.3
Credit Metrics
Gross Debt/Receipts(c)	51.4	53.3	51.5	58.3	54.8	62.4	62.4	72.7	76.2	84.3	87.4	92.0	93.6	95.6
Gross Interest Paid/Receipts(d)	3.3	3.3	3.3	3.3	3.3	3.3	3.5	3.9	4.3	4.5	4.6	4.7	4.9	5.0

Non-Commercial Gross Debt/ Gen. Govt. Revenues(e)	46.8	50.6	39.6	40.9	44.5	56.1	58.1	59.3	66.9	72.8	73.3	75.9	74.9	75.6

(a)	Deflated using the gross non-farm product deflator
(b)	Net debt excludes the impacts of prepayment/deferral of superannuation contributions.
(c)	Gross debt as ratio to operating receipts in non-financial public sector
(d)	Interest Paid as a ratio to total operating receipts in non-financial public sector
(e)	Total state gross non-commercial debt as ratio to general government revenues
(f)	Adjusted to exclude the impact of the amended AASB119 from 2013-14 for estimating superannuation interest expense

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Table 1.7:	Key Fiscal Indicators NSW 2003-04 to 2016-17 ($million)

	2003-04 Actual	2004-05 Actual	2005-06 Actual	2006-07 Actual	2007-08 Actual	2008-09 Actual	2009-10 Actual	2010-11 Actual	2011-12 Actual	2012-13 Estimate	2013-14 Estimate	2014-15 Estimate	2015-16 Estimate	2016-17 Estimate
General Government Sector
Total Revenue	37,657	39,085	42,634	44,705	47,449	49,684	56,344	57,168	59,054	59,599	62,574	65,731	68,615	71,001
Tax Revenue	15,018	15,300	15,902	17,697	18,554	17,885	19,129	20,395	20,660	21,783	23,455	24,917	26,510	28,111
Total Expenses(b)	36,502	38,844	40,706	43,910	46,524	50,554	55,409	55,829	58,394	59,973	62,901	64,903	67,311	69,475
Net Operating Result(b)	1,155	241	1,928	795	925	(870)	935	1,339	660	(374)	(329)	829	1,305	1,526
Gross Capital Expenditure	3,332	3,343	3,949	4,295	4,689	5,264	7,286	7,046	5,880	8,009	9,085	9,753	8,627	8,584
Net Lending/(Borrowing)(b)	44	(660)	431	(1,049)	(1,024)	(3,237)	(2,692)	(2,911)	(2,043)	(2,970)	(2,966)	(2,411)	(1,163)	(463)
Net Debt	2,970	2,826	1,483	3,645	5,663	8,170	9,161	7,960	14,127	13,032	15,720	18,199	19,873	20,323
Interest Expenses	789	1,190	1,184	1,257	1,320	1,488	1,674	1,877	2,082	2,249	2,246	2,462	2,624	2,692
Net Financial Liabilities	25,072	31,363	27,526	25,685	30,361	48,213	52,170	49,698	72,624	69,228	67,463	63,659	61,153	59,777

Total State Sector (a)
Total Revenue	46,492	48,546	52,029	54,807	58,761	60,550	65,658	68,613	71,235	72,535	75,089	78,310	81,000	84,076
Total Expenses(b)	45,232	48,197	49,486	51,606	56,659	60,480	62,906	67,916	69,675	71,152	74,460	76,320	79,099	81,531
Net Operating Result(b)	1,260	348	2,543	3,201	2,102	473	3,796	1,195	1,663	1,383	629	1,990	1,901	2,545
Gross Capital Expenditure	6,708	6,986	8,378	9,805	11,216	13,276	16,347	14,869	13,076	14,492	15,536	15,132	14,044	15,015
Net Lending/(Borrowing)(b)(c)	(986)	(2,165)	(1,186)	(1,877)	(3,847)	(7,273)	(6,030)	(6,432)	(5,174)	(5,502)	(6,652)	(5,172)	(3,970)	(4,421)
Net Debt	15,357	16,660	15,518	19,982	21,774	29,437	33,345	32,426	43,740	44,437	49,066	50,800	52,490	55,020
Interest Expenses	1,675	2,143	2,210	2,008	2,863	3,172	3,534	4,200	4,210	4,342	4,533	4,875	5,190	5,451
Net Financial Liabilities	42,891	54,499	50,661	50,920	57,099	80,316	89,298	87,150	117,279	115,930	115,208	110,110	107,583	108,685
Gross State Product (current prices)	298,014	314,326	330,369	350,591	374,816	391,662	409,199	435,547	455,275	470,504	494,825	520,897	548,467	577,454

(a)	Includes Public Financial Enterprises sector and therefore differs from the Non-Financial Public Sector estimates shown in Chapter 10
(b)	Adjusted to exclude the impact of the amended AASB119 from 2013-14 for estimating superannuation interest expense
(c)	Includes transactions from discontinuing operations

Budget Statement 2013-14	1 - 31

1.6 Performance and Reporting Under Fiscal Responsibility Act

The Fiscal Responsibility Act 2012 (the Act) requires the Budget to include a fiscal strategy statement (refer section 1.2); a report on performance against the Act’s object, targets and principles; an explanation of any departures from the object, targets or principles along with a plan to restore compliance; and an assessment of the impact of Budget measures on the long-term fiscal gap. Every five years commencing 2016-17 the Budget is to include an updated Long Term Fiscal Pressures Report and reassessment of the long-term fiscal gap.

These tables report on the object, targets and principles of the Act as required by legislation.

Object	Status
The object of the FRA is to maintain the State’s triple-A credit rating.	This object was met in 2012-13 with triple-A ratings obtained from all three major international credit rating agencies.

Targets	Status
Hold expense growth below long-run revenue growth	The historical long-term average annual revenue growth rate was estimated at 5.6 per cent in the 2011-12 Long Term Fiscal Pressures Report (refer to page 4-9 in that report).

Over the four years of the 2013-14 Budget, Traditional expense growth is projected to average 3.7 per cent per annum – or about 1.9 percentage points below target.

Eliminate the State’s unfunded superannuation liabilities by 2030	The triennial actuarial review of superannuation liabilities was completed in 2012. Based on the current Crown funding plan, the review concluded that liabilities were on track to be fully funded by 2030 in line with the target. With the high rate of earnings forecast for 2012-13, agencies in the PTE sector are now largely fully funded. Further discussion on unfunded superannuation liabilities can be found in Chapter 8 Liability and Asset Management.

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Principles	Status
Responsible and sustainable spending, taxation and infrastructure investment	The 2013-14 Budget continues to deliver historically low average expense growth over the Budget and forward estimates that is below average revenue growth and considerably below long-run average revenue growth. These outcomes will deliver significant budget surpluses that can fund the Government’s large and better directed infrastructure spending in a sustainable way. Taxation policies remain stable and predictable.

Effective financial and asset management	Since coming to office one of the key objectives of the Government has been to improve financial and asset management of the State. A significant program of reform, initially informed by Commission of Audit reviews of the State’s finances and public sector management has seen the delivery of:

• heightened accountability of Ministers and agency CEOs in maintaining their expenses to budget

• expense growth brought under control

• private sector provision of public services and introduction of contestability in the delivery of services

• infrastructure priorities being determined on the basis of the best economic and social outcomes through Infrastructure NSW

• better use of existing infrastructure

• divestment of assets that are not core to the delivery of public services and the sale of surplus property assets.

Achieving intergenerational equity	Lowering total state net debt, as delivered in this Budget, will assist in future generations bearing less of the burden of today’s expenditure decisions.

Another way to consider the effects of Government policies on intergenerational equity is by measuring the change in the long term fiscal gap from one Budget to the next. The long term fiscal gap is the change in the primary balance of the general government sector as a share of gross state product (GSP) from 2009-10 to 2050-51.

In all these respects, therefore, performance in 2012-13 and the strategy and measures in this Budget comply with the requirements of the FRA. There are no departures from the object, target and principles in this Budget.

Budget Statement 2013-14	1 - 33

Chapter 2:	The Economy

•

The global economic outlook has been revised lower since the Half-Yearly Review, but growth is expected to gradually improve over the next eighteen months. Risks to the global economic outlook remain significant, albeit less tilted to the downside than in 2012, with a number of short term risks avoided. While there has been some improvement in global financial market conditions and confidence, the global outlook remains fragile.

•

Growth in the national economy has also been revised down slightly in 2013-14 as it transitions away from mining investment and towards exports and domestic non-mining sectors as the primary growth drivers. The timing of this transition is a key uncertainty in the economic outlook. Nevertheless, growth is forecast to return to trend by 2014-15.

•

Despite modest downward revisions to the global and Australian economic outlooks, the NSW economic outlook remains broadly in line with the Half-Yearly Review, with growth returning to trend in 2013-14 and remaining there in 2014-15. Employment growth is forecast to be around trend and the unemployment rate is expected to remain low, at around 5 1/2 per cent.

•

For 2012-13, NSW real economic growth has been revised up by  1/2 of a percentage point to 2 1/2 per cent, due to stronger than expected growth in household consumption, engineering construction (mining related), net exports and non-residential building. However, nominal economic growth has been revised down by  3/4 of a percentage point in 2012-13. This reflects a larger than expected fall in the terms of trade and softer domestic price growth. Household income growth has also been revised down, in line with weaker employee wages growth and slower growth in the wages and profits of unincorporated businesses.

•

Looking ahead, given that New South Wales has a diversified industry structure, the State should face a less difficult transition over the forecast period than the national economy. Low interest rates are expected to underpin solid household consumption growth, strong dwelling investment growth, and a gradual improvement in non-mining- related business investment growth. A modest depreciation of the Australian dollar, an improving global economy, and ongoing demand from resource-intensive states, are also expected to assist in this transition.

Budget Statement 2013-14	2 - 1

2.1 Introduction

The 2013-14 Budget provides detailed forecasts for the Budget year and 2014-15, while projections are made for 2015-16 and 2016-17 based on past and prospective medium term trends in the economy.1 Economic forecasts and projections affect state revenue more significantly than they affect expenses. In particular, GST, property transfer duty, mining royalties and payroll tax are sensitive to developments in the international and domestic economies.

Despite short-term prospects for the world and national economies having been revised down, the outlook for the NSW economy remains broadly in line with the Half-Yearly Review. The NSW economy is expected to return to trend growth in 2013-14 and remain there in 2014-15, reflecting an improving global economy and stimulatory monetary policy settings.

Table 2.1 sets out the forecasts for the major NSW economic aggregates for the period 2012-13 to 2014-15. Section 2.2 discusses the global and national backdrop to the NSW economic outlook which is covered in detail in Section 2.3.

Table 2.1:	Economic Performance and Outlook(a)

	2011-12 Outcomes	2012-13 Forecasts	2013-14 Forecasts	2014-15 Forecasts

New South Wales
Real state final demand	2.1	2 1/4	3	3
Real gross state product	2.4	2 1/2	2 3/4	2 3/4
Employment	0.7	1 1/2	1 1/4	1 1/4
Unemployment rate (b)	5.2	5 1/4	5 1/2	5 1/2
Sydney CPI (c)	2.5	2 1/2	2	2 1/2
- through the year to June quarter (c)	1.3	2 1/2	2 1/2	2 1/2
Wage price index	3.6	3 1/4	3 1/4	3 1/2
Nominal gross state product	4.5	3 1/4	5 1/4	5 1/4

(a)	Per cent change, year average, unless otherwise indicated
(b)	Year average, per cent
(c)	2012-13 forecasts include the 3/4 percentage point impact of the introduction of the carbon tax

Source: ABS 5206.0, 5220.0, 6202.0, 6401.0, 6345.0 and Treasury.

[1]

Economic forecasts are based on data available at May 2013, which includes results to June 2012 for Gross State Product, to the December quarter 2012 for State Final Demand, to the March quarter 2013 for the Wage Price Index and Consumer Price Index, to the September quarter 2012 for population, and to April 2013 for the labour force.

2 - 2	Budget Statement 2013-14

2.2 Global and National Economic Outlook

World Economy

Global growth slowed in 2012 amidst an intensification of the European banking and sovereign debt crisis, concerns over potentially sharp fiscal consolidation in the United States, and risks surrounding a ‘hard landing’ in China. Growth has stabilised after hitting a trough in mid-2012 and leading indicators mostly point to a gradual acceleration of global activity going forward, despite some weakness in the March quarter 2013.

The International Monetary Fund (IMF) expects global growth to pick-up gradually to 3 1/4 per cent in 2013. Growth is then expected to lift to a slightly above trend rate of 4 per cent in 2014. This represents a modest downward revision of global growth compared with that underpinning the Half-Yearly Review. The downward revision reflects an increase in fiscal consolidation measures in the United States and a longer than expected lag between improved financial conditions and economic activity in the Euro zone.

Australia’s major trading partner growth is expected to improve over the forecast period and be at, or slightly above, its long run average.

Table 2.2:	World Economic Prospects

Per cent change in real GDP, by calendar year

	2012 Actual	2013 Forecast	2014 Forecast	2015 Forecast

United States	2.2	1 3/4	3	3 1/2
Euro zone	-0.6	- 1/4	1	1 1/2
Japan	2.0	1 1/2	1 1/2	1
Korea	2.0	2 3/4	4	4
China	7.8	8	8 1/4	8 1/2
India	4.0	5 3/4	6 1/4	6 3/4
World Output	3.2	3 1/4	4	4 1/4
Major Trading Partners - Australia	4.0	4 1/4	4 3/4	4 3/4

Note: Major Trading Partners growth rates are calculated using national merchandise export weights of Australia’s top 26 export destinations.

Source: IMF World Economic Outlook April 2013 and Treasury.

The Euro zone remains in recession with weakness in periphery economies spilling over to core economies. Policy actions in the Euro zone, particularly by the European Central Bank (ECB), alleviated mounting concerns surrounding a Euro zone breakup and have reduced financial market strains since late-2012. However, renewed financial market confidence has not been followed by improved economic activity as high unemployment and weak public and private balance sheets continue to weigh on growth.

Budget Statement 2013-14	2 - 3

Looking forward, the IMF forecasts the Euro zone to remain in recession in 2013, before economic activity begins to improve gradually as fiscal consolidation eases. The recent crisis in Cyprus has not had a lingering impact on financial market confidence, but it does highlight the likelihood that the economic recovery will be bumpy and vulnerable to further adverse shocks.

In the United States, output continues to grow at a modest pace, with strengthening private demand, and the labour market has improved somewhat. This is notwithstanding the impact of greater than expected fiscal consolidation in early 2013. The IMF forecasts economic activity to pick up towards the end of 2013 and accelerate through 2014, as fiscal tightening is eased and private demand continues to recover.

Economic growth in China has stabilised at a pace that is below its decade average, but which appears to be more sustainable. In Japan, new fiscal and monetary stimulus has been announced to boost growth and raise the rate of inflation. Combined with the recent depreciation of the Japanese yen, this is expected to drive a rebound in growth in the near-term.

Activity in the rest of East Asia has stabilised following a slowdown in 2012, particularly in economies that are trade dependent. Looking ahead, activity is expected to pick-up as global growth improves, boosting export demand.

Risks to the global economic outlook appear less tilted to the downside than in 2012, with a number of short term risks avoided due to policy actions in the Euro zone and in the United States, and a stabilisation of growth in China.

In particular, policy measures implemented by the ECB have seen financial markets improve and yields decline on Euro zone government bonds. Additionally, some progress has been achieved by national governments towards structural adjustment and a start has been made on improving the architecture of the monetary union. In the United States, a partial solution to the ‘fiscal cliff’ prevented a sharp slowdown in early 2013. However, automatic spending cuts, known as the sequester, will be a drag on economic growth, as will any additional austerity measures that result from future debt ceiling negotiations.

Nevertheless, significant downside risks remain, both in the short term and in the medium term. In the Euro zone, banking and fiscal problems could intensify and spread, while resistance to harsh austerity measures (particularly from new governments in France and Italy) could result in a broad slowing of policy momentum. Closer to home, uncertainty surrounds the impact on Asian economies of the recent depreciation of the Japanese yen, which is being driven by record stimulatory policies from the Bank of Japan. China, on the other hand, has to balance strong domestic demand growth with policies aimed at minimizing asset bubbles that may arise from accelerated credit growth.

2 - 4	Budget Statement 2013-14

While there are concerns that near term fiscal consolidation in some countries may slow growth substantially, a key risk to the longer-term global outlook would be a lack of comprehensive medium-term fiscal consolidation plans in Japan and the United States.

Australian Economy

Growth in the national economy slowed slightly in the second half of 2012 and momentum appears to have remained sluggish in early 2013, despite retail sales recovering and employment growth improving. The Australian dollar has remained relatively high, despite the lower terms of trade and further interest rate cuts by the Reserve Bank of Australia (RBA), and has restrained the non-mining trade exposed sectors of the economy.

After declining sharply through 2012, Australia’s terms of trade are estimated to have picked-up in the first half of 2013, reflecting the rebound in commodity prices in late 2012 and early 2013. Going forward, the terms of trade are expected to decline gradually as the increase in global supply of non-rural commodities, including from Australia, outpaces global demand. Nevertheless, strong demand from Australia’s major trading partners in Asia is expected to support high non-rural commodity export prices.

The Australian economy has begun transitioning away from mining investment as the main driver of growth, and towards exports and domestic non-mining sectors as the primary growth drivers. However, this transition is unlikely to be smooth and there are uncertainties surrounding the profile for mining investment and the timing and pace of recovery in non-mining-related business investment. Providing support for the transition will be low interest rates, a modest depreciation of the Australian dollar, and an improving global economy.

The outlook for growth in the national economy has been revised down to slightly below trend in 2013-14, largely reflecting a weaker outlook for mining investment (with a greater impact in resource-intensive states than in New South Wales) and non-mining-related business investment. Growth is then expected to increase to a trend rate in 2014-15 as strong growth in net exports and dwelling investment, along with solid household consumption growth and improving non-mining-related business investment growth, more than offset a slowdown in mining investment and fiscal consolidation.

Despite slower near-term economic growth, the overall outlook for the economy remains positive, underpinned by solid major trading partner growth, increased mining capacity coming online, and a large pipeline of committed mining investment that is expected to result in business investment plateauing, rather than declining sharply, over the forecast period.

Population growth has picked up, driven by higher levels of immigration, and is expected to improve gradually over the forecast period. This will provide a fillip to economic growth, supporting growth in consumption, dwelling investment and employment.

Budget Statement 2013-14	2 - 5

2.3 New South Wales Economic Outlook

Recent Developments and Prospects

For 2012-13, real economic growth has been revised up by  1/2 of a percentage point to 2 1/2 per cent, due to stronger than expected growth in household consumption, engineering construction (mining related), net exports and non-residential building. Employment growth has been revised up by  3/4 of a percentage point to 1 1/2 per cent.

A pick-up in net exports of goods, driven by coal export volumes in the second half of 2012, more than offset an easing in NSW domestic demand. In addition, employment growth was stronger than expected. Momentum appears to have lifted slightly in early 2013, as household consumption picked-up and employment growth accelerated.

Interest rate sensitive sectors of the economy have started to improve, as evident in partial indicators such as retail sales, investor housing finance and dwelling approvals. Growth in these indicators for New South Wales has generally outperformed national growth recently, in part reflecting the greater sensitivity of NSW households to interest rates. Employment growth in New South Wales has also been stronger than it has been nationally through 2012-13 to date.

However, nominal economic growth has been revised down by  3/4 of a percentage point in 2012-13. This reflects a larger than expected fall in the terms of trade and softer domestic price growth, which is more than offsetting higher real economic growth. The relatively high exchange rate and competitive pressures, particularly in the trade exposed sectors of the NSW economy, have weighed on growth in domestic prices and profits. Household income growth has also been revised down, in line with weaker employee wages growth, and slower growth in the wages and profits of unincorporated businesses.

Overall, in 2012-13, economic growth is estimated to remain slightly below trend, similar to 2011-12, and labour market conditions have improved.

Looking ahead, several factors are expected to underpin the NSW economy returning to trend growth over the next two years.

•

Low interest rates are expected to support solid household consumption growth, strong dwelling investment growth, and a gradual improvement in non-mining-related business investment growth. The NSW economy is expected to continue to benefit more than the national economy from low interest rates, reflecting the greater sensitivity of NSW households to interest rates.

•	Increasing population growth, driven by higher levels of immigration, is expected to provide a boost to economic growth.

2 - 6	Budget Statement 2013-14

•

NSW dwelling investment is expected to be supported by solid fundamentals (including strong rental price growth, a low rental vacancy rate, improving population growth and solid household income growth) as well as an undersupply of housing, which appears to be more severe than it is at the national level. This undersupply partly reflects New South Wales being at a different stage of the housing cycle to other states. While dwelling investment currently represents around only 4 per cent of domestic demand, growth in this sector has large flow on effects throughout the economy.

•

Despite the weakening of the national mining investment outlook since the Half-Yearly Review, New South Wales has been less affected by project cancellations and deferrals than the resource-intensive states. The near term outlook for mining investment remains supported by a large pipeline of committed investment.

•

With its diversified industry structure, New South Wales should face a less difficult transition away from mining investment and mining-related activity towards other primary growth drivers than the national economy. As a result, the drag on growth from mining investment peaking in 2013-14 should be significantly less in New South Wales than it will be nationally.

•

In contrast to national public demand, NSW public demand is expected to grow at a solid pace over the next two years, with Commonwealth Government fiscal consolidation offset by growth in NSW Government capital spending.

•

A modest depreciation of the Australian dollar will support activity in the trade exposed sectors of the NSW economy (including tourism, education and manufacturing), as will stronger economic growth amongst NSW’ major trading partners.

•

Growth in demand from resource-intensive states will continue to bolster economic growth via interstate exports, due to the relatively high concentration of business and financial services in New South Wales.

Reflecting these factors, NSW economic growth is expected to improve to a trend rate of 2 3/4 per cent in 2013-14 and remain there in 2014-15. This will show through in strong growth in public investment, dwelling investment and non-rural commodity exports, as well as solid household income and consumption growth. Growth in business investment will be modest in 2013-14, as mining-related investment slows and non-mining-related business investment takes time to respond to increased demand in other sectors. Business investment is expected to pick-up modestly in 2014-15, as non-mining-related business investment improves and mining-related investment declines. Improving major trading partner growth and a lower exchange rate are expected to lead to a pick-up in service and manufactured exports.

Budget Statement 2013-14	2 - 7

Employment growth has been stronger than expected and above trend through 2012-13 to date, but is forecast to ease slightly in the near term, consistent with leading indicators of labour demand. Employment in New South Wales is expected to grow by an around trend rate of 1 1/4 per cent in 2013-14 and 2014-15, supported by domestic demand growth returning to trend, and solid interstate and international export demand. This outlook represents a modest upward revision compared to the Half-Yearly Review, and is in line with stronger than expected labour demand in 2012-13.

The NSW unemployment rate remains relatively low by both historical standards and compared with most other states, averaging 5.2 per cent in 2012-13 to date. Nevertheless, the expectation for ongoing structural change, driven by the relatively high Australian dollar and changes to consumer behaviour, combined with a moderation in employment demand in mining-related sectors, is forecast to see the unemployment rate drift slightly higher to 5 1/2 per cent over 2013-14, and then remain there over 2014-15.

Global risks to the economic outlook remain significant, even though they seem to be less tilted to the downside than in 2012, with a number of short term risks avoided. If global downside risks were realised it would materially weaken the outlook for the national and NSW economies. Domestically, the timing and degree of the transition from mining to non-mining-related business investment is a key risk. Additionally, the risk of lower than expected farm production has increased with well below average rainfall over recent months.

Detailed Economic Outlook – 2013-14 and 2014-15

Household Consumption

Household consumption growth slowed to a below-trend rate in the second half of 2012, but momentum is estimated to have picked-up slightly in early 2013. The pick-up is consistent with solid growth in retail sales, improved consumer sentiment and an increase in household wealth. In contrast, labour income has been growing at a modest rate as wages growth has slowed.

Households continue to be cautious in their spending and borrowing behaviour, with the national savings rate over 10 per cent and credit growing at historically low rates. This reflects both structural balance sheet repair and cyclical precautionary savings.

Over the next two years, household consumption, supported by low interest rates, is expected to grow at a solid, albeit below-trend rate, broadly in line with household income growth.

2 - 8	Budget Statement 2013-14

Dwelling Investment

New dwelling investment expanded at a solid pace in the second half of 2012, but weak renovations activity held back overall dwelling investment. Leading indicators suggest that this divergent performance continued in the first half of 2013, with modest growth in overall investment for 2012-13. While new dwelling investment is improving, as chart 2.1 shows, activity remains well below its long-run average.

There are solid fundamentals in place for the housing construction sector, including strong rental price growth, a low rental vacancy rate, higher population growth and solid household income growth. These fundamentals, combined with low interest rates, an improving broader housing market (with rising dwelling prices, rising investor demand and high auction clearance rates), and State Government initiatives (see Chapter 1), are expected to see dwelling investment become a key driver of growth over the next two years.

Chart 2.1:	NSW Dwelling Investment Share of Domestic Demand

Note: Chain volume, per cent of state final demand

Source: ABS 5206.0

Business Investment

Underlying business investment grew at a strong pace in the second half of 2012, driven by engineering investment and a rebound in non-residential building. Machinery and equipment investment is subdued as businesses appear to be delaying discretionary investment in the face of modest demand and an uncertain economic outlook.

Budget Statement 2013-14	2 - 9

The outlook for engineering construction remains solid in the near term, with the pipeline of activity continuing to expand and broaden out from heavy industry (mainly mining). In 2014-15, engineering construction is expected to be weighed down by lower mining-related investment. However, an expectation of continuing strong global demand (particularly from Asia) for non-rural commodities is expected to underpin an easing, rather than a large decline.

Recent investment indicators provide little evidence that non-mining-related business investment will lift in the near term. Commercial finance approvals are falling and business surveys are reporting that capacity utilisation and business conditions are below average. While there are some tentative signs that non-residential building is starting to lift, a substantial recovery appears more likely to occur towards the end of the forecast period in a lagged response to increased demand in other sectors, low interest rates, and a modest fall in the Australian dollar.

In aggregate, business investment is expected to grow at a modest rate over the next two years.

Chart 2.2:	NSW Non-residential Building and Engineering Construction

Note: Chain volume, $ million

Source: ABS 5206.0

Public Demand

Public demand (consumption and investment) is expected to grow at a solid pace over the next two years, with Commonwealth Government fiscal consolidation offset by growth in NSW Government capital spending.

2 - 10	Budget Statement 2013-14

Net Exports

Net merchandise exports made a strong contribution to growth over the second half of 2012, driven by coal export volumes. Rural export volumes are also estimated to have grown strongly. In contrast, manufactured exports and non-rural commodity exports (excluding coal) are estimated to have declined significantly. Partial indicators are suggestive of a strengthening in service exports, with overseas visitors growing strongly (driven by China) and international student enrolment declines slowing.

Over the next two years, exports are expected to grow at a solid pace, led by non-rural commodity exports, as increased mining capacity comes online and global commodity demand (particularly from Asia) remains elevated. Rural exports are expected to remain at high levels over the forecast period, although below average rainfall in recent months poses a risk of lower farm production. Improving major trading partner growth and a lower exchange rate are expected to lead to a modest pick-up in service exports and manufactured exports.

New South Wales will continue to benefit from demand from resource-intensive states, due to its relatively high concentration of business and financial services which boosts interstate exports.

Chart 2.3:	NSW Merchandise Exports

Chart 2.4:	NSW Service Export Indicators

Note: Nominal, $ million, 4 quarter moving sum

Source: ABS 5368.0 Unpublished and Treasury

Note: Annual average per cent change

Source: ABS 3401.0 and Australian Education International

Import growth is expected to be slower over the forecast period than it has been in recent years, but remain at a solid pace, reflecting improving domestic demand growth and the relatively high level of the Australian dollar.

Budget Statement 2013-14	2 - 11

Labour Market

Employment growth has exceeded expectations and has been above trend through 2012-13 to date, but is forecast to ease slightly in the near term, consistent with leading indicators of labour demand. Employment in New South Wales is expected to grow by an around trend rate of 1 1/4 per cent in 2013-14 and 2014-15, consistent with the around trend growth expected in output.

Employment conditions across industries remain divergent, as declines in some industries partially offset gains in others. Industries that made the largest contributions to annual employment growth for the first three quarters of 2012-13 were manufacturing, accommodation and food, education and wholesale trade. Industries that detracted the most from employment growth over this period were public administration and safety, retail trade and construction.

Chart 2.5 highlights longer-term employment trends by industry. Importantly, the share of employment in the retail, manufacturing and construction sectors remain below pre-GFC levels.

A key risk for New South Wales is that structural change driven by the relatively high Australian dollar and changes in consumer behaviour, has a greater than expected impact on employment in the non-mining-related sectors. Combined with a moderation in employment demand in mining-related sectors, there is a risk of unemployment rising more than expected in the short term.

Chart 2.5:	NSW Employment by Industry – share of Total Employment

Note:	Household services includes public administration & safety, education & training and health care & social assistance. Business services includes rental, hiring & real estate services, professional, scientific & technical services and administrative & support services. Accommodation & recreation includes accommodation & food services and arts & recreation services.
Source:	ABS 6291.0.55.003 and Treasury.

2 - 12	Budget Statement 2013-14

Wage Price Index

Wage growth has slowed in 2012-13 to date, despite the labour market remaining firm. The NSW Wage Price Index grew at a below trend annual rate of 3 per cent in the March quarter 2013, driven by below trend growth in both private sector wages and public sector wages.

Wage growth is expected to be 3 1/4 per cent in 2013-14 before picking up to 3 1/2 per cent in 2014-15, in line with trend output growth, a solid labour market, and moderate inflation. The Government’s wages policy will continue to assist in moderating public sector wages growth (see Chapter 5).

Inflation

Underlying inflation pressures have been well contained within the lower half of the RBA’s target range through 2012-13. Price deflation for tradable goods and services, driven by the high exchange rate and competitive pressures, offset solid increases in non-tradables prices, with the latter being boosted by the introduction of the carbon tax and means testing of the private health insurance rebate.

Over the next two years, domestic price pressures are expected to ease slightly, consistent with moderate wages growth and the recent improvement in productivity growth. Offsetting this easing, the disinflationary effects of lower import prices from the earlier appreciation of the Australian dollar are expected to wane.

In year average terms, Sydney CPI inflation is expected to moderate to 2 per cent in 2013-14, reflecting low underlying inflation pressures and the pass through of the impact of the carbon tax. The Sydney CPI is expected to then pick-up to 2 1/2 per cent in 2014-15 in line with trend growth in output and employment.

Medium-Term Outlook

Forecasts are provided for the Budget year and 2014-15 based on exogenous factors such as the strength of the global economy, global commodity prices, climatic conditions, population, and domestic policy settings, as well as endogenous factors such as the state of the inventory, housing and business investment cycles.

Projections are made for 2015-16 and 2016-17 based on medium-term economic parameters.

Table 2.3:	Economic Projections for 2015-16 and 2016-17

Year average per cent change
Real gross state product	2 3/4
Employment	1 1/4
Sydney CPI	2 1/2
Wage price index	3 1/2

Budget Statement 2013-14	2 - 13

Chapter 3:	Supporting Economic Growth

•	The NSW Government’s policies are designed to support economic growth and raise living standards for the people of New South Wales.

•	Ongoing reform is critical to ensuring that the economy is flexible and able to adapt in the face of current and future economic challenges.

•	The Government is carefully prioritising new investment in infrastructure and using management and pricing reforms to improve the services from existing infrastructure.

•	Reforms in education and training will lift the productivity and incomes of NSW workers.

•	Private sector investment is being supported through reform of the planning system, reviews of regulation and red tape, tax reform and industry action plans.

•	Productivity improvements in the government sector are delivering improved services while containing costs.

3.1 Introduction

Supporting economic growth is one of the overarching goals of the Government. Economic growth is vital to creating additional wealth, improving living standards and providing the Government with the financial revenues needed to pursue its broader policy objectives, including assisting the vulnerable and disadvantaged.

Economic growth is generated by increases in available resources, notably land, human and capital resources, and the efficiency with which these are used – that is, productivity. Productivity growth is the most important determinant of long-term economic growth, and it will determine our ability to continue to enjoy rising living standards.

Given its share of the State’s economy, the private sector is – and will continue to be – the main driver of productivity and economic growth in New South Wales. The Government plays an important supportive role, with some of its key responsibilities including the provision of a stable business environment and strong fiscal strategy, and the maintenance of the triple-A credit rating. The Government also influences the environment in which the private sector operates through direct spending that supports private business activities, and policies that determine rules by which private businesses operate.

This Budget contains a number of measures that contribute directly to productivity and economic growth. They build on measures contained in previous Budgets, as part of an ongoing multi-faceted approach to reversing the long term decline in NSW productivity growth and addressing areas of neglect.

Budget Statement 2013-14	3 - 1

Recent performance and future challenges

Australia’s – and New South Wales’ – productivity performance in the recent past has been relatively poor. This has not been evident in our incomes as we – like the rest of Australia – have benefitted from the higher terms of trade temporarily boosting our income growth. However, as the terms of trade decline, as they have in recent times, it is clear that our future prospects will rely heavily on the ability to raise productivity.

In New South Wales, gross state product (GSP) and GSP per capita in the ten years to 2011 grew more slowly than in any other state or territory (Chart 3.1). This contrasts with the 1990s, when NSW GSP growth surpassed all jurisdictions except Western Australia and Queensland.

Chart 3.1:	GSP and GSP per capita growth

Note: Growth rates expressed as compound annual growth rates. Source: ABS 5220.0 Table 1 GSP – chain volume terms

Underpinning this performance was a sharp decline in labour productivity in all states since the 1990s (Chart 3.2). Strong productivity growth during the 1990s was largely driven by a series of reforms including floating the dollar, lowering tariffs, banking deregulation, and competition policy reforms at national and state levels. A shortage of productivity enhancing reforms is evident in more recent productivity statistics.

The need for reform is heightened by the State’s future challenges. Ageing of the population will reduce workforce participation, reducing the average level of output and income for each resident. Adaptation to ongoing structural changes – such as the opportunities and challenges of Asian growth, new digital technologies, and the long-running shift from manufacturing to services – will be easier to manage in a growing economy, where displaced workers can more readily find new jobs.

3 - 2	Budget Statement 2013-14

Confronting these challenges requires a wide-ranging strategy to support economic growth. That is why the Government has focused its attention on lifting productivity. It is doing so by:

•	providing the infrastructure that supports production

•	improving the skills of the workforce

•	providing the competitive incentives and appropriate regulatory frameworks to support private sector investment and innovation and

•	improving government service delivery.

Chart 3.2:	Labour productivity growth (GSP per hour worked)

Sources:	ABS 5220.0 Table 1 Gross State Product – chain volume terms; ABS 6202.0 Table 20, Aggregate Monthly Hours Worked, seasonally adjusted.

3.2 Infrastructure

In a review of performance prior to 2011, Infrastructure NSW found the State’s infrastructure investments had not adequately addressed a number of challenges, including a growing population, road transport congestion and deficiencies in the capacity of buses, trains, regional water and wastewater, flood mitigation, hospitals and schools.

Addressing such serious problems will take time, but the Government has begun with improved prioritisation processes, a carefully considered infrastructure investment program and measures to improve the services provided by existing infrastructure.

Budget Statement 2013-14	3 - 3

Investing in new infrastructure

Chart 3.3 shows real government capital expenditure, including general government and public trading enterprises, since 1999-2000. Real capital investment peaked in 2009-10, reflecting Commonwealth stimulus payments, construction of Sydney’s desalination plant and investments by electricity network businesses.

Chart 3.3:	Real infrastructure investment

Note:	Figures are reported in constant $2013-14, and include both general government and public trading enterprise capital expenditures. Transport includes spending by Transport for NSW, Roads and Maritime Services, Ports and other transport PTEs. Electricity includes both generators and distribution networks.

In July 2011 the Government established Infrastructure NSW (INSW) to help improve the prioritisation and growth potential of the State’s infrastructure investment program. Drawing on INSW’s recommendations, the Government released a 20-year State Infrastructure Strategy in December 2012. This will be implemented through annual Five-Year Infrastructure Plans which identify priority infrastructure projects.

The Government’s capital investment will amount to $15.5 billion in 2013-14 (3.1 per cent of GSP). Consistent with the Government’s State Infrastructure Strategy, the proportion of capital investment directed towards transport will increase from 34 per cent in 2010-11 to 50 per cent in 2014-15 (Chart 3.3). Major priorities include the North West Rail Link, WestConnex, Pacific Highway upgrades, light rail in Sydney, Princes Highway upgrades and the F3-M2 link. Details of the Government’s infrastructure investment priorities are set out in Budget Paper No. 4, which includes the Five-Year State Infrastructure Plan (see Chapter 3).

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Ensuring existing infrastructure is used efficiently

The Government is seeking to improve the services that are delivered by existing infrastructure through management and pricing reforms, including:

•

integrating the three electricity distribution network businesses under a common CEO and joint board to reduce waste and duplication and generate savings from economies of scale. The reforms will help limit electricity price growth, with total savings of $2.5 billion expected during the five years to June 2016

•

implementing the Tamberlin Inquiry recommendations to sell the State’s electricity generators and development sites. This is intended to increase competition and to remove electricity trading risks from Government

•

releasing capital from the Port Botany and Port Kembla facilities under a 99-year lease, with a view to improving their operating efficiency, and introducing a light handed pricing regime for port charges

•	placing Sydney Ferries under a private management contract, providing Budget savings by restraining the growth of operating costs

•	rolling out the OPAL ticketing system, which will provide more flexible and less time-consuming options for public transport passengers and encourage public transport use

•

undertaking a review of the State Owned Corporations Act 1989 to strengthen the governance framework, improve the commercial focus of State Owned Corporations (SOCs) and improve the effectiveness of Government oversight

•

participating in the Council of Australian Governments (COAG) process to develop a national framework for pricing road access for heavy vehicles and to promote more efficient investment decisions. A framework would introduce more direct price signals for the road damage created by heavy vehicles and would give road providers information about where to direct investment, helping heavy vehicles to gain access to upgraded roads where they are willing to pay for it.

3.3 Skills and education

Education is a key determinant of a highly skilled workforce. International test results indicate that NSW schools perform better than the OECD average, but there are several countries, including in our region, which perform even better (Chart 3.4). The Government has introduced reforms to improve education outcomes in early childhood education, schools and vocational education and training.

Budget Statement 2013-14	3 - 5

Chart 3.4:	Average test results for surveyed 15 year olds, 2009

Source:	Thomson and others, PISA in Brief, Highlights from the full Australian Report: Challenges for Australian Education: Results from PISA 2009.

Improving access to quality early childhood education

High quality early childhood education, particularly for disadvantaged children, has been shown to yield large benefits for the direct beneficiaries and for the broader community. Following an independent review of funding for early childhood education the Government is working with preschool providers and other stakeholders to develop a new resource allocation model that will better support the needs of vulnerable and disadvantaged children.

The Government is also participating in National Partnerships that provide funding to:

•	increase the proportion of children with access to early childhood education in the year before school, delivered by degree qualified early childhood teachers

•	improve staff to child ratios and staff qualifications in family day care and centre-based childcare and

•	increase the proportion of Indigenous three and four year olds participating in quality early childhood education.

Improving the quality of teaching and learning in schools

The Great Teaching, Inspired Learning initiative focuses on improving the effectiveness of teaching, lifting the quality of entrants into teacher education, improving teacher training and providing better support for teachers in the early years of their careers.

The Local Schools, Local Decisions initiative provides greater flexibility for principals of public schools to manage their schools according to local needs. Next year, a staggered implementation of the NSW resource allocation model will begin, which will see schools managing 70 per cent of the total public school education budget, compared to 10 per cent in 2011.

3 - 6	Budget Statement 2013-14

The Literacy and Numeracy Action Plan funds additional teachers to target underperformance in literacy and numeracy across government and non-government schools.

These NSW reforms will be supported by the agreement with the Commonwealth Government, giving effect to recommendations of the Commonwealth Government’s Review of Funding for Schooling, chaired by Mr David Gonski, AC. The agreement will provide for a fair allocation between all schools, deliver additional resources for NSW schools, and target them where they are most needed. Commonwealth and State funding streams will, for the first time, be based on consistent arrangements for all schools, government and non-government, with allocations based on the cost of achieving an academic standard, adjusted for concentrations of student disadvantage.

Enhancing service delivery in vocational education and training

Australian governments are working together to promote more effective vocational education and training through the National Partnership Agreement on Skills Reform. To implement the agreed reforms in NSW, the Smart and Skilled reforms will commence in July 2014, introducing an entitlement to government subsidised training and greater competition between training providers, including TAFE NSW and private providers.

People aged 15 years and over who have left school, do not have a Certificate IV or higher level qualification and who live or work in New South Wales will be entitled to subsidised training for qualifications up to and including Certificate III. These measures will strengthen the opportunities for people to take up training in priority areas.

Targeted funding for higher level qualifications will also be channelled through TAFE NSW and the training market, and income-contingent loans, like those provided for university students, will be available for approved higher qualifications.

3.4 Competition and Regulation

The Government promotes stronger productivity outcomes through its actions to foster competitive markets and by ensuring that regulation supports – not impedes – future productivity growth.

Reforming the planning system

Over the past decade, the planning system has tended to restrict the supply of buildings in areas of relatively high market demand. Planning restrictions contribute to more expensive housing, higher office rents, longer commutes, lower population growth and lower productivity. Planning decisions made without consideration of the cost of infrastructure options may have increased the State’s total infrastructure costs.

Budget Statement 2013-14	3 - 7

In response, the Government has developed a revised system designed to focus on robust planning coupled with greater certainty, allowing for better alignment between the supply and demand for housing and other land uses. Following a period of public consultation during 2012, in April 2013 the Government issued a Planning White Paper and Exposure Bill for further comment.

A central feature of the proposed system is a shift to greater emphasis on up-front strategic plans, allowing for a holistic understanding of the different available land use options, and for integrated land use and infrastructure decisions. Upfront strategic planning developed with community input also means that future development that is consistent with an area’s strategy can receive streamlined assessment.

The White Paper sets a target for faster processing of development applications. That target provides that within five years 80 per cent of all developments that are consistent with Local Plans will receive fast-tracked assessment. This target will bring New South Wales up to a level consistent with other jurisdictions and will provide greater certainty for developers and businesses. For the remaining 20 per cent of developments there will be full merit-based assessment with comprehensive community participation that will have regard to whether any public benefits outweigh any adverse impacts of a proposal.

For the first time, promotion of economic growth and productivity will be embedded in the Planning Act, and plans will be tested for economic viability. This will better ensure that land use plans reflect where people want to live and work. Cost benefit analysis, including an assessment of cumulative impacts, will be incorporated into strategic planning, so that relative merits of land use options are assessed holistically and upfront.

Reducing red tape and employment costs for business

If New South Wales is to compete nationally and internationally for business investment, it must offer streamlined regulatory frameworks. The Better Regulation Office acts as a ‘gatekeeper’ for all new and amended business regulations and conducts ongoing reviews of existing laws and regulations. The Government also participates in business deregulation reforms through COAG.

Where possible, the Government seeks to minimise employment costs imposed by regulation, since these may tend to discourage employment. Recent reforms to workers compensation will help to reduce employers’ contribution costs, while at the same time improving financial support for seriously injured workers, increasing the focus on rehabilitation and return to work, and returning the scheme to financial sustainability.

3 - 8	Budget Statement 2013-14

Reforming State taxes

Shifting to more efficient taxes without reducing the revenue needed to pay for government services is one of the key productivity challenges facing all Australian governments. Following the Commonwealth Government’s Tax Forum in 2011, New South Wales led the development of State tax reform proposals. All jurisdictions are now working together to lower the threshold at which the GST applies to imported goods, to harmonise state payroll taxes and to incorporate state taxes within the Australian Tax Office’s Standard Business Reporting portal. New South Wales is also currently reviewing the funding arrangements for fire and emergency services.

Innovation

The Government supports innovation by creating the conditions under which new ideas are likely to flourish.

The Government has developed a series of industry action plans, drawn together in A Platform for Growth: The NSW Economic Development Framework. Elements of the framework include promoting NSW businesses in national and international markets, and encouraging collaboration between industry, government, universities and research organisations to drive innovation.

Other NSW reforms support the conditions for innovation. Reforms in education and infrastructure can be expected to have an enabling effect on innovation. The State’s regulatory reviews stress the importance of competitive processes and remove regulatory impediments to innovation. The Government supports research and development through its own research programs, release of public information, and targeted support for innovative firms.

3.5 Government service delivery

With the Government accounting for around 10 per cent of the NSW economy, ongoing service delivery improvements and cost control in the NSW public sector make important contributions to the economy’s overall productivity.

Managing the costs of government services

The Government is responsible for around 400,000 full-time and part-time public sector workers. The Government has a policy of ensuring that any public sector wage increases beyond 2.5 per cent should be funded by employee cost savings. Improved productivity will assist in delivering these savings.

To improve the efficiency of overall service delivery, government agencies are required to identify savings and efficiency improvements as part of the annual Budget process. This fiscal discipline provides ongoing incentives for agencies to improve their performance. More detail is provided in Chapter 5.

Budget Statement 2013-14	3 - 9

Improving services for people with disabilities

New South Wales has for some time had a strong focus on care and support for people with disability through its Stronger Together policies. As a result, the Government was in a position to be the first State or Territory to reach agreement with the Commonwealth to establish the National Disability Insurance Scheme (NDIS).

The NDIS will improve access to necessary care and support for people with disability, providing them with a choice of supports and service provider. It will also improve participation in the labour market by people with disability and their current carers.

Improving the way Government procures and delivers goods and services

Procurement reforms are helping to restrain the growth of government spending, which helps to keep taxes on the private sector as low as possible. The Government is moving away from ‘one-size-fits all’ tenders and fixed term panel contracts that lock out suppliers for long periods, towards promoting competition through the use of pre-qualification schemes. Simpler terms and conditions, 30-day payment terms for suppliers and new online systems are all intended to reduce red tape.

The Government is increasing contestability in service delivery to achieve better value for money while improving service quality, creating incentives to innovate, and increasing accountability and transparency. Recent examples include:

•

shifting to a franchise model for Sydney Ferries for the operation of ferry services. The Government retains ownership of the vessels and the Balmain Shipyard facility, and control over the fare structure, routes and timetables.

•	proceeding with road maintenance contestability in the Sydney area, which is aimed at increasing value for money from maintenance services and improving customer, network and asset outcomes.

•

continuing to identify innovative models of health service provision. The Government is currently seeking interest from the non-government sector in a partnership for the design, construction and operation of a new Northern Beaches Hospital.

To support more cost-effective infrastructure investment, a dedicated Infrastructure Financing Unit (IFU) has been established within NSW Treasury. The IFU is responsible for Public Private Partnerships (PPPs) and financing of major infrastructure projects with a capital value over $100 million. The IFU has established guidelines for all agencies entering into PPPs and has begun the procurement processes for the North West Rail Link and the Northern Beaches Hospital.

3 - 10	Budget Statement 2013-14

3.6 Reform benefits

The Government has introduced a range of reforms aimed at increasing productivity growth and improving living standards in New South Wales. While there will be some benefits in the short term, the contribution to economic growth and rising living standards will mostly be realised in the medium to long term.

The potential gains from the State’s reform program are likely to be large. For example:

•	the State’s infrastructure investments could increase economic output in NSW by $50 billion over the 20 years to 2032, or 2.4 per cent of GSP[1]

•	vocational education and training reforms could increase Australia’s GDP by 2 per cent, and reforms of certain business regulations could increase GDP by 0.4 per cent[2], and

•	the National Disability Insurance Scheme could increase Australia’s GDP by around 0.9 per cent by bringing more people into the workforce.[3]

Sustaining a productivity enhancing reform program is critical to ensuring that the economy is flexible and able to adapt in the face of current and future economic challenges. While lost opportunities are not apparent at the time, the effects can be evident in poor performance for decades going forward.

Economic reform can be challenging. Good policy takes time to design and implement. Reforms often rely on cross border cooperation. The costs of reform are typically felt immediately but the benefits are usually only evident in the long run. Despite these challenges, the Government is committed to taking the hard decisions to make the NSW economy more productive.

[1]	Infrastructure NSW (2012), State Infrastructure Strategy, p.26.
[2]	Productivity Commission (2012), Impacts of COAG Reforms: Business Regulation and VET, pp.16, 27.
[3]	Productivity Commission (2011), Disability Care and Support, p. 962.

Budget Statement 2013-14	3 - 11

Chapter 4:	Budget Position

•

The budget position for 2013-14 and the forward estimates is materially affected by the impact of the amended AASB 119 which substantially increases non-cash expenses relating to the State’s defined benefit superannuation scheme.

•

As a result of this accounting change, a budget deficit of $1.9 billion is forecast for 2013-14. On a comparative basis with prior years, the result is a deficit of $329 million, with the AASB 119 impact fully accounting for the $1.6 billion difference. On a like-for-like basis, the projected deficit of $329 million is an improvement on the $374 million deficit now forecast for 2012-13.

•

Budget results strengthen across all of the budget and forward estimates years resulting in surpluses in both 2015-16 and 2016-17. Without the impact of AASB 119, a surplus is forecast a year earlier, 2014-15.

•

Consistent with the fiscal strategy, revenues are projected to increase by more than expenses, with revenue forecast to increase at an average of 4.5 per cent and expenses at 4.1 per cent per annum over the next 4 years. Expense growth is even lower when the non-cash impacts of AASB 119 and depreciation are removed.

•

Significant revaluations of non-financial assets have given rise to large increases in depreciation costs. Depreciation costs have increased since the 2012-13 Half-Yearly Review by $1.5 billion across the 4 years to 2015-16 as a result of a greater focus by agencies on their asset base, asset condition and useful lives.

•

The Net Lending result is also adversely affected by the amended AASB 119 and is forecast to be a deficit of $4.5 billion in 2013-14. Without the impact of the accounting standard, net lending would have remained unchanged from the $3 billion in prospect for 2012-13. Improvement in net lending outcomes are forecast across the forward estimates with a small deficit of $1.5 billion expected for 2016-17 as would be expected at a time when infrastructure investment is at a high level. On a Traditional basis, a small net lending deficit of $463 million is expected in 2016-17.

•

Over the four years to 2016-17, State funded general government capital expenditure including public transport and SICEEP totals $36 billion, $10.1 billion more than was spent in the previous four years. The value of general government infrastructure assets increases by nearly 30 per cent to $91 billion by June 2017.

•

Net debt has significantly improved with around $4.3 billion net proceeds from the lease of Port Botany and Port Kembla. Proceeds from business asset sales do not impact either the Budget result or the net lending result but improve the cash position.

•	The cash results and net debt estimates are not affected by the amended AASB 119.

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4.1 Introduction

The Budget incorporates the activities of general government agencies that typically deliver public services or act as a regulator of private sector activity. In addition, the Budget includes revenue received by Crown including taxes, Commonwealth grants and financial distributions from public trading and financial enterprises.

The Operating Statement of the general government sector is set out in this Chapter and includes:

•

The Budget result or net operating balance which reports the difference between the full recurrent costs of general government service delivery in the financial year, including depreciation of fixed assets, and the revenues earned in the year to fund those services.

•	The net lending result which reports the impact of both recurrent and capital activities of the general government sector and their impact on net financial liabilities.

The Operating Statement also reports a comprehensive result which shows the impact of activities undertaken and any revaluations occurring during the year on the net worth of the general government sector.

The budget and forward estimates have been materially affected by recent changes to AASB 119 Employee Benefits which increase significantly reported defined benefit superannuation expenses. Aggregates for 2012-13 and prior years are not affected. To assist trend analysis, Budget aggregates are presented on both the new reporting basis as well as being shown consistent with accounting standards applicable in previous years. Estimates consistent with previous years are termed ‘Traditional’. Further details concerning the impact of AASB 119 are provided in Box 1.1 and Appendix A of this Budget paper.

In accordance with normal budget practice, the Budget estimates do not include the impact of a business asset transaction until they are finalised.

The annual Budget is framed by government policy and priorities as well as economic and other parameters. Differences between the underlying assumptions and actual outcomes represent risks that may vary Budget estimates. The risks may be policy or parameter driven and include unforeseen events such as natural disasters.

4 - 2	Budget Statement 2013-14

4.2 Budget Aggregates

For 2013-14, the Traditional Budget result is forecast to be a small deficit of $329 million. This compares with a revised deficit of $374 million in 2012-13. Budget results are forecast to improve over the forward estimates – with a small surplus measured on a traditional basis projected in 2014-15, and further surpluses being achieved in 2015-16 and 2016-17 both with and without the impact of AASB 119. The improvement in the Budget results reflects the Government’s commitment to keep growth in expenses below the growth in trend revenues.
Table 4.1 provides the key financial aggregates including the Budget Result taking into account the amended AASB 119 accounting standard. It also provides the Traditional Budget results to allow comparisons with previous years.

Table 4.1:	Budget aggregates

	2011-12	2012-13		2013-14	2014-15	2015-16	2016-17
	Actual	Budget	Revised	Budget	Forward estimates

	$m	$m	$m	$m	$m	$m	$m
Budget Result - Surplus/(Deficit)	660	(824)	(374)	(1,890)	(563)	157	535
Less: AASB 119 impact	N/A	N/A	N/A	1,561	1,392	1,148	991

Traditional Budget Result - Surplus/(Deficit)	660	(824)	(374)	(329)	829	1,305	1,526

Net Lending Result	(2,043)	(3,473)	(2,970)	(4,527)	(3,803)	(2,311)	(1,454)
Less: AASB 119 impact	N/A	N/A	N/A	1,561	1,392	1,148	991

Traditional Net Lending Result	(2,043)	(3,473)	(2,970)	(2,966)	(2,411)	(1,163)	(463)

ABS GFS Cash Surplus/(Deficit)	(5,801)	(4,104)	(4,268)	(3,174)	(2,845)	(1,932)	(798)
Less: AASB 119 impact	—	—	—	—	—	—	—

Traditional ABS GFS Cash Surplus/(Deficit)	(5,801)	(4,104)	(4,268)	(3,174)	(2,845)	(1,932)	(798)

4.3 Budget Reconciliation

Table 4.2 provides a reconciliation of changes to the Budget estimates between the 2012-13 Budget, the 2012-13 Half-Yearly Review and the 2013-14 Budget separating policy and parameter and other variations. Changes in policy arise from Government decisions while parameter and other variations reflect the impact of economic conditions, changes in budget assumptions, variations in tied grants from the Commonwealth and other factors not classified as a policy decision.

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Table 4.2:	Budget Reconciliation Statement(a)

	2012-13	2013-14	2014-15	2015-16
		Forward estimates

	$m	$m	$m	$m
2012-13 Budget	(824)	289	562	1,172

Changes from 2012-13 Budget to 2012-13 HYR
Effect of policy decisions
Revenues	33	65	67	70
Expenses	67	104	131	161

Total policy decisions	(34)	(39)	(64)	(91)

Effect of parameters and other variations
Revenues	100	(165)	754	549
Expenses	17	508	(113)	(128)

Total of parameters and other variations	83	(673)	867	677

2012-13 Half-Yearly Review	(776)	(423)	1,367	1,758

Changes from 2012-13 HYR to 2013-14 Budget
Effect of policy decisions
Revenues	—	403	470	527
Expenses	43	337	329	116

Total policy decisions	(43)	66	141	411

Effect of parameters and other variations
Revenues	(261)	(366)	(476)	(605)
Expenses (b)	(706)	1,166	1,595	1,408

Total parameter and other variations	445	(1,532)	(2,071)	(2,013)

2013-14 Budget	(374)	(1,890)	(563)	157

(a)	A positive number for revenue indicates an improvement in the Budget result, while a positive number for expenses indicates a worsening in the Budget result. For the totals, a positive number indicates an improvement in the Budget Result, while a negative indicates a worsening in the Budget Result.
(b)	Includes impact of AASB 119.

Since the 2012-13 Half-Yearly Review, parameter and other variations, including the impact of AASB 119 worsen the Budget result by $5.2 billion over the four years to 2015-16. Stripping out the impact of the amended AASB 119, parameter and other variations worsen the Traditional Budget result by $1.1 billion over the same four years.

4 - 4	Budget Statement 2013-14

This deterioration is driven by downward revision in revenues of around $1.7 billion over the four years to 2015-16. The deterioration in revenues primarily reflects a significant reduction in forecast grant payments from the Commonwealth, at least in part, associated with weaker GST collections on the back of softer than anticipated national economic conditions. Tax collections in New South Wales are also down, reflecting weaker than anticipated payroll tax and transfer duty while expected royalty collections have also fallen.

On a Traditional expenses basis, depreciation alone is estimated to have added nearly $1.5 billion to expenses over 4 years, largely as a result of asset revaluations in Roads and Maritime Services. Some offset is provided by lower superannuation and interest payments associated with lower debt levels.

The deterioration in the Traditional Budget result caused by parameter and other variations is mitigated by new policy decisions being taken by the Government in this Budget.

Key measures that improve the Budget result include:

•	additional savings of around $250 million in 2015-16 rising to $500 million in 2016-17 to offset weaker revenues

•	deferring the abolition of IGA taxes, specifically to provide capacity to help fund the National Education Reform Agreement reforms.

Even after allowing for some modest new initiatives, Government policy decisions in the current Budget improve the Traditional Budget result by $575 million.

Refer to Chapters 5 and 6 for detailed discussion on new policy and parameter changes and other variations affecting expenses and revenues respectively. Further detail on the policy decisions can also be found in Budget Paper No. 3.

4.4 Budget Revenues and Expenses

Revenue

Total revenue for 2013-14 is estimated to be $62.6 billion. This is an increase of $3 billion or 5 per cent over the expected outcomes for 2012-13. Total revenue is estimated to rise by an average of 4.5 per cent per annum over the four years to 2016-17.

Taxation revenue is estimated to increase by $1.7 billion or 7.7 per cent to $23.5 billion in 2013-14. Transfer duty is expected to increase by $570 million as a result of favourable conditions returning to the property market, while payroll tax is forecast to increase by $370 million in line with forecast employment and wages growth.

Budget Statement 2013-14	4 - 5

Overall taxation revenue is expected to increase by an average of 6.6 per cent over the Budget and forward estimates period.

General purpose grants from the Commonwealth are estimated to increase by $811 million to $15.6 billion or 5.5 per cent in 2013-14 and by an average of 4.5 per cent over the period to 2016-17.

Grant revenue from the Commonwealth for national agreements is estimated to increase by 5.1 per cent to $7.3 billion in 2013-14 due to additional funding under the National Health Reform, Health and Hospital Fund and the new National Educational Reform Agreement (NERA – the ‘Gonski’ reforms). Over the period to 2016-17 revenue from this source will rise by an average of 7.5 per cent per annum.

Funding for National Partnerships is estimated to rise by $490 million or 20.3 per cent to $2.9 billion in 2013-14 mainly for road and rail infrastructure and natural disaster funding. However, over the period to 2016-17 Commonwealth National Partnerships funding will fall by 7.8 per cent per annum as payments wind down, primarily across health and education programs.

Dividends and tax equivalent payments are expected to decrease by $451 million or 17.3 per cent to $2.2 billion in 2013-14 due to the lease of Port Botany and Port Kembla transactions and declining returns in the electricity and water sectors. Dividends and tax equivalent payments are expected to decrease by an average of 8.9 per cent per annum over the four years to 2016-17. Refer to Chapter 9 for a comprehensive discussion on PTE results.

Fines, regulatory fees and other revenues are forecast to increase by 3.2 per cent in 2013-14 and an average of 4.8 per cent per annum over the four years to 2016-17 mainly due to increases in mining royalty revenue. Given the recent softening in commodity prices, this increase is lower than previously forecast.

Chapter 6 provides a comprehensive discussion of revenue estimates.

Expenses

Total expenses for 2013-14 are estimated to be $64.5 billion or $62.9 billion after removing the impact of the amended AABS 119 accounting standard. Traditional expenses increase by $2.9 billion or 4.9 per cent on the expected outcome for 2012-13. After adjusting for the sharp increase in capital grants, the increase in Traditional expenses in 2013-14 falls to 3.6 per cent. Traditional expenses are forecast to increase at an average 3.7 per cent per annum over the four years to 2016-17.

4 - 6	Budget Statement 2013-14

Employee expenses in 2013-14 are forecast to increase by $495 million or 1.9 per cent to $26.7 billion. Over the four years to 2016-17 employee-related expenses are estimated to increase by 2.8 per cent per annum reflecting the Government’s 2.5 per cent wages policy and service growth in key policy areas including health.

Before the impact of the amendments to AASB 119, superannuation expenses are expected to decline $7 million in 2013-14. Superannuation expenses fell sharply in 2011-12 and 2012-13 due to historically low interest rates. From 2013-14, superannuation interest costs include the impact of revisions to AASB 119 which increase superannuation expenses on average by $1.3 billion per annum over the four years to 2016-17.

Depreciation and amortisation expenses are expected to increase in 2013-14 by $269 million, or 7.5 per cent, to $3.9 billion. This is primarily driven by increases in transport agencies and in NSW Health. Over the four years to 2015-16, depreciation and amortisation costs increase by $1.5 billion from the Half-Yearly Review as a result of asset revaluations by agencies.

Interest expenses are estimated to increase by an average of 4.6 per cent per annum over the four years to 2016-17 driven by the growth in borrowings to partially fund the general government capital program. Estimates of interest expenses have been revised down since the Half-Yearly Review in line with lower levels of debt.

Other operating expenses are estimated to increase by $887 million or 6.3 per cent to $15 billion in 2013-14, mainly due to the growth in health services as a result of funding from the Commonwealth for National Agreements. Over the four years to 2016-17 other operating expenses are expected to increase by an average of 4 per cent.

Current grants by the general government sector are estimated to increase by $437 million or 4.8 per cent to $9.5 billion in 2013-14. Over the four years to 2016-17, current grants are estimated to increase by an annual average of 3.2 per cent per annum reflecting payments associated with the new National Educational Reform Agreement, disability and social housing programs, as well as higher operating subsidy payments for public transport operations.

Capital grants are estimated to increase by $850 million or 36.1 per cent to $3.2 billion in 2013-14 reflecting sharply escalating expenditure on transport infrastructure to be funded by the Budget.

Further information on expense trends and budget initiatives is provided in Chapter 5. For details of general government agency level activity and expenses, see Budget Paper No. 3 Budget Estimates.

Budget Statement 2013-14	4 - 7

Table 4.3:	General Government Sector Operating Statement

	2011-12	2012-13		2013-14	2014-15	2015-16	2016-17
	Actual	Budget	Revised	Budget	Forward estimates

	$m	$m	$m	$m	$m	$m	$m
Revenue from Transactions
Taxation	20,660	22,111	21,783	23,455	24,917	26,510	28,111
Grants and Subsidies
- Commonwealth general purpose	14,289	14,826	14,777	15,588	16,308	17,063	17,624
- Commonwealth national agreements	6,806	7,203	6,983	7,339	7,961	8,643	9,312
- Commonwealth national partnerships	4,948	2,667	2,413	2,903	2,843	1,987	1,744
- Other grants and subsidies	700	698	876	949	956	970	984
Sale of goods and services	4,961	5,066	5,519	5,460	5,685	6,307	5,980
Interest	552	367	429	483	492	519	508
Dividend and income tax equivalents from other sectors	2,138	2,367	2,606	2,155	1,961	1,822	1,792
Other dividends and distributions	410	546	557	467	491	512	539
Fines, regulatory fees and other	3,591	3,876	3,656	3,774	4,117	4,282	4,407

Total Revenue	59,054	59,727	59,599	62,573	65,731	68,615	71,001

Expenses from Transactions
Employee	25,425	26,541	26,215	26,710	27,413	28,188	29,329
Superannuation
- Superannuation interest cost	821	201	(106)	1,438	1,471	1,483	1,460
- Other superannuation	2,294	2,346	2,456	2,466	2,529	2,542	2,612
Depreciation and amortisation	2,978	3,294	3,586	3,855	4,048	4,158	4,250
Interest	2,082	2,147	2,249	2,246	2,462	2,624	2,692
Other property	1	1	—	—	—	—	—
Other operating (a)	13,409	14,197	14,157	15,044	15,253	16,615	16,562
Grants and transfers
- Current grants and transfers	9,240	9,264	9,060	9,496	9,801	10,083	10,277
- Capital grants and transfers	2,143	2,561	2,357	3,207	3,316	2,764	3,284

Total Expenses	58,394	60,552	59,973	64,462	66,295	68,459	70,466

BUDGET RESULT - SURPLUS/(DEFICIT)
[Net Operating Balance]	660	(824)	(374)	(1,890)	(563)	157	535

4 - 8	Budget Statement 2013-14

Table 4.3:	General Government Sector Operating Statement (cont)

	2011-12	2012-13		2013-14	2014-15	2015-16	2016-17
	Actual	Budget	Revised	Budget	Forward estimates

	$m	$m	$m	$m	$m	$m	$m

Other economic flows included in the operating result

Gain/(Loss) from other liabilities	(1,074)	387	79	225	296	183	84
Other net gains/(losses)	(815)	411	(283)	193	27	78	54
Share of earnings from Associates (excluding dividends)	(23)	(89)	(125)	8	18	10	10
Dividends from asset sale proceeds	12	—	151	—	—	—	—
Deferred income tax from other sectors and other	(619)	128	(388)	55	104	96	107
Other economic flows included in the operating result	(2,519)	837	(567)	480	445	367	254
Operating result	(1,859)	13	(940)	(1,409)	(119)	524	789
Other economic flows - other non owner movements in equity
Superannuation actuarial gains/(loss)	(19,407)	6,829	1,613	5,652	6,717	4,069	2,178
Revaluations	6,383	1,142	3,224	3,708	3,778	3,839	3,913
Net gain/(loss) on equity investments in other sectors	(5,479)	2,431	6,228	5,976	7,874	5,822	4,864
Other	(7)	(34)	93	(54)	(19)	(18)	—
Other economic flows - other non owner movements in equity	(18,510)	10,369	11,157	15,283	18,350	13,713	10,955
Comprehensive result - total change in net worth	(20,369)	10,382	10,216	13,873	18,231	14,236	11,744

KEY FISCAL AGGREGATES

Comprehensive result - total change in net worth	(20,369)	10,382	10,216	13,873	18,231	14,236	11,744
Less: Net other economic flows	21,030	(11,206)	(10,590)	(15,763)	(18,794)	(14,080)	(11,209)

Net operating balance (Budget Result)	660	(824)	(374)	(1,890)	(563)	157	535

less Less Net acquisition of non-financial assets
Purchase of non-financial assets (a)	5,782	6,227	7,268	8,941	9,641	8,507	8,455
Sales of non-financial assets	(384)	(536)	(1,019)	(688)	(479)	(461)	(323)
less Depreciation	(2,978)	(3,294)	(3,586)	(3,855)	(4,048)	(4,158)	(4,250)
plus Change in inventories	7	(3)	8	2	2	(4)	2
plus Other movements in non-financial assets
- assets acquired using finance leases	98	129	741	144	112	120	129
- other	178	125	(816)	(1,907)	(1,989)	(1,536)	(2,023)
equals: Total Net acquisition of non-financial assets	2,704	2,648	2,596	2,637	3,239	2,468	1,989

equals Net Lending/(Borrowing) [Fiscal Balance]	(2,043)	(3,473)	(2,970)	(4,527)	(3,803)	(2,311)	(1,454)

OTHER FISCAL AGGREGATES
Capital Expenditure (b)	5,880	6,356	8,009	9,085	9,753	8,627	8,584
Budget Result excluding the impact of amended AASB 119 (c)	660	(824)	(374)	(329)	829	1,305	1,526
Net Lending excluding the impact of amended AASB 119 (c)	(2,043)	(3,473)	(2,970)	(2,966)	(2,411)	(1,163)	(463)

(a)	Includes Treasurer’s Advance
(b)	Capital expenditure comprises purchases of non-financial assets plus assets acquired using finance leases
(c)

From 2013-14, AASB 119 requires a market yield on government bonds to be used to estimate the return on superannuation assets rather than the expected return. This aggregate is presented to facilitate comparisons with results from previous years. Further details are provided in Appendix A.

Budget Statement 2013-14	4 - 9

4.5 Capital Expenditure

In 2013-14, general government capital expenditure will total $9.1 billion and $36 billion over the 4 years to 2016-17.

Historically public transport capital expenditure has been recorded in the PTE sector although it is funded through recurrent and capital grants from the Budget. From 2012-13, in line with new administrative arrangements, the general government sector through Transport for NSW will construct certain rail infrastructure and contribute these assets by way of capital grants (in-kind) to the PTE sector. In assessing the support provided by the Budget for infrastructure, the public transport infrastructure investment program should be considered jointly with the general government sector program. The new Sydney International Convention, Exhibition and Entertainment Precinct (SICEEP) is also strongly reliant on Budget funding and should similarly be included.

Over the four years to 2016-17 the State-funded general government sector capital program including public transport and SICEEP is expected to total $36 billion or an average of $9 billion per annum which is a 39 per cent increase on the previous four years.

Chart 4.1: illustrates that the State-funded general government program, including public transport and SICEEP, continues to grow significantly over the forward estimates.

Chart 4.1:	State Funded Infrastructure Investment including General Government, SICEEP and Public Transport PTEs

For the details of the Government’s capital program, see Budget Paper No. 4 Infrastructure Statement.

4 - 10	Budget Statement 2013-14

Net Lending

The Traditional net lending result is forecast to improve from a deficit in 2013-14 of $3 billion to a deficit of $463 million in 2016-17. This reflects a significant improvement in the underlying Budget result and lower directly funded capital expenditure. After including the impact of amendments AASB 119, net lending is expected to show a significant improvement over the period to 2016-17.

4.6 Cash Flow

The cash flow statement shows cash flows for the accrual based Budget result. It shows the Cash Result which is the difference between government operating cash flows and net capital expenditure. The ABS extends this cash result measure by including capital expenditure procured under finance leases and other financing arrangements.

Table 4.4 provides the cash flow statement for the general government sector, while Table 4.5 shows the ABS Cash Result which includes finances leases.

The general government sector is expected to incur an ABS Cash Result deficit of $3.2 billion in 2013-14, an improvement of $1.1 billion on the expected result in 2012-13.

After 2013-14, the ABS Cash Result is expected to strengthen reaching a lower deficit of $798 million in 2016-17. This improvement is driven by a strengthening in the Budget position from expenditure restraint, which enables high capital expenditure levels to be maintained.

The cash outcomes broadly mirror the growth in net debt, although net debt is also impacted by valuation gains and losses on certain debt and other financial instruments.

Budget Statement 2013-14	4 - 11

Table 4.4:	General Government Sector Cash Flow Statement

	2011-12	2012-13		2013-14	2014-15	2015-16	2016-17
	Actual	Budget	Revised	Budget	Forward estimates

	$m	$m	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Taxes received	20,801	22,103	21,896	23,478	24,858	26,496	28,117
Receipts from sales of goods and services	5,046	5,270	5,936	5,721	6,012	6,588	6,315
Grants and subsidies received	26,640	25,516	24,943	26,704	27,992	28,589	29,592
Interest receipts	521	370	407	462	480	492	473
Dividends and income tax equivalents	1,980	2,353	2,073	2,663	2,167	1,939	1,807
Other Receipts	6,394	5,980	4,822	5,265	5,618	5,852	6,026

Total Operating Receipts	61,382	61,592	60,077	64,294	67,127	69,956	72,330

Cash Payments for Operating Activities
Payments for employees	(24,756)	(26,573)	(26,111)	(26,572)	(27,243)	(28,478)	(29,127)
Payments for superannuation	(7,673)	(3,157)	(3,302)	(3,268)	(3,512)	(3,693)	(3,876)
Payments for goods and services	(14,735)	(15,758)	(15,015)	(16,586)	(16,934)	(18,270)	(18,377)
Grants and subsidies paid	(9,576)	(9,888)	(8,517)	(8,704)	(8,918)	(9,047)	(9,146)
Interest paid	(1,405)	(1,576)	(1,627)	(1,613)	(1,778)	(1,888)	(1,981)
Other payments	(3,542)	(2,922)	(2,784)	(2,328)	(2,312)	(2,347)	(2,361)
Total Operating Payments	(61,686)	(59,875)	(57,355)	(59,071)	(60,698)	(63,722)	(64,868)

Net Cash Flows from Operating Activities	(304)	1,717	2,722	5,223	6,429	6,233	7,462

Net Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	379	520	988	715	479	462	324
Purchases of non-financial assets	(5,806)	(6,265)	(7,133)	(8,899)	(9,663)	(8,581)	(8,447)

Net Cash Flows from Investments in Non-Financial Assets	(5,427)	(5,744)	(6,145)	(8,184)	(9,183)	(8,119)	(8,122)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	323	271	5,219	208	230	246	262
Payments	(171)	(181)	(130)	(285)	(147)	(197)	(199)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	152	91	5,088	(78)	83	50	62
Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts from sale/maturity of investments	598	1,271	160	70	100	305	266
Payments for purchases of investments	(394)	(770)	(601)	(545)	(436)	(397)	(414)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	204	501	(441)	(475)	(336)	(91)	(148)

Cash Flows from Financing Activities
Advances received	15	—	25	20	32	58	3
Advances repaid	(54)	(52)	(52)	(55)	(56)	(50)	(85)
Proceeds from borrowings	12,701	3,775	3,851	2,173	4,295	1,663	1,083
Repayments of borrowings	(8,843)	(516)	(3,187)	(472)	(647)	(629)	(599)
Deposits received (net)	(147)	(146)	(145)	(122)	(107)	(95)	(83)
Other financing (net)	12	—	(11)	—	—	—	—
Net Cash Flows from Financing Activities	3,685	3,061	480	1,542	3,517	947	319

Net Increase/(Decrease) in Cash held	(1,690)	(375)	1,704	(1,972)	510	(981)	(427)

Derivation of the Cash Result
Net cash flows from operating activities	(304)	1,717	2,722	5,223	6,429	6,233	7,462
Net Cash Flows from Investments in Non-Financial Assets	(5,427)	(5,744)	(6,145)	(8,184)	(9,183)	(8,119)	(8,122)

Cash Surplus/(Deficit)	(5,731)	(4,027)	(3,423)	(2,961)	(2,754)	(1,886)	(660)

4 - 12	Budget Statement 2013-14

Table 4.5:	ABS GFS General Government Sector Cash Surplus/Deficit

	2011-12	2012-13		2013-14	2014-15	2015-16	2016-17
	Actual	Budget	Revised	Budget	Forward estimates

	$m	$m	$m	$m	$m	$m	$m
Cash Surplus/(Deficit)	(5,731)	(4,027)	(3,423)	(2,961)	(2,754)	(1,886)	(660)
Assets acquired under finance leases	(98)	(129)	(741)	(144)	(112)	(120)	(129)
Other financing arrangements (a)	29	53	(104)	(69)	21	74	(9)

ABS GFS Surplus/(Deficit)	(5,801)	(4,104)	(4,268)	(3,174)	(2,845)	(1,932)	(798)

(a)	Comprises movements in payables and receivables of a capital nature

4.7 Balance Sheet

Details of the assets and liabilities of the general government sector are shown in Table 4.6. The key financial aggregates measuring the strength of State finances are net debt and net financial liabilities. Further details of assets and liabilities are shown in Chapter 7.

Infrastructure

Infrastructure systems assets increase by nearly 30 per cent to $91 billion by June 2017, reflecting high levels of capital expenditure.

Net debt

Net debt is estimated at $13 billion in June 2013. This is $4.5 billion less than estimated in the 2012-13 Budget and reflects net proceeds of around $4.3 billion from the ports transaction. Over the period of the forward estimates, net debt continues to be lower than estimated in the 2012-13 Budget.

For a discussion of the Government’s fiscal strategy and a comprehensive assessment of the performance against fiscal targets refer to Chapter 1.

Net financial liabilities

Net financial liabilities cover a wider concept of financial obligations than net debt and include the full range of general government sector financial obligations (including unfunded superannuation liabilities, insurance liabilities and employee-related liabilities as well as debt) less its financial assets (including cash and investments).

Net financial liabilities are estimated at $69.2 billion in June 2013 and are expected to decrease to $59.8 billion in June 2017. The improvement in net financial liabilities reflects changes in the valuation of superannuation liabilities in accordance with accounting standards partly offset by additional borrowings to fund the general government infrastructure investment program. Further details concerning the balance sheet are provided in Chapter 8.

Budget Statement 2013-14	4 - 13

Table 4.6:	General Government Sector Balance Sheet

	June 2012	June 2013		June 2014	June 2015	June 2016	June 2017
	Actual	Budget	Revised	Budget	Forward estimates

	$m	$m	$m	$m	$m	$m	$m
ASSETS

Financial Assets
Cash and cash equivalent assets	6,576	3,930	8,277	6,404	6,971	6,023	5,614
Receivables	6,012	6,018	6,092	5,762	5,713	5,774	5,764
Tax equivalent receivables	470	274	485	276	211	187	191
Financial assets at fair value	7,235	9,287	9,038	9,999	10,713	11,207	11,782
Advances paid	936	1,198	908	931	938	966	983
Deferred tax equivalents	4,733	4,929	4,448	4,549	4,693	4,818	4,966
Equity	—
Investments in other public sector entities	78,306	82,904	78,497	84,347	92,112	97,840	102,644
Investment in associates	4,224	1,282	4,189	4,197	4,215	4,225	4,235
Other	12	29	13	13	13	13	13

Total Financial Assets	108,504	109,851	111,948	116,479	125,580	131,054	136,193

Non-financial Assets
Inventories	284	278	291	292	294	290	293
Forestry stock and other biological assets	8	9	8	8	8	8	8
Assets classified as held for sale	432	188	250	96	132	80	100
Investment properties	169	228	55	55	55	55	55
Property plant and equipment
Land and buildings	62,020	57,547	61,422	62,734	63,438	63,769	63,993
Plant and equipment	9,828	9,516	9,571	9,472	9,461	9,721	9,974
Infrastructure systems	63,882	64,280	70,744	75,289	80,744	85,929	90,791
Intangibles	1,710	1,808	2,103	2,515	2,762	2,795	2,729
Other	1,495	1,675	1,938	2,161	2,393	2,642	2,910

Total Non-financial Assets	139,828	135,529	146,382	152,622	159,287	165,290	170,853

Total Assets	248,332	245,380	258,330	269,101	284,867	296,344	307,046

LIABILITIES
Deposits held	1,233	1,069	1,071	950	845	753	672
Payables	4,423	3,965	4,342	4,524	4,577	4,224	4,148
Tax equivalent payables	18	—	—	—	5	5	4
Borrowings and derivatives at fair value	16	80	14	12	10	8	6
Borrowings at amortised cost	26,870	30,037	29,442	31,378	35,254	36,562	37,333
Advances received	755	730	729	714	713	747	691
Employee provisions	12,802	11,902	12,889	12,752	12,586	12,495	12,647
Superannuation provisions (a)	47,181	31,266	44,460	39,444	33,215	29,479	27,497
Deferred tax equivalent provision	780	712	687	731	749	761	758
Other provisions	6,252	6,211	6,764	6,875	6,989	7,164	7,421
Other	2,492	2,134	2,281	2,215	2,182	2,169	2,148

Total Liabilities	102,822	88,108	102,679	99,595	97,127	94,367	93,326

NET ASSETS	145,511	157,272	155,651	169,506	187,740	201,977	213,720

NET WORTH
Accumulated funds	10,650	26,753	17,362	21,679	28,390	33,081	36,127
Reserves	134,861	130,519	138,289	147,827	159,350	168,896	177,593

NET WORTH	145,511	157,272	155,651	169,506	187,740	201,977	213,720

OTHER FISCAL AGGREGATES
Net Debt (b)	14,127	17,502	13,032	15,720	18,199	19,873	20,323
Net Financial Liabilities	72,624	61,161	69,228	67,463	63,659	61,153	59,777

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, advances received and borrowing, minus the sum of cash deposits, advances paid, and financial assets at fair value.

4 - 14	Budget Statement 2013-14

4.8 Budget Risks

The annual Budget is framed by government policy and priorities as well as economic and other parameters. Any differences between the underlying assumptions and outcomes represent a risk that may impact on Budget estimates.

Economic Conditions

Table 4.7 shows the sensitivity of Budget expenses and revenues to variations in economic parameters.

The table gives a ‘rule of thumb’ measure of the direct impact on the Budget of a change in a given parameter. In each case, the analysis presents the estimated effects of a change in one economic variable, and does not capture the links between economic variables that characterise changes in the economy. The table excludes possible policy responses. Changes are assumed to be uniform across the general government sector and across the Budget year.

Revenues are sensitive to base changes such as the value and volume of property transactions and motor vehicle sales, employment and earnings, profits of public enterprises, investment returns and household consumption (and its influence on GST revenue).

The main State taxes, payroll tax and transfer duty, are sensitive to economic factors. Employment levels and wage rates affect payroll tax collections. Transfer duty revenue depends on property market activity, with dwelling transactions accounting for about three-quarters of revenue.1 Many factors, including monetary policy, Australian Government tax arrangements, unemployment and trends in alternative asset markets, contribute to fluctuations in property turnover.

Expenses are less sensitive than revenues to economic parameters. Expenses are significantly affected by public sector wage outcomes and, to a lesser extent, by changes in the prices of goods and services purchased by Government. Lower levels of general government net debt reduce the Budget’s exposure to interest rate fluctuations. The maturity profile of the State’s debt portfolio limits the immediate impact of interest rate rises.

Risks to the economic outlook are discussed in section 3 of Chapter 2.

[1]

Non-residential property transactions have far greater variation in size and timing than dwelling transactions. Due to this lumpiness in non-residential transactions, Table 4.7 provides estimates only for the dwellings component.

Budget Statement 2013-14	4 - 15

Table 4.7:	Sensitivity of Fiscal Aggregates to Changes in Economic Parameters, 2013-14

Effect of a one per cent increase, unless otherwise indicated
Parameter	Effect on the 2013-14 Budget Result ($m) (a)
A. Factors affecting tax revenue

Dwelling sales (price or volume)	39
Motor vehicle sales	6
Private sector employment	82
Private sector wages	80
Household disposable income	20

B. Factors affecting grant revenue

Household consumption (b)	156

C. Factors affecting expenses

Public sector employee-related expenses	(267)
Prices of goods and services	(150)
Interest rates (c), (d)	8

Effect on 30 June 2014 Net Financial Liabilities ($m) (e)

D. Factors affecting Superannuation Liabilities

Public sector wages and salaries	(175)
Sydney CPI	(450)
Investment return (c)	250
Discount rate (c)	7,100

(a)	A positive effect (e.g. from increased dwelling sales) improves the Budget result, while a negative effect (e.g. from increased public sector wages) weakens the Budget result.
(b)	Estimated GST receipts are $15.6 billion for 2013-14.
(c)	Effect of a one percentage point increase in the indicated factor (discount rate, interest rate or rate of return). Note that this effect is not constant and fall progressively as interest rates rise.
(d)	Excluding the impact of actuarial adjustment to net financial liabilities (NFL).
(e)	A positive effect (e.g. improved investment returns) reduces NFL (improves the financial position), while a negative effect (e.g. higher public sector wages) increases NFL (weakens the financial position).

4 - 16	Budget Statement 2013-14

Other Risks

Wages Growth

In June 2011 the NSW Public Sector Wages Policy 2011 (the Wages Policy) was released and continues to provide annual employee related cost increases of 2 1/2 per cent while allowing for higher increases where employee-related cost savings have been achieved. The policy reiterates that additional increases are only paid where required savings have been realised.

The policy has seen a significant moderation in employee expense growth along with an increased focus on expenditure limits for the costs of labour.

Efficiency Dividends and Cost Reductions

The Government has continued its commitment to keep expense growth below revenue growth by applying efficiency dividends and other cost reduction targets for all clusters across the forward estimates.

This Budget includes additional savings and efficiency measures of $750 million in 2015-16 and 2016-17. Savings and efficiency targets, including the new labour expense cap introduced as part of the 2012-13 Budget, aim to improve the value and effectiveness of service provision. The Government has improved its capability to measure and deliver these savings through Treasury’s Fiscal Effectiveness Office.

Budget Statement 2013-14	4 - 17

Chapter 5:	General Government Expenditure

•	This 2013-14 Budget reflects the Government’s ongoing commitment to expenditure restraint.

•

Expenses are estimated to grow by only 2.7 per cent in 2012-13, compared with a 2012-13 Budget forecast of around 3 per cent. For the third year running, expenses are expected to come in under budget in 2012-13.

•

For 2013-14, general government Traditional expenses are expected to be $62.9 billion, an increase of 4.9 per cent on 2012-13. Accounting for the impact of the amended AASB119, growth is inflated to 7.5 per cent.

•

The increase in the Traditional expenses growth rate from 2.7 per cent in 2012-13 to 4.9 per cent in 2013-14 has been affected by increasing capital grants to RailCorp, as well as expected underspends from 2012-13 being rolled over into 2013-14.

•

Growth rates on Traditional expenses are estimated to average 3.7 per cent over the budget and forward estimates period. Growth rates are being generally contained by relatively slow growth in employee expenses associated with the Government’s wages policy initiatives. There is also a contribution from lower superannuation interest expenses and reductions in general interest expenses.

•

The Government’s savings plan has been central to delivery on expenditure restraint. The 2013-14 Budget continues this expenditure restraint through additional whole-of-government efficiency savings of $750 million, including $250 million in 2015-16 and $500 million in 2016-17.

•	From 2011-12 to 2016-17 the Government’s total cumulative savings and efficiency measures amount to $18.9 billion.

•

The commitment to expenditure restraint has provided scope for some new initiatives in the 2013-14 Budget, including in the areas of infrastructure provision and improved service delivery in the important areas of education and health.

Budget Statement 2013-14	5 - 1

5.1 Introduction

This Budget maintains the Government’s commitment to overall expenditure restraint while delivering some important initiatives in key Government priority areas of education, health, infrastructure and supporting the vulnerable — with a focus on high quality service delivery.

This Budget

•	Delivers record levels of spending on health, education and infrastructure.

•	Initiates important policies in the fields of disability insurance, education reform, childcare, social benefit bonds and other programs in support of the most vulnerable.

•	Provides record funding for infrastructure renewal including WestConnex and other key road projects, the expansion of the railway system, as well as upgraded health facilities and equipment.

These initiatives are being delivered in a fiscally responsible manner. With somewhat subdued revenue growth in prospect, the 2013-14 Budget delivers a further $750 million in savings through efficiency dividends in 2015-16 and 2016-17 – adding to the already sizeable savings delivered in the last two Budgets.

5.2 Expenses Outlook

Expense growth has slowed and overspends have ended

Expenses in 2012-13 are currently forecast at $60 billion, around $600 million lower than expected at the time of the 2012-13 Budget and HYR estimates. As a result, expenses are now expected to grow by 2.7 per cent in 2012-13. This compares with the forecast in last year’s budget of 3 per cent growth, which was itself predicated on a tight program of savings, wage restraint and limited new spending initiatives.

The 2012-13 total expenses will be below initial budget estimates – continuing the strong performance of under-budget results achieved in the previous two years (see Chart 5.1). Expenses were $1.1 billion below Budget in 2010-11, $1.3 billion below Budget in 2011-12, and are estimated to be around $600 million below Budget in 2012-13. In the fifteen years prior to 2010-11, actual expenses were above Budget in every year.

5 - 2	Budget Statement 2013-14

Chart 5.1:	Total Expenses – Budget less Actual

Budget and Forward estimates growth remains restrained

For 2013-14, general government Traditional expenses are expected to be $62.9 billion, an increase of 4.9 per cent on 2012-13. Accounting for the impact of the amended AASB 119, growth is inflated to 7.5 per cent.

The amendment to AASB 119 adds $5.1 billion to expenses over the forward estimates but does not impact cash or debt (see Box 1.1 in Chapter 1). In addition to this, expenses have been affected by an upward revision of depreciation expenses since the Half-Yearly Review by $1.5 billion across the 4 years to 2015-16 (refer Chapter 4) which is a consequence of asset revaluations. Across 2012-13 and 2013-14, higher depreciation expenses are mitigated by lower employee expenses growth, lower superannuation interest expenses (net of the AASB 119 impact) and, in 2013-14, by reductions in general interest expenses.

Traditional expense growth is forecast to increase from 2.7 per cent in 2012-13 to 4.9 per cent in 2013-14. A key driver of this higher growth rate is an increase of nearly $900 million in capital grants for rail infrastructure in various projects including the North West Rail Link and the Northern Sydney Freight Corridor. More generally, the Traditional expense growth rate has been affected by expected underspends in 2012-13 and the rollover of these funds into 2013-14 to remove any incentive for wasteful expenditure at year end.

Budget Statement 2013-14	5 - 3

The average annual Traditional expense growth rate over the four years of the Budget and forward estimates period (2013-14 through 2016-17) has been contained to 3.7 per cent. Expense control initiatives introduced by this government have resulted in a rapid deceleration in average employee expense growth from over 6 per cent in previous years to around 3 per cent over the forward estimates period. The NSW public sector wages policy and other public sector reforms have had a significant impact (see Box 5.2).

Chart 5.2 shows the forward estimates in the last four budgets and this year’s Budget. The repeated ramping up of expenses between earlier budgets was effectively reversed in 2012-13.

The success of the Government’s focus on containing expenses is demonstrated by the slowing in four-year average expense growth from 8 per cent in 2009-10 to 4.4 per cent in 2012-13. As shown in Chart 5.3 (which nets out the impacts of both the Commonwealth economic stimulus program and the revision to AASB 119), growth has undergone significant and sustained declines in recent years.

Chart 5.2:	Forward estimates in the 2009-10 to 2013-14 Budgets (a)

(a)	2013-14 Budget estimates on Traditional basis (excluding the impact of the revision to AASB 119).

5 - 4	Budget Statement 2013-14

Chart 5.3:	Expense growth, 2000-01 to 2016-17(a)

(a)	Four-year average per cent change to indicated year. Underlying expenses exclude the impacts of Commonwealth Economic Stimulus programs and the revision to the AASB119 accounting standard.

5.3 Expenses Reconciliation

Table 5.1 provides a reconciliation of Budget expense aggregates between the 2012-13 Budget and HYR, and between the HYR and the 2013-14 Budget to differentiate the impact of policy and parameter driven changes to the estimates. Changes in policy arise from Government decisions. The parameter driven component incorporates the impact of changes in economic and other service-driven parameters such as interest rates and population growth.

The table shows that since the 2012-13 Half Yearly Review Traditional expenses over the period 2013-14 to 2015-16 have been affected by the AASB 119 amendments by adding $4.1 billion. As discussed in Chapter 4, increases to depreciation expenses have added $1.5 billion over the budget and forward estimates. The table shows that, abstracting from both of these effects, expenses continue to be constrained. Policy initiatives, in net terms, have been kept to $825 million in the four years to 2015-16.

Importantly, much of the success in containing Traditional expenses reflects the continuing emphasis being placed on effective expense management by this Government.

The ‘other’ category under parameter and other variations includes the impact of the underspends in 2012-13 and the effect of depreciation increases across all years.

Budget Statement 2013-14	5 - 5

Table 5.1:	Reconciliation Statement – Expenses

	2012-13	2013-14	2014-15	2015-16
	$m	$m	$m	$m

Expenses - 2012-13 Budget	60,552	62,347	64,353	66,902
Policy Decisions	67	104	131	161
Parameters and Other Budget Variations
- Superannuation	(155)	(360)	(383)	(228)
- Interest	19	(59)	(97)	(67)
- Other	153	927	367	167

Expenses - 2012-13 Half Yearly Review	60,636	62,959	64,371	66,935

Policy Decisions	43	337	329	116
Parameters and Other Budget Variations
- Superannuation (exc. AASB 119)	(42)	(156)	(109)	(206)
- Interest	83	(96)	(48)	10
- Other	(747)	(143)	360	456
- AASB 119 revision	—	1,561	1,392	1,148

Expenses - 2013-14 Budget	59,973	64,462	66,295	68,459

5.4 Effective expense management

This Budget carries on the work in past years of cutting back waste and inefficiency and improving the focus of government programs in order to deliver better services at lower cost to the people of New South Wales.

Lower expense growth will be achieved across the four years of this Budget through the ongoing impact of savings measures in the 2011-12 and 2012-13 Budgets aimed at improving financial management and expense control. These measures deliver an estimated $1.9 billion in savings in 2012-13 alone.

In addition to savings measures, the 2011 reforms to wages policy help to achieve a lower aggregate expense profile. Employee expense growth has moderated from more than 6 per cent in the early 2000s (Box 5.2) to a four year average of around 3 per cent over the forward estimates. The policy has delivered tighter control around wage increases.

The $750 million in additional savings and efficiency measures in the 2013-14 Budget comprise efficiency dividends of $250 million in 2015-16 increasing to $500 million in 2016-17. These targets average approximately 1 per cent of controllable expenses per annum. This brings cumulative savings over the six years to 2016-17 to a total of $18.9 billion (see Table 5.2). These measures include efficiency dividends, procurement savings, program savings, a labour expense cap and better management of recreation leave and redundancies.

5 - 6	Budget Statement 2013-14

Clusters have been working with the Fiscal Effectiveness Office in Treasury to ensure that robust savings plans are prepared and to provide the Expenditure Review Committee of Cabinet with regular updates on progress at a Cluster and Whole of Government level.

Savings and efficiency targets reduce the four-year average expense growth over the Budget and forward estimate years from 4.7 per cent (without these measures) to 3.7 per cent (with these measures). These savings create room for the Government to respond to infrastructure and service delivery priorities while meeting fiscal responsibility targets, at a time when revenues are growing below long-run averages.

Table 5.2:	Savings Measures

	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17	Six-year
	Revised	Revised	Budget	Forward Estimates			Total
	$m	$m	$m	$m	$m	$m	$m

2011-12 commitments
Efficiency Dividends	424	1,059	1,817	2,314	2,368	2,447	10,429
Procurement Reform	72	198	303	376	376	376	1,702
Program Savings	0	154	276	283	282	282	1,277
Other (a)	186	232	252	266	266	266	1,469
Sub-total	682	1,643	2,649	3,239	3,293	3,372	14,878
2012-13 Commitments
Labour Expense Cap (b)	0	269	512	733	877	877	3,269
Sub-total	682	1,912	3,161	3,972	4,170	4,249	18,147
2013-14 Commitments
Efficiency Dividends	0	0	0	0	250	500	750
Total Savings Measures	682	1,912	3,161	3,972	4,420	4,749	18,897

(a)	Other includes wage offsets and agency specific savings targets
(b)	Labour Expense Cap includes savings from reductions in annual leave balances

Budget Statement 2013-14	5 - 7

Box 5.1	Improved Financial Management

Treasury is leading a program of significant reforms to financial management in the NSW public sector, delivering on recommendations of the Commission of Audit. The Financial Management Reform Program is expected to involve changes to the regulatory framework, new financial reporting systems, revised budget and financial management processes, and strengthened financial management accountabilities across the sector. Experience in other jurisdictions shows that delivery of these reforms will require careful planning and a phased rollout over a number of years.

Treasury is using a structured methodology to define the requirements for reform, including new financial information systems, and develop a detailed plan for implementation.

The Government has already introduced a number of reforms to improve financial management across the sector. These include enhanced year-end accounting arrangements, strengthened financial management accountability for Directors-General and Chief Financial Officers, and measures to enhance financial management skills across the sector.

Box 5.2:	Reforming the public sector

Controlling employee-related expenses, which are the largest expense category (48 per cent), is critical to managing the State’s budget.

The Government has taken a ‘step change’ approach and implemented a number of cost containment and reform strategies to increase the Government’s capacity to direct resources to priority areas while keeping employee expense growth to sustainable levels. The reform measures have included:

•

a strengthened wages policy which provides annual remuneration increases of 2 1/2 per cent while allowing for higher increases where employee-related savings have been achieved. This has successfully reduced wage growth from an annual average of around 4 per cent to under 3 per cent in the four quarters to March 2013.[1]

•

reforms to the management of excess employees have facilitated 4,608 redundancies and has also reduced the number of excess employees from 390 in May 2011 to 100 at the end of April 2013. These redundancies are supporting the Government’s need to moderate employee expense growth while focussing on delivering frontline services.

•	reform of the Police Death and Disability scheme (refer Box 4.4 in Chapter 4 of 2012-13 Budget Paper 2 for details)

•	the introduction of a Labour Expense Cap adjustment which avoids additional costs of $3.3 billion.

The Government also introduced a new policy in the 2012-13 Budget to limit employees’ annual leave balances to the equivalent to a maximum of 40 days by June 2013, 35 days by June 2014 and 30 days by June 2015.

[1]	Australian Bureau of Statistics (2013) 6345.0, Wage Price Index, March 2013.

5 - 8	Budget Statement 2013-14

Table 5.3:	Employee Expenses

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates

Employee expenses (ex. super) ($m)	23,094	24,278	25,425	26,215	26,710	27,413	28,188	29,329
4-year average growth (%)	6.3	6.5	5.5	4.4	3.7	3.1	2.6	2.8

•

Expense control initiatives under this Government have realised a significant moderation of employee expense growth (on a four-year average basis) from more than 6 per cent in previous years to around 3 per cent over the forward estimates period.

Chart 5.4:	Comparison of Pay Increases in Public and Private Sectors(a)

Source:	Australian Bureau of Statistics (2013) 6345.0, Wage Price Index, NSW Public Sector (unpublished state/local) and NSW Private Sector (March 2013).

(a)	Shown are average annual increases over the previous four quarters. The unpublished NSW Public Sector series has been adjusted to account for the late payment of an increase paid to employees covered by the Crown Employees (Public Sector - Salaries 2008) Award which provided an increase effective from 1 July 2008 that was applied in the December Qtr 2008.

The Government’s strong commitment to expense management has provided headroom for modest targeted initiatives in priority areas. Budget priorities are outlined in Chapter 1.

Budget Statement 2013-14	5 - 9

5.5 Expense Trends (Operating Statement)

Expenses by operating statement category are shown in Table 5.4. Key points are:

•

The decline in Traditional expense growth reflects better management of employee expenses (which account for nearly half the total). Four year average employee expense growth has slowed from 6.3 per cent in 2009-10 to 4.4 per cent in 2012-13 and will decline to 2.8 per cent by 2016-17.

•	Grant and transfer expense volatility highlights the impact of Commonwealth Government program changes (such as the “Building the Education Revolution” program) on total expense performance.

•	Depreciation expenses have increased since the Half-Yearly Review by $1.5 billion across the 4 years to 2015-16 (refer Chapter 4).

Table 5.4:	Summary of expenses by Operating Statement category

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward Estimates
	$m	$m	$m	$m	$m	$m	$m	$m

Employee-related	26,167	27,323	28,540	28,565	30,613	31,414	32,213	33,401
Other operating	11,543	12,440	13,409	14,157	15,044	15,253	16,615	16,562
Depreciation and amortisation	2,777	2,817	2,978	3,586	3,855	4,048	4,158	4,250
Current grants and subsidies	8,036	8,878	9,240	9,060	9,496	9,801	10,083	10,277
Capital grants	5,211	2,493	2,143	2,357	3,207	3,316	2,764	3,284
Finance	1,675	1,878	2,082	2,249	2,246	2,462	2,624	2,692
Total expenses	55,409	55,829	58,394	59,973	64,462	66,295	68,459	70,466

Annual growth (%)	9.6	0.8	4.6	2.7	7.5	2.8	3.3	2.9
4 year average growth (%)	8.0	6.2	5.8	4.4	3.9	4.4	4.1	4.1

Total expenses (Traditional)	55,409	55,829	58,394	59,973	62,901	64,903	67,311	69,475
Annual growth (%)	9.6	0.8	4.6	2.7	4.9	3.2	3.7	3.2
4 year average growth (%)	8.0	6.2	5.8	4.4	3.2	3.8	3.6	3.7

As shown in Table 5.5 the ratio of expenses to GSP has fallen from 13.5 per cent in 2009-10 to 12.7 per cent in 2012-13, and is expected to decline to 12.2 per cent in 2016-17.

5 - 10	Budget Statement 2013-14

Table 5.5:	Expenses as Proportion of GSP

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward Estimates
	$m	$m	$m	$m	$m	$m	$m	$m

Total expenses ($m)	55,409	55,829	58,394	59,973	64,462	66,295	68,459	70,466
Per cent of GSP (nominal) (%)	13.5	12.8	12.8	12.7	13.0	12.7	12.5	12.2

Chart 5.5 shows the breakdown of expenses by Operating Statement category.

Employee-related expenses account for almost half of total expenses (48 per cent including AASB 119). This is followed by Other Operating (23 per cent); Current Grants and Subsidies (15 per cent); Depreciation and Amortisation (6 per cent); Capital Grants (5 per cent); and Finance Expenses (3 per cent).

Chart 5.5:	Composition of Expenses 2013-14: by type

Employee expenses

In 2013-14 Employee expenses are estimated to be 48 per cent of the total, including superannuation expenses (6 per cent) and other employee expenses (41 per cent) composed principally of wages and salaries. Superannuation expenses are projected to increase in line with non-salary costs, plus changes in the federally legislated rate of contribution. As shown in Table 5.6, non-superannuation employee expenses will continue to increase – but at a slower rate – over the forward estimates.

Expense control initiatives have realised a significant moderation of employee expense growth (on a four-year average basis) from more than 6 per cent in previous years to around 3 per cent over the forward estimates period.

Budget Statement 2013-14	5 - 11

Table 5.6:	Employee expenses

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates
Employee expenses (ex. super) ($m)	23,094	24,278	25,425	26,215	26,710	27,413	28,188	29,329
4-year average growth (%)	6.3	6.5	5.5	4.4	3.7	3.1	2.6	2.8

In June 2011 the NSW Public Sector Wages Policy 2011 (the Wages Policy) was released and continues to provide annual remuneration increases of 2 1/2 per cent while allowing for higher increases where employee-related savings have been achieved. Reforms ensure that additional increases are only paid where savings have been realised.

The Government has also reformed arrangements for the management of excess employees and implemented a new Managing Excess Employees Policy2. Under the new arrangements the Government has made significant progress towards the redundancy target announced in the 2011-12 Budget (5,000 by the end of 2014-15) with 4,608 redundancies (92 per cent of the target) having been implemented3. These redundancies are supporting the Government’s need to moderate employee expense growth while focusing on delivering frontline services. The number of full time equivalent (FTE) general government sector employees in frontline positions increased by 1.9 per cent (4,805) between June 2011 and June 2012 while the number of non-frontline staff decreased by 4.8 per cent (-1,857). Growth in frontline staff includes an additional 509 nurses in hospitals and 1,621 school teachers4 with police officers rising toward target strength of 16,665 by August 2015.

The Labour Expense Cap was introduced in the 2012-13 Budget to limit the growth of employee and contractor expenses, with the aim of avoiding additional labour expenses of $3.3 billion over the forward estimates. Some groups were exempt from the cap where elections commitments had been made (teachers in schools, nurses in hospitals and sworn police officers).

The Government also introduced a new policy in the 2012-13 Budget which sought to limit employees’ annual leave balances to the equivalent to a maximum of 40 days by June 2013, 35 days by June 2014 and 30 days by June 2015.

[2]	See Managing Excess Employees Policy [M2011-11] (revised Jan 2012)
[3]	NSW Public Service Commission (2013) as at the end of April 2013.
[4]	NSW Public Service Commission (2013) NSW Public Sector Workforce Profile. Full time equivalent

5 - 12	Budget Statement 2013-14

Other Operating Expenses

Other operating expenses are the non-labour costs of providing goods and services and include repairs and maintenance, drugs and other supplies in hospitals, books in schools, fuel for police motor vehicles, consultancies, contractors, electricity, communications and marketing.

Other Operating expenses growth (on a four-year average basis) is expected to slow to 4 per cent by 2016-17. Contributing to this slowdown will be more moderate growth in contracting and consulting, transport, electricity and fuel usage, and telephone and other communications. Repair and maintenance expenses will be higher reflecting the rising stock of public infrastructure as well as drawdown of maintenance backlogs.

Sector wide management initiatives (such as increased use of centralised procurement, common systems and shared facilities) are contributing to the containment of Other Operating expense growth.

Current and Capital Grants

Current grants include grants and subsidies to the community (such as schools, hospitals and local governments), non-governmental organisations and personal payments. Many of the larger grant expenses are flow-throughs of Commonwealth NP and SPP grants.

Current grant expenses growth is expected to slow to 3.2 per cent over the four years to 2016-17. Comparing the average level of expenses in the four years to 2012-13 and the four years to 2016-17, the largest single increases are expected in national SPPs for schools, skills and affordable housing, and for programs in disability services, residential and out-of-home care and hospitals.

Capital grants are transfers to Public Trading Enterprises (PTEs), local governments, not-for-profit organisations and other non-government entities for capital purposes. They include both cash and non-cash grants (such as land). Capital Grants expenses vary from year-to-year depending on infrastructure activity.

Capital grant expense is expected to grow by an average 8.6 per cent per annum over the four years to 2016-17 – more than double the growth rate of total expenses. Major contributors will be increased grants to RailCorp, local government and Aboriginal Communities, Sydney Ferries, Hunter Development Corporation and Sydney Water Corporation.

Budget Statement 2013-14	5 - 13

Key drivers of the growth in RailCorp grants are:

•	An increase in the overall capital program (from $2.7 billion in 2012-13 to $3.5 billion in 2013-14)

•	An increase in the proportion of the program which is grant funded, reflecting the completion of debt financed projects.

Key projects behind the growth in RailCorp grants are the profile of the North West Rail Link ($486 million), new works related to the Fixing the Trains program ($117 million) and the Northern Sydney Freight Corridor.

The impact of these increases on total expenses has been muted by the winding down of Commonwealth programs and the redeployment of capital from other terminating or down-phasing projects. Major reductions in capital grant expense in the four years to 2012-13 and the four years to 2016-17 are in relation to the Commonwealth economic stimulus program, the national affordable housing SPP and the First Home Owners scheme. In addition, the South West Rail Link and the acquisition of the new Outer Suburban rail carriages are nearing completion.

Depreciation and Amortisation

Depreciation and Amortisation (D&A) expense is an estimate of the consumption of government assets through normal usage, wear and tear and obsolescence. Growth in this expense category primarily reflects asset revaluations and the size of the State’s capital program. The share of D&A in total expenses has increased from 5.2 per cent in 2008-09 to 6 per cent in 2012-13, and is expected to remain near that proportion during the four years of this Budget. The upward revision to D&A expense from 2012-13 is the consequence of financial management improvement work to more accurately value State assets.

Finance

Finance expense comprises mainly interest paid on borrowings to acquire capital assets and infrastructure. Over the four years to 2012-13 Finance expense increased by an average 10.9 per cent per annum. Finance expenses averaged 3.4 per cent of total expenses during those four years.

Over the four years to 2016-17, Finance expenses are expected to grow by an average 4.6 per cent – half the rate of the previous four year period. As a share of total expenses, Finance expenses are expected to average 3.7 per cent.

Trends mainly reflect movements in the level of debt and movements in interest rates on capital markets, modulated by TCorp’s portfolio structure and management.

5 - 14	Budget Statement 2013-14

5.6 Capital Expenditure

The Government released its 20-year State Infrastructure Strategy (SIS) in November 2012. The SIS represents the Government commitment to an integrated approach to infrastructure planning and delivery, including delivery and reform priorities over the next five years.

Consistent with the SIS, this Budget provides general government capital expenditure of $9.1 billion in 2013-14, representing a 13.4 per cent increase on the $8 billion spent in 2012-13. Total spending over the four years of this Budget will be $36 billion. Further detail is provided in Chapters 1 and 9 of Budget Paper 2 and in Budget Paper 4.

Chart 5.6 shows the distribution of capital expenditure in the four years ended 2013-14, classified by Government Finance Statistics (GFS) General Purpose Code (GPC). Over half (55 per cent) of this four-year program is allocated to Transport and Communications, with Health (15 per cent), Education (12 per cent) and Public Order and Safety (6 per cent) accounting for most of the remainder.

Chart 5.6:	Capital Expenditure by GPC Policy Area (a), (b)

(a)	Distribution of total capital expenditure for the four years ended 2013-14.
(b)	In this chart the category ‘Economic affairs’ includes the functional areas Fuel and Energy, Agriculture, Forestry and Fishing; Mining, Manufacturing and Construction; and Other Economic Affairs.

Budget Statement 2013-14	5 - 15

The main contribution to slower capex growth over the four years to 2013-14 is a 33.6 per cent decline in capital spending in Education, offset by a 22.3 per cent increase in capital spending in Transport and Communications. The slowdown in Education is attributable to the phase-out of the Commonwealth’s Building the Education Revolution program that was a significant component of their post-global financial crisis (GFC) economic stimulus program.

5.7 Expenses by Function

Operating expenses in 2013-14 split by policy areas according to Government Finance Statistics (GFS) General Purpose Classification (GPC) are shown in Table 5.7. GFS categories align with a government function rather than a specific agency.

Table 5.7:	Expenses by Policy Area: Level, Share and Four Year Average Growth (a)

	2013-14	Share	4-yr avg	Ctb points to
	Expense	of total	growth	to 4-yr avg
	($ m)	(per cent)	(% pa)	growth (% pts)

Health	17,800	27.6	5.7	1.5
Other Purposes	4,632	7.2	11.0	0.7
Recreation and Culture	1,722	2.7	8.1	0.2
Education	13,624	21.1	3.3	0.7
Housing and Community Amenities	1,815	2.8	-16.8	-0.8
Transport and Communication	8,478	13.2	5.5	0.7
Economic Affairs	2,567	4.0	4.5	0.2
General Public Services	2,307	3.6	6.4	0.2
Public Order and Safety	6,373	9.9	2.9	0.3
Social Security and Welfare	5,143	8.0	2.8	0.2
TOTAL	64,462	100.0	3. 9	3. 9

(a)	In this table the ‘Economic Affairs’ category includes Fuel and Energy, Agriculture, Forestry Fishing and Hunting, Mining, Manufacturing and Construction and Other Economic Affairs

Over the four years to 2013-14 the largest contribution to expense growth has been from Health (1.5 points) followed by Education (0.7 points) and Transport (0.7 points).

As shown in Chart 5.7 the five largest areas of expense in 2013-14 will be Health (28 per cent of total expenses), Education (21 per cent), Transport and Communications (13 per cent), Public Order and Safety (10 per cent), and Social Welfare (8 per cent). These five functions account for approximately 80 per cent of total expenses.

5 - 16	Budget Statement 2013-14

Chart 5.7:	Composition of Total Expenses 2013-14: by policy area (a)

(a)	In this chart the ‘Economic Affairs’ category includes Fuel and Energy, Agriculture, Forestry Fishing and Hunting, Mining, Manufacturing and Construction and Other Economic Affairs.

Health

The health sector comprises the activities of NSW Health, the Health Care Complaints Commission and the Mental Health Commission. The services provided by these agencies protect the health and safety of the public by managing and regulating the NSW public health care system. The health goals in NSW 2021 are to keep people healthy and out of hospital, and to provide world class clinical services with timely access and effective infrastructure.

Budget expenses in the Health sector in 2013-14 are $17.8 billion or 27.6 per cent of the total. They are driven by the Government’s commitment to increase services against the demands of a growing and ageing population and new technology. Health expense management strategies include the Government’s wages policy, ongoing efficiency measures, use of Activity Based Funding and a new funding and purchasing framework under NSW Health’s devolved governance arrangements. Improved productivity in recent years has allowed NSW Health to meet growth in activity well above population growth and improve levels of service.

Budget Statement 2013-14	5 - 17

Key health initiatives in the 2013-14 Budget include: greater focus on patient centred care through improved information and communications; improved patient flows and reduced pressure on Emergency Departments through a Whole of Hospital program, improved community based care, and greater use of technology to improve access to services for rural and regional patients; more patient services provided by public hospitals; further investment in preventive health, drug and alcohol addiction reduction programs; further investment in health education, research and innovation; and increased funding for non-admitted services such as preventive health, ambulance, radiotherapy and medical research.

Reductions in Commonwealth National Partnership funding during the transition to new growth funding arrangements from 2014-15 under the National Health Reform Agreement pose a risk to delivery of health service outcomes.

NSW Health is developing a new ten year NSW State Health Plan (2013-23) to provide strategic direction for longer term funding and budget setting process. The Mental Health Commission of NSW is also developing a new strategic approach.

The budget for the capital works program over the four years from 2013-14 is around $4 billion, including $1.3 billion for health sector upgrades and redevelopments in 2013-14. NSW Health continues to identify innovative ways of involving the non-government sector in the provision of services at the new Northern Beaches Hospital. An EOI was released in May 2013 seeking interest from the non-government sector in a partnership for the design, construction and operation of a new 423 bed hospital at Frenchs Forest. The Government’s capital contribution, including its election commitment, is reserved in the Budget but cannot be disclosed because it is currently commercially sensitive.

Education

Education and Training services include early childhood education and care, schools, vocational and workforce training, technical and further education (TAFE) and student support, including school student transport. The education and training goals in NSW 2021 are to improve education and learning outcomes for all students and strengthen the NSW skill base.

Budget expenses in the Education and Training sector in 2013-14 are $13.6 billion. This sector delivers services to around 1.7 million students through government schools, TAFE NSW and funding to non-government schools and training providers. Over the four years to 2013-14 expenses grew at an average annual rate of 3.3 per cent due mainly to wage rate increases and national partnership programs. This was partly offset by efficiency measures including streamlining corporate services and procurement reform.

5 - 18	Budget Statement 2013-14

The NSW Government has signed the National Education Reform Agreement based on recommendations of the Commonwealth Government’s Review of Funding for Schooling, chaired by Mr David Gonski (refer Chapter 1) which will deliver $5 billion of additional schools investment during 2014 to 2019. Base funding will be supplemented by resource loadings for students from low socio-economic groups, students with a disability and those with additional learning and support needs. The agreement provides a fairer allocation between all schools, targets resources where they are most needed and involves comprehensive reform in five key areas: quality teaching, quality learning, empowered school leadership, meeting student needs and transparency and accountability.

In 2013-14, around $300 million will be spent to support and regulate the early childhood education and care sector including a focus on universal access to a quality early childhood education in the year before school. ‘Smart and Skilled’ a major reform of the NSW Vocational Education and Training system, will be implemented in 2014. This will expand the skills of our workforce to meet future demands for jobs. The infrastructure program for the next four years includes an extra $100 million for school construction, lifting capital works at schools and TAFE colleges to a total of $2 billion over four years.

Transport and Communication

The Transport goals in NSW 2021 are to: reduce travel times; grow patronage on public transport by making it a more attractive choice; improve customer experience; and improve road safety.

In December 2012 the Government released the NSW Long Term Transport Master Plan. The Plan provides a framework for transport policy and investment decisions over the next 20 years in relation to challenges such as population growth, job creation and land use needs. The Government has also released a draft Metropolitan Strategy for Sydney and the State Infrastructure Strategy, to further support integrated transport and land use planning.

Budget expenses in the Transport sector for 2013-14 are estimated at $8.5 billion, an increase of 9.5 per cent on 2012-13 estimated expenses with the main focus on improving rail services and road infrastructure.

Key capital expenditure initiatives in the 2013-14 Budget include: the Inner West Light Rail extension plus the CBD and South East Light Rail; the rollout of the new electronic ticketing system (the Opal card); $111 million to commence delivery of the WestConnex Motorway program; and nearly $1 billion for continuation of works to upgrade the Pacific Highway.

Budget Statement 2013-14	5 - 19

Public Order and Safety

Public order and safety includes services provided by the NSW Police Force, the Department of Attorney General and Justice, related justice agencies and the emergency services response agencies.

The Justice goals in NSW 2021 are to: prevent and reduce the level of crime; prevent and reduce the level of re-offending; improve community confidence in the justice system; ensure disaster preparedness; and promote community self-support. Progress is suggested by declining or stabilising crime levels and declining numbers of offenders in prison.

Over the four years to 2013-14, public order and safety expenses have grown by 2.9 per cent per annum to $6.4 billion. The NSW Police Force has been the major driver of this growth, reflecting increases in authorised police strength and the growth in the Police Death and Disability Scheme in the early part of this period. Increased Corrective Services NSW expenses and higher natural disaster response and recovery expenses also contributed to this growth.

In the 2013-14 Budget, the Department of Attorney General and Justice (excluding grant funding to agencies) has been allocated $2.1 billion. The combined expenses of the Ministry for Police and Emergency Services, Fire and Rescue NSW, the Rural Fire Service and NSW State Emergency Service are budgeted at $1.1 billion in 2013-14.

Additional police will be employed as part of the Government’s commitment to increase the number of authorised police officers to 16,665 by August 2015. This includes an additional 309 officers to support the new Police Transport Command established in May 2012 to improve passenger safety and security on the public transport system.

The Department of Attorney General and Justice is implementing a range of measures to better manage services including: within the criminal justice system, reforms to bail and sentencing laws and the development of diversionary programs such as Youth on Track; the successful Police Death and Disability reform; and rolling reviews of the emergency services agencies to ensure they continue to work effectively and efficiently to keep our communities safe.

Capital expenditure programs in the 2013-14 Budget includes a $46 million business transformation program for shared corporate services in the Justice Cluster; $75 million over five years for NSW State Emergency Services (primarily for communications equipment); and $34 million for the Rural Fire Service facilities and vehicle fleet.

5 - 20	Budget Statement 2013-14

Social Security and Welfare

The Social Security and Welfare policy area includes services provided primarily by the Department of Family and Community Services and the Home Care Service of NSW, as well as seniors, pensioner and other concessions for public transport through Transport for NSW and energy rebates through the Department of Trade and Investment, Regional Infrastructure and Services.

The social security and welfare goals in NSW 2021 are to: better protect the most vulnerable members of our community and break the cycle of disadvantage; increase opportunities for people with a disability by providing supports that meet their individual needs and realise their potential; and increase opportunities for seniors in New South Wales to fully participate in community life.

Total expenses in 2013-14 for the Social Security and Welfare policy area are estimated at $5.1 billion. In the four years to 2013-14, expenses in this policy area have increased by an average of 2.8 per cent per annum. This growth was mainly due to the expansion of disability related services under the Stronger Together program, and growth in child protection services particularly in out-of-home-care, partially offset in recent years by the Government’s wages policy and other saving measures to better target those most in need.

The sector also provides cost-of-living assistance to vulnerable groups through the Family Energy Rebate, which will rise from $75 per household per annum in 2012-13 to $125 in 2013-14, and the Low Income Household Rebate which will rise from $215 in 2012-13 to $225 in 2013-14, for a combined expenditure in 2013-14 of $226 million.

The 2013-14 Budget aims to improve client outcomes through stronger early intervention and prevention services including:

•	National Disability Insurance Scheme

•	Social Benefit Bonds

•	Child protection reforms.

The NSW Government will continue to implement child protection reforms in partnership with non-government agencies to improve outcomes for at-risk children, young people and their families. The Government’s intention is to create a flexible, family centred child protection system with a focus on restorations and adoptions, with non-government agencies continuing to play a pivotal role. It is estimated that 58 per cent of children in statutory care will be placed with non-government agencies in 2013-14 compared to 17 per cent in 2010-11.

Budget Statement 2013-14	5 - 21

Chapter 6:	General Government Revenues

•	Subdued economic conditions continue to adversely affect budget revenues in 2012-13 and over the four years to 2016-17.

•	Parameter revisions since the 2012-13 Half-Yearly Review have reduced tax revenues by around $1.9 billion over the period 2012-13 to 2015-16.

•

Total revenue in 2012-13 is $128 million lower than expected at 2012-13 Budget, with large falls in tax revenue, Commonwealth grants and royalties partly offset by higher sales of goods and services and fines, fees and other revenue, resulting in revenue growth of 0.9 per cent in 2012-13.

•	Ongoing revenue weakness has necessitated policy actions to improve the budget position, help improve services and rebuild infrastructure.

•	The abolition of the remaining IGA taxes has been deferred to part fund the National Education Reform Agreement given the current revenue environment.

•

To support businesses in the near term while economic uncertainties prevail, the payroll threshold will be increased to $750,000 on 1 July 2013 after which indexation will cease. The Jobs Action Plan is being extended and increased.

•	In the longer term, the revenue position will be strengthened by the removal of indexation of the payroll tax threshold.

6.1 Introduction

Revenue shortfalls are forecast over the budget and forward estimates period. These follow already significant downward revisions to revenues in the previous two budgets.

Since the 2012-13 Half Yearly Review, weaker than expected collections in recent months have resulted in downward revisions to tax receipts, royalties and GST in 2012-13.

These lower revenues not only affect 2012-13 and 2013-14, but a lower base will continue to affect revenues throughout the forward estimates period.

To redress this situation and provide the means to improve services and rebuild infrastructure whilst maintaining sustainable finances, this Budget includes some modest revenue measures.

Budget Statement 2013-14	6 - 1

The combination of policy measures and a return to trend economic growth is expected to lead to 4.5 per cent annual average revenue growth over the four years to 2016-17. This is still below long term revenue growth of 5.6 per cent. However, ongoing expense control has ensured that the revenue growth rate remains above forecast expense growth over the budget and forward estimates period.

6.2 Revenue Position

There has been a significant loss in taxation revenue, Commonwealth grants and royalties from weaker parameters, particularly since the 2012-13 Half-Yearly Review (HYR). These parameter variations have an ongoing effect on revenues across the forward estimates.

Chart 6.1:	Revenue Estimates Changes (Four years to 2014-15)

State Taxation

State taxation, particularly transfer duty, payroll tax and land tax, is estimated to be $408 million weaker in 2012-13 than expected in the 2012-13 Half-Yearly Review.

Transfer duty is now estimated to be $157 million lower in 2012-13 than in the HYR. This revenue loss would have been greater if not for the one off duty impact of the ports transaction. Transfer duty on residential transactions is estimated to have increased by 18.4 per cent in 2012-13, reflecting the positive housing market fundamentals. Despite collections being smaller than anticipated in 2012-13, housing market fundamentals remain positive and a continuing recovery in transfer duty is now expected into 2013-14. However, the base effect of the 2012-13 shortfall will also affect revenues to some extent throughout the forward estimates.

6 - 2	Budget Statement 2013-14

Payroll tax is estimated to be $99 million lower in 2012-13 than in the HYR despite the strength in the NSW labour market. Wages growth appears to have softened since the HYR, leading to weaker receipts in 2012-13. This has an ongoing effect over the forward estimates.

Land tax revenue is also lower than expected in 2012-13 due to weaker than expected growth in land values, which continue in the forward estimates.

As Chart 6.1 shows, between March 2011 and the 2013-14 Budget, net parameter variations have reduced taxation receipts by almost $700 million in the four years to 2014-15.

Commonwealth Grants

Commonwealth grants are estimated to be $406 million weaker than expected in the HYR. A downward revision to the national GST pool is estimated to reduce NSW GST in 2012-13 by $168 million since the HYR. The reduction in the GST pool over the forward estimates would lead to a loss of around $850 million to New South Wales in the four years to 2015-16. This loss is partially offset by revisions to the relativity and population. The net loss in NSW GST since the HYR is expected to be around $140 million over the four years to 2015-16.

Between March 2011 and the 2013-14 Budget New South Wales has lost around $5.5 billion in GST revenue over the four years to 2014-15 (Chart 6.1). Other Commonwealth grants are significantly weaker in 2012-13 since the HYR due to the methodology adopted by the Australian Government on indexing health grants for population growth and health price inflation.

Royalties

Royalties in 2012-13 are estimated to be down $573 million since the 2012-13 Budget and $73 million since the 2012-13 HYR, reflecting softer coal prices and the high Australian dollar. NSW royalties have also been adversely affected by weak collections for the Minerals Resource Rent Tax which has led to supplementary royalties being set to zero across the forward estimates.

Royalties in the four years to 2015-16 are now expected to be almost $2.3 billion less than expected in the 2012-13 Budget, largely reflecting lower coal prices.

Between March 2011 and the 2013-14 Budget New South Wales has lost around $2.2 billion in royalties over the four years to 2014-15 (Chart 6.1).

Budget Statement 2013-14	6 - 3

Reconciliation Statement

Table 6.1 provides a reconciliation of revenue estimates between the 2012-13 Budget, 2012-13 Half Yearly Review, and 2013-14 Budget. It differentiates between the impact of policy changes and parameter variations. The latter includes changes such as those resulting from changes in forecast nominal GSP, coal prices, Commonwealth funding, and the impact of the exchange rate.

The reconciliation statement highlights the weakness in taxation revenue since the HYR and the additional policy decisions to increase revenues - including to meet the cost of the National Education Reform Agreement (NERA).

Table 6.1:	Reconciliation Statement – Revenue Estimates, 2012-13 to 2015-16

	2012-13 $m	2013-14 $m	2014-15 $m	2015-16 $m

Revenues - 2012-13 Budget	59,727	62,636	64,916	68,074
Policy Decisions
- Taxation	—	—	—	—
- Other	33	65	67	70
Parameters and Other Budget Variations
- Taxation	80	191	210	302
- Commonwealth Grants	(118)	(625)	472	181
- Other	138	269	72	66

Revenues - 2012-13 Half Yearly Review	59,860	62,536	65,737	68,693

Policy Decisions
- Taxation	—	397	452	505
- Other	—	6	18	22
Parameters and Other Budget Variations
- Taxation	(408)	(406)	(497)	(595)
- Commonwealth Grants	(406)	471	30	(125)
- Other	553	(431)	(9)	115

Revenues - 2013-14 Budget	59,599	62,573	65,731	68,615

Revenue in 2012-13

Table 6.2 sets out the main sources of variation in the 2012-13 Revenue Estimates between the 2012-13 Budget and the 2013-14 Budget.

Revenue in 2012-13 is forecast to be $59.6 billion, which is $0.1 billion less than Budget. Stronger sales of goods and services and other revenues offset lower royalties, taxes and Commonwealth grants.

6 - 4	Budget Statement 2013-14

Table 6.2:	Main Sources of Variation in 2012-13 Revenue Estimates

2012-13 revenue	Variation from Budget		Main reasons why
Taxation	$328m (1.5 lower	%)	Downward revision to land tax of $161 million due to slower land value growth, weaker transfer duty and payroll tax growth. The one off effect of the ports transaction increased revenue in 2012-13.

Commonwealth general purpose grants	$49m (0.3 lower	%)	Reduction due to a decrease in the 2012-13 GST pool. Further details are provided in Chapter 7.

National Agreements	$220m (3.1 lower	%)	National Health Reform funding was reduced by $131 million due to lower population growth and health price inflation as well as withdrawal of 2011-12 funding. Recurrent grants from the Commonwealth were reduced by $110 million due to the re-estimation of grants for Albury-Wodonga Hospital and Home and Community Care programs.

National Partnerships	$254m (9.5 lower	%)	Downward revision to Natural Disaster Relief and Recovery reimbursements as revenue will be received in 2013-14.

Sale of goods and services	$453m (8.9 higher	%)	Increased patient fees to NSW Health and increased revenue received by Transport for NSW as a service provider for other entities in the Transport cluster.

Royalties	$573m (30.5 lower	%)	A revision of supplementary royalties estimates from $235 million to zero, following low collections of the Australian Government’s Minerals Resource Rent Tax. Also revised downwards due to the stronger exchange rate and overall weakness in coal prices.

Fines, regulatory fees and other revenues	$353m (17.7 higher	%)	Fines revenue expected to be up $58 million reflecting increases related to motor vehicle infringements, local court fines and unclaimed monies. Revenue was also revised upwards as a result of non-cash transfer of assets recorded as other revenue.

Budget Statement 2013-14	6 - 5

6.3 Revenue Policy Changes

2013-14 Budget Measures

The tax revenue measures announced in this Budget are expected to increase state revenue by a total of around $1.9 billion in the four years to 2016-17 (see Table 6.3).

Table 6.3:	Tax Revenue Measures Announced in the 2013-14 Budget

	Revenue Impact (a)
	2013-14	2014-15	2015-16	2016-17
Measure	$m	$m	$m	$m
Payroll tax threshold increase and removal of indexation	(54)	(33)	(9)	14
Deferred abolition of IGA Taxes	334	356	379	404
Rebase of the Health Insurance Levy	80	80	80	80
Increased tax compliance	37	49	55	62

Total	397	452	505	560

(a)	Revenue impacts are expressed in nominal dollars. These figures show the part-year effect of the revenue measures where the change starts during the year.

Payroll Tax Reform

The payroll tax threshold will increase to $750,000 from 1 July 2013, after which the annual indexation of the payroll tax threshold will cease. Increasing the payroll tax threshold means around 1,300 businesses will move out of the payroll tax base for 2013-14. For those businesses still paying payroll tax, the average saving is $3,325 in 2013-14.

In the long term, removal of the annual indexation improves the efficiency of the tax and is a structural improvement to the budget position.

In further assistance to businesses, the Jobs Action Plan payroll tax rebate, introduced July 2011, has been extended to 30 June 2015. The 100,000 jobs cap will also be removed and the rebate increased to $5,000 per new employee from 1 July 2013.

To encourage employers to retain their new staff, the rebate will be paid as $2,000 on the first anniversary and $3,000 on the second anniversary. Businesses will also no longer need to repay the first year’s rebate if the new staff member is no longer employed on the second anniversary. This represents a significant reduction in red tape for businesses and recognises the challenging employment environment. The Government will continue to work with business to improve the efficiency and efficacy of the Jobs Action Plan.

6 - 6	Budget Statement 2013-14

IGA Taxes

The Intergovernmental Agreement on Federal Financial Relations (IGA), which commenced on 1 January 2009, contained a schedule of tax abolitions. New South Wales has already abolished all of the required taxes to date.

The remaining taxes, being stamp duty on business mortgages, non-quoted marketable securities and transfer duty on non-real business transfers (goodwill, patents and intellectual property), will now be retained to partly fund commitments under the National Education Reform Agreement. The need to retain these taxes will be reassessed when the low value GST import threshold is lowered (see Box 6.1).

Health Insurance Levy

Over the past year, a number of private health funds have reduced the rate they pay for treating privately insured patients in public hospitals. This is expected to cost $80 million in patient fee revenue to NSW public hospitals from 2013-14 onwards.

NSW public hospitals were already covering a disproportionate share of the cost of treating privately insured patients. The health funds’ actions have exacerbated this imbalance.

The Government will meet with health funds to seek a reversal of their rate cuts for treating private patients in public hospitals as an alternative to increasing the Health Insurance Levy.

Additional Tax Compliance Activity

In order to enhance revenue performance, the Government will increase overall tax compliance for payroll tax, stamp duties and other taxes over the next four years. This involves additional investigations and field audits in high risk revenue streams, identification analysis and evaluation of more complex taxation and business structures and improved data verification techniques and matching against external data sources.

Budget Statement 2013-14	6 - 7

Box 6.1:	Tax Reform

At the Standing Council on Federal Financial Relations in December 2012, New South Wales and South Australia presented, on behalf of all jurisdictions, a number of proposals to the Commonwealth for meaningful tax reform. These tax reform proposals included:

•	Income tax sharing with the Commonwealth

•	States retaining income tax equivalent payments when assets are privatised

•	State tax harmonisation and red tape reduction

•	Working with the Commonwealth on GST enforcement and tightening GST loopholes

A key tax reform priority for the NSW Government is for the current GST low value threshold of $1,000 to be reduced significantly to the low levels observed in countries such as Britain, Canada and New Zealand. The NSW Government, along with other state and territory governments, supports a cost effective reduction in the threshold.

The current threshold is estimated by the Commonwealth to reduce total GST revenue in the four years 2012-13 to 2015-16 by almost $4 billion. If all of this revenue was available to the states, the NSW share would be around $1.2 billion.

The current threshold not only reduces the funds available to the states and territories to provide community services and infrastructure, but means local retailers suffer a competitive disadvantage compared to their overseas competitors.

New South Wales is working with other jurisdictions and the Australian Government to look at ways in which the current threshold can be reduced significantly in a cost effective way. The NSW Government seeks rapid implementation of the necessary reforms.

New South Wales is also currently reviewing the funding arrangements for fire and emergency services.

6.4 Revenue Outlook

General Government revenue is expected to reach $62.6 billion in 2013-14, an increase of around $3 billion compared with 2012-13. Commonwealth grants represent the largest source of revenue to New South Wales, accounting for 42 per cent of revenue, compared to taxation revenue at 37 per cent, with the remainder coming from sales of goods and services, dividends, fines, interest and royalties (Chart 6.2).

6 - 8	Budget Statement 2013-14

Chart 6.2:	Composition of Total Revenue, New South Wales, 2013-14

The combination of policy changes and return to trend economic growth is expected to lead to 4.5 per cent annual average revenue growth over the four years to 2016-17, compared to 3.9 per cent growth over the four years to 2015-16 in the 2012-13 Budget. Taxation growth is expected to be slightly higher than previously forecast, but growth in sales of goods and services, dividends and tax equivalents and royalties is expected to be weaker than previously forecast.

The figures are distorted by the effects of expiring National Partnerships. Excluding National Partnerships, revenue growth is forecast to average 4.9 per cent per annum over the four years to 2016-17, which is below the 5.4 per cent average growth expected in the 2012-13 Budget.

Table 6.4 provides details on the revenue outlook.

Budget Statement 2013-14	6 - 9

Table 6.4:	Summary of Revenues

	2011-12	2012-13	2012-13	2013-14	2014-15	2015-16	2016-17	%Average Growth p.a.
	Actual	Budget	Revised	Budget	Forward estimates			2012-13 to
	$m	$m	$m	$m	$m	$m	$m	2016-17
Revenue from Transact ions
Taxation	20,660	22,111	21,783	23,455	24,917	26,510	28,111	6.6
Grant revenue
Commonwealth - general purpose	14,289	14,826	14,777	15,588	16,308	17,063	17,624	4.5
Commonwealth - national agreements	6,806	7,203	6,983	7,339	7,961	8,643	9,312	7.5
Commonwealth - national partnership	4,948	2,667	2,413	2,903	2,843	1,987	1,744	-7.8
Other grants and contributions	700	698	876	949	956	970	984	2.9
Sale of goods and services	4,961	5,066	5,519	5,460	5,685	6,307	5,980	2.0
Interest Income	552	367	429	483	492	519	508	4.3
Dividends and income tax equivalents from other sectors	2,138	2,367	2,606	2,155	1,961	1,822	1,792	-8.9
Other dividends and distributions	410	546	557	467	491	512	539	-0.8
Royalties	1,464	1,878	1,305	1,513	1,796	1,998	2,111	12.8
Fines, regulatory fees and other revenues	2,127	1,998	2,351	2,261	2,321	2,284	2,296	-0.6

Total Revenue	59,054	59,727	59,599	62,573	65,731	68,615	71,001	4. 5
Annual change	3.3%		0.9%	5.0%	5.0%	4.4%	3.5%

Revenue without NPs	54,106	57,060	57,187	59,670	62,888	66,628	69,257	4. 9
Annual change	2.2%		5.7%	4.3%	5.4%	5.9%	3.9%

6.5 Taxation Revenue

The three largest state taxes are payroll tax, stamp duty on property transfers (transfer duty) and land tax, together providing around 63 per cent of tax revenue in 2013-14 (Chart 6.3). Other major sources of tax include motor vehicles (annual taxes and stamp duty), insurance stamp duty and gambling and betting taxes.

6 - 10	Budget Statement 2013-14

Chart 6.3:	Composition of Tax Revenue, 2013-14

The forecasts for tax revenues are set out in Table 6.5. Tax revenue is expected to grow by an average of 6.6 per cent per annum over the four years to 2016-17.

Revenue growth in coming years is forecast to be influenced by an upturn in transfer duty, reflecting the impact of pent up demand and lower interest rates. Payroll tax is also forecast to increase as economic growth returns to trend over the forward estimates. Revenue from the health insurance levy is expected to grow by 15.3 per cent over the forward estimates due to the increase in the levy and the waste and environment levy will grow by 7.1 per cent due to revised waste tonnage assumptions.

Budget Statement 2013-14	6 - 11

Table 6.5:	Taxation Revenue

	2011-12	2012-13	2012-13	2013-14	2014-15	2015-16	2016-17	% Average Growth p.a.
	Actual	Budget	Revised	Budget	Forward estimates			2012-13 to
	$m	$m	$m	$m	$m	$m	$m	2016-17
Stamp Duties
Transfer Duty	3,764	4,461	4,390	4,960	5,340	5,775	6,225	9.1
Insurance	789	823	850	888	932	978	1,026	4.8
Mortgages	133	135	144	143	150	158	167	3.8
Marketable Securities	56	61	51	53	54	57	59	3.7
Motor Vehicles	595	615	633	670	720	760	812	6.4

	5,338	6,095	6,068	6,714	7,196	7,728	8,289	8.1

Payroll Tax	6,721	7,024	6,960	7,330	7,837	8,398	8,955	6.5

Land Tax	2,350	2,559	2,398	2,525	2,665	2,824	2,998	5.7

Taxes on Motor Vehicle Ownership and Operation
Weight Tax	1,563	1,632	1,659	1,739	1,824	1,914	2,008	4.9
Vehicle Registration and Transfer Fees	332	353	354	368	389	405	426	4.7
Other Motor Vehicle Taxes	37	40	39	40	42	44	46	4.6

	1,932	2,025	2,052	2,147	2,255	2,363	2,480	4.9

Gambling and Betting Taxes
Racing	158	166	158	159	157	154	150	-1.2
Club Gaming Devices	660	685	667	694	724	756	789	4.3
Hotel Gaming Devices	490	519	509	536	565	597	631	5.5
Lotteries and Lotto	335	329	351	356	366	377	388	2.5
Casino	158	172	173	182	193	207	221	6.4
Other Gambling & Betting	14	14	13	14	14	15	15	3.8

	1,815	1,885	1,870	1,941	2,019	2,105	2,194	4.1

Other Revenues
Health Insurance Levy (a)	154	164	167	253	263	279	295	15.3
Parking Space Levy	98	99	100	102	105	107	110	2.4
Emergency Services Contributions	710	695	691	722	711	730	753	2.2
Waste and Environment Levy	442	460	488	529	584	634	641	7.1
Government Guarantee Fee	499	530	504	484	556	598	626	5.6
Private Transport Operators Levy	30	26	30	30	30	30	30	0.0
Pollution Control Licences	51	48	53	54	58	60	61	3.4
Other Taxes	520	501	403	624	638	654	678	13.9

	2,504	2,523	2,436	2,797	2,946	3,092	3,194	7.0

Total Tax Revenue	20,660	22,111	21,783	23,455	24,917	26,510	28,111	6.6
Annual change	1.3%		5.4%	7.7%	6.2%	6.4%	6.0%

(a)	The Government will meet with health funds to seek a reversal of their rate cuts for private patients in public hospitals as an alternative to increasing the Health Insurance levy.

6 - 12	Budget Statement 2013-14

Transfer Duty

Stamp duty on transfers of property is forecast to increase at an average annual rate of 9.1 per cent in the four years to 2016-17.

Transfer duty is a volatile source of revenue, with annual movements exceeding 25 per cent not uncommon. Transfer duty incorporates duty on residential transfers, small commercial transactions and large commercial transactions.

Stamp duty on residential transfers in 2012-13 is estimated to be 18.4 per cent higher than in 2011-12. However, this is less than was forecast in last year’s Budget despite ongoing improvement in underlying housing market conditions.

First home buyer activity was boosted in 2011-12 due to the announcement of the Government’s plans to restructure the availability of stamp duty concessions and grants. Consequently, property market participation by first home buyers purchasing established dwellings contracted in 2012-13, and their contribution to stamp duty revenue was subdued.

Forward indicators for housing sector activity continue to strengthen as indicated by:

•	Interest rates at historically low levels

•	Consumer confidence has increased

•	Housing finance approvals are trending up

•	Building approvals are increasing

•	Vacancy rates are low and rents are rising strongly

•	Housing prices have begun to increase

•	Housing affordability improved steadily in 2012-13

•	Underlying demand remains strong driven by demographic trends.

Reflecting these positive indicators, transfer duty on residential transactions is forecast to increase by 20.5 per cent in 2013-14 before growing at a more subdued pace over the forward estimates.

Budget Statement 2013-14	6 - 13

Chart 6.4:	Growth of Residential Transfer Duty, Transactions and Home Prices

Transfer duty on large transactions (transactions where the duty is greater than $1 million) is expected to be lower in 2013-14 than in 2012-13. This reflects the one off boost to transfer duty from the ports transaction in 2012-13 and a return to a more normal level of duty in the forward estimates.

The figures incorporate the retention of stamp duty on the transfer of non-real business assets.

Other Stamp Duties

Stamp duty is also levied on general and life insurance, the transfer of new and used motor vehicles, non-residential mortgages and the transfer of unlisted marketable securities.

Stamp duty on insurance is expected to grow at an average annual rate of 4.8 per cent.

Duty on motor vehicle transfers is expected to grow over the four years to 2016-17 at an average annual growth rate of 6.4 per cent. The revenue forecast reflects historic growth in the number of motor vehicle sales and expected vehicle price growth in line with forecast inflation.

6 - 14	Budget Statement 2013-14

Payroll Tax

Payroll tax is forecast to grow at an annual average rate of 6.5 per cent over the four years to 2016-17.

Annual growth of trend employment rose from around 1 per cent at the start of the year to 2 1/4 per cent by April 2013, while trend growth in hours worked was a little slower, suggesting relatively slower growth of full time and relatively faster growth of part time employment. This compositional shift between full time and part time employment has resulted in slower growth in payroll tax revenue than estimated in the 2012-13 Budget.

Growth in average wages also slowed from 3 1/2 per cent per annum in 2011-12 to less than 3 per cent in the year to March quarter 2013 which also contributed to the shortfall in payroll tax in 2012-13.

The downward revision to payroll tax in 2012-13 has a base-period effect on the projections for 2013-14 and the forward estimates.

Chart 6.5:	Growth of Payroll Tax, Employment and Hours Worked

Growth in employment and wages - the underlying drivers of payroll tax - have been revised up since the HYR, and this should underpin ongoing strength in revenue.

Payroll tax collections in the forward years are also influenced by the increase in the threshold, the increase in the superannuation guarantee charge and by increased compliance activity by the Office of State Revenue.

Budget Statement 2013-14	6 - 15

Land Tax

Land tax is payable on aggregate land holdings, excluding the value of a landowner’s principal place of residence and farming land. The primary threshold for the 2013 land tax year is $406,000, with the premium threshold set at $2,482,000. Land tax assessments are issued for a calendar year, and are based on the average of land values in the previous three calendar years. Averaging has the effect of smoothing annual variations in land values, increasing near-term predictability for taxpayers and the Government.

The downward revision to the 2012-13 estimate reflects lower than forecast increases in land values for the 2013 land tax year.

Following this weaker result, land values are expected to increase gradually over the forecast period reflecting the underlying conditions influencing transfer duty. Land tax revenue is forecast to grow at an annual average rate of 5.7 per cent in the four years to 2016-17.

Taxes on Motor Vehicle Ownership and Operation

Annual taxes on motor vehicles include weight tax and a fee for vehicle registration. Forecast growth of revenue from taxes on vehicle ownership and operation reflects estimates of vehicle fleet growth and CPI indexation of taxes. The revenue is expected to grow at 4.9 per cent per annum on average over the four years to 2016-17.

Gambling Taxes

Gambling tax revenue is forecast to grow on average by 4.1 per cent per annum over the four years to 2016-17.

Revenue from racing is expected to decline by 1.2 per cent per annum over the period 2012-13 to 2016-17. This is due to weaker betting on NSW totalizators as a result of interstate and online competition.

Revenue from the casino is expected to grow over the forward estimates, reflecting estimated increases in patronage and turnover associated with the recent refurbishment of the casino.

6 - 16	Budget Statement 2013-14

6.6 Grant Revenue

Australian Government General Purpose Payments

GST revenue payments comprise virtually all Australian Government general purpose payments to New South Wales. General purpose payments can be used by the states for any purpose. GST revenue over the forward estimates remains significantly weaker than expected in the 2011-12 Budget because of further downgrades to the GST pool

The Australian Government revised the national GST pool down by around $2.8 billion over the four years to 2015-16 in their 2013-14 Budget compared to their 2012-13 Mid-Year Economic and Fiscal Outlook. This will reduce NSW GST revenue by around $850 million over this period compared to the HYR.

While upward revisions to NSW relativity and population share offset part of this decline, NSW GST would have been higher if not for the downgrade.

NSW GST revenue payments in 2012-13 are estimated at $14.7 billion which is $52 million less than forecast in the 2012-13 Budget. Payment in 2012-13 of an additional $127 million following finalisation of the 2011-12 GST pool was more than offset by the downward revision of the estimated 2012-13 pool.

GST revenue payments in 2013-14 are estimated at $15.6 billion.

GST pool growth remains constrained by structural changes in the Australian economy. Chapter 7 provides more details on GST revenue payments to New South Wales.

Australian Government Specific Purpose Payments

Australian Government Specific Purpose Payments – which must be spent by the states in specific service delivery areas – comprise National Specific Purpose Payments (SPPs) associated with National Agreements and Intergovernmental Agreements, and National Partnership payments (NPs).

National SPPs in 2012-13 were $220 million less than in the 2012-13 Budget primarily due to lower health payments reflecting the Australian Government’s use of ABS population data and low growth in the health price index used to index National Health Reform funding.

National SPPs total $7.3 billion in 2013-14, an increase of 5.1 per cent on 2012-13. These payments increase fairly steadily from year to year, under the indexation arrangements contained in the Intergovernmental Agreement on Federal Financial Relations.

Budget Statement 2013-14	6 - 17

NPs are estimated at $2.9 billion in 2013-14, $490 million or 20.3 per cent higher than 2012-13. The majority of this increase is due to an increase in road and rail funding, together with natural disaster funding now expected to be received in 2013-14. These increases offset Health NP funding that will decline in 2013-14 and over the forward estimates and which the Commonwealth, as yet, has not committed to continue. Several NPs in Education will cease from 1 January 2014 as funding is rolled into the National Education Reform Agreement.

Reflecting these changes, NPs are expected to decline at an annual average rate of 7.8 per cent over the four years to 2016-17.

Further details on National SPPs and NPs are provided in Chapter 7.

Other Grants and Subsidies

The largest components of ‘other grants and subsidies’ are contributions by State electricity and water providers to the Climate Change Fund, contributions to schools by parents and citizens associations, and payments from the Australian Government to Home Care Service of NSW.

Table 6.6:	Grant Revenue

	2011-12	2012-13	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Budget	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m
Commonwealth - general purpose	14,289	14,826	14,777	15,588	16,308	17,063	17,624
Commonwealth - national agreements	6,806	7,203	6,983	7,339	7,961	8,643	9,312
Commonwealth - national partnership	4,948	2,667	2,413	2,903	2,843	1,987	1,744
Total Commonwealth grants	26,042	24,697	24,172	25,830	27,112	27,694	28,680
Annual change in Commonwealth Grants	4.3%		-7.2%	6.9%	5.0%	2.1%	3.6%
Other grants and subsidies	700	698	876	949	956	970	984

Total grant revenue	26,742	25,395	25,049	26,778	28,067	28,663	29,665

6 - 18	Budget Statement 2013-14

6.7 Other Revenues

Sale of Goods and Services

Sale of goods and services revenue arises from the use of government assets and from revenue generated by agencies in their normal trading activities. These include revenue from the rent of state-owned property, entry fees for national parks and museums, court fees and tolls from government operated roads. ‘Fees for service’ include payments from non-Budget sector agencies, which are balanced by expense items in the accounts of the relevant agencies. The Ministry of Health receives revenue from the Australian Government for the provision of services to veterans.

Revenue from the sale of goods and services is expected to decrease by 1.1 per cent in 2013-14 mainly due to changes in fees for services (see below). Over the forward estimates, the growth in sales of goods and services revenue is expected to improve and is estimated to grow by an average of 2.0 per cent per annum in the four years to 2016-17.

Revenue from fees for services in 2012-13 were $386 million higher than expected in the 2012-13 Budget, and is expected to decrease by $170 million in 2013-14. The movements between the years, including the increase to 2015-16, followed by the decline to 2016-17, predominately relates to fees paid to Transport for NSW by Rail Corporation. The fees are to reimburse for services provided by Transport for NSW for capital projects. These projects will be largely finalised by 2015-16.

Table 6.7:	Sale of Goods and Services

	2011-12	2012-13	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Budget	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m

Sale of Goods and Services
Rents and leases	223	239	242	243	259	285	284
Fees for Service	547	425	811	641	740	1,079	550
Entry Fees	50	37	41	40	39	40	42
Patient Fees and Other Hospital Charges	924	964	1,025	1,022	1,077	1,135	1,197

Department of Veterans’ Affairs	334	307	355	350	369	389	410

Court Fees	196	204	210	215	226	237	243
Road Tolls	139	147	144	137	145	150	152
Other Sales of Goods and Services	2,549	2,744	2,691	2,812	2,829	2,993	3,103

Sale of Goods and Services	4,961	5,066	5,519	5,460	5,685	6,307	5,980

Budget Statement 2013-14	6 - 19

Interest Income

Interest income includes returns on managed bond investments (including investments with NSW Treasury Corporation) and interest on bank deposits.

Interest income is expected to increase by 4.3 per cent per annum on average in the four years to 2016-17. This reflects levels of financial assets and rising interest rates.

Table 6.8:	Interest Income

	2011-12	2012-13	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Budget	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m
Interest Income	552	367	429	483	492	519	508

Dividends and Income Tax Equivalents

New South Wales Government policy requires state owned corporations to pay dividends that provide a commercially appropriate return on the Government’s investments. In addition, the State Government receives payments from state owned corporations that are equivalent to corporate income tax. These two policies ensure that state owned corporations operate under commercial frameworks similar to the private sector.

In the four years to 2016-17, dividends and tax equivalent payments are expected to decrease by an average annual rate of 8.9 per cent. Declining dividends and taxes reflect an expectation of potentially lower regulatory income after forthcoming price resets in the water and energy sectors and government policy to reduce capital expenditure. This is based on prevailing low market bond rates and the pass through to consumers of cost savings from the integration of the three energy distributors. Future dividend and tax streams in the non-regulated sector have been reduced by the long term leases of Port Botany and Port Kembla.

Further details on the public trading enterprise sector are provided in Chapter 9.

6 - 20	Budget Statement 2013-14

Table 6.9:	Dividends and Income Tax Equivalent Revenue

	2011-12	2012-13	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Budget	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m

Dividends
Electricity
Generation	152	47	20	7	7	10	14
Distribution and Transmission	670	901	1,098	877	754	691	650
Water, Property and Resources	337	388	398	390	380	366	372
Financial Services	51	55	61	59	63	58	62
Ports	27	49	85	22	26	27	34
Other	0	1	3	4	5	5	5
Total Dividends	1,237	1,440	1,664	1,359	1,235	1,159	1,136

Other non-cash notional items (a)	73	51	51	44	38	33	28

Total Dividends	1,310	1,491	1,715	1,403	1,273	1,191	1,164

Income tax equivalents
Electricity
Generation	145	51	22	-1	9	13	35
Distribution and Transmission	460	536	574	526	425	379	346
Water, Property and
Resources	164	214	205	195	207	195	193
Financial Services	23	24	38	25	27	29	30
Ports	32	41	51	6	18	13	22
Other	3	10	0	1	1	2	3

Total Tax Equivalents	828	875	891	752	688	631	628

Total Dividends and Income Tax Equivalent Revenue	2,138	2,367	2,606	2,155	1,961	1,822	1,792

(a)	Notional items arising under the GenTrader Transaction.

Other Dividends and Distributions

‘Other Dividends and Distributions’ are expected to decrease by 0.8 per cent in the four years to 2016-17. This revenue category includes the equity earnings from Snowy Hydro Corporation.

Table 6.10:	Other Dividends and Distributions

	2011-12	2012-13	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Budget	Revised	Budget	Forward Estimates
	$m	$m	$m	$m	$m	$m	$m
Total Other Dividends and Distributions	410	546	557	467	491	512	539

Budget Statement 2013-14	6 - 21

Royalties

Around 95 per cent of royalties revenue is derived from coal. The key determinants of coal royalties are the volume of coal exports, international coal prices, and the exchange rate, all of which worked to decrease royalties in 2012-13. Additional revenue estimated in the 2012-13 Budget from supplementary coal royalties has been revised to zero, due to significantly lower Australian Government Minerals Resource Rent Tax estimates. The impact of this is $235 million lower revenue in 2012-13.

A disaggregated breakdown of the differences from Budget expectations in 2012-13 and the latest data is shown in Chart 6.6 below.

Chart 6.6:	Influences on 2012-13 Budget Forecast versus 2012-13 Revised Estimate

Average annual revenue growth from mineral royalties is expected to be 15.9 per cent in 2013-14 and 12.8 per cent in the four years to 2016-17.

Key factors underpinning this forecast include a gradual depreciation of the Australian dollar against the US dollar (which results in an increase in royalties), relatively stable coal prices (albeit lower than in the 2012-13 Budget) and continuing growth in coal export volumes over the forward estimates. No revenue is expected from the supplementary royalties over the forecast period.

6 - 22	Budget Statement 2013-14

Table 6.11:	Royalties

	2011-12	2012-13	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Budget	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m
Total Royalties	1,464	1,878	1,305	1,513	1,796	1,998	2,111

Fines, Regulatory Fees, Licences and Other Revenue

Total revenue in this category is expected to decrease at an average annual rate of 0.6 per cent in the four years to 2016-17.

Fine revenue in 2012-13 is expected to increase by $58 million, or 13.7 per cent compared to the 2012-13 Budget due to an increase related to motor vehicle infringements.

Improvements in driver behaviour are expected to limit overall growth in motor vehicle fines revenue. Fine revenue is also impacted by higher collections of local court fines and higher than estimated revenue from unclaimed monies.

Revenue from regulatory fees is expected to decline at an average annual rate of 10.2 per cent in the four years to 2016-17. The decline in regulatory fees is mostly attributable to the expiry of mining exploration licences from 2015-16.

Licence revenue is expected to grow at an average annual rate of 5.8 per cent in the four years to 2016-17. The growth pattern reflects a cycle in people renewing their licences from 1-year, 3-year and 5-year licence renewals.

Table 6.12:	Fines, Regulatory Fees and Other Revenue

	2011-12	2012-13	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Budget	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m
Fines	359	424	482	488	496	504	504
Regulatory fees	236	227	241	202	177	163	156
Licences	149	117	131	153	180	193	164
Other revenues	1,382	1,229	1,497	1,418	1,468	1,424	1,471

Total fines, regulatory fees and other revenues	2,127	1,998	2,351	2,261	2,321	2,284	2,296

Budget Statement 2013-14	6 - 23

6.8 Revenue Risks

Chapter 3 sets out general budget risks, including the sensitivity of total revenue to changes in economic conditions. In addition to these general factors, there are several key risks for the revenue forecasts.

•

GST revenue represents around a quarter of NSW total revenue, so fluctuations in this revenue source can lead to major changes to the NSW fiscal balance. GST revenue received by the state may be influenced by variations in the size of the national GST pool, changes in the Commonwealth Grants Commission relativities and/or by changes to NSW population share. Significant uncertainty surrounds the outlook for commodity prices and the terms of trade. Weaker terms of trade could lead to lower mineral royalties in WA and Queensland which could lead to a reduction in NSW relativity and GST.

•

NSW introduced supplementary coal royalties for firms that are subject to the Commonwealth Minerals Resource Rent Tax (MRRT) in December 2012. The 2012-13 Budget estimated that $1.5 billion would be raised over four years from the supplementary royalties. The maximum amount of revenue that could be raised from supplementary royalties is the amount of MRRT attributable to NSW mines. The Commonwealth has revised their estimates for MRRT revenue down, leading to an estimate of zero revenue from this source in 2013-14 and over the forward estimates in the NSW Budget.

6.9 Tax Expenditures and Concessions

The concept of tax expenditures and concessions recognises that favouring particular groups through special tax or fee treatment is economically equivalent to increasing expenses, and has the same effect on the Budget’s bottom line.

Measuring the costs of tax expenditures and concessions encourages scrutiny of their actual effect on stakeholders, whether they are economically and administratively efficient and whether they achieve their policy intent.

Appendix D lists and, where possible, costs each major tax expenditure and concession to assist comparison with the budgetary cost of direct outlays. In 2012-13, measured tax expenditures and concessions are expected to amount to $8.4 billion, more than 14 per cent of the state’s total revenue.

6 - 24	Budget Statement 2013-14

Tax Expenditures

Tax expenditures are a measure of the revenue forgone by the state as a result of concessional tax treatment for particular beneficiaries. An example is the reduced rate of tax on poker machine profits paid by clubs compared with hotels.

Tax expenditures can take the form of:

•	exempting certain taxpayers from a tax

•	applying a lower rate of tax, a rebate or deduction, to certain taxpayers or

•	deferring the time for payment of a tax liability by certain taxpayers.

Tax expenditure estimates measure the revenue that would have been generated if a ‘benchmark’ or normal rate of tax had been paid by the tax expenditure beneficiaries. Table 6.13 provides estimates of the major tax expenditures, that is, those valued at $1 million or greater. The estimates are for the financial years 2011-12, 2012-13 and 2013-14, except for land tax which uses calendar years 2012, 2013 and 2014.

Table 6.13:	Major Tax Expenditures by Type

	2011-12		2012-13		2013-14
Tax	Tax Exp. $m	Tax Exp. as % of tax revenue collected	Tax Exp. $m	Tax Exp. as % of tax revenue collected	Tax Exp. $m	Tax Exp. as % of tax revenue collected
Transfer Duty	895	23.8	2,193	50.0	652	13.1
General and Life Insurance Duty	888	112.5	949	111.6	978	110.1
Mortgage Duty	108	81.0	118	81.9	124	86.7
Marketable Securities Duty	101	178.9	106	207.8	110	207.5
Payroll Tax	1,178	17.5	1,226	17.6	1,288	17.6
Land Tax	622	26.5	634	26.4	643	25.5
Taxes on Motor Vehicles	440	17.4	462	17.2	492	17.5
Gambling and Betting Taxes	739	40.7	777	41.6	805	41.5
Parking Space Levy	51	51.8	60	60.0	63	61.8

Total	5,022	24.3	6,525	30.0	5,155	22.0

Tax expenditures are expected to amount to $5.2 billion or 22 per cent of tax revenue in 2013-14, a decline of $1,370 million from 2012-13.

Budget Statement 2013-14	6 - 25

Tax expenditures in 2012-13 were boosted by an unusually high value of corporate reconstructions, involving changes to the legal structure or the transfer of assets within a corporate group. Corporate reconstruction activity of $1,839 million constitutes the single largest component of transfer duty tax expenditures in 2012-13. This is expected to decline to more normal levels in 2013-14. If this item is removed from consideration, the result is a reduction of transfer duty expenditures from $354 million in 2012-13 to $307 million in 2013-14, and an increase in total tax expenditures of $124 million, from $4,686 million in 2012-13 to $4,810 million in 2013-14.

As part of the Building the State Package introduced in the 2012-13 Budget, the Home Builders Bonus, which provided stamp duty exemptions and concessions for the purchase or construction of new homes, was replaced by the New Home Grant. The change is expected to reduce transfer duty expenditures by $115 million in 2012-13 and by a further $70 million in 2013-14, as dwellings eligible for a Home Builders Bonus concession reach completion.

The largest contribution to the increase (excluding Corporate Reconstructions) in total tax expenditures in 2013-14 is payroll tax. Payroll tax expenditures are expected to increase by 5.1 per cent in 2013-14, slightly below the forecast increase in payroll tax revenue.

Concessions

Concessional charges involve the sale of goods and services to certain users at a lower charge or fee, compared with the wider community. Concessions could include complete exemption from charges or fees, or lower rates for charges and fees. One example is lower public transport fares for pensioners and older Australians.

Table 6.14 classifies by function the major concessions provided by the NSW Government. The total value of major concessions, primarily to pensioners, older Australians and school students, is estimated at $2.0 billion in 2013-14, an increase of $114 million from 2012-13.

Education concessions, the major component of which is the school student transport scheme, account for around one-third of the total estimated cost of concessions. Social Security and Welfare, the major component of which is transport concessions, accounts for just over one-quarter of the total cost of concessions, as does Housing and Community Amenities, which includes concessional charges to low income households and pensioner concession card holders for water, energy and council rates.

6 - 26	Budget Statement 2013-14

Table 6.14:	Concessions by Function

	2011-12	2012-13	2013-14
Function	$m	$m	$m
General Public Services	—	—	—
Defence	—	—	—
Public Order and Safety	10	9	10
Education	639	657	677
Health	198	208	218
Social Security and Welfare	507	520	535
Housing and Community Amenities	420	460	527
Recreation and Culture	15	16	17
Fuel and Energy	—	—	—
Agriculture, Forestry, Fishing and Hunting	4	4	4
Mining, Manufacturing and Construction	—	—	—
Transport and Communications	—	—	—
Other Economic Activities	—	—	—
Other Purposes	—	—	—

Total	1,793	1,874	1,988

Budget Statement 2013-14	6 - 27

Chapter 7:	Federal Financial Relations

•	Total Australian Government payments to New South Wales are estimated at $25.8 billion in 2013-14, an increase of $1.7 billion, or 6.9 per cent, on the revised estimate for 2012-13.

•	GST revenue payments in 2013-14 are estimated at $15.6 billion, 5.5 per cent higher than the revised estimate for 2012-13, but $1.6 billion less than forecast in the 2011-12 Budget.

•

Downward revisions to the GST pool by the Australian Government have reduced NSW GST by around $850 million over the four years to 2015-16 compared to the Half-Yearly Review. The pool reduction was partially offset by revised population estimates and upward revisions to relativities in the net GST figures.

•	Sluggish growth in GST revenue collections emphasizes the need to vigilantly protect the GST revenue base, including preventing the leakage of GST revenue from online purchases of imported goods.

•	Payments for specific purposes associated with National and Intergovernmental Agreements are estimated at $7.3 billion in 2013-14, an increase of $356 million, or 5.1 per cent, on 2012-13.

•	New South Wales was the first state to agree to the full National Disability Insurance Scheme, with a launch commencing in 2013 and full implementation by 2018-19.

•

New South Wales was also the first State to agree to the National Education Reform Agreement, which provides an extra $5 billion (two thirds from the Australian Government) in spending on NSW schools over the period 2014-2019.

•

National Partnership payments are estimated at $2.9 billion in 2013-14, an increase of $490 million on 2012-13 including the receipt of National Disaster Relief and Recovery reimbursements. However, these payments decline by an average of 7.8 per cent a year over the four years to 2016-17.

7.1 Introduction

This chapter provides information on Australian Government payments to New South Wales.

Australian Government payments to New South Wales are estimated at $25.8 billion in 2013-14, 6.9 per cent higher than 2012-13. The payments are summarised in Table 7.1.

Budget Statement 2013-14	7 - 1

Table 7.1:	Australian Government Payments to New South Wales(a)

	2011-12	2012-13		2013-14	2014-15	2015-16	2016-17	% Average growth
	Actual	Budget	Revised	Budget	Forward estimates			2012-13 to
	$m	$m	$m	$m	$m	$m	$m	2016-17

GST revenue (b)	14,239	14,796	14,744	15,558	16,278	17,033	17,594	4.5
Other general purpose payments	50	30	33	30	30	30	30	(2.4)

Total general purpose payments	14,289	14,826	14,777	15,588	16,308	17,063	17,624	4.5

National/Intergovernmental Agreement specific purpose and other payments	6,806	7,203	6,983	7,339	7,961	8,643	9,312	7.5
National Partnerships	4,948	2,667	2,413	2,903	2,843	1,987	1,744	(7.8)

Total Australian Government payments	26,042	24,697	24,172	25,830	27,112	27,694	28,680	4.4

(a)	Excludes payments ‘through’ the State such as non-government school and local government funding.
(b)	Includes prior year adjustments.

Chart 7.1 shows the composition of Australian Government payments to New South Wales in 2013-14.

Chart 7.1:	Composition of Australian Government Payments to New South Wales, 2013-14

The majority (60.3 per cent) of Australian Government payments to New South Wales in 2013-14 are general purpose payments. General purpose payments can be used by states for any purposes. GST revenue payments account for virtually all of the Australian Government’s general purpose payments to New South Wales.

GST revenue payments to New South Wales are discussed in detail in section 7.3.

7 - 2	Budget Statement 2013-14

The remainder of the Australian Government’s payments to New South Wales comprise Specific Purpose Payments (SPPs) in support of National and Intergovernmental Agreements, and National Partnership (NP) payments. SPPs must be spent by states and territories (the states) in the key service delivery areas for which they are provided. NPs support the delivery of specified outputs, projects or reforms or reward jurisdictions that deliver successfully on nationally significant reforms.

Australian Government specific purpose payments to New South Wales are discussed in detail in section 7.4.

Australian Government specific purpose payments to the states are generally provided under agreements ultimately endorsed by the Council of Australian Governments (COAG). Section 7.5 discusses COAG’s economic reform agenda.

7.2 Key Characteristics of Australia’s Federal Financial Relations

Australian Government payments are an important source of revenue for all states. Australian Government payments averaged 42.0 per cent of total revenue in 2011-12, ranging from 34.6 per cent in Western Australia to 71.3 per cent in the Northern Territory. These payments are an essential part of the Australian federation because of the mismatch in revenue raising and spending responsibilities between the Australian and state governments – referred to as Vertical Fiscal Imbalance (VFI).

Chart 7.2:	Federal-State Vertical Fiscal Imbalance, 2011-12

Source: ABS, Government Finance Statistics Australia, 2011-12 (5512.0).

Budget Statement 2013-14	7 - 3

The Australian Government collects around 74 per cent of combined federal and state government revenue (and around 84 per cent of combined tax revenue, including the GST) but is responsible for only about 58 per cent of total government spending. The states collect around 26 per cent of all federal and state government revenue (16 per cent of all tax revenue), but are responsible for around 42 per cent of combined spending.

On this basis, VFI is estimated at 16 percentage points of combined federal and state expenses which, in 2011-12, equated to around $78 billion. This high degree of VFI produces a need to distribute revenue from the federal government to the states.

This revenue is distributed to the states either as tied grants (specific purpose payments and national partnership payments) or untied grants (primarily GST), which the states can use for their own policy purposes. GST is distributed among the states using horizontal fiscal equalisation (HFE).

The current definition of HFE is that each state, after taking into account physical, economic and demographic influences on its capacity to raise revenue and its costs of providing services and infrastructure, should have the fiscal capacity to provide the national average standard of services and infrastructure, assuming it imposes state taxes at national average rates and operates at national average levels of efficiency.

States that are assessed to have above Australian average per capita capacity to raise revenue or below average Australian per capita costs of providing services and infrastructure receive below average per capita amounts of Australian Government GST revenue payments to equalise fiscal capacities, and vice versa.

The HFE-based distribution of federal GST payments to the states, together with the non-equal per capita distribution of other federal payments to the states, produces a non-equal per capita distribution of total Australian Government payments to the states. Table 7.2 shows Australian Government payments to all states in 2013-14 – based on Australian Government estimates – compared to the amounts states would receive if payments were based solely on state populations.

7 - 4	Budget Statement 2013-14

Table 7.2:	State Shares of Australian Government Payments, 2013-14(a)

		Population	Difference between population
		share of	share and payments
	Payments	payments	Total	Per person
	$m	$m	$m	$
New South Wales	25,023	26,095	(1,072)	(144)
Victoria	18,948	20,285	(1,338)	(232)
Queensland	16,925	16,473	452	96
Western Australia	6,775	8,930	(2,154)	(848)
South Australia	6,540	5,900	640	381
Tasmania	2,479	1,806	673	1,309
Australian Capital Territory	1,527	1,356	171	443
Northern Territory	3,468	840	2,628	10,992

(a)	Payment figures are sourced from Australian Government 2013-14 Budget Paper No. 3, Australia’s Federal Relations. Payments ‘through’ the states, financial assistance grants to local government and other payments direct to local government are excluded. Payments unallocated by the Australian Government are excluded, except for payments in lieu of royalties to WA and NT (totaling $830 million) which have been distributed between the two States based on the 2011-12 allocation of the payments.

New South Wales will receive $1.1 billion ($144 per person) less in 2013-14 in total Australian Government payments than if payments were based on population shares.

7.3 GST Revenue

Expected GST revenue payments to New South Wales in the four years to 2015-16 are lower than forecast in the 2012-13 Budget. Table 7.3 shows the extent and components of the downward revision to NSW GST revenue payments since the 2012-13 Budget.

Budget Statement 2013-14	7 - 5

Table 7.3:	GST Revenue Payments(a) to New South Wales

	2011-12	2012-13		2013-14	2014-15	2015-16	2016-17	Total: 4
	Actual	Budget	Revised	Budget	Forward estimates			years to
	$m	$m	$m	$m	$m	$m	$m	2015-16
2012-13 Budget	14,239	14,796	na	15,685	16,399	17,023		63,903
Change due to:
2011-12 adjustment			127	—	—	—		127
Change in relativities			—	—	—	—		—
Change in population			(36)	(94)	(147)	(204)		(481)
Change in pool			15	31	61	97		204

2012-13 Half-Yearly Review	14,239	14,796	14,902	15,621	16,313	16,917		63,753
Change due to:
Change in relativities			0	127	153	177		457
Change in population			10	42	83	122		257
Change in pool			(168)	(232)	(271)	(183)		(854)

2013-14 Budget	14,239	14,796	14,744	15,558	16,278	17,033	17,594	63,613
Change since 2012-13 Budget			(52)	(127)	(121)	10		(290)

(a)	Includes prior year adjustments.

NSW GST revenue payments remain significantly lower than the estimates in the 2011-12 Budget and are lower than estimates in the 2012-13 Budget, reflecting the net outcome of:

•	a downward revision in the Australian Government’s 2013-14 Budget to the size of the total GST pool

•	an increase in the NSW share of the pool from the latest relativity calculations and

•	a downward revision to the NSW population share, based on Australian Bureau of Statistics (ABS) population estimates.

The GST Pool

The Australian Government has scaled back significantly its forecasts of total GST revenue collections in recent years. Chart 7.3 shows Australian Government GST pool estimates from its three most recent budgets.

7 - 6	Budget Statement 2013-14

Chart 7.3:	Australian Government GST Pool Estimates

Source: Australian Government, Budget Paper No. 3, Australia’s Federal Relations, various issues.

The 2013-14 Federal Budget revised the GST pool down by $2.8 billion over the four years to 2015-16 compared to the 2012-13 Mid-Year Economic and Fiscal Outlook. On their own, the pool reductions reduce GST revenue payments to New South Wales by around $850 million over that period.

For the four year period to 2014-15, the Australian Government’s GST pool estimates are now $15.4 billion less than estimated in its 2011-12 Budget.

Structural changes in household consumption have led to a step down in GST collections and a reduction in GST growth.

Chart 7.4 shows the increase in Australia’s household net saving ratio since the introduction of the GST in 2000-01, leading to an absolute loss in GST revenue to the states. From an average of 1.7 per cent in the eight years to 2007-08, the household net saving ratio has averaged 10 per cent in the four years to 2011-12. Even allowing that some of the significant recent increase may be temporary precautionary saving associated with heightened global uncertainty, stabilisation of the saving ratio at higher levels than in the early 2000s will mean a permanent downward adjustment to GST collections.

Budget Statement 2013-14	7 - 7

Chart 7.4:	Household Net Saving and Consumption Ratios

Source: ABS, Australian National Accounts, December 2012, (5206.0).

In addition to the rising net saving ratio, the share of GST-taxable consumption in total consumption has also been falling.

Chart 7.5 shows that while the share of total household consumption subject to GST declined in current price terms from over 64 per cent in 2000-01 to under 60 per cent in 2011-12, the share of total household consumption subject to GST has been broadly unchanged in volume terms over the same period.

Chart 7.5:	GST-taxable Consumption as a Share of Total Household Consumption

Source:	NSW Treasury, based on data from ABS, 5206.0, Dec 2012. GST-taxable consumption is calculated as household final consumption excluding, food, rent and other dwelling services, health and education services.

7 - 8	Budget Statement 2013-14

Since 2000-01, prices of GST-taxable goods and services have grown at around half the rate of prices of non-taxable goods and services. Prices of taxable goods and services grew at an annual average rate of 1.9 per cent over the eleven years to 2011-12, compared to annual average growth of 3.6 per cent for prices of non-taxable goods and services. The slower price growth for GST-taxable goods and services compared to non-taxable goods and services is expected to have an ongoing dampening effect on the growth in the GST pool.

New South Wales’ GST Relativity

The Australian Government distributes the GST pool among the states using the principle of Horizontal Fiscal Equalisation (HFE) described in section 7.2. The Commonwealth Grants Commission (CGC) assesses states’ revenue raising capacities and spending and investment needs against national averages every year, using assessment methods that are usually reviewed every five years. The annual updates of state GST revenue sharing relativities involve rolling forward the three year period used to produce the relativity to be applied for the following financial year and incorporating the latest data available for the other two years. The relativity is used to weight a state’s population, and the state’s GST share is determined by the state’s share of the total Australian weighted population.

2013 Update

The CGC’s 2013 Update Report on GST Revenue Sharing Relativities published in March 2013 recommended the GST revenue sharing relativities based on the assessment years 2009-10, 2010-11 and 2011-12 to be applied to the GST pool in 2013-14.

NSW share of the national GST pool for 2013-14 is 31.0 per cent, slightly higher than the 2012-13 share of 30.6 per cent, and lower than the estimated NSW share of national population of 31.9 per cent. The increase in NSW GST relativity increased GST revenue payments to New South Wales by $193 million compared to 2012-13.

Table 7.4 shows the major assessments that changed NSW GST relativity in the CGC’s 2013 Update.

Budget Statement 2013-14	7 - 9

Table 7.4:	2013 Update – Major Changes in NSW Relativity

Assessment	$ million	Reasons for change
Transfer duty	(414)	Above national average growth in the value of property market transactions between 2008-09 (the year dropping out of the average) and 2011-12 (the year coming in) increased NSW capacity to raise revenue from transfer duty relative to other states, therefore reducing NSW need for GST revenue payments. Use of state, rather than estimated, data for revenue on certain transactions no longer included in the assessment of transfer duty revenue also reduced NSW GST revenue payments.

Australian Government payments	152	A below average increase in included Australian Government payments to New South Wales between 2008-09 and 2011-12 increased the need for GST payments. Most Australian Government specific purpose payments are included in the assessment of revenue available to states. A state receiving a below average per capita amount of these payments therefore is assessed to need an above average per capita amount of GST revenue payments.

Payroll tax	111	Below average growth in private sector payrolls reduced NSW relative capacity to raise revenue from payroll tax.

Mining revenue	81	Below average growth in the value of mining production reduced NSW relative capacity to raise revenue from mining royalties.

New Census data	3	Population data from the 2011 Census entered the assessments for the first time. NSW gained GST revenue ($69 million) from having a larger share of the total Indigenous population than 2006 Census data indicated, but this was largely offset by changes in state population shares, which reduced NSW GST revenue by $34 million, and other changes to the make-up of population, which reduced NSW GST revenue by $32 million.

Other assessments	260

Total relativity change	193

Source:	Commonwealth Grants Commission (CGC), Report on GST Sharing Relativities—2013 Update, cgc.gov.au/Update Reports/GST inquiries/2013 Update, pp. 13 and 93.

GST Redistribution

The redistribution of GST revenue between the states resulting from HFE is most commonly measured by comparing state GST revenue payments with the amount states would have received had the payments been based on state population shares, or equal per capita (EPC). Table 7.5 shows this redistribution since the GST was introduced in 2000-01.

7 - 10	Budget Statement 2013-14

Table 7.5:	GST Redistribution – Actual Payments(a) Compared to Equal per Capita Payments

	NSW	VIC	QLD	WA	SA	TAS	ACT	NT
	$m	$m	$m	$m	$m	$m	$m	$m
2000-01	(959)	(963)	113	(23)	383	394	78	978
2001-02	(894)	(1,002)	32	(89)	413	417	106	1,018
2002-03	(1,198)	(1,188)	110	(79)	511	516	119	1,210
2003-04	(1,485)	(1,255)	177	(112)	604	598	122	1,351
2004-05	(1,921)	(1,389)	484	134	608	590	114	1,380
2005-06	(2,008)	(1,354)	414	115	630	611	129	1,462
2006-07	(2,066)	(1,211)	254	20	616	635	140	1,612
2007-08	(1,929)	(1,237)	98	(275)	732	674	165	1,772
2008-09	(1,557)	(896)	(306)	(601)	718	643	173	1,826
2009-10	(972)	(888)	(751)	(979)	816	632	194	1,949
2010-11	(667)	(655)	(779)	(1,477)	950	634	109	1,885
2011-12	(603)	(1,064)	(653)	(1,351)	917	624	92	2,038
2012-13e	(697)	(951)	(221)	(2,262)	1,012	650	174	2,295
2013-14e	(495)	(1,159)	607	(3,036)	966	689	188	2,239

Total	(17,452)	(15,210)	(422)	(10,014)	9,875	8,306	1,902	23,014

(a)	Based on GST payments in the relevant year, including adjustments for prior years.

In 2013-14, New South Wales will receive GST revenue payments that are $495 million less than its population share. Victoria and Western Australia will also receive less than their population share of GST revenue payments, while the other states receive GST revenue payments in excess of their population shares.

As noted in past NSW Budget Papers, and submissions to the GST Distribution Review, New South Wales has long argued that the current form of HFE:

•	places too much emphasis on equality between states without regard to the impact on the flow of labour and other resources to uses that maximise Australia’s welfare

•

reduces incentives for states to undertake economic reform and improvements in revenue raising capacity or service delivery – if such changes reduce the ‘disabilities’ that gain states a higher share of GST revenue

•	is complex, heavily dependent on judgement, and lacking the transparency necessary to ensure its outcomes are consistently accepted by states and

•	produces unacceptably large year-to-year variations, often related to data revisions, in a key revenue source for states.

The Australian Government released the final report of the GST Distribution Review on 30 November 2012. Box 7.1 summarises the findings and recommendations of the Review.

Budget Statement 2013-14	7 - 11

Box 7.1:	GST Distribution Review Final Report

Most of the findings and recommendations in the GST Distribution Review’s final report relate to: improving the governance of the system; improving the transparency and understanding of the system by improving the communication of outcomes; improving the stability of the system; addressing the mining revenue assessment; and the interaction between states’ mineral royalties and the Australian Government’s resources taxes.

The Australian and State Governments are considering the governance recommendations through 2013. The Distribution Review’s recommendations relating to the Commonwealth Grants Commission’s (CGC) assessment methods will be referred to the CGC for consideration in conjunction with its 2015 Review of assessment methods.

Most importantly, the Review Panel also found that in a longer term scenario in which federal and state revenue raising capacity were better aligned with service provision responsibilities and there were a reduced level of vertical fiscal imbalance, the current concept of HFE need not necessarily apply.

The Review Panel concluded in Finding 12:

While the Commonwealth continues to have greater budget capacity than the States it would be best placed to take on the funding of equalisation payments to the smaller States to ensure they continue to have the capacity to provide comparable (State) services to those of the larger States. Commonwealth transfers to States could then largely address VFI, and be weighted more towards general revenue assistance (funded by GST) than tied funding. In such a world, the simplest way of allocating the general revenue assistance would be on an EPC basis. The amount of equalisation funding for the smaller States could be a guaranteed proportion of GDP. The Commonwealth would fund the smaller States collectively the difference between this guaranteed amount of GST and their EPC share of general revenue assistance.1

New South Wales considers implementing Finding 12 of the GST Distribution Review should be a priority. This would establish a system that would both assist Australia meet the challenges of structural, climate, demographic and technological change and enhance confidence in Australia’s federal financial relationships.

Among other measures the Review also recommended that the low value import threshold for GST should be lowered to prevent the ongoing erosion of the GST pool (see Box 7.2).

[1]	GST Distribution Review, Final Report, October 2012, p. 175.

7 - 12	Budget Statement 2013-14

Box 7.2:	Protecting the GST Revenue Base

The GST has not proved to be as buoyant and stable a source of revenue as initially suggested. The GST Distribution Review recommended measures to protect the GST revenue base, including by preventing internet purchases from overseas from eroding the base. Currently, imports valued below $1,000 are not subject to GST. The GST Distribution Review recommended that the threshold should be lowered as soon as practicable.

The NSW Government agrees that a reduced low value import threshold would help maintain the GST revenue base and provide greater competitive neutrality between overseas and domestic retailers. The NSW Government has urged the Australian Government to pursue this reform as a matter of priority.

7.4 Payments for Specific Purposes

The 2009 Intergovernmental Agreement on Federal Financial Relations (IGA FFR) introduced National Agreements (NA) for six key service delivery areas, with supporting funding for five of these through National Specific Purpose Payments (SPPs).2 SPPs are required to be spent in the relevant service delivery area but are not tied to particular programs.

Since the start of 2012, policy and funding have been revised in four of the six areas. There has been a discrete move away from the original IGA FFR framework for health, education and disability, with new Intergovernmental Agreements which combine policy and funding in a single Agreement. The result has generally been a move to funding more closely tied to activity.

Details of these new policy and funding arrangements are outlined below.

Intergovernmental Agreements

Table 7.6 summarises the Intergovernmental Agreements and National Agreements between the Australian and NSW Governments.

[2]	The six areas are health, education, skills and workforce development, affordable housing, disability and Indigenous reform. Indigenous reform is funded indirectly through relevant parts of other SPPs.

Budget Statement 2013-14	7 - 13

Table 7.6:	Intergovernmental Agreements with the NSW Government

Agreement	Objective
National Affordable Housing Agreement	To provide Australians with access to affordable, safe and sustainable housing that contributes to economic and social participation.

National Agreement for Skills and Workforce Development	To deliver a vocational education and training system that produces a productive and highly skilled workplace.

National Disability Agreement	To ensure that people with a disability and their carers have an enhanced quality of life and participate as valued members of the community.

Intergovernmental Agreement for the National Disability Insurance Scheme (NDIS) Launch	To provide the foundation for governments to work together to develop and implement the launch of the NDIS and to outline how the NDIS launch is expected to operate in the NSW launch site.

Heads of Agreement between the Commonwealth and NSW Governments on the NDIS	To provide access to the NDIS to all NSW residents from July 2018 and to set out the contributions to be made by the Australian and NSW Governments.

National Education Agreement	To ensure all Australian school students acquire the knowledge and skills to participate effectively in employment and society. This agreement will be superseded by the National Education Reform Agreement from 1 January 2014.

National Education Reform Agreement	To ensure schools provide a high quality and equitable education. This agreement replaces the National Education Agreement and the Schools Specific Purpose Payment in New South Wales from 1 January 2014.

National Healthcare Agreement	To improve health outcomes for all Australians and ensure the sustainability of the Australian health system.

National Health Reform Agreement	To implement a nationally unified and locally controlled health system. The Agreement operates in conjunction with the National Healthcare Agreement but replaces the associated Specific Purpose Payment from 1 July 2012.

National Indigenous Reform Agreement	To close the gap in Indigenous disadvantage.

Table 7.7 summarises Australian Government payments for NAs and Intergovernmental Agreements by key service delivery area.

7 - 14	Budget Statement 2013-14

Table 7.7:	National Agreement and Other Payments to New South Wales(a)

	2011-12	2012-13		2013-14	2014-15	2015-16	2016-17	% Average growth
	Actual	Budget	Revised	Budget	Forward estimates			2012-13 to
	$m	$m	$m	$m	$m	$m	$m	2016-17
Health (b)	4,138	4,381	4,250	4,485	4,928	5,412	5,799	8.1
Education (c)	1,245	1,312	1,292	1,427	1,572	1,734	1,978	11.2
Skills and Workforce Development	448	453	452	454	457	464	470	1.0
Affordable Housing	396	404	403	409	416	422	428	1.5
Disability	397	416	414	427	448	467	488	4.2
Other (d)	182	237	172	137	140	145	149	(3.4)

Total National Agreement and other payments	6,806	7,203	6,983	7,339	7,961	8,643	9,312	7.5

(a)	Excludes payments ‘through the State’ such as non-government school funding.
(b)	National Healthcare Agreement until 2011-12, National Health Reform Agreement thereafter.
(c)	National Education Agreement until 1 January 2014, National Education Reform Agreement thereafter.
(d)	Includes other payments such as service level agreements between the Australian Government and NSW line agencies which are in addition to the IGA.

National and Intergovernmental Agreement payments to New South Wales are estimated at $7.3 billion in 2013-14, an increase of $356 million, or 5.1 per cent on 2012-13.

Total payments to support National and Intergovernmental Agreements are expected to increase at an average annual rate of 7.5 per cent over the four years to 2016-17. This reflects:

•	the increased funding under National Reform Agreements in health and education

•	the absorption of some education National Partnership funding into the National Education Reform Agreement and

•	annual indexation of base funding by growth factors for items such as population growth and relevant cost and price rises in other agreements.

The Standing Council on Federal Financial Relations is expected to review the adequacy of funding to support National Agreements during 2013, in line with the IGA FFR.

Budget Statement 2013-14	7 - 15

Health

On 1 July 2012 the National Health Reform Agreement replaced the National Healthcare SPP.

In 2012-13 and 2013-14, funding is indexed in line with the factors in the former Healthcare SPP. In November 2012, the Australian Government reduced National Health Reform payments to New South Wales by $641 million over the five years to 2015-16. Around $250 million is due to population changes and the remainder due to lower health price growth.

In contrast to Australian Bureau of Statistics advice, the Australian Government did not use consistent backcast population data to index health payments to the states when estimating population growth between 2010-11 and 2011-12 based on the 2011 Census.

The effect was to estimate Australia’s population growth between December 2010 and December 2011 at 0.03 per cent. Had consistent populations based on the 2011 Census from the backcast population series been used the population growth rate would have been a more realistic 1.51 per cent.

Additionally, the health price index used to index National Health Reform funding, although based on the formula set out in the IGA FFR, no longer reflects the true price impacts on public hospitals.

In 2010-11 (the latest year available), Australian Institute of Health and Welfare health price inflation slowed to 0.9 per cent, from 2.4 per cent in 2009-10. As a consequence the five year average went down from 3.1 per cent to 2.3 per cent.

This price indexation is inconsistent with the cost and award increase experienced in public hospitals, and is largely due to the impact of Australian dollar appreciation on prices of imported medical equipment and supplies. Growth in National Health Reform Funding should use a more appropriate price index focused on public hospital service expenditure.

Education

On 23 April 2013 New South Wales signed a new National Education Reform Agreement (NERA) with the Australian Government. NERA will replace the National Education Agreement and associated payments, as well as most of the school related recurrent National Partnerships (NPs) from January 2014.3 The reformed funding arrangements are tied to significant education reforms particularly aimed at improving teacher quality to deliver significantly improved education outcomes for students across New South Wales.

[3]	See following section on National Partnerships for details.

7 - 16	Budget Statement 2013-14

Disability

In July 2012, the New South Wales and Australian Governments signed the bilateral agreement for the launch of the National Disability Insurance Scheme (NDIS) in the Hunter Region. The launch will commence in July 2013 and include around 10,000 clients by June 2016. The multi-lateral Intergovernmental Agreement for the NDIS Launch provides the governance framework for the launch stage of the NDIS.

In December 2012, the New South Wales and Australian Governments agreed to a full State-wide implementation of the NDIS by 2018-19. This will provide individualised care and support packages for around 140,000 people with a disability in New South Wales.

National Partnerships

National Partnership (NP) payments are time limited arrangements that focus on delivering specified outputs or projects in areas of nationally significant reform. They are also used to reward jurisdictions that deliver on nationally significant reforms.

The Australian Government will provide $9.5 billion in NP payments to New South Wales over the four years to 2016-17 (see Table 7.8). This source of funding has fallen sharply since 2011-12, when Nation Building Plan for the Future (fiscal stimulus) and transport NP funding were at their peaks. Over the four years to 2016-17 this trend will continue with NPs declining at an average annual rate of 7.8 per cent.

Table 7.8:	National Partnership Payments to New South Wales

	2011-12	2012-13		2013-14	2014-15	2015-16	2016-17	% Average growth p.a.
	Actual	Budget	Revised	Budget	Forward estimates			2012-13 to
	$m	$m	$m	$m	$m	$m	$m	2016-17
Transport	1,312	574	690	777	1,710	1,189	935	7.9
Education and Skills	710	554	477	498	256	164	257	(14.3)
Nation Building Plan for the Future	1,220	387	425	154	210	111	27	(49.9)
Nation Building and Jobs Plan	131	—	—	—	—	—	—	na
Health	551	452	422	447	235	162	157	(21.9)
Housing	71	60	60	74	61	16	16	(28.7)
Environment	83	67	91	146	113	87	80	(3.0)
Other	870	574	247	805	257	259	273	2.5

Total National Partnership payments	4,948	2,667	2,413	2,903	2,843	1,987	1,744	(7.8)

NP funding to New South Wales declines further over the forward estimates owing to the large number of reform NPs scheduled to progressively expire and the absorption of most education NPs into the new NERA.

Budget Statement 2013-14	7 - 17

Health

The Australian Government has committed to provide additional growth funding from 2014-15 through the National Health Reform Agreement. However, this will not be sufficient to cover likely funding shortfalls due to the expiry of key NPs.

The May 2013 Australian Government Budget confirmed that the Health and Hospital Workforce Reform NP will cease on 30 June 2013. In 2012-13, this NP funded $126 million of recurrent expenditure for emergency departments, sub-acute beds and activity based funding systems. The NSW Government is committed to ensuring appropriate patient services are retained when federal funding ceases and Local Health Districts will need to review and assess the models of care for those patient services funded under the Hospital and Health Workforce Reform NP.

Facilitation funding from two other key national partnerships is scheduled to terminate on 30 June 2014. The Improving Public Hospital Services NP and Long Stay Older Patients NP support expenditure worth $191 million and $29 million respectively in 2013-14. It will be important to reach agreement with the Australian Government on continuation of these NPs by the end of 2013 to avoid uncertainty in formulating the 2014-15 Budget and ensure the services funded by these NPs can continue.

Education and Skills

The education NP payment profile reflects the cessation of most schools (recurrent funded) NPs, with funding rolled into the National Education Reform Agreement, from 1 January 2014. The NPs rolled into NERA include:

•	Digital Education Revolution

•	Low Socio-economic Status School Communities

•	Literacy and Numeracy and

•	Improving Teacher Quality

The More Support for Students with Disabilities NP will provide $34 million from July 2013 to December 2014. It is then anticipated to be rolled into the NERA after the disability loading for the needs based funding model underlying NERA is finalised. Two schools capital related NPs will continue:

•	Trade Training Centres ($120 million over four years to 2016-17) and

•	National Solar Schools Plan ($2.4 million in 2013-14).

In the forward estimates period, funding falls off for Early Childhood Education, with the new NP providing funding only until 2014-15. In contrast, funding for the Skills Reform NP peaks in 2016-17.

7 - 18	Budget Statement 2013-14

Transport

The delivery of joint State and Federal transport projects is funded through in-year revenues received from the Australian Government and also from drawing down brought-forward expenditure paid to New South Wales in 2011-12. The Australian Government brought forward $690 million of transport funding from 2012-13 into 2011-12 for the Hunter Expressway and Pacific Highway, which will be drawn down over the Forward Estimates.

The Australian Government announced in its 2013-14 Budget that the Nation Building Program will be extended into the next phase from 2014-15 to 2018-19. Federal funding over the Forward Estimates will focus on the Pacific Highway, Hunter Expressway, Northern Sydney Freight Corridor, Great Western Highway and maintenance activities.

Other

The large reduction in funding for Other NPs after 2011-12 mostly reflects a reduction in payments with the Australian Government under the National Health Reform arrangements taking over full funding responsibilities for aged care services and specialist disability services delivered by the states for people aged 65 years and over (50 years and over for Indigenous Australians).

Natural disaster relief payments, which are unpredictable in timing, are also included in this category. Revenue in this category is now expected to be received in 2013-14 rather than 2012-13.

Table 7.9 lists some of the major National Partnership, Implementation Plan and Project Agreements between New South Wales and the Australian Government.

Budget Statement 2013-14	7 - 19

Table 7.9:	Major National Partnerships, Implementation Plans and Project Agreements

Agreement	2012-13 Revised $m	2013-14 Budget $m	Purpose
Health

Improving Public Hospital Services - Subacute care beds guarantee funding component	145	204	To help improve NSW patient outcomes, functional capacity and quality of life by increasing access to subacute care services. This follows funding previously provided through the Health and Hospital Workforce Reform (HHWR) NP. Under the HHWR subacute care separations increased by 34 per cent between 2007-08 (35,524) and 2010-11 (47,602).

Essential Vaccines	90	78	Cost effective delivery of immunisation programs, reducing the incidence of vaccine preventable diseases in the population.

Health and Hospital Fund – Regional Priority Rounds Projects	99	146	Redevelopment of selected hospitals in NSW. Project examples include the partial redevelopment of the Dubbo Base Hospital (new and refurbished facilities) and the redevelopment of the Wagga Wagga Base Hospital to increase acute and emergency capacity.

Public Dental	22	50	To help alleviate pressures on public dental waiting lists. This NP replaces the previous Australian Government dental plan.

Preventive Health	17	17	To address the rising incidence of lifestyle related chronic diseases in NSW by reducing the prevalence of overweight and obesity, increasing fruit and vegetable consumption, increasing child and adult physical activity, and reducing adult tobacco and alcohol use.

Financial Assistance for Long Stay Older Patients	30	24	Funds beds for long stay older patients in public hospitals after the need for acute or post-acute care. This recognises the wait time between moving older patients from acute and post-acute care in hospitals to an appropriate Australian Government community or residential aged-care place.

Supporting Mental Health Reform	17	14	To deliver improved health, social, economic and housing outcomes for individuals in NSW with severe and persistent mental illness by addressing service gaps and preventing ongoing cycling through the State mental health system.

Perinatal Depression	2	3	This implementation plan aims to improve prevention and early detection of antenatal and postnatal depression in NSW.

7 - 20	Budget Statement 2013-14

Table 7.9:	Major National Partnerships, Implementation Plans and Project Agreements (cont)

Agreement	2012-13 Revised $m	2013-14 Budget $m	Purpose
Education

Low Socio-Economic Status School Communities	144	55	To support NSW school and community reforms designed to provide high quality teaching for schools in lower socio-economic areas as well as promote social inclusion of the community. Funds have been provided to over 700 of the most disadvantaged schools in NSW, including an increase of over 650 literacy and numeracy focused interventions. This agreement will be replaced by the National Education Reform Agreement from January 2014.

Literacy and Numeracy	50	25	To help achieve sustained improvements in overall attainment by improving literacy and numeracy skills of NSW school students. This agreement will be replaced by the National Education Reform Agreement from January 2014.

Digital Education Revolution	40	—	To equip NSW students for learning in a digital environment and enable schools to better access the benefits of technology for students. The Agreement will be replaced by the National Education Reform Agreement from January 2014.

Early Childhood Education	143	131	To improve the delivery of universal access to quality early childhood education in the year before schooling, including for Indigenous and disadvantaged children. This includes a recently signed NP which extends funding.

National Quality Agenda for Early Childhood Education and Care	10	8	To establish a unified National Quality Framework for Early Childhood Education and Care. It aims to ensure high-quality early childhood education and care to improve outcomes for all children in NSW.

Rewards for Great Teachers	3	—	To increase effective teacher performance and development by encouraging accreditation at the highly accomplished and lead teacher levels.

Improving Teacher Quality	6	56	To improve overall attainment levels of NSW students by improving the quality of the teaching workforce. The NP has provided more than 256 Highly Accomplished Teachers to the NSW education system since 2010. This agreement will be replaced by the National Education Reform Agreement from January 2014.

Education Investment Fund	4	—	Builds strategically-focused infrastructure in NSW to help transform tertiary education and research.

More Support for Students with Disabilities	19	19	To provide better support for NSW students with disabilities via targeted funding for schools and teachers. This NP is expected to lapse from 2015 when the disability loading under the new NERA is finalised.

Trade Training Centres in Schools	32	7	To provide NSW students access to high quality, industry-standard trade training facilities. This will encourage NSW students to complete school studies, and create opportunities for further education and training and future employment.

Budget Statement 2013-14	7 - 21

Table 7.9:	Major National Partnerships, Implementation Plans and Project Agreements (cont)

Agreement	2012-13 Revised $m	2013-14 Budget $m	Purpose
Skills and Workforce Development

Skills Reform	—	153	To reform the Vocational Education and Training (VET) system to help deliver a productive and highly skilled workforce which contributes to Australia’s economic future, and enable all working age Australians to develop the skills and qualifications needed to participate effectively in the labour market.

Training Places for Single and Teen Parents	6	9	To improve job readiness of single and teenage parents in NSW through improved vocational education and training opportunities.

TAFE Fee Waivers for Childcare Qualifications	5	4	To support a highly qualified early childhood education and care workforce in NSW, including in remote and disadvantaged areas.

Youth Attainment and Transitions	8	21	To support young people in NSW to make a successful transition to further education, training and work. It also aims to directly support the National Agreement on Skills and Workforce Development and contribute to achieving a Year 12 attainment for 20-24 year olds of 90 per cent by 2015 and halving the gap in Indigenous Year 12 attainment by 2020.

Housing

Homelessness	41	—	To achieve sustainable housing and social inclusion for NSW homeless people or people at risk of homelessness. The current agreement ceases on 30 June 2013.

Homelessness (Transitional 1 year agreement)	—	29	A new transitional (one year) agreement is intended to sustain the commitment to reducing homelessness for NSW in 2013-14.

Transport: Nation Building

Rail Component	91	219	A joint Australian and NSW Government program to deliver the Northern Sydney Freight Corridor, estimated to cost $1.1 billion. The program will increase capacity for interstate container freight and relieve the bottleneck on the East Coast interstate network.

Road Component	564	522	To upgrade nationally significant roads, including the Pacific Highway, New England Highway, Barton Highway, higher mass limit bridges as well as supporting road maintenance and motorway planning.

7 - 22	Budget Statement 2013-14

Table 7.9:	Major National Partnerships, Implementation Plans and Project Agreements (cont)

Agreement	2012-13 Revised $m	2013-14 Budget $m	Purpose
Environment

Caring for our Country	35	—	To provide a healthy, better protected, well managed, and resilient environment and essential ecosystem services to NSW, in a changing climate.

Great Artesian Basin Sustainability Initiative	4	4	To promote sustainable groundwater management systems in NSW for the Greater Artesian Basin through strategic investments in groundwater infrastructure renewal and related activities.

Other

Indigenous Early Childhood Development –Closing the Gap	21	31	To help ensure Indigenous children in NSW are born and remain healthy, have the same health outcomes as non- Indigenous children, acquire the basic skills for life and learning, and Indigenous families have ready access to suitable and culturally inclusive early childhood and family support services.

Legal Assistance Services	63	64	To help deliver a national system of legal assistance that is integrated, efficient and cost effective, and focused on providing services for disadvantaged individuals in accordance with access to justice principles of accessibility, appropriateness, equity, efficiency and effectiveness.

Natural Disaster Resilience	7	7	Assists NSW communities in building resilience and self-reliance to natural disasters.

Seamless National Economy	(a)	(a)	To reduce costs incurred by businesses in NSW in complying with unnecessary and inconsistent regulation across jurisdictions, improve workforce participation and overall labour mobility, and expand NSW’s productive capacity over the medium-term through competition reform.

(a)	New South Wales is eligible for modest reward payments in 2012-13 and 2013-14.

7.5 COAG Reform Agenda – Looking Ahead

The Council of Australian Governments (COAG) held its thirty-fifth meeting on 19 April 2013. COAG will continue reforms in nationally significant policy, service delivery and regulatory areas. In particular COAG will focus on school funding reform, the National Disability Insurance Scheme, the National Injury Insurance Scheme, early childhood education and competition and regulatory reform.

Budget Statement 2013-14	7 - 23

Competition and Regulatory Reform: Update on progress

COAG released a response to the COAG Reform Council’s 2011-12 report on governments’ performance under the NP to Deliver a Seamless National Economy noting that 18 of 27 deregulation and four of eight competition reform streams are now completed. The NP to Deliver a Seamless National Economy expires in 2012-13, though New South Wales is eligible for modest reward payments in 2013-14.

COAG recently established a cross-jurisdictional Taskforce to prepare a new regulatory and competition reform agenda aimed at lowering costs for business and improving national competition and productivity. The Taskforce is developing a reform agenda with respect to:

•	environmental approvals

•	rationalising carbon reduction and energy efficiency schemes

•	energy market reform

•	lifting regulatory performance

•	initiatives to address the red tape challenge

•	streamlining major project development assessment processes

•	reforms to low risk/low impact developments

•	business reporting reform

•	land transport reform and

•	government services delivery reform.

7 - 24	Budget Statement 2013-14

Chapter 8:	Liability and Asset Management

•

As a result of proceeds from the NSW ports transactions, General Government net debt in June 2013 is forecast to be $4.5 billion lower than forecast in the 2012-13 Budget. This will also see net debt decline from $14.1 billion in June 2012 to $13 billion in June 2013.

•

Net debt levels in this Budget are considerably lower than in the 2012-13 Budget, with General Government net debt for 2013-14 now forecast to be $15.7 billion compared to the almost $22 billion estimated in the Half-Yearly Review.

•

As a percentage of Gross State Product (GSP), General Government net debt is forecast to fall from 3.1 per cent in June 2012 to 2.8 per cent in June 2013 before rising to and stabilising at around 3.5 per cent over the forward estimates.

•

General Government net financial liabilities peak at 16 per cent of GSP in June 2012 and fall steadily to 10.4 per cent of GSP by June 2017. These falls reflect the impact of the ports transaction as well as ongoing superannuation liability valuation changes.

•

The amended superannuation accounting standard AASB 119 takes effect in 2013-14. It adversely affects Budget results but has no impact on net debt, the value of other liabilities or cash funding required to ensure superannuation liabilities are fully funded by 2030.

8.1 Introduction

The strength of State finances is measured by fiscal outcomes for each year and the accumulated financial position from prior years. Balance sheet aggregates presented in this chapter measure the accumulated impact of past decisions at a point in time as well as the estimated impact of current Budget settings.

Net debt and its relationship to revenues is widely used as an indicator of the strength of State finances. Net financial liabilities combines net debt with other financial liabilities, including unfunded superannuation liabilities, and gives a broader measure of the health of State finances. Net worth measures the value of all financial and non financial assets, less the value of all liabilities.

Budget Statement 2013-14	8 - 1

8.2 Net Debt and Net Financial Liabilities

General Government Sector

General Government Sector liabilities consist mostly of borrowings and unfunded superannuation, insurance and leave liabilities. Financial assets are held by the State to fund and manage these liabilities. Table 8.1 sets out details on net debt and net financial liabilities for the sector.

Table 8.1:	General Government Sector – Net Debt and Net Financial Liabilities

	June 2010	June 2011	June 2012	June 2013	June 2014	June 2015	June 2016	June 2017
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m
Financial Liabilities
Gross Debt
Borrowings	19,074	22,530	26,886	29,456	31,390	35,264	36,570	37,339
Deposits	78	1,378	1,233	1,071	950	845	753	672
Advances received	807	770	755	729	714	713	747	691
Superannuation provisions(a)	32,722	32,333	47,181	44,460	39,444	33,215	29,479	27,497
Insurance claims(b)	7,463	7,890	8,139	8,316	8,593	8,939	9,321	9,721
Other provisions	1,113	1,157	1,331	1,851	1,832	1,763	1,726	1,749
Leave entitlements	7,893	8,277	9,307	9,225	8,950	8,619	8,347	8,331
Other employee provisions	178	186	278	261	254	253	265	267
Tax liabilities(c)	850	707	798	687	731	754	766	762
Payables	3,687	3,937	4,423	4,342	4,524	4,577	4,224	4,148
Other liabilities	2,519	2,547	2,492	2,281	2,215	2,182	2,169	2,148

	76,384	81,712	102,822	102,679	99,595	97,127	94,367	93,326

Financial assets
Cash/Cash Equivalent Assets	3,071	8,258	6,576	8,277	6,404	6,971	6,023	5,614
Financial Assets (Fair Value)	6,823	7,578	7,235	9,038	9,999	10,713	11,207	11,782
Advances paid	904	882	936	908	931	938	966	983
Tax assets(c)	5,985	5,778	5,203	4,933	4,825	4,904	5,005	5,157
Receivables	6,211	5,785	6,012	6,092	5,762	5,713	5,774	5,764
Equity (d)	1,219	3,731	4,236	4,202	4,210	4,228	4,238	4,248

	24,214	32,012	30,198	33,451	32,133	33,468	33,214	33,549

Net Debt (e)	9,161	7,960	14,127	13,032	15,720	18,199	19,873	20,323

% of GSP (e)	2.2	1.8	3.1	2.8	3.2	3.5	3.6	3.5

Net Financial Liabilities	52,170	49,698	72,624	69,228	67,463	63,659	61,153	59,777

% of GSP	12.7	11.4	16.0	14.7	13.6	12.2	11.1	10.4

(a)	Superannuation estimates are based on the AASB 119 accounting standard.
(b)	Insurance liabilities are not disclosed separately in the General Government balance sheet in Chapter 10. Instead, these liabilities are either classified under employee provisions or under other provisions.
(c)	Tax assets and liabilities reflect Public Trading Enterprise transactions and obligations under the National Tax Equivalent Regime and are eliminated in consolidated whole-of-government accounts.
(d)	Excludes equity investment in other NSW public sector entities. The increase in equity between June 2010 and June 2011 reflects a revised valuation of NSW’s shareholding in Snowy Hydro Ltd.
(e)	Net debt increased in June 2012 following additional payment of $4.6 billion to fund superannuation liabilities.

8 - 2	Budget Statement 2013-14

Net debt is forecast to fall from $14.1 billion in June 2012 to $13 billion in June 2013. As shown in Table 8.2, net debt is now expected to be $4.5 billion lower in June 2013 and $4.8 billion lower in June 2014 compared with forecasts in the 2012-13 Budget.

Table 8.2:	General Government Sector Net Debt – Budget forecasts for 2013-14 compared to Budget forecasts for 2012-13

	June 2012	June 2013	June 2014	June 2015	June 2016	June 2017
	$m	$m	$m	$m	$m	$m
2012-13 Budget	13,892	17,502	20,499	21,603	21,808
2013-14 Budget	14,127	13,032	15,720	18,199	19,873	20,323

Change	235	(4,470)	(4,779)	(3,404)	(1,935)

The improvement in net debt reflects proceeds from the ports transactions as well as higher than expected earnings on investments. Over the period of the forward estimates, the net proceeds from the ports transactions underpin an expanded capital program through Restart NSW.

Net debt is expected to increase to $20.3 billion by June 2017 reflecting funding requirements for the Government’s capital program. Net debt in June 2016 is expected to be $19.9 billion or $1.9 billion less than forecast in the 2012-13 Budget.

As a percentage of GSP, net debt is forecast to rise from 2.8 per cent in June 2013 to 3.2 per cent in June 2014 and then remains steady around 3.5 per cent to June 2017.

Net financial liabilities are also forecast to fall in the year ending June 2013 with a decline in unfunded superannuation liabilities as well as lower net debt as a result of the ports proceeds. The reduction in unfunded superannuation liabilities reflects both forecast State Super investment earnings of 17.3 per cent as well as liability valuation adjustments made in accordance with the AASB 119 accounting standard. Commonwealth Government 10 year bond yields are expected to increase from 3.04 per cent in June 2012 to 3.25 per cent in June 2013. This increase significantly reduces the valuation of superannuation liabilities.

Over the four years to June 2017, net financial liabilities are expected to continue to fall. As a percentage of GSP, net financial liabilities peak at 16 per cent in June 2012 and are forecast to fall to 10.4 per cent by June 2017, reflecting the benefit of the ports proceeds as well as the valuation benefit of higher interest rates on superannuation liabilities.

Budget Statement 2013-14	8 - 3

Interest Expense

Interest expenses excluding the unwinding of discounts on non-debt liabilities are forecast to rise modestly over the forward estimates from $1.8 billion in 2012-13 to $2.2 billion in 2016-17. This reflects the effect of increased borrowings to fund the capital program.

As a percentage of revenue, interest expenses are forecast to remain relatively stable at around 3 per cent from 2012-13 to 2016-17. Chart 8.1 shows that interest expenses remain well below levels in the late 1990s.

Chart 8.1:	General Government Sector – Interest Expense(a) as a Percentage of Revenue

(a)	Interest expenses differ to Chapter 4 and exclude the cost of unwinding discounts on non-debt liabilities.

8 - 4	Budget Statement 2013-14

Yields on new bond issues over the next few years are forecast to remain below average long term rates. Chart 8.2 illustrates the extent of the fall in 10 year bond yields since January 2011. This fall has allowed TCorp to borrow long term at historically favourable rates.

Chart 8.2:	NSW, Queensland and Commonwealth 10 Year Bond Yields-2010 to 2013

Chart 8.2 also highlights the benefit of maintaining its triple-A credit rating. From early 2011 to the middle of 2012, Commonwealth 10 year bond yields fell from over 5.5 per cent to less than 3 per cent and have remained in a range of 3 to 3.5 per cent since then. In line with this fall, TCorp 10 year bond yields also fell substantially from around 6 per cent in early 2011 to an average of around 4 per cent since the middle of 2012. Queensland bond yields, which are rated at AA+, also fell but by significantly less than the fall for New South Wales. As a result, borrowing rates for New South Wales have remained lower than those for Queensland since late 2011.

Budget Statement 2013-14	8 - 5

Insurance

The Treasury Managed Fund (TMF) provides self-insurance for workers’ compensation, public liability, motor vehicles and property for member agencies. A series of schemes cover other specific arrangements, including dust diseases compensation and death and disability coverage for emergency services.

Table 8.3 shows insurance assets and liabilities for the General Government Sector. The insurance schemes are generally fully funded and asset balances take into consideration the possibility of poor investment returns, deteriorating claims experiences and the potential impact of reinsurance shortfalls.

Table 8.3:	General Government Sector – Insurance Liability and Asset Estimates

	June 2012	June 2013	June 2014	June 2015	June 2016	June 2017
	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m
Outstanding Claim Liabilities
Treasury Managed Fund	5,537	5,768	6,111	6,491	6,897	7,312
Dust Diseases	1,665	1,656	1,651	1,644	1,635	1,622
Safety, Return to Work Support Division(a)	146	137	129	123	117	112
HIH(b)	179	138	97	66	42	27
Managed and other schemes (c)	612	617	605	615	630	648

	8,139	8,316	8,593	8,939	9,321	9,721

Assets(d)
Treasury Managed Fund(e)	5,516	6,714	7,392	8,041	8,462	8,972
Dust Diseases(f)	1,665	1,656	1,651	1,644	1,635	1,622
Safety, Return to Work Support Division	203	205	205	207	211	217
HIH(b)	144	152	109	75	50	34
Managed and other schemes (c)	575	574	555	553	539	522

	8,103	9,301	9,912	10,520	10,897	11,367

(a)	Formerly WorkCover NSW liabilities. Estimates do not include workers’ compensation scheme liabilities for private sector employees.
(b)	HIH asset and liability estimates are the remaining outstanding amounts following the collapse of HIH in 2001 and the assumption of more than $700 million in insurance claims. Funding of these claims was provided by an insurance protection tax, payable by all insurance companies until it was abolished in 2011.
(c)	Managed and other schemes include all other non-TMF schemes currently administered by SICorp as well as the now closed Maritime Authority of NSW Workers’ Compensation Fund and the Police and Fire Death and Disability schemes. The SICorp schemes include the Transport Accident Compensation Fund, the Government Workers’ Compensation Account, the Pre Managed Fund Reserve, the Home Warranty Insurance Fund and the residual workers’ compensation liabilities assumed by the Crown from the former State Rail Authority, Rail Infrastructure Corporation and the Australian Rail Track Corporation.
(d)	Gross amount of insurance assets are included in financial assets for net debt reporting purposes in accordance with Australian Bureau of Statistics standards.
(e)	TMF financial assets include investments and recoveries receivable.
(f)	Liabilities under the Dust Diseases scheme are fully offset by an asset receivable which recognises the Dust Disease Board’s legislative power to adjust employer premiums in order to fund future claims.

8 - 6	Budget Statement 2013-14

Non-financial Public Sector

Net debt and net financial liabilities of the Non-financial Public Sector (NFPS) include both the General Government and the Public Trading Enterprise (PTE) sectors. Table 8.4 sets out details of net debt and net financial liabilities for the NFPS Sector.

Table 8.4:	Non-financial Public Sector – Net Debt and Net Financial Liabilities

	June 2010	June 2011	June 2012	June 2013	June 2014	June 2015	June 2016	2017
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m
Financial Liabilities
Gross Debt
Borrowings	45,497	50,910	55,364	59,963	65,695	72,242	76,187	80,764
Deposits	199	1,469	1,324	1,159	1,038	925	833	746
Advances received	807	770	755	729	714	713	747	691
Superannuation provisions	34,529	34,053	50,921	48,049	42,306	35,215	30,958	28,694
Insurance claims	7,687	8,081	8,334	8,534	8,809	9,156	9,538	9,938
Other provisions	1,588	1,804	1,860	2,447	2,360	2,219	2,152	2,169
Leave entitlements	9,478	9,930	11,238	11,181	10,893	10,549	10,267	10,245
Other employee provisions	412	412	635	579	549	510	524	528
Payables	7,086	6,885	6,795	6,679	6,890	6,929	6,672	6,669
Other liabilities	2,751	2,777	2,839	2,752	2,613	2,592	2,517	2,494

	110,033	117,091	140,066	142,073	141,867	141,050	140,395	142,939

Financial assets
Cash/Cash Equivalent Asset	5,620	10,654	8,367	9,597	7,372	7,869	6,935	6,552
Financial Assets (Fair Value)	7,779	9,661	8,982	10,671	11,484	12,001	12,408	12,935
Advances paid	438	447	454	428	465	504	561	593
Receivables	6,615	6,354	5,897	6,126	6,041	6,034	6,108	6,129
Equity	1,304	3,738	4,240	4,207	4,215	4,233	4,243	4,253

	21,757	30,854	27,939	31,029	29,577	30,640	30,255	30,462

Net Debt	32,666	32,387	39,641	41,155	48,126	53,505	57,864	62,121

% of GSP	8.0	7.4	8.7	8.7	9.7	10.3	10.6	10.8

Net Financial Liabilities	88,276	86,236	112,127	111,042	112,289	110,408	110,140	112,476

% of GSP	21.6	19.8	24.6	23.6	22.7	21.2	20.1	19.5

In 2012-13, NFPS net debt is forecast to rise by $1.5 billion, while net financial liabilities are expected to fall by $1.1 billion, mainly as a result of a $2.9 billion reduction in unfunded superannuation liabilities.

Net debt in June 2013 is expected to be $7.7 billion lower than forecast in the 2012-13 Budget, as shown in Table 8.5, reflecting the impact of the ports proceeds, lower than expected PTE capital expenditure and improved operating outcomes particularly in the energy sector.

The increase in net debt over the forward estimates period reflects the funding requirement for capital works, particularly in the PTE sector. As a percentage of GSP, net debt is forecast to rise from 8.7 per cent in June 2013 to 10.8 per cent in June 2017.

Budget Statement 2013-14	8 - 7

Of the $21 billion increase in net debt between June 2013 and June 2017, $7.3 billion is from the General Government Sector and $13.7 billion is from the PTE sector. Around half of the increase in PTE Sector net debt is due to increased borrowings for the electricity network entities, with the remaining increase mostly due to borrowings related to the water entities, RailCorp and the Sydney International Convention, Exhibition and Entertainment precinct project.

Table 8.5:	Non-financial Public Sector Net Debt – Budget forecasts for 2013-14 compared to Budget forecasts for 2012-13

	June 2012	June 2013	June 2014	June 2015	June 2016	June 2017
	$m	$m	$m	$m	$m	$m
2012-13 Budget	40,266	48,853	56,402	61,988	64,871
2013-14 Budget	39,641	41,155	48,126	53,505	57,864	62,121

Change	(625)	(7,698)	(8,276)	(8,483)	(7,007)

Net financial liabilities are forecast to remain largely unchanged over the four years to June 2017, with increases in net debt mostly offset by falling superannuation liabilities in the General Government Sector. The fall in the valuation of unfunded superannuation liabilities reflects expected increases in interest rates to more normal levels over the period to June 2017.

As a percentage of GSP, NFPS net financial liabilities peak at 24.6 per cent in June 2012 and are forecast to fall to 19.5 per cent in June 2017.

As Chart 8.3 shows, the forecast decline in NFPS net financial liabilities as a percentage of GSP mirrors the forecast decline in the General Government Sector, particularly for unfunded superannuation liabilities.

8 - 8	Budget Statement 2013-14

Chart 8.3:	Non-financial Public Sector – Net Financial Liabilities(a)

(a)	The series break between June 2004 and June 2005 is due to the adoption of Australian Equivalents to International Financial Reporting Standards, which has increased the reported level of net financial liabilities, particularly for superannuation. PTE and PFE Sector equity investments are excluded from General Government net financial liability measures.

Total State Sector

The Total State Sector combines the NFPS Sector with the Public Financial Enterprise (PFE) Sector. The PFE Sector comprises entities that are mainly engaged in incurring financial liabilities and investing in financial assets on their own account, such as NSW Treasury Corporation (TCorp) and the Lifetime Care and Support Authority.

Net debt of the NFPS is measured at amortised cost while fair value (or market value) is used at the Total State Sector level. Given this, movements in interest rates can result in significant differences in levels and underlying trends in net debt between the two sectors. In addition to market value movements in debt and financial assets, the Total State Sector includes the accumulation of significant financial assets by the Lifetime Care and Support Authority over the period of the forward estimates. Over the four years to June 2017, net debt of the Total State Sector is expected to increase by $10.6 billion compared with an increase of $21 billion for the NFPS.

Budget Statement 2013-14	8 - 9

Table 8.6:	Total State Sector – Net Debt Net Financial Liabilities and Net Worth

	June 2010	June 2011	June 2012	June 2013	June 2014	June 2015	June 2016	June 2017
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m
Financial Liabilities
Borrowings	59,278	61,992	72,343	77,505	81,205	84,305	85,809	89,038
Deposits	208	1,858	1,847	1,180	1,059	946	854	767
Advances received	801	770	756	726	713	712	746	691
Superannuation provisions	34,529	34,054	50,922	48,050	42,307	35,216	30,958	28,694
Employee provisions	12,966	13,742	15,289	15,394	15,219	15,003	14,904	15,053
Payables	6,517	6,710	6,053	6,362	6,506	6,513	6,191	6,170
Other provisions	7,248	7,940	8,572	9,503	9,976	10,470	11,095	11,850
Other liabilities	2,751	2,780	2,845	2,750	2,611	2,590	2,515	2,492

	124,297	129,846	158,625	161,470	159,596	155,755	153,071	154,755

Financial Assets(a)
Cash/Cash Equivalent Asset	6,299	11,759	9,975	10,712	8,372	8,537	7,298	6,696
Financial Assets (Fair Value)	20,210	19,987	20,777	23,838	25,076	26,122	27,061	28,187
Advances paid	433	447	454	425	463	504	560	593
Receivables	6,752	6,764	5,902	6,358	6,261	6,247	6,326	6,339
Equity	1,305	3,738	4,240	4,208	4,216	4,234	4,244	4,254

	34,999	42,696	41,348	45,540	44,388	45,645	45,488	46,069

Non financial assets	242,190	253,065	262,788	271,581	284,714	297,850	309,560	322,405

TOTAL ASSETS	277,190	295,758	304,135	317,121	329,102	343,495	355,048	368,474

NET WORTH	152,892	165,912	145,511	155,651	169,506	187,740	201,977	213,720

Net Debt	33,345	32,426	43,740	44,437	49,066	50,800	52,490	55,020

% of GSP	8.1	7.4	9.6	9.4	9.9	9.8	9.6	9.5

Net Financial Liabilities	89,298	87,150	117,279	115,930	115,208	110,110	107,583	108,685

% of GSP	21.8	20.0	25.8	24.6	23.3	21.1	19.6	18.8

(a)	Some assets included in Table 8.6 are held by the State on behalf of other parties and are therefore offset by an equal liability. Other assets managed by State agencies, such as the NSW Trustee and Guardian, are not included in the table as they are managed by Trusts on behalf of clients who are outside the NSW public sector.

Net Worth

Net worth measures the value of all financial and non financial assets, less the value of financial liabilities and is expected to total $155.7 billion in June 2013 before rising to $213.7 billion in June 2017. Changes in net worth across time reflect operating result and changes in public sector asset, liability and equity holdings.

As shown in Table 8.6, net worth has a number of components which impact balance sheet aggregates over time.

Borrowings are forecast to increase significantly over the forward estimates period, reflecting funding of the capital program. On a market basis, the value of Total State Sector borrowings is forecast to increase by around $11.5 billion from June 2013 to June 2017, compared to an increase of more than $50 billion in the value of non-financial assets. Increases in borrowings, combined with net operating surpluses, the use of Restart NSW and minor asset sales are used to fund capital expenditure.

8 - 10	Budget Statement 2013-14

8.3 Unfunded Superannuation

General Government Superannuation Arrangements

Most employees are members of accumulation (defined contribution) schemes, where the final retirement benefit reflects contribution levels and accumulated investment earnings on these contributions.

Less than 20 per cent of the NSW public sector workforce are now members of defined benefit schemes. Defined benefit schemes are mainly administered by the SAS Trustee Corporation (State Super). They include the State Superannuation Scheme (SSS), Police Superannuation Scheme (PSS), State Authorities Superannuation Scheme (SASS) and the State Authorities Non-Contributory Superannuation Scheme (SANCS).

While all of these schemes have been closed to new members for more than two decades, substantial pension and lump sum entitlements continue to accrue. These entitlements are treated as liabilities, and the assets used to fund them are deducted to estimate unfunded superannuation liabilities.

Most of State Super’s funding is provided by the Crown and is based on fully funding all schemes in the General Government Sector by 2030. PTE agencies fund their own superannuation liabilities.

Other public sector superannuation schemes are dedicated to specific activities and include the Judges’ Pension Scheme (JPS), the Parliamentary Contributory Superannuation Fund (PCSF) and, in the PTE Sector, the Energy Industries Superannuation Scheme (EISS). Apart from the JPS and the accumulation component of the EISS, these schemes are also closed to new members.

The PCSF and EISS both have their own trustee and funding arrangements. The JPS is administered by the Department of Attorney General and Justice and is funded to meet member entitlements as they fall due as well as to progressively fund all outstanding liabilities by 2030.

Superannuation Liabilities

The value of defined benefit superannuation liabilities is based on the present value of accrued entitlements. This valuation takes into account Commonwealth 10 year bond yields as well as salary growth, CPI increases, retirement rates and benefit payments. Table 8.7 sets out details on the movement in General Government defined benefit liabilities.

Budget Statement 2013-14	8 - 11

Table 8.7:	General Government Sector – Superannuation Liabilities (AASB 119)

	June 2012	June 2013	June 2014	June 2015	June 2016	June 2017
	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m

Gross Liability - Opening value	57,691	76,084	75,247	69,923	63,192	58,770
Current Service Costs	614	652	546	424	323	254
Interest Expense	2,959	2,244	2,401	2,569	2,773	2,878
Employee Contributions	350	322	268	215	170	135
Benefit Payments and other items	(2,932)	(4,674)	(4,449)	(4,612)	(4,767)	(4,039)
Liability Valuation Actuarial Adjustments	17,403	620	(4,091)	(5,325)	(2,921)	(1,187)

Gross Liability - Closing Value	76,084	75,247	69,923	63,192	58,770	56,809

Falling current service costs and rising benefit payments reflect higher retirement rates by scheme members. Large and ongoing valuation changes in gross liabilities are mainly due to changes in the discount rate used to value superannuation liabilities. The effect of a change in the discount rates from year to year is treated as an actuarial gain or loss.

Apart from ongoing valuation adjustments based on movements in interest rates, the assumptions and factors underlying liability estimates are subject to detailed actuarial review every three years. The review includes changes in demographic factors, an assessment of scheme and employer funding levels and contribution rates as well as estimates of underlying assets and liabilities.

The most recent triennial review was completed in 2012. For the General Government sector, the review advised an unfunded liability of $16 billion, estimated in accordance with AAS 25 (Australian Accounting Standard 25 Financial Reporting by Superannuation Plans). Generally known as the actuarial funding basis, AAS 25 uses a forecast long-term fund earning rate as the discount rate for estimating the present value of liabilities and for assessing whether General Government Sector liabilities will be fully funded by 2030. Based on the current funding plan, the review concluded that liabilities were on track to be fully funded by 2030.

Before 2006, State Budget superannuation liabilities were also estimated under the actuarial funding basis under AAS 25. Since then, superannuation and long service leave liabilities have been required to be estimated and reported in the NSW Budget under the AASB 119 Employee Benefits accounting standard.

8 - 12	Budget Statement 2013-14

The 2013-14 Budget recognises for the first time the State’s liability for its share of university superannuation benefits (see Box 8.1).

Box 8.1:	University Superannuation Liabilities

Some university staff are members of State Super’s defined benefit schemes.

In 1974, the Commonwealth assumed full responsibility for university funding. Before then, NSW and the Commonwealth had shared funding responsibilities.

In 1987 the Commonwealth required States to fund a share of pre-1974 superannuation liabilities and to fund some costs for liabilities incurred from 1982 onwards. The Commonwealth maintained full responsibility for liabilities incurred from 1974 to 1981. New South Wales commenced contributions in accordance with the Commonwealth requirement but ceased funding in 2000, with NSW advising that it had met its share of the liability. Actuarial forecasts estimate that funding reserves held for universities will start to be depleted in the next few years.

Negotiations with the Commonwealth Government to reach an agreement on outstanding funding arrangements recommenced in 2012 and are now at an advanced stage.

The superannuation liability resides with the Universities, but New South Wales is prepared to fund a share that reflects a fair estimate of the State’s past funding responsibilities. Together with the Commonwealth funding, this will ensure funding reserves are not depleted.

Superannuation Assets and Funding Arrangements

Superannuation assets are valued on a market value basis. Employer contributions are set to meet benefit payments and to build sufficient assets over time to fully fund superannuation liabilities by 2030 in accordance with the Fiscal Responsibility Act 2012.

In the four years to June 2017, contribution rates and the expected return on fund assets are generally less than forecast benefit payments, leading to a slight fall in asset values. Details on the movement in assets are shown in Table 8.8.

Budget Statement 2013-14	8 - 13

Table 8.8:	General Government Sector – Superannuation Assets

	June 2012	June 2013	June 2014	June 2015	June 2016	June 2017
	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m

Gross Assets - Opening Value	25,358	28,903	30,787	30,479	29,976	29,290
Employee contributions	350	322	268	215	170	135
Contributions from employers	5,992	1,498	1,348	1,407	1,474	1,518
Expected return on fund assets	2,138	2,350	2,522	2,486	2,435	2,406
Lower assumed earnings (AASB 119)	N/A	N/A	(1,561)	(1,392)	(1,148)	(991)
Earnings margin on AASB 119	(2,004)	2,389	1,561	1,392	1,148	991
Benefit payments and other items	(2,932)	(4,674)	(4,449)	(4,612)	(4,767)	(4,039)

Gross Assets - Closing Value	28,903	30,787	30,479	29,976	29,290	29,311

Previous superannuation funding arrangements have helped to reduce the potential longer term cost of superannuation to taxpayers, as investment returns have exceeded the cost of debt and have provided a source of funding for future liabilities.

Table 8.8 shows that a pay-as-you-go approach to funding in the past would result in current annual employer contributions of around $4.5 billion per annum to fund benefit payments, compared with the current employer contribution rate of around $1.4 billion.

Funding arrangements for superannuation have been reviewed following the completion of the current triennial review in 2012. While the review recommended increases in funding for a number of non-Crown agencies, the returns on State Super’s assets since the completion of the review in 2012 has either removed or substantially reduced the need to increase funding.

8 - 14	Budget Statement 2013-14

Box 8.2:	The impact of revised superannuation accounting standards

From 2013-14, the AASB 119 standard has been changed in accordance with revisions to international accounting standard IAS 19.

The revised AASB 119 standard will require the same bond yield to be used to estimate superannuation liabilities and asset earnings in the following year. Asset earnings and therefore the Budget result – the key financial measure for the NSW Budget and other State Budgets – will be affected. The impact on the NSW Budget is highly material because of the large asset portfolio held by State Super. The Budget result is estimated to worsen by $1.56 billion in 2013-14.

Despite changes to AASB 119, underlying liability and cash funding requirements are unaffected.

More details of the revised standard are provided in Box 1 in Chapter 1.

Unfunded Superannuation Liability Forecasts and Accounting Standards

The margin between defined benefit liabilities and assets outlined in the previous sections represents the level of unfunded superannuation liabilities. The value of assets is not affected by accounting standards but the value of liabilities and resulting unfunded liabilities reported in the Budget has been affected by changing accounting standards over the years.

As shown in Table 8.9, liabilities estimated under AAS 25 (which applied until 2006) show an unfunded liability of $12.9 billion for June 2013 and a marginal increase to $13.3 billion by 2017.

Liabilities estimated under the AASB 119 use a floating discount rate, based on Commonwealth Government long-term bond yields as at 30 June each financial year. Under this standard, ongoing changes in bond yields lead to major movements in liability estimates over time making inter-year comparisons difficult.

For 2012 and the forward years, falling liability estimates under AASB 119 are based on Commonwealth 10 year bond yields rising from 3.04 per cent in June 2012 to 3.25 per cent in June 2013 and progressively to 5.25 per cent by June 2017.

Budget Statement 2013-14	8 - 15

The size and significance of these variations can be seen by comparison with forecasts made with a constant discount rate. The use of a constant discount rate in the Budget and forward estimate years of 5.83 percent1 would show an ongoing unfunded liability of around $25 billion.

Table 8.9:	General Government Sector – Superannuation Liabilities AASB 119 and AAS 25 Estimates

	June 2013	June 2014	June 2015	June 2016	June 2017
	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m
Budget Forecast AASB 119 Basis
Superannuation liabilities	75,247	69,923	63,192	58,770	56,809
Superannuation assets	30,787	30,479	29,976	29,290	29,311

Unfunded superannuation liabilities	44,460	39,444	33,215	29,479	27,497
Actual/Forecast floating discount rate %(a)	3.28	3.79	4.55	5.06	5.32

Constant discount rate alternative
Superannuation liabilities	56,194	55,887	55,279	54,366	54,045
Superannuation assets	30,787	30,479	29,976	29,290	29,311

Unfunded superannuation liabilities	25,408	25,408	25,303	25,077	24,734
Constant Discount rate % (a)	5.83	5.83	5.83	5.83	5.83

Difference to Budget forecast	19,053	14,036	7,913	4,404	2,764

Actuarial funding basis (AAS 25)
Superannuation liabilities	43,729	43,640	43,276	42,627	42,591
Superannuation assets	30,787	30,479	29,976	29,290	29,311

Unfunded superannuation liabilities	12,942	13,161	13,300	13,337	13,280
Funding basis Discount rate %	8.60	8.60	8.60	8.60	8.60

Difference to Budget forecast	31,518	26,283	19,916	16,143	14,218

(a)	Forecast/constant discount rates used by Mercer are based on 10 year Nominal Commonwealth Government Bond yields, converted to annual effective yields.

As well as making inter-year comparisons difficult, the use of AASB 119 does not allow for the increased capacity for growth-based asset portfolios to fund superannuation entitlements over time.

State Super invests in a diversified growth portfolio, where long-term investment history shows the average earnings on equity and property assets are much higher than fixed interest-based portfolios, reflecting the existence of an equity risk premium. Over time, with higher earnings, asset levels will be higher and lower cash employer contributions will be needed to pay benefits and to fully fund liabilities by 2030.

[1]	Based on average historical Commonwealth 10 year bond yields.

8 - 16	Budget Statement 2013-14

Unfunded Superannuation Liability Forecasts and Budget Estimates

Table 8.10 provides further details of superannuation estimates reported in Chapter 4.

It shows the interaction between the operating, balance sheet and cash flow statements over the budget and forward estimates period, including the impact of the amended AASB 119 standard.

Valuation, earnings and actuarial adjustments from June 2014 onwards represent the impact of rising interest rates and actual expected earnings on financial assets, and are leading to ongoing falls in the level of unfunded liabilities over the forward estimates period.

Table 8.10:	General Government Sector – Superannuation Liabilities, Expenses and Cash Flows

	June 2012 Actual $m	June 2013 Revised $m	June 2014 Budget $m	June 2015	June 2016	June 2017
				Forward estimates
				$m	$m	$m
OPERATING STATEMENT
Interest on obligations	2,959	2,244	2,401	2,569	2,773	2,878
Expected return on assets	(2,138)	(2,350)	(2,522)	(2,486)	(2,435)	(2,406)
Impact of revised AASB 119 standard	N/A	N/A	1,561	1,392	1,148	991
Superannuation interest cost	821	(106)	1,438	1,471	1,483	1,460

Current Service Cost	614	652	546	424	323	254
Defined contribution scheme costs	1,680	1,804	1,920	2,105	2,218	2,358
Other superannuation	2,294	2,456	2,466	2,529	2,542	2,612

Liability Valuation Actuarial Adjustments	17,403	620	(4,091)	(5,325)	(2,921)	(1,187)
Earnings margin on AASB 119	2,004	(2,389)	(1,561)	(1,392)	(1,148)	(991)
Valuation, Earnings and	19,407	(1,769)	(5,652)	(6,717)	(4,069)	(2,178)
Actuarial Adjustments (a)
Total net operating cost	22,522	581	(1,748)	(2,717)	(45)	1,894

CASH FLOW
Net cash funding-defined benefits	5,992	1,498	1,348	1,407	1,475	1,518
Defined contribution scheme payments	1,680	1,804	1,920	2,105	2,218	2,358
Total cash payments for superannuation	7,673	3,302	3,268	3,512	3,693	3,876

BALANCE SHEET
Unfunded Liabilities	47,181	44,460	39,444	33,215	29,479	27,497
Change in unfunded Liabilities	14,848	(2,721)	(5,016)	(6,229)	(3,737)	(1,982)

(a)	Valuation earning and actuarial adjustments generally equal Actuarial Gains and Losses. For 2012-13 Valuation Earning and Actuarial adjustments include Actuarial Gains and Losses and $156 million included as a prior period adjustment under non-owner movements in equity - Other.

Budget Statement 2013-14	8 - 17

8.4 Financial Asset and Liability Management

Cash Management

Most of the State’s cash and cash-equivalent holdings are held in the General Government Sector. Cash management arrangements in this sector are coordinated through the Treasury Banking System (TBS), which has operated since 1993. The TBS is used to efficiently manage cash, and includes a set-off arrangement that allows all TBS bank accounts to be treated as one account for cash flow, payment and interest calculation purposes.

Financial Investment Management

Financial assets are largely invested to meet specific liabilities. There are two major types of asset portfolios based on investments to meet superannuation liabilities (such as State Super) and investments to meet insurance obligations (such as SICorp). These asset portfolios are growth based and are designed to optimise returns and to reduce the level of funding needed to meet liabilities over time.

Insurance and other investments are largely managed by TCorp on behalf of client agencies, including the Treasury Managed Fund (TMF) for SICorp. Asset allocation and management arrangements for SICorp are governed by a Memorandum of Understanding (MOU) between NSW Treasury and TCorp. The General Government Asset Management Committee, consisting of representatives of TCorp and Treasury, meets quarterly to monitor investment performance and to review financial market developments and investment goals and strategies.

Borrowings and Debt Management

Borrowings by General Government and PTE Sector agencies are generally sourced through and managed under arrangements with TCorp. Most General Government Sector borrowings are held by the Crown Finance Entity and are used to manage operating cash flows and to finance General Government Sector capital expenditure and capital grants to the PTE Sector through the Consolidated Fund.

Crown debt management is governed by a Memorandum of Understanding (MOU) between NSW Treasury and TCorp and has the objectives of minimising the market value of debt and debt costs within specified risk constraints.

TCorp, as debt manager, operates to agreed debt benchmarks under the MOU. The General Government Debt Management Committee, consisting of TCorp and Treasury representatives, meets quarterly to monitor debt strategy and to review financial market developments. As part of its management of debt, TCorp issues long term and inflation indexed bonds. The range of bonds issued reduces debt cost volatility and helps meet debt management benchmarks.

8 - 18	Budget Statement 2013-14

Superannuation Management

Defined benefit superannuation schemes are generally managed under trustee arrangements. State Super and the EISS are responsible for the administration and investment functions for most superannuation liabilities in the General Government and PTE Sectors.

State Super and EISS employers in the PTE Sector have generally maintained a full funding policy. Until 2008-09, a history of full funding combined with several years of high earnings led to reductions of and suspensions in funding contributions for most of these agencies. Following the global financial crisis, a number of funding arrangements were reviewed and amended. With the high rate of earnings forecast for 2012-13, agencies covered by the EISS and in the PTE Sector are now largely fully funded.

The PCSF has its own trustee and funding arrangement and sets its own investment strategy. The JPS is administered by the Department of Attorney General and Justice. A program is in place to fully fund the JPS by 2030 through the Liability Management Ministerial Corporation.

Insurance Management

Many of the State’s public sector insurance schemes are managed by SICorp, which provides coverage for workers’ compensation, public liability and other insurance liabilities to NSW public sector agencies. The Treasury Managed Fund (TMF) is managed by SICorp and provides self insurance cover for the General Government Sector and for participating agencies in the PTE Sector. SICorp also covers liabilities for a number of closed schemes and for schemes transferred to the Crown, as explained in the notes to Table 8.3.

In July 2010, SICorp also began administering the Home Warranty Insurance Fund (HWIF) which was established following structural reforms to the NSW Home Warranty Insurance Scheme. With effect from 1 September 2011, SICorp also began to manage HIH building insurance claims, previously administered by NSW Fair Trading.

The Safety, Return to Work Support Division (SRWSD) also provides insurance related services and activities and consists of the Dust Diseases Board, Lifetime Care and Support Authority, the Motor Accidents Authority and WorkCover NSW.

The NSW Police Force, NSW Fire Brigades and Ambulance Service of NSW also provide self insurance to employees under their Death and Disability schemes. These schemes provide compensation to workers who cannot continue to work, or work in their profession, due to injuries. In response to increasing liabilities and to encourage injured officers back into the workforce, legislative reforms to the Police Death and Disability scheme were put in place during 2011-12.

Budget Statement 2013-14	8 - 19

Chapter 9:	Public Trading Enterprises

•	The Public Trading Enterprise (PTE) sector comprises large commercial State Owned Corporations (SOCs), other commercial businesses and non-commercial transport and housing undertakings.

•	The Government is driving change in SOCs, particularly in the electricity sector, to improve the efficiency of these businesses and reduce the cost of living.

•

The integration of the electricity distribution businesses has delivered results well in excess of the Government’s initial expectations. Total expected savings over the five year period to 2015-16 are $2.5 billion, which includes over $600 million in operating savings.

•

Electricity dividends remain within the Government’s Dividend Cap. For the second year, following the institution of a declaration process in 2011-12, directors of electricity businesses will certify that dividends declared will place no additional pressure on prices, service quality or future reliability.

•

Better management and prioritisation of network electricity capital expenditure is reducing price pressures without impacting service quality, as well as releasing State balance sheet capacity to fund other critical infrastructure.

•

The State-owned electricity generators are being offered for sale during 2013 and 2014 to remove ongoing liabilities in relation to the GenTrader arrangements and release funds for investment in priority infrastructure.

•	Strong water sector performance reflects increased sales during unexpectedly warm and dry weather. As in the electricity sector, water businesses are also engaged in capital efficiency initiatives.

•

The Government successfully leased Port Botany and Port Kembla in May 2013, generating gross proceeds of $5.07 billion. Net proceeds of $4.3 billion were placed in Restart NSW, which funds State infrastructure such as WestConnex and the Pacific Highway.

•	The Port of Newcastle is also to be offered for long term lease, subject to a scoping study, to fund priority infrastructure projects including the rejuvenation of the Newcastle city centre.

•

Forests NSW was corporatised on 1 January 2013 to provide greater focus on its business operations. The corporatisation process included a new enterprise agreement covering all employees, the first such agreement for some time in NSW.

•

The creation of Sydney Trains to serve customers in the Sydney suburban area, and NSW Trains to serve intercity, regional and rural customers is designed to ensure that rail services are better focussed on the needs of separate customer markets.

•	Capital expenditure in the social housing sector will continue to reduce concentrations of disadvantage through estate redevelopment strategies and investment in infrastructure in priority locations.

Budget Statement 2013-14	9 - 1

9.1 Introduction

The Government delivers a range of services through Government-owned business entities known as Public Trading Enterprises (PTEs). The PTE sector includes Government business undertakings across a number of industries, operating on both a commercial and non-commercial basis.

Commercial PTEs receive most of their income from customers. They are able to finance their operations and capital expenditure from operating revenue with timing mismatches addressed by borrowings. The largest of the commercial PTEs are State Owned Corporations (SOCs), which are governed by the State Owned Corporations Act 1989 (SOC Act). These businesses include major utilities in the electricity and water sectors, as well as businesses in ports, forestry, superannuation administration, and property development. SOCs operate under the control of independent commercial boards, accountable to shareholder ministers.

Non-commercial PTEs include Government businesses providing public transport and social housing. They receive ongoing Budget funding to meet policy objectives agreed with the Government, as fare revenue and rent from customers is insufficient to meet operating expenses and capital expenditure.

Table 9.1:	Commercial and Non-commercial PTEs

Commercial PTEs		Non-commercial PTEs
State Owned Corporations	Other PTEs	City West Housing Pty Ltd
Ausgrid	Cobbora Holding Company Pty Ltd	NSW Land and Housing Corporation
Essential Energy	Sydney Catchment Authority	Teacher Housing Authority
Endeavour Energy	Zoological Parks Board	State Transit Authority
Transgrid	Waste Assets Management Corporation	Railcorp
Delta Electricity	Sydney Cricket Ground and Sports Ground Trust	Sydney Ferries
Eraring Energy	Sydney Opera House
Macquarie Generation	Sydney Harbour Foreshore Authority
Sydney Water Corporation	Venues NSW
Hunter Water Corporation	Residual Business Management Corporation
State Water Corporation
Sydney Ports Corporation
Newcastle Port Corporation
Port Kembla Port Corporation
Forestry Corporation of NSW
Superannuation Administration Corporation trading as Pillar Administration (a)
Landcom (operating as UrbanGrowth NSW)

(a)	Although Pillar Administration is classified as a Public Financial Entity (PFE) it is included here as it is also a SOC.

9 - 2	Budget Statement 2013-14

9.2 Commercial PTE Sector

The commercial PTE sector is dominated in terms of scale by the SOCs, which have commercial objectives under the SOC Act. All commercial PTEs are expected to be self-funding, however, some do not operate under the SOC Act because they have broader policy goals.

The Government is the owner, and acts as the shareholder, of commercial PTE businesses. The book value of the Government’s equity investment in the commercial PTE sector is approximately $24 billion and these businesses manage over $67 billion in assets.

Box 9.1:	Enhanced financial analysis of commercial businesses

•	The Government committed in the NSW 2021 State Plan to improve the performance of PTEs, including enhancing board capability and providing greater transparency and accountability of financial results.

•	Treasury has engaged experienced financial analysts who monitor the performance of SOCs and major commercial PTEs.

•

Performance assessment includes examining financial and quality of service measures and benchmarking performance against Australian and international businesses. Boards and management are expected to improve business performance based on this analysis.

•	Performance reports are provided regularly to Cabinet and an annual report will be publicly released.

Regulatory outlook leading to lower returns

Adjusted net operating surplus allows for a comparison of businesses’ profitability independent of capital structure. It is calculated as the net operating surplus before interest, tax, depreciation and amortisation (EBITDA). It also excludes capital grants revenue, which is predominantly provided to fund capital programs in State Water.

Chart 9.1 shows the adjusted net operating surplus for the commercial PTE sector over the period 2009-10 to 2016-17.

Budget Statement 2013-14	9 - 3

Chart 9.1:	Adjusted Net Operating Surplus – Commercial PTEs

The adjusted net operating surplus for the commercial PTE sector for 2012-13 is expected to be $6.2 billion, which is $200 million higher than forecast at the time of the 2012-13 Budget. This improved result predominantly reflects improvements in the operating performance of the electricity networks and the water sector. The adjusted net operating surplus for the commercial PTE sector is projected to decline after 2012-13, before partially recovering to $5.7 billion in 2016-17. A large proportion of this decline is attributable to anticipated lower regulatory settings for the regulated network electricity sector and the removal of Port Botany and Port Kembla from the ports sector.

Dividends and tax equivalent payments decline over forward estimates

As a shareholder, the Government expects an appropriate return on investments made on behalf of the people of New South Wales. Dividends received are used to fund core Government services that would otherwise need to be funded through higher taxes. Government businesses also make income tax equivalent payments to the State which, along with dividends, ensure competitive neutrality with businesses in the private sector. Chart 9.2 shows dividends from commercial PTEs over the period 2009-10 to 2016-17.

9 - 4	Budget Statement 2013-14

Chart 9.2:	Commercial PTE dividends

Table 9.2 shows dividends and taxes from commercial PTEs over the period 2011-12 to 2016-17.

Table 9.2:	Commercial PTE dividends and tax

	2011-12	2012-13		2013-14	2014-15	2015-16	2016-17
	Actual	Budget	Revised	Budget	Forward Estimates
	$m	$m	$m	$m	$m	$m	$m
Dividends(a)
Electricity
Generation	152	47	20	7	7	10	14
Distribution and Transmission	670	901	1,098	877	754	691	650
Water, Property and Resources	337	388	398	390	380	366	372
Ports	27	49	85	22	26	27	34
Other	0	1	3	4	5	5	5

Total Dividends	1,186	1,385	1,604	1,300	1,172	1,101	1,074

Other non-cash notional items*	73	51	51	44	38	33	28

Total	1,259	1,436	1,654	1,344	1,210	1,134	1,102

* Notional items arising under the GenTrader transaction

Tax equivalents(a)
Electricity
Generation	145	51	22	-1	9	13	35
Distribution and Transmission	460	536	574	526	425	379	346
Water, Property and Resources	164	214	205	195	207	195	193
Ports	32	41	51	6	18	13	22
Other	3	10	0	1	1	2	3

Total Tax Equivalents	805	852	853	727	661	602	598

Total Dividends and Tax Equivalents(b)	1,991	2,237	2,456	2,028	1,833	1,703	1,672

(a)	Excludes Treasury Corporation as it is a Public Financial Enterprise (PFE) rather than a PTE.
(b)	Excludes non-cash notional items

Budget Statement 2013-14	9 - 5

Dividend payments are forecast to be $218 million higher for 2012-13 than previously forecast, however, electricity sector dividends remain within the Government’s Dividend Cap. This increase is attributable to increased returns in the electricity sector from electricity distributor integration; higher sales volumes by the water utilities due to drier than forecast weather conditions; and the return of retained earnings following the Port Kembla transaction.

Compared with 2012-13, dividends and tax equivalents are forecast to decline by 9 per cent per annum across the forward estimates to $1.7 billion in 2016-17, reflecting anticipated lower regulatory settings in the water and electricity sectors, and the reduction in port sector distributions following the Port Botany and Port Kembla transactions. Dividends from the network electricity sector from 2014-15 to 2016-17 include $370 million to fund Low Income Household and Family Energy rebates.

Greater focus on capital expenditure

Businesses operating in the water and electricity sectors are capital intensive. The Government, as shareholder, has worked with SOCs in the regulated energy and water industries to identify a better balance between asset standard and timing of investment to reduce cost of living pressures while maintaining service levels.

Commercial PTE capital expenditure is shown in Chart 9.3 and Table 9.3. Further detail is provided in Budget Paper No. 4.

Chart 9.3:	Commercial PTE Capital Expenditure and Gearing

(a)	Excludes Sydney International Convention Exhibition and Entertainment Precinct (SICEEP)

9 - 6	Budget Statement 2013-14

Table 9.3:	Commercial PTE Capital Expenditure by Sector

	2012-13	2013-14	2014-15	2015-16	2016-17	Total 2013-14 to
	Revised	Budget	Forward estimates			2016-17
Sector	$m	$m	$m	$m	$m	$m
Commercial PTEs
Electricity	3,294	3,375	3,167	3,091	3,053	12,687
Water	835	944	1,022	953	956	3,875
Ports	182	73	44	38	62	217
Property & Resources(a)	162	211	97	44	38	390
Other	112	25	11	12	6	54

Total Commercial PTEs	4,585	4,627	4,342	4,139	4,115	17,223

(a)	Excludes SICEEP

Commercial PTE capital expenditure across the Budget and forward estimates is forecast to total $17.2 billion, excluding the Budget funded investment by the Sydney Harbour Foreshore Authority in the new Sydney International Convention, Exhibition and Entertainment Precinct (SICEEP). The annual profile is expected to decline modestly across the forward estimates.

Capital expenditure over the period 2012-13 to 2015-16 is forecast to be $17.7 billion, which is $4.1 billion, or 19 per cent, lower than the forecast for the corresponding four year period in the 2012-13 Budget. This reduction is predominantly due to a lower capital program in the electricity and water sectors, targeting capital efficiency without reducing service levels.

Financing of capital expenditure

Commercial PTEs fund their capital programs from a combination of debt and internally generated cash. Non-commercial PTEs rely mainly on capital grants from the State Budget and private financing arrangements.

Net debt in the total PTE sector is forecast to rise by $13.7 billion to $41.8 billion in the four years to June 2017. Borrowings by commercial PTEs account for $12 billion of this increase. This includes a combined increase in net debt for the network electricity and water sectors of $9.8 billion to partially fund over $16.3 billion in capital expenditure.

Reflecting a lower overall capital program, net debt in the commercial PTE sector is now forecast to be $4 billion lower at the end of 2015-16 than forecast in the 2012-13 Budget.

Budget Statement 2013-14	9 - 7

9.3 Major Commercial PTEs

Electricity

‘Poles and wires’ services across the State are provided by Government owned businesses. Within the integrated distribution businesses, Ausgrid and Endeavour Energy distribute electricity to urban households and businesses; while Essential Energy serves rural areas. The long-distance, high-voltage transmission network is managed by TransGrid.

The majority of power consumed in the State is generated by State-owned generators, Macquarie Generation, Delta Electricity and Eraring Energy. The generation output of Eraring and Delta’s western facilities was contracted to private retailers in 2010.

Electricity sector returns decline with expected lower growth in charges

Electricity prices paid by consumers include a component for the cost of infrastructure used in the transmission and distribution of electricity, which makes up approximately 45 per cent of an average electricity bill. Distribution and transmission charges are determined by the Australian Energy Regulator (AER) under a framework that is currently under review.

Earnings from the network businesses are estimated to fall by 7.1 per cent in 2013-14 to $4.1 billion (from $4.4 billion in 2012-13) reflecting lower volumes. These impacts are expected to be partially offset by continued savings initiatives facilitated by network reform.

The current network pricing determinations are for the period from July 2009 to June 2014. Forecast earnings for electricity networks beyond 2013-14 are subject to regulatory risk. The Budget forecasts a reduction in profitability in 2014-15, with earnings from the network businesses estimated to decline by 6.3 per cent to $3.8 billion, reflecting a scenario where regulatory returns decline as network tariffs incorporate actual and expected business cost savings and lower prevailing market interest rates. Beyond 2014-15, earnings are estimated to grow moderately at an average rate of 0.9 per cent a year for the remainder of the forward estimates period.

9 - 8	Budget Statement 2013-14

Box 9.2:	Electricity Distribution Business Integration

•	The Government continues to implement energy sector reform to increase the State’s competitiveness, improve the standard of living and reduce cost pressures for the people of New South Wales.

•	The reform includes integration of the three State-owned electricity distribution businesses and sale of the State’s electricity generators.

•	One of the NSW 2021 targets seeks to reduce pressure on the cost of living, in particular through moderating energy costs.

•	The Government is doing this by establishing an integrated operating model under a joint board through the Energy Services Corporations Amendment (Distributor Efficiency) Act 2013.

•

The integration of the three State-owned electricity distributors is estimated to deliver savings of $600 million in operational expenses and $1.9 billion in capital savings over the five years to 2015-16.

•

In addition, approximately $370 million in dividends expected to be paid by electricity distributors from 2014-15 to 2016-17 will be used to reduce electricity bills for those households eligible to receive Low Income Household or Family Energy rebates.

•

After reductions to the forecast capital works program, the Government still expects to contribute $12.4 billion in capital expenditure through cash from operations and debt across the Budget and forward estimates, compared with the $3 billion that the Government receives in total dividends.

Declining distributions reflect regulatory outlook

Dividends and income tax equivalents in 2012-13 and 2013-14 from network electricity businesses are $265 million higher than forecast at the time of the 2012-13 Budget as the full magnitude of integration savings has been incorporated into financial estimates. Increased dividends received by the Government are being used to fund the cost of the Government’s increased energy rebate program in 2012-13 and 2013-14.

After the 1 July 2014 regulatory price reset, savings in the network businesses will automatically be passed through to customers through the regulatory process in the form of lower price growth. Dividends and income tax equivalents from these businesses are forecast to decline by 40.3 per cent over the four years to 2016-17, reflecting the movement in EBITDA and the increased cost of financing higher levels of debt.

Budget Statement 2013-14	9 - 9

Dividend forecasts from electricity businesses comply with the Government’s Dividend Cap policy. The Dividend Cap reflects the Government’s commitment not to increase dividends above the amounts estimated by the previous Government in the 2010-11 Budget. Dividends from network businesses and generators in 2012-13 of $1,118 million are below the cap of $1,144 million. The 2013-14 forecast of $884 million is below the cap of $1,054 million. For the second year, following the institution of a declaration process in 2011-12, directors of electricity businesses will certify that dividends declared will place no additional pressure on prices, service quality or future reliability.

The Government also receives dividends from Snowy Hydro Pty Limited, in which New South Wales holds a 58 per cent stake. These dividends are included in ‘Other Dividends and Distributions’ in Chapter 6 of this Budget Paper.

Capital expenditure in electricity businesses is slowing and further reducing pressure on prices

Capital expenditure in the electricity sector (networks and generators) is expected to total $12.7 billion over the Budget and forward estimates period, dominated by the network businesses’ capital program of $12.4 billion. This is $2.6 billion lower over the four years to 2015-16 than the previous Budget forecast of $15.5 billion for the corresponding period.

The Government is improving capital efficiency in the electricity sector to moderate growth in electricity prices while maintaining service standards. This reduction in forecast growth includes expected capital efficiency savings from the integrated distributor structure and updated peak energy demand forecasts. Capital expenditure by network businesses, including the transmission network, is forecast to reduce from $3.3 billion in 2013-14 to $3.0 billion in 2016-17.

Capital expenditure programs of the network businesses are funded through a mix of operating surpluses and debt. Forecast net debt in network businesses rises from $18.6 billion in June 2013 to $26.4 billion in June 2017. Average gearing is expected to increase from 71 per cent to 75 per cent over the same period.

9 - 10	Budget Statement 2013-14

Box 9.3:	Generator Transactions and Cobbora

•

In November 2012, the Government confirmed it would proceed with the sale of the State’s electricity generators in accordance with the recommendations of the Special Commission of Inquiry into the former Government’s Electricity Transactions.

•

The sale is expected to generate significant benefits for taxpayers, through expected sales proceeds and through the removal of liabilities associated with the GenTrader arrangements, as well as avoided refurbishment costs and investment in future generation capacity.

•

The generator assets are to be transacted sequentially during 2013 and 2014. Negotiations have commenced in relation to the four GenTrader assets of Eraring Energy (Eraring and Shoalhaven) and the western assets of Delta Electricity (Mount Piper and Wallerawang).

•

A separate competitive process will be undertaken to sell the assets of the merchant generators, Macquarie Generation (Bayswater and Liddell) followed by Delta Central Coast (Colongra and Vales Point).

•	Development sites at Bayswater, Tomago and Munmorah will be offered in parallel with the relevant generator assets.

•	A concurrent sale process will be held for the State’s small portfolio of wind and hydro generation assets.

•

The Government is working to minimise its risks and liabilities in relation to the Cobbora coal mine development and continues to explore all possible options, including investigating potential alternative sources of coal.

Cobbora

The final feasibility study for the Cobbora coal mine has confirmed that around $1.5 billion of capital expenditure is required to develop the Cobbora coal mine until it produces first coal. Forecast cash flows are insufficient to cover subsequent capital and operating expenditure over the life of the mine. The total loss to the Government, if arrangements are unchanged, would be in excess of $1.5 billion.

While the planning and approvals process for the development of Cobbora remains a priority, the Government continues to explore all options to reduce its liabilities under the guarantee provided to Cobbora Holding Company Pty Limited, including investigating potential alternative sources of coal. Given progress to date, the Budget continues to treat these liabilities as contingent. For the same reason, the capital expenditure required to develop Cobbora has not been included in this Budget, although the Government retains the capacity to invest if required.

Budget Statement 2013-14	9 - 11

Water

The State owns four commercial water businesses. Sydney Water Corporation and Hunter Water Corporation are SOCs that provide urban water services in Sydney, the Blue Mountains, the Illawarra and the Lower Hunter.

Sydney Catchment Authority is a commercial PTE that supplies stored bulk water to Sydney Water. Sydney Water also has access to non-climate dependent water supply from the privately operated desalination plant. Sydney Water, Sydney Catchment Authority and the desalination plant operate within the 2010 Metropolitan Water Plan.

The Government, in conjunction with Hunter Water, is scheduled to complete a plan for the security of long-term water supplies for the Lower Hunter in December 2013.

State Water Corporation provides bulk rural water services, predominantly to irrigators. Local water utilities are generally responsible for providing water and wastewater services outside the major metropolitan areas.

Current year performance strengthened by strong water sales

2012-13 has been a strong financial year for Sydney Water, which is forecasting net profit after tax of $385 million, $29 million above Budget. The favourable result is driven by improved operational efficiencies and higher than expected water sales resulting from unexpectedly dry and warm weather. State Water’s forecast 2012-13 net profit after tax is $27 million below the 2012-13 Budget, predominantly driven by the accounting treatment of grant funded assets.

Operating performance reflects regulatory outlook

The operating performance (EBITDA adjusted for capital grants) of the water businesses is currently forecast to grow by 10.4 per cent over the four years to 2016-17 from $1.4 billion in 2012-13 to $1.6 billion in 2016-17. Water sector dividends and tax equivalents are forecast to be relatively stable across the forward estimates, although lower overall than forecast at the time of the 2012-13 Budget.

Profitability of Hunter Water and State Water in future years is forecast to be negatively impacted by lower regulatory cost of capital allowances based on prevailing market rates. The next IPART price determination for Hunter Water will take effect from 1 July 2013. The first ACCC regulatory determination for State Water will apply from 1 July 2014, following the transfer of responsibility to the national regulator for pricing in the Murray-Darling Basin.

9 - 12	Budget Statement 2013-14

Continued focus on capital expenditure in the water sector

As in the electricity sector, capital expenditure across the forward estimates in the water sector is expected to be lower than forecast last Budget. It now totals $3.8 billion over the four years to 2015-16, compared to the previous Budget forecast of $4.0 billion for the corresponding period.

Over the four years to 2016-17, water sector capital expenditure is forecast to be relatively stable, from $948 million in 2013-14 to $956 million in 2016-17, totalling $3.9 billion over the period. The four year capital expenditure program is forecast to be predominantly financed from increased borrowings. Net debt is forecast to increase by $2.0 billion to $9.6 billion at the end of the 2016-17 financial year and average gearing is expected to increase to 49 per cent.

Ports

The major NSW ports of Port Botany and Port Kembla are now privately operated. Sydney Ports Corporation continues to manage Sydney Harbour port facilities and the minor ports of Yamba and Eden. Newcastle Port Corporation is responsible for the major bulk port of Newcastle.

Long term lease of Newcastle Port

As part of this Budget, the Government has decided to undertake a long term lease of Newcastle Port, subject to a scoping study, to fund priority infrastructure projects including the rejuvenation of Newcastle city. This decision responds to the compelling market opportunity at this time to capture strong demand for infrastructure assets, reflected in the outcomes of the long term leases of Port Botany and Port Kembla.

Residual ports businesses

Following the lease transaction, Sydney Ports Corporation and Port Kembla Port Corporation continue to have responsibility for marine operational and safety functions. In addition, Sydney Ports has retained responsibility for Eden and Yamba Ports, as well as cruise passenger facilities, and operation and leasing of facilities at Glebe Island and White Bay in Sydney Harbour. The NSW Government has retained regulatory oversight of the ports, while pricing at Port Botany and Port Kembla is now monitored under a light handed regime that encourages flexible outcomes between port operators and users.

A return of excess cash reserves by Port Kembla Port Corporation following the lease transaction has increased port sector returns in 2012-13 compared with the 2012-13 Budget. Dividends decline in 2013-14 as a result of Port Botany and Port Kembla moving to private ownership.

Budget Statement 2013-14	9 - 13

The debt of Sydney Ports and Port Kembla has been retired from the proceeds of the lease transaction, resulting in net debt for the sector reducing from $569 million in June 2012 to a cash positive position in June 2013. Net debt is then forecast to rise to $108 million in June 2017. Gearing in the sector is similarly expected to reduce from 24 per cent in June 2012 to a cash positive position in June 2013 and then rise to 13 per cent in June 2017.

Sydney Ports Corporation is undertaking projects to enable growth in the cruise passenger industry. With the recent completion of the White Bay passenger terminal, Sydney Ports Corporation’s forecast capital expenditure of $157 million includes major projects such as the capacity enhancement of the Overseas Passenger Terminal at Circular Quay and the redevelopment of Glebe Island.

Property and other PTEs

This classification includes a broad range of entities such as Forestry Corporation of New South Wales and UrbanGrowth NSW, which are SOCs, and others not operating under the SOC model, including the Sydney Harbour Foreshore Authority and sporting and cultural institutions. This category also includes Cobbora Holding Company Pty Limited.

Corporatisation of Forests NSW

The Government corporatised Forests NSW under the SOC Act effective from 1 January 2013. The goal of the new Forestry Corporation of NSW is to improve financial performance within public ownership.

The corporatisation process included significant reform of employment arrangements, captured in a single enterprise agreement covering all employees. This was the first such agreement for some time in New South Wales and included the introduction of individual contracts, increased weekly working hours and the removal of restrictive contracting out provisions. On 8 April 2013, the Fair Work Commission transferred the agreement to the Federal jurisdiction, which was a precedent in New South Wales.

Changes to Landcom to form UrbanGrowth NSW

UrbanGrowth NSW is the new trading name for Landcom, while the Sydney Metropolitan Development Authority has become UrbanGrowth NSW Development Corporation. Both entities commenced operating under a single chief executive officer on 1 January 2013. This operating model is intended to drive investment in key locations in NSW and help underpin the future prosperity of urban and regional centres.

UrbanGrowth NSW’s priorities are to unlock private sector investment by coordinating and delivering lead-in infrastructure and services in development areas, and by planning and fast tracking urban renewal projects. It will continue to deliver the Government’s 10,000 home sites program.

9 - 14	Budget Statement 2013-14

While UrbanGrowth NSW is expected to optimise financial outcomes, this change in focus from retail property business to initiating and facilitating development is expected to see a decline in profitability compared with previous forecasts, and this is reflected in the forward estimates.

9.4 Non-commercial PTE Sector

Businesses within the non-commercial PTE sector provide transport and social housing services. While they are expected to operate efficiently and maximise financial outcomes, these entities are classified as non-commercial because they derive less than half their income from user charges, receive Budget funding to augment revenue, and are tasked with delivering social policy outcomes. Non-commercial PTEs rely mainly on capital grants from the State Budget and Public Private Partnerships to finance their capital programs.

The transport sector incorporates Sydney, intercity, regional, and rural rail services; passenger bus services in metropolitan Sydney and Newcastle; and ferry services in Sydney and Newcastle. Social housing assets and services are provided by the NSW Land and Housing Corporation (LAHC), which meets the Government’s social housing objectives through ownership and management of NSW public housing assets.

Non-commercial PTE capital expenditure

Capital expenditure in the non-commercial PTE sector is forecast to decline from $1.9 billion in 2012-13 to $759 million in 2016-17, with an aggregate expenditure of $4.9 billion across the forward estimates.

The transport sector constitutes nearly 80 per cent of the capital expenditure in the noncommercial PTE sector. The decline from $1.6 billion in 2012-13 to $526 million for the transport sector in 2016-17 reflects a change in the funding mechanism for rail infrastructure. Capital expenditure in social housing remains relatively stable across the forward estimates.

Table 9.4: Non-commercial PTE Capital Expenditure by Sector

	2012-13	2013-14	2014-15	2015-16	2016-17	Total 2013-14 to
	Revised	Budget	Forward estimates			2016-17
Sector	$m	$m	$m	$m	$m	$m
Non-commercial PTEs
Transport	1,629	1,504	742	1,028	526	3,800
Social Housing	273	320	300	255	233	1,107

Total Non-commercial PTEs	1,902	1,824	1,042	1,282	759	4,907

Budget Statement 2013-14	9 - 15

Under the changed funding mechanism for rail infrastructure, Transport for New South Wales (TfNSW) is now responsible for the procurement of significant rail infrastructure investments. The assets are progressively transferred from TfNSW to form part of RailCorp’s asset portfolio. From 2012-13, the general government sector will spend a substantial portion of capital grants previously paid to RailCorp (in the PTE Sector) on the acquisition of major heavy rail infrastructure, including the North West Rail Link.

Chart 9.4:	Non-commercial PTE Capital Investment

Overall, in 2013-14, $3.5 billion is being invested within the PTE sector in public transport infrastructure, compared with $2.7 billion in 2012-13. Of this $3.5 billion, $1.5 billion is being invested directly by RailCorp and $19 million within the STA and Sydney Ferries, and $2 billion is being spent by TfNSW.

9 - 16	Budget Statement 2013-14

9.5 Major Non-commercial PTEs

Transport

New South Wales Long Term Transport Master Plan

The Government takes a long-term approach to transport services and infrastructure to accommodate the expected growth in the State’s transport network. By 2031, the Bureau of Transport Statistics estimates the number of trips made by rail will have increased by 26 per cent. Consistent with the NSW 2021 State Plan, the Government is implementing measures to reduce travel times and increase patronage of public transport services by making them a more attractive modal choice.

Reforms to transport agencies commenced in 2011 with the establishment of a new integrated transport agency, TfNSW, to coordinate service delivery across all modes of transport, focus on frontline services and improve customer experience. The NSW Long Term Transport Master Plan was published in December 2012 and identifies the challenges that the transport system in NSW needs to address to support the State’s economic and social performance over the next 20 years. The Plan links closely with other major policies such as the Sydney Metropolitan Strategy and the State Infrastructure Strategy.

Sydney Trains and NSW Trains

The Government announced that Rail Corporation New South Wales (RailCorp) will be split into two new specialist organisations from 1 July 2013, to serve different customer needs:

•	Sydney Trains: serving customers in the Sydney suburban area, operating quick and frequent trains; and

•	NSW Trains: serving intercity, regional and country customers to Newcastle, the Hunter and Central Coast, the Blue Mountains, Lithgow, Goulburn and Nowra.

The NSW Government has commenced a long term program, Fixing the Trains, to improve customer services, build a more efficient rail system and help achieve the vision of being known as Australia’s world class railway. The program aims to extract more value from transport infrastructure by reducing the cost of providing transport services, and releasing funds to reinvest in new services and projects. It involves a range of projects including new maintenance centres; initiatives to improve customer experience; improved reliability; and station and train cleanliness.

Budget Statement 2013-14	9 - 17

Highlights of capital investment in rail over the forward estimates period, including projects managed by TfNSW, are:

•	$4.1 billion to progress work on the North West Rail Link, connecting new growth areas from Epping to Rouse Hill, with eight new stations and regular rail services over a 23 kilometre route;

•	completing the $2.1 billion South West Rail Link by 2016, connecting new growth areas from Glenfield to Leppington, via Edmondson Park;

•	completing the $2 billion Rail Clearways program by 2014, to increase capacity and improve reliability of the rail network;

•	delivery of the remainder of the 78 new eight-carriage Waratah train sets to replace non-air conditioned carriages on the City Rail network; and

•	completing Wynyard Walk, a new pedestrian access from Wynyard station to the Barangaroo area, improving access to the CBD western corridor and the waterfront.

Privately operated ferries delivering efficiencies

A private operator, Harbour City Ferries, assumed the operation of Sydney ferry services in July 2012. The franchising is resulting in greater operating efficiency. The Government retains ownership of Sydney Ferries’ existing vessels and TfNSW retains control of routes and services.

The Sydney Ferries capital program is estimated at $75 million over the Budget and forward estimates period. The 2013-14 program includes $2.2 million to commence ferry fleet replacement.

Bus network expenditure will improve service quality

Regular passenger bus services in New South Wales are provided through contracts with TfNSW to ensure consistency of services to regions and responsiveness to demand, particularly in the metropolitan and outer metropolitan areas.

The State Transit Authority (STA) capital program is estimated at $21 million over the Budget and forward estimates period, including $5.4 million in 2013-14. Key projects include ongoing improvements to depots and depot facilities to cater for the expanding fleet and improve bus operating network efficiency. In 2013-14, TfNSW will examine options to redevelop bus depots. This would provide additional capital for transport projects.

In 2013-14, the STA and private operators will acquire 201 new buses to update the fleet and meet anticipated growth in passenger demand. These costs are met through the capital program of TfNSW and are not reflected in the PTE capital program.

9 - 18	Budget Statement 2013-14

Transport funding and financing capital expenditure

Table 9.5 summarises Budget support to transport PTEs and farebox revenue.

Table 9.5:	Budget Support for Transport Sector PTEs

	2009-10 Actual $m	2010-11 Actual $m	2011-12 Actual $m	2012-13 Revised $m	2013-14 Budget $m
Rail Services
Operating grants	1,612	1,643	1,733	1,772	1,722
Capital grants - cash	1,784	1,075	1,521	483	436
Capital grants - non cash	0	0	0	1,095	2,037

Sub-total - Rail Services	3,396	2,718	3,254	3,350	4,195
Bus and Ferry Services
Operating grants/contract payments	366	410	467	416	302
Capital grants	0	0	0	3	2

Sub-total - Bus and Ferry Services	366	410	467	419	304

Total Net Budget Funding: Transport (a)	3,762	3,128	3,721	3,769	4,500
Fare revenue/operating costs (%)
Rail services	22.9	21.3	20.5	20.4	19.7
Bus services	46.1	44.6	46.6	49.9	50.6

(a)	The Budget supports borrowings by transport agencies to fund capital works. Operating grants also include fare concessions for pensioners and students. From 2007-08, grants for the acquisition of new buses by the STA are reflected through the Transport for NSW capital program.

Social Housing

Strategic direction is to focus on social housing asset management

The Land and Housing Corporation (LAHC) is responsible for owning and managing the NSW Government’s social housing assets, which includes constructing, divesting, leasing and maintaining properties to meet social housing needs. The LAHC is tasked with addressing the social and housing issues associated with concentrated social housing estates, and is developing strategies that are tailored to meet the specific housing needs of selected estates.

The LAHC also focuses on maintenance to ensure that properties are clean, safe and habitable. It is undertaking a strategic review of maintenance, including initiation of a pilot program in June 2013 with a view to rolling out a new maintenance system from 1 July 2014 when the current maintenance contract expires.

Budget Statement 2013-14	9 - 19

Social housing is provided to people whose eligibility is based on income and an assessment of highest needs. Clients are those who cannot afford market rents so their rent is adjusted and based on 25 to 30 per cent of total household assessable income. The difference between market rent and rent charged across the LAHC’s social housing tenants in 2013-14 is estimated to be $896 million.

The LAHC called for Expressions of Interest in a Public-Private Partnership encompassing components of the Airds Bradbury Renewal Project. The process was terminated following limited private sector interest and the LAHC is examining possible future procurement options.

A taskforce, chaired by the LAHC, was established to examine the best use of land in Macquarie Park, including the LAHC’s estate at Ivanhoe Place. The taskforce was wound up following the establishment of the Herring Road and North Ryde Urban Activation Precincts by the Department of Planning and Infrastructure to bring all relevant land at Macquarie Park within the same planning process.

Capital expenditure to renew social housing stock

Capital expenditure by the LAHC over 2013-14 is expected to be $280 million. The program provides for new social housing stock and the improvement of existing housing stock through the renewal of public housing areas, modification and upgrade of older dwellings, as well as health and safety upgrades.

Key aspects of the capital program in 2013-14 and the forward estimate years include:

•	$119 million for a social housing supply program to fund new capital works and works in progress, including commencement of 276 dwellings and completion of 379 social housing dwellings;

•	$158 million in maintenance expenditure in the social housing sector to upgrade and improve existing housing; and

•

ongoing work to reduce concentrations of disadvantage in social housing through social housing estate strategies and by continued infrastructure investment in priority locations, such as Bonnyrigg, Minto and Riverwood.

Funding and financing

The primary sources of funding for the LAHC in 2013-14 are through rental income, asset sales and funding support from the Department of Family and Community Services (DFACS) to meet operating and capital expenditure requirements.

Funding support from DFACS to support new supply capital expenditure in 2013-14 is forecast to be $92.6 million. Asset sales will be used to fund the balance of expenditure.

9 - 20	Budget Statement 2013-14

Chapter 10:	Uniform Financial Reporting

•	Financial aggregates in this chapter are prepared in line with:

•	the Uniform Presentation Framework (UPF) endorsed by the Australian Loan Council

•

Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting, which adopts a harmonised Government Finance Statistics (GFS) – Generally Accepted Accounting Principles (GAAP) reporting basis.

•

UPF Tables also include disclosures in accordance with Government Finance Statistics (GFS), which is a system used by the Australian Bureau of Statistics (ABS) to classify the transactions of government. These ‘convergence’ differences between the reporting frameworks are explained in Chapter 10.2 Uniform Presentation Framework.

•

Appendix A outlines the accounting policies and forecast assumptions adopted in the Budget. The Operating Statements as per Table 10.1, Table 10.10 and Table 10.14 quantifies the impact on the forward estimates from 2013-14 to 2016-17, from the adoption in 2013-14 of revised calculations for superannuation interest expense and actuarial gains/losses, in accordance with revisions to AASB 119 Employee Benefits.

•	An 8-year time series is provided from 2009-10 to 2016-17 for the general government sector, public non-financial corporation (PNFC or public trading enterprise) sector, and consolidated sector.

•	The Australian Bureau of Statistics (ABS) will release its GFS-based Government Finance Estimates publication at www.abs.gov.au in August 2013.

10.1 Introduction

This chapter presents financial aggregates for the general government sector, public non-financial corporation (PNFC) sector and consolidated sector. These aggregates are prepared in line with the revised Uniform Presentation Framework (UPF) agreed by the Australian Loan Council in March 2008.

The Australian Loan Council comprises each state and territory Treasurer and the Australian Treasurer. It monitors state finances, particularly the forecast cash surplus/(deficit) of governments and their future financing/investing requirements. Accordingly, the objective of the UPF is to ‘facilitate a better understanding of individual government’s budget papers and provide for more meaningful comparisons of each government’s financial results and projections’1.

[1]	Uniform Presentation Framework: For the Presentation of Uniform Financial Information by Commonwealth, State and Territory Governments, Australian Loan Council, April 2008, p. 1.

Budget Statement 2013-14	10 - 1

The format of the aggregates is based on reporting standards set out by the Australian Accounting Standards Board – AASB 1049 Whole of Government and General Government Sector Financial Reporting, which adopts a harmonised GFS-GAAP reporting basis.

The UPF financial aggregates:

•	allow consistent comparisons between the financial position of Australian governments

•	facilitate time series comparisons since they are relatively unaffected by changes in public sector administrative structures

•	permit an assessment of how public sector transactions affect the economy by providing data classified by economic type.

The general government tables in this chapter are consistent with those in Chapter 1 but are repeated here for completeness.

10.2 Uniform Presentation Framework

The NSW Government financial tables in this chapter meet Loan Council obligations under the UPF.2 Additional disclosure explains matters specific to New South Wales.

Framework

The UPF tables are in line with AASB 1049 which:

•	adopts generally accepted accounting principles (GAAP) definitions, including recognition and measurement principles in almost all cases

•

amends presentation requirements to encompass a comprehensive result that retains the GAAP classification system but overlays it with a transactions and other economic flows classification system based on GFS

•	expands the disclosure requirements to include key fiscal aggregates required by GFS.

Due to differences in reporting classifications, GFS financial aggregates released by the ABS from 2008-09 will differ from UPF aggregates. These ‘convergence’ differences are not generally material for New South Wales, apart from GFS’s exclusion of deferred tax. For more information on other differences see Primary Financial Statements later in this chapter. For details and amounts of the key 2011-12 convergence differences, see page 5-151 of the 2011-12 Report on State Finances.

[2]

The complete UPF manual is available on the Australian Treasury website www.treasury.gov.au. Extracts from the manual are included in this chapter to explain key concepts while the glossary to this budget paper also includes key UPF terms.

10 - 2	Budget Statement 2013-14

Historical Series

To ensure a consistent historical series of fiscal aggregates, all jurisdictions have agreed to back cast published historical data on a best endeavours basis. For example, historic information in the consolidated operating statements has been recast on the basis of available dissections between GFS transactions and other economic flows.

Fiscal Measures

UPF reporting measures evaluate the soundness of a government’s fiscal position and fiscal policy’s effect on the economy. The fiscal measures in the UPF framework are:

•	net operating balance

•	net lending/borrowing (fiscal balance)

•	net worth

•	change in net worth (comprehensive result)

•	net debt

•	net financial worth

•	net financial liabilities

•	cash surplus/(deficit)

•	ABS GFS cash surplus/(deficit).

Definitions of these measures are set out in the Glossary to this budget paper.

Flow measures (net operating balance, net lending/borrowing and change in net worth) show changes in the fiscal position during the reporting period, reflecting the impact of government decisions and actions, and re-measurement effects during that time. Flows represent the creation, transformation, exchange, transfer or extinction of economic value.

Stock measures (net worth, net debt, net financial worth and net financial liabilities) highlight a government’s fiscal position at a point in time, providing information on the aggregate results of past decisions.

Budget Statement 2013-14	10 - 3

10.3 Primary Financial Statements

UPF Presentation

Public sector estimates and outcomes are presented on an accrual accounting basis in three AASB 1049 based primary statements: the operating statement, including other economic flows; the balance sheet; and the cash flow statement. AASB 1049 adopts GFS principles where this does not conflict with GAAP. Details of key convergence differences between GFS and GAAP are explained in this chapter. The following statements, along with the Loan Council Allocation statement, form the UPF’s core reporting requirements. Appendix D sets out the underlying accounting principles adopted by New South Wales.

Operating Statement

The operating statement:

•	presents information on transactions (revenue and expenses) and other economic flows (revaluations and adjustments)

•	captures the composition of revenues and expenses and the net cost of government activities within a fiscal year

•	shows the full cost of resources consumed by the government in achieving its objectives, and the extent that these costs are funded from various revenue sources; and

•	shows information on capital expenditure and asset sales to derive a net lending/borrowing position.

The operating statement also reports three major fiscal measures:

•	net operating balance which is calculated as revenue minus expenses from transactions. New South Wales recognises its budget result as the net operating balance for the general government sector

•	total change in net worth (comprehensive result) which starts with the net operating balance and includes other economic flows such as revaluations

•

net lending (fiscal balance) which starts with the net operating balance and includes net capital expenditure but excludes depreciation, giving the best indicator of a jurisdiction’s call on financial markets.

10 - 4	Budget Statement 2013-14

Commencing 2013-14, changes to AASB 119 Employee Benefits will affect the calculation of the Net Superannuation Interest Cost and Superannuation Actuarial Gain / Loss. The impact of the change is to increase operating expenses (and reduce the operating result) which is offset by an equal and offsetting change in the actuarial gain/loss recognised in other comprehensive income (i.e. outside profit and loss). The change (before dividend and tax effects) will not impact the comprehensive result, nor the unfunded superannuation liability and net assets. For comparative information excluding impacts of the changes to AASB 119 refer to chapter 4.

Convergence differences in Operating Statement

The main differences in treatment between the NSW GFS operating statement and the harmonised AASB 1049 operating statement presented are:

•

The harmonised aggregates exclude selected Australian Government transfer payment revenues and expenses that pass through the State’s accounts. The ABS requires such payments to be grossed up in GFS reports. However, they are excluded from the AASB 1049 UPF reports as the NSW Government has no control over them (for information on the gross value of these grants see footnotes to the grants revenue and expense table 10.6).

•

Grants are recognised when the State gains control over the assets. Control is normally obtained when the cash is received. The Australian Government gave the State a $960 million grant in June 2006 for road works to be carried out over several years. Under AASB 1049, this revenue is recognised in 2005-06 when the cash was received. However, in GFS reports, this revenue is recognised to match the timing of expenditure over the period 2005-06 to 2009-10. This GFS treatment is in line with an ABS direction.

•

Dividends paid by the PNFC and Public Financial Corporation sectors are recognised as an expense in GFS (in the PNFC and PFC sector operating statements), but they are treated as an equity transaction for AASB 1049.

•

A liability is recognised in the UPF balance sheet for prepaid licence concession receipts. Income is subsequently recognised from amortising the prepaid licence over the concession period. GFS treats this as a sale of a non-produced intangible asset in the period that the prepayment is received.

Balance Sheet

The balance sheet:

•	records the value of financial and non-financial assets and liabilities of governments, at the end of each financial year

•	shows the resources at the government’s disposal and the type and valuation of its liabilities

Budget Statement 2013-14	10 - 5

•	reveals the make-up of the government’s financial assets, its fixed asset holdings, and the extent of liabilities such as borrowings and unfunded superannuation and

•	allows comparisons of asset and liability levels between jurisdictions and time periods.

The UPF balance sheet fiscal aggregates include net worth, net financial worth, net financial liabilities and net debt.

Convergence differences in Balance Sheet

The main differences in treatment between the GFS balance sheet and the harmonised AASB 1049 balance sheet presented here are:

•	Allowance for doubtful debts is recognised and reported in the UPF balance sheet, but is excluded from the GFS balance sheet, as GFS does not recognise an economic event has occurred

•

A prepaid income liability is recognised in the UPF balance sheets for unamortised prepaid licences. This liability is excluded from the GFS balance sheet, which treats the prepaid income as an upfront sale of a non-produced intangible asset

•

GFS balance sheets exclude deferred tax assets and deferred tax liabilities, but they are reported in accounting balance sheets. The convergence difference only affects GGS, PNFC and PFC (Public Financial Corporations) sector balance sheets, as the assets and liabilities are eliminated for the consolidated Non-financial Public Sector and Total Public Sector balance sheets

•

GFS balance sheets exclude provisions for asset remediation liabilities, and the related capitalised asset value, but they are reported in accounting balance sheets. GFS will only recognise the liability when it effectively becomes payable to a counterparty. The convergence difference affects net financial liabilities, but not net worth

•

Net financial worth and net financial liabilities aggregates are affected by the differing treatments for prepayments. Prepayments are treated in GFS as a receivable (financial asset), but in the UPF they are classified as a non-financial asset under AASB 1049. While this difference affects net financial liabilities and net financial worth, it does not affect net debt and net worth aggregates

•

GFS net debt for the general government sector will always be lower than (AASB 1049) net debt, as the ABS requires that certain equity investments (in multi-jurisdictional agencies) be reclassified for GFS purposes as advances, reducing the value of GFS net debt. While this affects net debt, it does not affect net financial liabilities and net worth aggregates

•	By definition, GFS net worth for the PNFC and PFC sectors will always be zero, as owner’s equity is classified as equivalent to a liability. However, under the UPF, liabilities exclude owner’s equity.

10 - 6	Budget Statement 2013-14

Cash Flow Statement

The cash flow statement reveals how a government obtains and expends cash. It shows how government cash inflows and outflows are allocated between various activities, and their net impact on cash held.

This statement requires cash flows to be categorised into:

•	operating activities comprising activities linked to collecting taxes, distributing grants, and providing goods and services

•	investing activities comprising activities linked to acquiring and disposing financial and non-financial assets

•	financing activities comprising activities linked to changing the size and composition of a government’s financial structure.

The signing convention within the cash flow statement is that all inflows carry a positive sign and all outflows carry a negative sign (regardless of whether they are gross or net cash flows).

The cash flow statement reports two fiscal measures:

•	net increase in cash held which is the sum of net cash flows from all operating, investing and financing activities

•	cash surplus/(deficit) which comprises only net cash from operating activities, plus sales and less purchases of non-financial assets (less dividends paid for the PNFC and PFC sectors).

The ABS GFS cash surplus/(deficit) is shown in a separate table. The ABS GFS cash surplus/(deficit) is derived by deducting finance leases and similar financing arrangements from the AASB 1049 cash surplus/(deficit) for all sectors.

Exclusion of non-cash finance leases and similar financing arrangements is the only difference between the GFS cash result and the AASB 1049 result.

New South Wales uses the AASB 1049 cash result (excluding the impact of finance leases and similar financing arrangements) as its headline cash result.

Institutional Sectors

Appendix B lists NSW-controlled entities. The NSW-controlled entities have been classified according to their government sector. These sectors are defined in the ABS GFS manual.

Budget Statement 2013-14	10 - 7

10.4 Emerging Issues

Market/non-market agency classification

The ABS released the revised Standard Economic Sector Classification of Australia (SESCA), Australia, 2008 (Cat.no.1218.0) in June 2009.

The ABS will implement a principles-based approach in classifying agencies as either market or non-market. The principle is that market operators make decisions about what to produce and how much to produce in response to expected levels of demand and expected costs of supply. A market producer should therefore earn a significant amount from sales, but other factors may need to be taken into account.

Applying the market/non-market definition may result in some public sector agencies moving between the public corporations and general government sectors.

The ABS GFS Concepts, Sources and Methods currently references the 2002 SESCA. This will remain the standard in GFS until the ABS GFS Concepts, Sources and Methods is revised following the updates to the International Monetary Fund GFS manual. Timing for the IMF GFS update is still to be confirmed.

10.5 Uniform Presentation Tables

These tables are set out by institutional sectors showing the order of operating statement, balance sheet and cash flow statement.

In addition to the UPF minimum disclosure requirements, these tables also include a historical and forward-year time series.

The tables for general government include:

•	tax revenues by type;

•	a dissection of grant revenue and expense;

•	dividend and income tax equivalent income by sector;

•	total expenses by function; and

•	purchases of non-financial assets by function.

10 - 8	Budget Statement 2013-14

Table 10.1:	General Government Sector Operating Statement

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	19,129	20,395	20,660	21,783	23,455	24,917	26,510	28,111
Grant and Subsidies
- Commonwealth - general purpose	13,419	13,900	14,289	14,777	15,588	16,308	17,063	17,624
- Commonwealth - national agreements	6,555	6,861	6,806	6,983	7,339	7,961	8,643	9,312
- Commonwealth - national partnership payments	6,345	4,215	4,948	2,413	2,903	2,843	1,987	1,744
- Other grants and subsidies	671	641	700	876	949	956	970	984
Sale of goods and services	4,321	4,658	4,961	5,519	5,460	5,685	6,307	5,980
Interest	335	489	552	429	483	492	519	508
Dividend and income tax equivalents from other sectors	2,048	1,971	2,138	2,606	2,155	1,961	1,822	1,792
Other dividends and distributions	285	430	410	557	467	491	512	539
Fines, regulatory fees and other	3,236	3,608	3,591	3,656	3,774	4,117	4,282	4,407

Total Revenue from transactions	56,344	57,168	59,054	59,599	62,573	65,731	68,615	71,001

Expenses from Transactions
Employee	23,094	24,278	25,425	26,215	26,710	27,413	28,188	29,329
Superannuation
- Superannuation interest cost	951	833	821	(106)	1,438	1,471	1,483	1,460
- Other superannuation	2,122	2,212	2,294	2,456	2,466	2,529	2,542	2,612
Depreciation and amortisation	2,777	2,817	2,978	3,586	3,855	4,048	4,158	4,250
Interest	1,674	1,877	2,082	2,249	2,246	2,462	2,624	2,692
Other property	1	1	1	—	—	—	—	—
Other operating	11,543	12,440	13,409	14,157	15,044	15,253	16,615	16,562
Grants and Transfers
- Current grants and transfers	8,036	8,878	9,240	9,060	9,496	9,801	10,083	10,277
- Capital grants and transfers	5,211	2,493	2,143	2,357	3,207	3,316	2,764	3,284

Total Expenses from transactions	55,409	55,829	58,394	59,973	64,462	66,295	68,459	70,466

BUDGET RESULT - SURPLUS/(DEFICIT)
[Net Operating Balance]	935	1,339	660	(374)	(1,890)	(563)	157	535

Other economic flows included in the operating result
Gain/(Loss) from other liabilities	(238)	87	(1,074)	79	225	296	183	84
Other net gains/(losses)	858	46	(815)	(283)	193	27	78	54
Share of earnings from associates (excluding dividends)	153	151	(23)	(125)	8	18	10	10
Dividends from asset sale proceeds	—	3,406	12	151	—	—	—	—
Deferred income tax in the operating result and other	782	(451)	(619)	(388)	55	104	96	107

Operating result (accounting basis)	2,490	4,578	(1,859)	(940)	(1,409)	(119)	524	789

Other economic flows - other non-owner movements in equity
Superannuation actuarial gains/(loss)	(3,156)	447	(19,407)	1,613	5,652	6,717	4,069	2,178
Revaluations	5,619	976	6,383	3,224	3,708	3,778	3,839	3,913
Net gain/(loss) on equity investments in other sectors	5,685	4,247	(5,479)	6,228	5,976	7,874	5,822	4,864
Other	107	(192)	(7)	93	(54)	(19)	(18)	—

Comprehensive result - total change in net worth before transactions with owners(a)	10,745	10,057	(20,369)	10,216	13,873	18,231	14,236	11,744

Budget Statement 2013-14	10 - 9

Table 10.1:	General Government Sector Operating Statement (cont)

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m

KEY FISCAL AGGREGATES

Comprehensive result - total change in net worth before transactions with owners(a)	10,745	10,057	(20,369)	10,216	13,873	18,231	14,236	11,744
Less: Net other economic flows	(9,809)	(8,718)	21,030	(10,590)	(15,763)	(18,794)	(14,080)	(11,209)

equals: Budget Result - net operating balance	935	1,339	660	(374)	(1,890)	(563)	157	535
less Net acquisition of non-financial assets
Purchases of non-financial assets	7,034	6,537	5,782	7,268	8,941	9,641	8,507	8,455
Sales of non-financial assets	(722)	(282)	(384)	(1,019)	(688)	(479)	(461)	(323)
less Depreciation	(2,777)	(2,817)	(2,978)	(3,586)	(3,855)	(4,048)	(4,158)	(4,250)
plus Change in inventories	(11)	4	7	8	2	2	(4)	2
plus Other movements in non-financial assets
- assets acquired using finance leases	251	510	98	741	144	112	120	129
- other	(148)	299	178	(816)	(1,907)	(1,989)	(1,536)	(2,023)

equals Total Net acquisition of non-financial assets	3,627	4,250	2,704	2,596	2,637	3,239	2,468	1,989

equals Net Lending/(Borrowing) [Fiscal Balance]	(2,692)	(2,911)	(2,043)	(2,970)	(4,527)	(3,803)	(2,311)	(1,454)

OTHER FISCAL AGGREGATES

Capital expenditure(b)	7,286	7,046	5,880	8,009	9,085	9,753	8,627	8,584

Budget Result excluding the impact of amended AASB 119(c)	935	1,339	660	(374)	(329)	829	1,305	1,526

Net Lending excluding the impact of amended AASB 119(c)	(2,692)	(2,911)	(2,043)	(2,970)	(2,966)	(2,411)	(1,163)	(463)

(a)	‘Total change in net worth’ is before transactions with owners as owners, and before revisions to equity from changes to accounting policies. Therefore, it may not equal the movement in balance sheet net worth.
(b)	Capital expenditure comprises purchases of non-financial assets plus assets acquired using finance leases.
(c)	From 2013-14, AASB 119 requires a market yield on government bonds to be used to estimate the return on superannuation assets rather an expected return. This aggregate is presented to facilitate comparisons with results from previous years. Further details are provided in Appendix A.

10 - 10	Budget Statement 2013-14

Table 10.2:	General Government Sector Balance Sheet

	June 2010	June 2011	June 2012	June 2013	June 2014	June 2015	June 2016	June 2017
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m

Assets
Financial assets
Cash and cash equivalent assets	3,071	8,258	6,576	8,277	6,404	6,971	6,023	5,614
Receivables	6,211	5,785	6,012	6,092	5,762	5,713	5,774	5,764
Tax equivalents receivable	304	410	470	485	276	211	187	191
Financial assets at fair value	6,823	7,578	7,235	9,038	9,999	10,713	11,207	11,782
Advances paid	904	882	936	908	931	938	966	983
Deferred tax equivalents	5,681	5,368	4,733	4,448	4,549	4,693	4,818	4,966
Equity
Investments in other public sector entities	78,912	84,232	78,306	78,497	84,347	92,112	97,840	102,644
Investments in associates	1,219	3,731	4,224	4,189	4,197	4,215	4,225	4,235
Other	—	—	12	13	13	13	13	13
Total Financial Assets	103,126	116,246	108,504	111,948	116,479	125,580	131,054	136,193
Non-financial assets
- Inventories	282	276	284	291	292	294	290	293
- Forestry stock and other biological assets	7	9	8	8	8	8	8	8
- Assets classified as held for sale	133	248	432	250	96	132	80	100
- Investment properties	269	236	169	55	55	55	55	55
Property, plant and equipment
- Land and Buildings	56,430	58,388	62,020	61,422	62,734	63,438	63,769	63,993
- Plant and Equipment	7,983	9,775	9,828	9,571	9,472	9,461	9,721	9,974
- Infrastructure Systems	58,691	59,913	63,882	70,744	75,289	80,744	85,929	90,791
Intangibles	1,245	1,292	1,710	2,103	2,515	2,762	2,795	2,729
Other	1,111	1,241	1,495	1,938	2,161	2,393	2,642	2,910
Total Non-financial Assets	126,150	131,378	139,828	146,382	152,622	159,287	165,290	170,853

Total Assets	229,276	247,624	248,332	258,330	269,101	284,867	296,344	307,046

Liabilities
Deposits held	78	1,378	1,233	1,071	950	845	753	672
Payables	3,687	3,937	4,423	4,342	4,524	4,577	4,224	4,148
Tax equivalents payable	22	48	18	—	—	5	5	4
Borrowings	19,074	22,530	26,886	29,456	31,390	35,264	36,570	37,339
Advances received	807	770	755	729	714	713	747	691
Employee provisions	10,929	11,632	12,802	12,889	12,752	12,586	12,495	12,647
Superannuation provisions(a)	32,722	32,333	47,181	44,460	39,444	33,215	29,479	27,497
Deferred tax equivalent provisions	828	659	780	687	731	749	761	758
Other provisions	5,718	5,878	6,252	6,764	6,875	6,989	7,164	7,421
Other	2,519	2,547	2,492	2,281	2,215	2,182	2,169	2,148

Total Liabilities	76,384	81,712	102,822	102,679	99,595	97,127	94,367	93,326

NET ASSETS	152,892	165,912	145,511	155,651	169,506	187,740	201,977	213,720

Net Worth

Accumulated Funds	24,330	30,436	10,650	17,362	21,679	28,390	33,081	36,127
Reserves	128,563	135,476	134,861	138,289	147,827	159,350	168,896	177,593

NET WORTH	152,892	165,912	145,511	155,651	169,506	187,740	201,977	213,720

OTHER FISCAL AGGREGATES

Net Financial Worth	26,742	34,534	5,682	9,269	16,884	28,453	36,687	42,867

Net Financial Liabilities	52,170	49,698	72,624	69,228	67,463	63,659	61,153	59,777

Net Debt (b)	9,161	7,960	14,127	13,032	15,720	18,199	19,873	20,323

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

Budget Statement 2013-14	10 - 11

Table 10.3:	General Government Sector Cash Flow Statement

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Taxes received	18,895	20,375	20,801	21,896	23,478	24,858	26,496	28,117
Receipts from sales of goods & services	4,585	5,378	5,046	5,936	5,721	6,012	6,588	6,315
Grants and subsidies received	26,976	25,549	26,640	24,943	26,704	27,992	28,589	29,592
Interest receipts	324	464	521	407	462	480	492	473
Dividends and income tax equivalents	1,867	2,068	1,980	2,073	2,663	2,167	1,939	1,807
Other receipts	5,107	5,444	6,394	4,822	5,265	5,618	5,852	6,026
Total Operating Receipts	57,755	59,279	61,382	60,077	64,294	67,127	69,956	72,330

Cash Payments for Operating Activities
Payments for employees	(22,424)	(23,461)	(24,756)	(26,111)	(26,572)	(27,243)	(28,478)	(29,127)
Payments for superannuation	(2,918)	(2,989)	(7,673)	(3,302)	(3,268)	(3,512)	(3,693)	(3,876)
Payments for goods & services	(12,591)	(13,647)	(14,735)	(15,015)	(16,586)	(16,934)	(18,270)	(18,377)
Grants & subsidies paid	(11,061)	(9,626)	(9,576)	(8,517)	(8,704)	(8,918)	(9,047)	(9,146)
Interest paid	(1,120)	(1,230)	(1,405)	(1,627)	(1,613)	(1,778)	(1,888)	(1,981)
Other payments	(3,239)	(2,933)	(3,542)	(2,784)	(2,328)	(2,313)	(2,347)	(2,361)
Total Cash Operating Payments	(53,354)	(53,885)	(61,686)	(57,355)	(59,071)	(60,698)	(63,722)	(64,868)

Net Cash Flows from Operating Activities	4,401	5,393	(304)	2,722	5,223	6,429	6,233	7,462

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	748	270	379	988	715	479	462	324
Purchases of non-financial assets	(7,070)	(6,486)	(5,806)	(7,133)	(8,899)	(9,663)	(8,581)	(8,447)

Net Cash Flows from Investments in Non-Financial Assets	(6,322)	(6,216)	(5,427)	(6,145)	(8,184)	(9,183)	(8,119)	(8,122)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	781	3,775	323	5,219	208	230	246	262
Payments	(294)	(250)	(171)	(130)	(285)	(147)	(197)	(199)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	487	3,525	152	5,088	(78)	83	50	62

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	373	496	598	160	70	100	305	266
Payments	(1,262)	(897)	(394)	(601)	(545)	(436)	(397)	(414)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(889)	(401)	204	(441)	(475)	(336)	(91)	(148)

Cash Flows from Financing Activities
Advances received	—	—	15	25	20	32	58	3
Advances repaid	(53)	(52)	(54)	(52)	(55)	(56)	(50)	(85)
Proceeds from borrowings	3,015	3,375	12,701	3,851	2,173	4,295	1,663	1,083
Repayments of borrowings	(1,025)	(1,820)	(8,843)	(3,187)	(472)	(647)	(629)	(599)
Deposits received (net)	5	1,299	(147)	(145)	(122)	(107)	(95)	(83)
Other financing (net)	144	(37)	12	(11)	—	—	—	—

Net Cash Flows from Financing Activities	2,085	2,765	3,685	480	1,542	3,517	947	319

Net Increase/(Decrease) in Cash Held	(238)	5,067	(1,690)	1,704	(1,972)	510	(981)	(427)

Derivation of the Cash Result
Net cash flows from operating activities	4,401	5,393	(304)	2,722	5,223	6,429	6,233	7,462
Net Cash Flows from investments in non-financial assets	(6,322)	(6,216)	(5,427)	(6,145)	(8,184)	(9,183)	(8,119)	(8,122)

Cash Surplus/(Deficit)	(1,921)	(822)	(5,731)	(3,423)	(2,961)	(2,754)	(1,886)	(660)

10 - 12	Budget Statement 2013-14

Table 10.4:	Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit)

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m
Cash Surplus/(Deficit)	(1,921)	(822)	(5,731)	(3,423)	(2,961)	(2,754)	(1,886)	(660)
Assets acquired under finance leases	(251)	(510)	(98)	(741)	(144)	(112)	(120)	(129)
Other financing arrangements(a)	10	(39)	29	(104)	(69)	21	74	(9)

ABS GFS Surplus/(Deficit)	(2,163)	(1,371)	(5,801)	(4,268)	(3,174)	(2,845)	(1,932)	(798)

(a)	Comprises movements in payables and receivables of a capital nature.

Table 10.5:	General Government Sector Taxes

	2011-12	2012-13	2013-14
	Actual	Revised	Budget
	$m	$m	$m
Taxes on employers’ payroll and labour force	6,721	6,960	7,330

Taxes on property
Land taxes	2,350	2,398	2,525
Stamp duties on financial and capital transactions	4,452	5,089	5,640
Financial institutions’ transaction taxes	—	—	—
Other	114	116	118

Total taxes on property	6,916	7,602	8,284

Taxes on the provision of goods and services
Excises and levies	—	—	—
Taxes on gambling	1,815	1,870	1,940
Taxes on insurance	2,053	1,968	2,359

Total taxes on the provision of goods and services	3,868	3,837	4,299

Taxes on use of goods and performance of activities
Motor vehicle taxes	2,558	2,714	2,847
Franchise taxes	2	2	1
Other	595	667	694

Total taxes on use of goods and performance of activities	3,155	3,384	3,543

Total Taxation Revenue	20,660	21,783	23,455

Budget Statement 2013-14	10 - 13

Table 10.6:	General Government Sector Grant Revenue and Expense

	2011-12	2012-13	2013-14
	Actual	Revised	Budget
	$m	$m	$m
Current grants and subsidies revenue
Current grants from the Commonwealth (a)
General purpose grants	14,289	14,777	15,588
National agreements	6,580	6,983	7,339
National partnership payments	2,144	1,339	2,179
Total	23,013	23,099	25,106
Other grants and subsidies	689	866	934

Total current grants and subsidies revenue	23,702	23,965	26,040

Capital grants and subsidies revenue
Capital grants from the Commonwealth (a)
General purpose grants	—	—	—
National agreements	226	—	—
National partnership payments	2,803	1,073	723
Total	3,029	1,073	723
Other grants and subsidies	11	11	15

Total capital grants and subsidies revenue	3,040	1,084	738

Total grant revenue	26,741	25,049	26,778

Current grant, subsidies, and transfer payments expense to:
State/Territory Government	—	—	—
Local Government (a)	530	610	537
Private and not-for-profit sector (a)	5,950	5,999	6,403
Other sectors of government	2,761	2,450	2,556

Total current grants, subsidies, and transfer payments expense	9,241	9,060	9,496

Capital grant, subsidies, and transfer payments expense to:
State/Territory Government	—	—	—
Local Government (a)	248	167	285
Private and not-for-profit sector (a)	409	291	286
Other sectors of government	1,486	1,898	2,636

Total capital grants, subsidies, and transfer payments expense	2,142	2,357	3,207

Total grant expense	11,383	11,417	12,703

10 - 14	Budget Statement 2013-14

Table 10.6:	General Government Sector Grant Revenue and Expense (cont)

	2011-12	2012-13	2013-14
	Actual	Revised	Budget
	$m	$m	$m

Note:

(a)     Grant revenue and expenses above exclude the following transfer payments from the Australian Government that New South Wales passes on to third parties. They are not recorded as NSW revenue and expense elsewhere in Budget Papers as the State has no control over the amounts that it passes on. Details are as follows:

Transfer Receipts

Current transfer receipts for specific purposes	3,534	3,378	3,068
Capital transfer receipts for specific purposes	3	—	—

Total Receipts	3,537	3,378	3,068

Current transfer payments to
Local government	860	688	354
Private and not-for profit sector	2,675	2,690	2,714
Capital transfer payments to
Local government	—	—	—
Private and not-for profit sector	3	—	—

Total Payments	3,537	3,378	3,068

Table 10.7:	General Government Sector Dividend and Income Tax Equivalent Income

	2011-12	2012-13	2013-14
	Actual	Revised	Budget
	$m	$m	$m

Dividend and income tax revenue from the PNFC sector	2,064	2,506	2,069
Dividend and income tax revenue from the PFC sector	74	100	86
Other dividend income	410	557	467

Total dividend and income tax equivalent income	2,548	3,163	2,622

Table 10.8:	General Government Sector Expenses by Function

	2012-13	2013-14
	Revised	Budget
	$m	$m
General public services	2,118	2,307
Defence	—	—
Public order and safety	6,327	6,373
Education	13,279	13,624
Health	16,844	17,800
Social security and welfare	5,137	5,143
Housing and community amenities	1,571	1,815
Recreation and culture	1,840	1,722
Fuel and energy	27	35
Agriculture, forestry, fishing and hunting	835	908
Mining, manufacturing and construction	139	194
Transport and communications	7,800	8,478
Other economic affairs	1,153	1,429
Other purposes (a)(b)	2,902	4,632

Total Expenses	59,973	64,462

(a)	2013-14 includes $150 million Advance to the Treasurer, which will be allocated across functions as the funds are spent in the Budget Year.
(b)	2013-14 Budget includes the impact of changes to AASB 119.

Budget Statement 2013-14	10 - 15

Table 10.9:	General Government Sector Purchases of Non-financial Assets by Function

	2012-13	2013-14
	Revised	Budget
	$m	$m

General public services	347	463
Defence	—	—
Public order and safety	432	485
Education	545	530
Health	1,013	1,116
Social security and welfare	135	173
Housing and community amenities	137	207
Recreation and culture	146	165
Fuel and energy	4	1
Agriculture, forestry, fishing and hunting	25	22
Mining, manufacturing and construction	2	1
Transport and communications	4,428	5,684
Other economic affairs	25	42
Other purposes (a)	30	52

Total Purchases of Non-Financial Assets	7,268	8,941

Assets Acquired under finance leases
Health	620	52
Transport and communications	121	92

Total Assets Acquired under finance leases	741	144

Total Capital Expenditure	8,009	9,085

(a)	2013-14 includes $30 million Advance to the Treasurer, which will be allocated across functions as the funds are spent in the Budget Year.

10 - 16	Budget Statement 2013-14

Table 10.10:	Public Non-financial Corporation Sector Operating Statement

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m

Revenue from Transactions
Grants and subsidies	5,722	4,256	4,004	3,091	2,920	2,659	2,663	2,716
Sale of goods and services	12,015	13,724	14,173	15,773	15,311	15,135	15,110	15,162
Interest	137	216	175	318	113	115	113	102
Other dividends and distributions	—	—	—	1	—	—	—	6
Other	639	672	999	1,848	2,769	2,957	2,441	2,981

Total Revenue from transactions	18,514	18,868	19,351	21,032	21,113	20,865	20,328	20,967

Expenses from Transactions
Employee	3,625	3,312	3,770	3,494	3,573	3,384	3,455	3,442
Superannuation
- Superannuation interest cost	(48)	(61)	(63)	(126)	91	87	78	68
- Other superannuation	396	412	414	384	358	341	336	328
Depreciation and amortisation	2,807	3,103	3,094	3,118	3,341	3,568	3,761	3,823
Interest	1,533	1,735	1,937	1,880	2,038	2,182	2,328	2,518
Income tax expense	544	702	745	852	726	659	600	595
Other operating	5,739	7,719	7,290	7,888	8,063	8,148	7,894	7,920
Grants and transfers
- Current grants and transfers	435	345	142	254	316	316	316	313
- Capital grants and transfers	16	1,036	30	285	515	—	—	—

Total Expenses from transactions	15,047	18,303	17,359	18,030	19,020	18,685	18,768	19,007

Transactions from discontinuing operations	547	248	(98)	—	—	—	—	—

NET OPERATING BALANCE - SURPLUS AFTER TAX	4,013	813	1,893	3,002	2,093	2,180	1,559	1,960

Other economic flows included in the operating result
Gain/(Loss) from superannuation	—	3	2	—	—	—	—	—
Gain/(Loss) from other liabilities	(4)	—	(58)	—	—	—	—	—
Other net gains/(losses)	(451)	3,490	11	1,844	251	208	211	116
Share of earnings from associates (excluding dividends)	—	—	—	—	—	—	—	—
Discontinuing operations	(83)	7	(26)	—	—	—	—	—
Other	(265)	103	(49)	(26)	(38)	21	(5)	(4)

Operating result (accounting basis)	3,210	4,416	1,773	4,820	2,305	2,409	1,766	2,072

Other economic flows - other non owner movements in equity
Superannuation actuarial gains/(loss)	(393)	(21)	(2,167)	(34)	791	921	556	287
Deferred tax direct to equity	(612)	20	768	280	(60)	(171)	(137)	(148)
Revaluations	5,727	4,013	(191)	2,549	2,287	2,680	2,491	2,529
Net gain/(loss) on financial instruments at fair value	(25)	91	(99)	33	(18)	7	1	—
Other	133	114	(15)	169	47	19	18	—

Comprehensive result - total change in net worth before transactions with owners(a)	8,040	8,633	69	7,818	5,352	5,867	4,696	4,740

Budget Statement 2013-14	10 - 17

Table 10.10:	Public Non-financial Corporation Sector Operating Statement (cont)

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m

KEY FISCAL AGGREGATES

Comprehensive result - total change in net worth before transactions with owner(a)	8,040	8,633	69	7,818	5,352	5,867	4,696	4,740
Less: Net other economic flows	(4,027)	(7,820)	1,824	(4,816)	(3,259)	(3,687)	(3,136)	(2,780)

equals: Net operating balance	4,013	813	1,893	3,002	2,093	2,180	1,559	1,960
less Net acquisition of non-financial assets
Purchase of non-financial assets	8,811	7,779	6,957	5,701	5,618	5,384	5,421	4,874
Sales of non-financial assets	(371)	(495)	(259)	(246)	(365)	(349)	(300)	(273)
less Depreciation	(2,807)	(3,103)	(3,094)	(3,118)	(3,341)	(3,568)	(3,761)	(3,823)
plus Change in inventories	108	13	15	76	41	(3)	58	132
plus Other movements in non-financial assets
- assets acquired using finance leases	219	38	231	785	833	—	—	1,562
- other	135	(855)	278	1,102	1,866	2,470	1,995	2,514
equals Total Net acquisition of non-financial assets	6,096	3,377	4,127	4,299	4,652	3,934	3,414	4,986
equals Net Lending/(Borrowing) [Fiscal Balance]	(2,083)	(2,565)	(2,234)	(1,297)	(2,559)	(1,754)	(1,854)	(3,026)

OTHER FISCAL AGGREGATES

Capital expenditure(b)	9,030	7,817	7,188	6,487	6,451	5,384	5,421	6,436
Dividends accrued(c)	1,243	1,010	1,259	1,654	1,343	1,208	1,131	1,098
Net operating balance excluding the impact of amended AASB119(d)	4,013	813	1,893	3,002	2,328	2,396	1,744	2,123
Net Lending excluding the impact of amended AASB119(d)	(2,083)	(2,565)	(2,234)	(1,297)	(2,324)	(1,538)	(1,669)	(2,863)

(a)	‘Total change in net worth’ is before transactions with owners as owners, and before revisions to accounting policies. The actual movement in balance sheet net worth may therefore differ.
(b)	Capital expenditure comprises purchases of non-financial assets plus assets acquired using finance leases.
(c)	Net borrowing for the PNFC sector excludes the impact of dividends accrued, and so may not fully reflect the sector’s call on the financial markets.
(d)	From 2013-14, AASB 119 requires a market yield on government bonds to be used to estimate the return on superannuation assets rather an expected return. This aggregate is presented to facilitate comparisons with results from previous years. Further details are provided in Appendix A.

10 - 18	Budget Statement 2013-14

Table 10.11:	Public Non-financial Corporation Sector Balance Sheet

	June 2010	June 2011	June 2012	June 2013	June 2014	June 2015	June 2016	June 2017
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m

Assets
Financial assets
Cash and cash equivalent assets	2,549	2,396	1,791	1,320	969	898	911	938
Receivables	2,293	2,294	2,217	2,383	2,343	2,310	2,312	2,286
Tax equivalents receivable	22	37	18	—	—	5	5	4
Financial assets at fair value	1,233	2,504	2,196	2,142	1,997	1,801	1,705	1,648
Advances paid	31	43	29	12	—	—	—	—
Deferred tax equivalents	828	659	780	684	728	746	758	755
Equity
Investments in associates	85	—	—	—	—	—	—	—
Other	—	7	4	4	4	4	4	4

Total Financial Assets	7,042	7,940	7,035	6,544	6,040	5,764	5,695	5,635

Non-financial assets
- Inventories	1,085	1,064	1,167	1,238	1,272	1,264	1,317	1,444
- Forestry stock and other biological assets	662	751	738	706	706	706	706	706
- Assets classified as held for sale	144	45	72	52	47	40	46	41
- Investment properties	555	546	580	434	434	455	455	455
Property, plant and equipment
- Land and Buildings	47,649	50,003	51,135	51,763	52,339	53,350	53,771	55,700
- Plant and Equipment	4,135	4,285	4,613	5,045	6,048	5,856	5,662	5,481
- Infrastructure Systems	60,060	63,150	62,810	63,987	69,233	74,898	80,444	85,818
Intangibles	1,375	1,527	1,535	1,605	1,625	1,600	1,530	1,561
Other	486	440	432	335	353	361	305	313
Total Non-financial Assets	116,151	121,810	123,083	125,165	132,056	138,529	144,236	151,519

Total Assets	123,193	129,750	130,118	131,709	138,096	144,293	149,931	157,154

Liabilities
Deposits held	121	90	91	88	88	80	80	75
Payables	3,893	3,419	3,299	3,037	3,043	3,087	3,236	3,280
Tax equivalents payable	296	397	465	477	269	203	179	181
Borrowings and derivatives at fair value	241	488	309	169	190	114	112	112
Borrowings at amortised cost	26,459	28,314	28,619	30,847	34,627	37,377	40,009	43,807
Advances received	497	478	511	492	466	434	405	390
Employee provisions	2,067	2,141	2,518	2,541	2,504	2,453	2,445	2,443
Superannuation provisions(a)	1,807	1,720	3,740	3,589	2,863	2,000	1,479	1,196
Deferred tax equivalent provisions	5,681	5,368	4,733	4,446	4,547	4,691	4,817	4,965
Other provisions	1,828	1,767	1,874	2,187	1,856	1,651	1,558	1,524
Other	385	446	529	485	413	425	363	361

Total Liabilities	43,276	44,629	46,687	48,359	50,866	52,514	54,683	58,334

NET ASSETS	79,917	85,121	83,430	83,350	87,230	91,779	95,248	98,819

Net Worth
Accumulated Funds	42,581	44,346	43,013	41,718	43,394	45,430	46,548	47,740
Reserves	37,336	40,775	40,417	41,632	43,836	46,349	48,700	51,079

NET WORTH	79,917	85,121	83,430	83,350	87,230	91,779	95,248	98,819

OTHER FISCAL AGGREGATES
Net Financial Worth	(36,234)	(36,689)	(39,652)	(41,815)	(44,826)	(46,750)	(48,988)	(52,699)
Net Financial Liabilities	36,234	36,689	39,652	41,815	44,826	46,750	48,988	52,699
Net Debt (b)	23,505	24,427	25,514	28,123	32,406	35,306	37,990	41,798

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

Budget Statement 2013-14	10 - 19

Table 10.12:	Public Non-financial Corporation Sector Cash Flow Statement

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Receipts from sales of goods & services	17,871	15,777	14,367	15,700	15,616	15,407	15,423	15,348
Grants and subsidies received	5,722	4,255	4,004	3,091	2,917	2,656	2,663	2,716
Interest receipts	138	216	176	149	111	112	110	99
Other receipts	2,509	1,833	2,598	1,829	1,773	1,850	1,824	1,858
Total Operating Receipts	26,239	22,081	21,144	20,769	20,418	20,025	20,020	20,020

Cash Payments for Operating Activities
Payments for employees	(3,826)	(3,537)	(3,677)	(3,807)	(3,823)	(3,646)	(3,673)	(3,641)
Payments for superannuation	(500)	(455)	(423)	(443)	(384)	(370)	(379)	(392)
Payments for goods & services	(10,314)	(8,915)	(7,065)	(7,820)	(7,988)	(7,963)	(7,552)	(7,757)
Grants & subsidies paid	(448)	(348)	(137)	(253)	(350)	(312)	(312)	(309)
Interest paid	(1,450)	(1,682)	(1,981)	(1,760)	(1,922)	(2,126)	(2,245)	(2,440)
Income tax equivalents paid	(676)	(763)	(755)	(785)	(970)	(750)	(645)	(588)
Other payments	(2,078)	(1,388)	(1,950)	(1,314)	(1,382)	(1,258)	(1,453)	(1,388)
Total Operating Payments	(19,291)	(17,087)	(15,989)	(16,183)	(16,820)	(16,425)	(16,260)	(16,515)

Net Cash Flows from Operating Activities	6,948	4,994	5,155	4,586	3,598	3,599	3,761	3,506

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	467	493	264	246	366	349	300	273
Purchases of non-financial assets	(8,692)	(8,173)	(6,936)	(6,004)	(5,621)	(5,407)	(5,425)	(4,869)

Net Cash Flows from Investments in Non-Financial Assets	(8,225)	(7,681)	(6,671)	(5,758)	(5,255)	(5,058)	(5,125)	(4,596)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	—	3,795	2,299	122	83	31	44	20
Payments	(13)	(30)	(121)	(14)	(64)	(165)	(65)	(66)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	(13)	3,765	2,178	108	19	(134)	(21)	(46)

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	42	604	382	114	149	155	101	90
Payments	(431)	(287)	(561)	(253)	(56)	(41)	(31)	(34)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(389)	316	(179)	(139)	93	113	70	57

Cash Flows from Financing Activities
Advances received	—	123	101	1	97	169	68	50
Advances repaid	(171)	(3,495)	(257)	(337)	(169)	(152)	(138)	(113)
Proceeds from borrowings	14,296	8,123	6,863	3,133	4,037	3,916	3,371	2,770
Repayments of borrowings	(11,035)	(5,042)	(6,626)	(807)	(1,103)	(1,187)	(758)	(554)
Dividends paid	(1,058)	(1,264)	(1,092)	(1,182)	(1,609)	(1,337)	(1,198)	(1,125)
Deposits received (net)	23	(31)	1	(3)	—	(8)	1	(6)
Other financing (net)	—	—	—	—	—	—	—	—

Net Cash Flows from Financing Activities	2,054	(1,585)	(1,010)	805	1,253	1,401	1,345	1,023

Net Increase/(Decrease) in Cash Held	376	(190)	(527)	(399)	(292)	(78)	30	(56)

Derivation of the Cash Result
Net cash flows from operating activities	6,948	4,994	5,155	4,586	3,598	3,599	3,761	3,506
Net Cash Flows from investments in non-financial assets	(8,225)	(7,681)	(6,671)	(5,758)	(5,255)	(5,058)	(5,125)	(4,596)
Dividends paid	(1,058)	(1,264)	(1,092)	(1,182)	(1,609)	(1,337)	(1,198)	(1,125)

Cash Surplus/(Deficit )	(2,335)	(3,952)	(2,608)	(2,354)	(3,266)	(2,796)	(2,563)	(2,215)

10 - 20	Budget Statement 2013-14

Table 10.13:	Derivation of ABS GFS Public Non-financial Corporation Sector Cash Surplus/(Deficit)

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m
Cash Surplus/(Deficit)	(2,335)	(3,952)	(2,608)	(2,354)	(3,266)	(2,796)	(2,563)	(2,215)
Assets acquired under finance leases	(219)	(38)	(231)	(785)	(833)	—	—	(1,562)
Other financing arrangements(a)	(215)	397	(27)	303	2	23	3	(5)

ABS GFS Surplus/(Deficit)	(2,770)	(3,593)	(2,866)	(2,836)	(4,097)	(2,772)	(2,559)	(3,782)

(a)	Comprises movements in payables and receivables of a capital nature.

Table 10.14:	Non-financial Public Sector Operating Statement

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	18,027	19,319	19,859	21,000	22,693	24,086	25,636	27,212
Grants and Subsidies
- Commonwealth - general purpose	13,419	13,900	14,289	14,777	15,588	16,308	17,063	17,624
- Commonwealth - national agreements	6,556	6,861	6,817	7,087	7,356	8,015	8,686	9,365
- Commonwealth - national partnership payments	6,345	4,215	4,948	2,413	2,903	2,843	1,987	1,744
- Other grants and subsidies	495	439	500	497	526	519	571	595
Sale of goods and services	15,274	17,384	18,182	19,810	19,530	19,570	19,825	20,073
Interest	393	627	606	662	513	525	552	535
Dividend and income tax equivalent income from other sectors	56	136	73	100	86	93	91	98
Other dividends and distributions	285	430	410	558	467	491	512	546
Fines, regulatory fees and other	3,850	4,180	4,543	4,368	4,466	4,877	5,036	5,190

Total Revenue from transactions	64,699	67,492	70,226	71,272	74,127	77,328	79,959	82,981

Expenses from Transactions
Employee	26,678	27,572	29,187	29,698	30,272	30,787	31,631	32,759
Superannuation
- Superannuation interest cost	902	772	758	(232)	1,529	1,559	1,561	1,528
- Other superannuation	2,518	2,623	2,707	2,840	2,823	2,871	2,878	2,940
Depreciation and amortisation	5,584	5,921	6,073	6,705	7,196	7,616	7,919	8,072
Interest	3,127	3,534	3,897	4,043	4,201	4,562	4,873	5,136
Other property	1	1	1	—	—	—	—	—
Other operating	15,436	18,105	18,998	19,835	21,140	21,353	22,088	22,558
Grants and transfers expenses
- Current grants and transfers	5,997	6,599	6,638	6,700	7,086	7,592	7,896	8,075
- Capital grants and transfers	1,758	1,627	657	709	1,021	580	528	516
Total Expenses from transactions	62,002	66,754	68,917	70,297	75,267	76,919	79,374	81,584
Transactions from discontinuing operations	1,037	405	(8)	—	—	—	—	—

NET OPERATING BALANCE - SURPLUS	3,734	1,143	1,301	974	(1,140)	409	585	1,397

Other economic flows included in the operating result
Gain/(Loss) from superannuation	—	3	2	—	—	—	—	—
Gain/(Loss) from other liabilities	(242)	87	(1,133)	79	225	296	183	84
Other net gains/(losses)	393	3,536	(812)	1,561	443	235	290	170
Share of earnings from associates (excluding dividends)	153	151	(23)	(125)	8	18	10	10
Discontinuing operations	(84)	7	(26)	—	—	—	—	—
Other	(93)	(308)	108	(135)	(44)	(44)	(44)	(45)

Operating result (accounting basis)	3,860	4,619	(582)	2,354	(507)	914	1,022	1,615

Other economic flows - other non owner movements in equity
Superannuation actuarial gains/(loss)	(3,564)	426	(21,574)	1,579	6,444	7,639	4,625	2,465
Revaluations	11,347	4,990	6,192	5,773	5,995	6,458	6,330	6,442
Net gain/(loss) on equity investments in other sectors	(1,105)	115	(4,235)	272	1,970	3,216	2,258	1,234
Net gain/(loss) on financial instruments at fair value	(25)	91	(97)	33	(18)	7	1	—
Other	239	(97)	(64)	276	(8)	(2)	—	—

Comprehensive result - total change in net worth before transactions with owner(a)	10,752	10,143	(20,359)	10,288	13,876	18,231	14,236	11,755

Budget Statement 2013-14	10 - 21

Table 10.14:	Non-financial Public Sector Operating Statement (cont)

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m

KEY FISCAL AGGREGATES

Comprehensive result - total change in net worth before transactions with owner(a)	10,752	10,143	(20,359)	10,288	13,876	18,231	14,236	11,755
Less: Net other economic flows	(7,018)	(9,000)	21,660	(9,313)	(15,016)	(17,822)	(13,651)	(10,358)

equals: Net operating balance	3,734	1,143	1,301	974	(1,140)	409	585	1,397
less Net acquisition of non-financial assets
Purchase of non-financial assets	15,870	14,307	12,739	12,960	14,551	15,016	13,920	13,320
Sales of non-financial assets	(1,017)	(777)	(641)	(1,264)	(1,053)	(828)	(761)	(596)
less Depreciation	(5,584)	(5,921)	(6,073)	(6,705)	(7,196)	(7,616)	(7,919)	(8,072)
plus Change in inventories	96	17	22	84	43	(1)	54	134
plus Other movements in non-financial assets
- assets acquired using finance leases	471	547	329	1,527	977	112	120	1,691
- other	(13)	(556)	456	285	(41)	481	459	491
equals Total Net acquisition of non-financial assets	9,823	7,618	6,833	6,887	7,280	7,165	5,873	6,967
equals Net Lending/(Borrowing) [Fiscal Balance]	(6,089)	(6,475)	(5,532)	(5,913)	(8,420)	(6,756)	(5,288)	(5,570)

OTHER FISCAL AGGREGATES
Capital expenditure(b)	16,340	14,855	13,068	14,487	15,528	15,128	14,040	15,011
Net operating balance excluding the impact of amended AASB119(c)	3,734	1,143	1,301	974	656	2,016	1,917	2,551
Net Lending excluding the impact of amended AASB119(c)	(6,089)	(6,475)	(5,532)	(5,913)	(6,624)	(5,149)	(3,956)	(4,416)

(a)	‘Total change in net worth’ is before transactions with owners as owners, and before revisions to accounting policies. The actual movement in balance sheet net worth may therefore differ.
(b)	Capital expenditure comprises purchases of non-financial assets plus assets acquired using finance leases.
(c)	From 2013-14, AASB 119 requires a market yield on government bonds to be used to estimate the return on superannuation assets rather an expected return. This aggregate is presented to facilitate comparisons with results from previous years. Further details are provided in Appendix A.

10 - 22	Budget Statement 2013-14

Table 10.15:	Non-financial Public Sector Balance Sheet

	June 2010	June 2011	June 2012	June 2013	June 2014	June 2015	June 2016	June 2017
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m

Assets
Financial assets
Cash and cash equivalent assets	5,620	10,654	8,367	9,597	7,372	7,869	6,935	6,552
Receivables	6,615	6,354	5,897	6,126	6,041	6,034	6,108	6,129
Tax equivalents receivable	—	—	—	—	—	—	—	—
Financial assets at fair value	7,779	9,661	8,982	10,671	11,484	12,001	12,408	12,935
Advances paid	438	447	454	428	465	504	561	593
Equity
Investments in other public sector entities	(1,005)	(890)	(5,124)	(4,853)	(2,883)	333	2,591	3,825
Investments in associates	1,304	3,731	4,224	4,189	4,197	4,215	4,225	4,235
Other	—	7	16	18	18	18	18	18

Total Financial Assets	20,752	29,965	22,815	26,178	26,696	30,975	32,846	34,288
Non-financial assets
- Inventories	1,367	1,340	1,451	1,529	1,564	1,558	1,607	1,737
- Forestry stock and other biological assets	669	759	746	714	714	714	714	714
- Assets Classified as Held For Sale	277	293	504	302	142	171	126	141
- Investment Properties	824	782	749	489	489	510	510	510
Property, plant and equipment
- Land and Buildings	104,079	108,390	113,155	113,185	115,072	116,788	117,540	119,694
- Plant and Equipment	12,118	14,060	14,441	14,616	15,521	15,317	15,383	15,455
- Infrastructure Systems	118,751	123,063	126,693	134,731	144,522	155,641	166,373	176,609
Intangibles	2,620	2,819	3,245	3,708	4,140	4,362	4,325	4,290
Other	1,470	1,530	1,777	2,273	2,513	2,753	2,947	3,222
Total Non-financial Assets	242,174	253,037	262,762	271,546	284,678	297,815	309,526	322,371

Total Assets	262,925	283,002	285,577	297,723	311,373	328,790	342,372	356,659

Liabilities
Deposits held	199	1,469	1,324	1,159	1,038	925	833	746
Payables	7,086	6,885	6,795	6,679	6,890	6,929	6,672	6,669
Borrowings and derivatives at fair value	265	508	325	183	202	124	120	119
Borrowings at amortised cost	45,232	50,402	55,039	59,780	65,493	72,118	76,067	80,645
Advances received	807	770	755	729	714	713	747	691
Employee provisions	12,961	13,737	15,286	15,381	15,206	14,990	14,891	15,040
Superannuation provisions(a)	34,529	34,053	50,921	48,049	42,306	35,215	30,958	28,694
Other provisions	6,204	6,490	6,781	7,359	7,403	7,444	7,590	7,840
Other	2,751	2,777	2,839	2,752	2,613	2,592	2,517	2,494

Total Liabilities	110,033	117,091	140,066	142,073	141,867	141,050	140,395	142,939

NET ASSETS	152,892	165,911	145,511	155,651	169,506	187,740	201,977	213,720

Net Worth
Accumulated Funds	62,923	70,846	50,028	55,726	61,658	70,237	75,909	80,000
Reserves	89,970	95,065	95,483	99,925	107,848	117,503	126,068	133,720

NET WORTH	152,892	165,911	145,511	155,651	169,506	187,740	201,977	213,720

OTHER FISCAL AGGREGATES
Net Financial Worth	(89,281)	(87,126)	(117,251)	(115,895)	(115,171)	(110,075)	(107,549)	(108,651)
Net Financial Liabilities	88,276	86,236	112,127	111,042	112,289	110,408	110,140	112,476
Net Debt(b)	32,666	32,387	39,641	41,155	48,126	53,505	57,864	62,121

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

Budget Statement 2013-14	10 - 23

Table 10.16:	Non-financial Public Sector Cash Flow Statement

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Taxes received	18,002	19,248	20,094	21,113	22,692	24,089	25,653	27,235
Receipts from sales of goods & services	21,651	20,560	19,164	20,355	20,563	20,606	20,892	21,007
Grants and subsidies received	26,724	25,370	26,451	24,774	26,390	27,721	28,304	29,311
Interest receipts	353	615	592	480	504	525	537	512
Dividends and income tax equivalents	104	78	122	110	84	88	95	93
Other Receipts	7,679	7,244	8,970	6,515	6,925	7,317	7,583	7,805
Total Operating Receipts	74,514	73,116	75,393	73,347	77,157	80,346	83,064	85,962

Cash Payments for Operating Activities
Payments for employees	(26,003)	(26,778)	(28,195)	(29,712)	(30,176)	(30,674)	(31,934)	(32,555)
Payments for superannuation	(3,418)	(3,443)	(8,096)	(3,745)	(3,652)	(3,882)	(4,071)	(4,268)
Payments for goods & services	(21,134)	(20,805)	(20,842)	(21,279)	(23,123)	(23,499)	(24,031)	(24,831)
Grants & subsidies paid	(5,877)	(5,767)	(5,535)	(5,411)	(5,869)	(6,231)	(6,386)	(6,449)
Interest paid	(2,462)	(2,847)	(3,319)	(3,312)	(3,465)	(3,837)	(4,069)	(4,362)
Other payments	(5,128)	(4,358)	(5,366)	(4,063)	(3,682)	(3,538)	(3,761)	(3,708)
Total Operating Payments	(64,021)	(63,999)	(71,353)	(67,522)	(69,966)	(71,661)	(74,252)	(76,172)

Net Cash Flows from Operating Activities	10,493	9,117	4,040	5,825	7,191	8,685	8,812	9,790

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	1,053	763	642	1,264	1,054	827	761	596
Purchases of non-financial assets	(15,700)	(14,651)	(13,010)	(12,938)	(14,471)	(15,060)	(14,021)	(13,262)

Net Cash Flows from Investments in Non-Financial Assets	(14,647)	(13,889)	(12,368)	(11,673)	(13,417)	(14,232)	(13,260)	(12,666)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	630	4,073	2,366	4,999	119	103	151	169
Payments	(307)	(156)	(211)	(144)	(245)	(142)	(194)	(215)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	323	3,917	2,155	4,855	(127)	(39)	(43)	(46)

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	304	1,069	517	186	182	221	368	315
Payments	(1,593)	(1,171)	(515)	(792)	(601)	(477)	(428)	(448)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(1,289)	(102)	2	(606)	(420)	(257)	(59)	(133)

Cash Flows from Financing Activities
Advances received	—	—	16	25	20	32	58	3
Advances repaid	(53)	(52)	(54)	(53)	(56)	(57)	(51)	(85)
Proceeds from borrowings	17,292	11,498	19,564	6,987	6,213	8,217	5,035	3,853
Repayments of borrowings	(12,050)	(6,844)	(15,446)	(3,968)	(1,545)	(1,800)	(1,348)	(1,111)
Deposits received (net)	27	1,268	(146)	(148)	(123)	(115)	(94)	(89)
Other financing (net)	27	(36)	(7)	60	—	(2)	—	—

Net Cash Flows from Financing Activities	5,243	5,834	3,927	2,904	4,510	6,275	3,599	2,571

Net Increase/(Decrease) in Cash Held	123	4,876	(2,244)	1,304	(2,263)	432	(951)	(484)

Derivation of the Cash Result

Net cash flows from operating activities	10,493	9,117	4,040	5,825	7,191	8,685	8,812	9,790
Net Cash Flows from investments in non-financial assets	(14,647)	(13,889)	(12,368)	(11,673)	(13,417)	(14,232)	(13,260)	(12,666)

Cash Surplus/(Deficit)	(4,154)	(4,772)	(8,328)	(5,848)	(6,227)	(5,547)	(4,448)	(2,875)

10 - 24	Budget Statement 2013-14

Table 10.17:	Derivation of ABS GFS Non-financial Public Sector Cash Surplus/(Deficit)

	2009-10	2010-11	2011-12	2012-13	2013-14	2014-15	2015-16	2016-17
	Actual	Actual	Actual	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m	$m	$m
Cash Surplus/(Deficit)	(4,154)	(4,772)	(8,328)	(5,848)	(6,227)	(5,547)	(4,448)	(2,875)
Assets acquired under finance leases	(471)	(547)	(329)	(1,527)	(977)	(112)	(120)	(1,691)
Other financing arrangements(a)	(206)	358	270	(23)	(80)	44	102	(58)

ABS GFS Surplus/(Deficit)	(4,830)	(4,961)	(8,388)	(7,397)	(7,284)	(5,616)	(4,467)	(4,624)

(a)	Comprises movements in payables and receivables of a capital nature.

10.6 Loan Council Allocation

The Australian, State and Territory governments nominate a Loan Council Allocation (LCA) each year. The LCA measures each jurisdiction’s net call on financial markets in a given financial year to meet its budget objectives. The NSW LCA for 2013-14 was approved at the April 2013 meeting of the Ministerial Council.

Table 10.18 compares the 2013-14 LCA bid based on the 2012-13 Half-Yearly Review, with a revised LCA based on 2013-14 Budget estimates. The revised estimates take into account fiscal and economic developments that have occurred since the Half-Yearly Review.

The 2013-14 estimated LCA is a deficit of $8.7 billion compared with an original deficit allocation of $10.1 billion. The variance of $1.4 billion is within the Loan Council’s tolerance limit. The tolerance limit for 2013-14 is $1.6 billion and is calculated as 2 per cent of cash receipts from operating activities for the non-financial public sector.

Budget Statement 2013-14	10 - 25

Table 10.18:	Loan Council Allocation Estimates

		2013-14 Loan Council Allocation $m	2013-14 Budget-time Estimate $m

	General government sector cash (surplus)/deficit	3,400	2,961
	Public Non-financial Corporations sector cash (surplus)/deficit	4,056	3,266
	Non-financial public sector cash (surplus)/deficit (a)	7,458	6,227
	Acquisitions under finance leases and similar arrangements (b)	929	1,057
Equals:	ABS GFS cash (surplus)/deficit	8,386	7,284
Minus:	Net cash flows from investments in financial assets for policy purposes	(37)	(127)
Plus:	Memorandum items (c)	1,687	1,266

	Loan Council Allocation	10,110	8,677

(a)	May not directly equate to the sum of the general government and PNFC cash deficits due to intersectoral transfers which are netted out.
(b)	Finance leases and similar arrangements are shown separately as they are deducted from the AASB 1049 cash surplus to derive the ABS GFS cash surplus.
(c)	Memorandum items are used to adjust the ABS deficit to include in LCAs certain transactions, such as operating leases that have many characteristics of public sector borrowings but are not formal borrowings. They are also used, where appropriate, to deduct from the ABS deficit certain transactions, that the Loan Council has agreed should not be included in LCAs - for example, the funding of more than employers’ emerging costs under public sector superannuation schemes, or borrowings by entities such as universities.

Public Private Partnerships

As confirmed at the 1997 Loan Council meeting, states are to report their full contingent exposure to public private partnerships (PPP), where the financial impact is not already reflected within the Loan Council Allocation. Exposure is to be measured by the Government’s termination liabilities if the private sector partner defaults and disclosed as a footnote to, rather than a part of, Loan Council Allocations.

There are no PPP projects expected to be contracted in 2013-14.

10 - 26	Budget Statement 2013-14

Appendix A:	Statement of Significant Accounting Policies and Forecast Assumptions

Scope of estimated financial statements

Chapter 4 of this Budget Paper presents the estimated financial statements for the Budget year (2013-14), the prior years (2011-12 and 2012-13) and the three forward estimate years (2014-15 to 2016-17) for the general government sector. The scope of the general government sector is outlined in Appendix B of Budget Paper 2. In addition, Chapter 10 presents estimated financial statements for the public trading enterprise and non-financial public sector as well as further historical information for the general government sector.

Basis of Preparation

The estimated financial statements have been prepared to reflect existing operations, the impact of new Government policy decisions and year-end projections provided by agencies based on end-April data. They have also been prepared to take into account other economic and financial data available to Treasury up to 31 May 2013, including Australian Government funding decisions announced in the 2013-14 Commonwealth Budget.

Any estimates or assumptions made in measuring revenues, expenses, other economic flows, assets or liabilities are based on the latest information available at the time, professional judgments derived from experience and other factors considered to be reasonable under the circumstances. Actual results may differ from such estimates. Assumptions are detailed below, under the headings Material economic and other assumptions and Summary of other key assumptions.

Accounting policies

Australian accounting standards do not include requirements or provide guidance for prospective financial statements. However, recognition and measurement principles within Australian accounting standards have been applied in the presentation of the estimated financial statements to the maximum extent possible. In keeping with these principles, where the impact of a policy decision or planned event cannot be reliably estimated, the impact is not reflected within the estimated financial statements. Notes, including disclosure of contingent assets and liabilities, are not presented.

Budget Statement 2013-14	A - 1

The estimated financial statements do not include the impact of business asset transactions until they are finalised. The financial impact of future planned discontinuing operations or restructuring transactions are not recognised due to the commercial-in-confidence nature of the estimated proceeds.

Except for the matters set out below under Change in accounting policies, the estimated financial statements adopt the accounting policies expected to be used in preparing general purpose financial statements for 2012-13. These policies are not materially different from those applied in the Total State Sector Accounts 2011-12. Note 1 to those accounts sets out the significant accounting policies, including the principles of consolidation and the recognition and measurement policies for revenues, expenses, other economic flows, assets and liabilities.

Change in accounting policies

Amendments to AASB 119 Employee Benefits, effective from 1 July 2013, will modify the measurement of defined benefit superannuation expenses in the operating statement. This change will substantially increase the net superannuation interest expenses by lowering the level of earnings on superannuation assets recognised within expenses. Henceforth, gross interest income on superannuation assets, which is offset against gross superannuation interest expense, will be based on long term Commonwealth government bond yields rather than an expected investment return, which is typically higher. The increase in net interest expenses will worsen the Budget result.

The worsening of the Budget result caused by the amendments to AASB 119 will, however, be fully offset by a corresponding improvement in actuarial gains, reflected in other comprehensive income. The changes will therefore not have any impact on the comprehensive result or on any balance sheet fiscal aggregates.

Due to the material impact of amendments to AASB 119, the estimated financial statements reflect the adoption of this revised standard from 2013-14. Some other operating statement fiscal aggregates are also presented excluding the impact of amendments to AASB 119 to allow cleaner comparisons with prior year results to which the amendments to AASB 119 do not apply.

In accordance with the retrospective requirements of AASB 2011-13 Amendments to Australian Accounting Standard – Improvements to AASB 1049 prior year actuals have been adjusted for changes to the treatment of concessional loans, which requires a reclassification from other economic flows to transactions.

A - 2	Budget Statement 2013-14

Presentation of estimated financial statements

The estimated financial statements follow the presentation requirements for general government sector reporting contained in AASB 1049 Whole of Government and General Government Sector Financial Reporting.

AASB 1049 harmonises generally accepted accounting principles (GAAP, i.e. Australian accounting standards) with Government Finance Statistics (GFS) principles in accordance with the GFS framework adopted by the Australian Bureau of Statistics. This occurs by requiring that:

•

the statement of comprehensive income (referred to as the operating statement) classifies income and expenses as either transactions or other economic flows to be consistent with GFS principles, applied from a GAAP perspective

The net operating result (i.e. Budget result) is the net result of harmonised GFS-GAAP transactions for the general government sector.

In the operating statement:

•

the net operating balance (i.e. the Budget result) is the net result of income and expense transactions. It excludes other economic flows, which represent changes in the volume or value of assets or liabilities that do not arise from transactions with other entities and which are often outside the control of government.

•	the operating result is the same under both the harmonised GFS-GAAP and pure GAAP presentations.

Further, AASB 1049 requires:

•	the financial statements adopt the recognition, measurement and disclosure requirements of GAAP

•	where options exist in GAAP, the financial statements adopt the option that is aligned with GFS, to minimise differences between GAAP and GFS

•	where options do not exist in GAAP and there is conflict between GAAP and GFS, GAAP prevails

Differences between harmonised GFS-GAAP information, as shown in the Budget Papers, and pure GFS information, as reported by the Australian Bureau of Statistics, are known as convergence differences. Such differences are not departures from accounting standards but merely variations in measurement or treatments between GAAP and GFS frameworks.

Budget Statement 2013-14	A - 3

Details of the main convergence differences between GAAP and GFS are explained in Chapter 10 of Budget Paper No 2.

Each year ends on 30 June. All monetary amounts are presented in Australian currency and rounded to the nearest million dollars.

Definitions

Key technical terms, including key fiscal aggregates, are defined in the Glossary to Budget Paper No 2.

Material economic and other assumptions

The financial statements have been prepared using the material economic and other assumptions as set out in Table A.1.

Table A.1:	Key economic performance assumptions (a)

	2012-13	2013-14	2014-15	2015-16		2016-17
New South Wales population (persons)	7,346,900	7,436,300	7,531,500	7,628,000		7,725,700
Nominal gross state product ($million)	470,504	494,825	520,897	548,467		577,454
Real state final demand (per cent)	2 1/4	3	3	n.a.	(e)	n.a.	(e)
Real gross state product (per cent)	2 1/2	2 3/4	2 3/4	2 3/4		2 3/4
Unemployment rate (b) (per cent)	5 1/4	5 1/2	5 1/2	n.a.	(e)	n.a.	(e)
Sydney Consumer Price Index – through the year to June quarter (per cent)	2 1/2	2 1/2	2 1/2	2 1/2		2 1/2
Sydney Consumer Price Index(c) (per cent)	2 1/2	2	2 1/2	2 1/2		2 1/2
Wage price index (d) (per cent)	3 1/4	3 1/4	3 1/2	3 1/2		3 1/2

(a)	Per cent change, year average, unless otherwise indicated
(b)	Year average, per cent
(c)	2012-13 forecasts include the 0.75 per cent impact of the introduction of the carbon tax
(d)	New South Wales weighted private and public sector wages
(e)	Not forecast

Summary of other key assumptions

The following section outlines the other key assumptions used in the preparation of the financial statements. Notwithstanding these key assumptions, agency finance officers apply appropriate professional judgement in determining estimated financial information.

A - 4	Budget Statement 2013-14

Revenue from transactions

Taxation

Taxation revenue is forecast by assessing economic and other factors that influence the tax bases. For example, payroll tax forecasts involve an assessment of the outlook for employment and wages. Forecasts of government guarantee fees take into account an assessment of the level of debt of public non-financial corporations and their credit rating differential compared with the State as a whole. The forecasts of taxation revenue also involve the analysis of historical information and relationships, using econometric and other statistical methods and consultation with relevant government agencies.

Grants revenue

Forecast grants from the Australian Government are based on the latest available information from the Australian Government and projections of timing of payments at the time of preparation. This takes into account the conditions, payment timetable and escalation factors relevant to each type of grant.

Goods and services tax (GST) grants are forecast based on estimates of the national GST pool by the Australian Government. For 2013-14, the GST forecast is based on the assessed relativity for New South Wales in 2013-14 and the Australian Government’s population projections. The assessed relatively is as published by the Commonwealth Grants Commission.

After 2013-14, the State’s share of GST is based on assessed relativities in a particular year and the Australian Government’s population and GST pool projections. The forecast relativities are based on the relative fiscal capacity of New South Wales compared to other States and Territories.

Sales of goods and services

Revenue from the sale of goods and services is forecast taking into account factors including estimates of changes in demand for services and proposed or expected unit price variations.

Budget Statement 2013-14	A - 5

Dividend and income tax equivalents from other sectors

Dividend and income tax equivalent revenues are estimated by public financial and non-financial corporations based on expected profitability as outlined in their current statement of corporate intent which has been developed in accordance with Treasury’s Commercial Policy Framework. Expected dividend income also reflects the government’s energy dividend cap commitment.

Fines, regulatory fees and other revenues

Other revenues include royalties for which estimates are based on assessments of coal volumes and prices and the Australian dollar exchange rate. Other revenues reflect indexation where appropriate.

Expenses from transactions

Employee expenses

Employee expenses are forecast based on expected staffing profiles and current salaries, conditions and on-costs. Employee expenses are adjusted over the forecast period for approved wage agreements. Beyond the period of the agreements, allowance is made for further adjustments consistent with the Government’s wages policy at a net cost of 2.5 per cent per annum inclusive of scheduled increases in the superannuation guarantee levy. The forecasts for employee expenses also reflect the impact of new initiatives and required efficiency savings.

Superannuation expense (and liabilities)

Superannuation expenses are calculated based on actuarial advice applying a yield as at 30 June in the prior year to the opening value of net liabilities (gross superannuation liabilities less assets), less benefit payments at the mid-point of the contribution year, plus any accruing liability for the year. From 2013-14, the applicable yield changes in accordance with the amendments to AASB 119 discussed under the heading ‘Change in Accounting Policies’.

Forecasts of defined benefit superannuation liabilities are based on actuarial estimates of cash flows for the defined benefit superannuation schemes discounted using the nominal long-term Australian Government bond yield as at 30 June. Gross liability estimates also take into account a number of demographic and economic assumptions. The major financial assumptions used are outlined in the table below.

A - 6	Budget Statement 2013-14

The estimated financial statements from 2013-14 incorporate the impact of the revised AASB 119 Employee Benefits, which applies from 2013-14.

Table A.2	Superannuation assumptions – Pooled Fund / State Super Schemes

	2012-13%	2013-14%	2014-15%	2015-16%	2016-17%
Expected return on investments	8.60	8.60	8.60	8.60	8.60
Investment earnings recognised as an offset to expenses(a)	8.60	3.28	3.79	4.55	5.06
Liability discount rate	3.28	3.79	4.55	5.06	5.32
Expected salary increases(b) (c)	2.50	2.25	2.25	2.00	2.00
Expected rate of CPI	2.50	2.50	2.50	2.50	2.50

(a)	The liability discount rate is used to calculate the interest earning from 2013-14 and is be calculated with reference to the Commonwealth 10 year bond yields.
(b)	3.2 per cent and 2.95 per cent for Police Superannuation Scheme for 2012-13 and 2013-14 respectively.
(c)	Taking the increased Superannuation Guarantee Contribution into account, total remuneration will increase by 2.5 per cent.

Depreciation

Depreciation is forecast on the basis of current carrying valuations, the expected economic life of assets, assumed new asset investment and asset sales programs. The expense includes the estimated impact of the future revaluation of assets over the forecast period. Actual depreciation may be impacted by future changes in useful lives, carrying value, residual value or methodology.

Interest expense

The forecasts for the interest expenses are based on:

•	payments required on current general government sector debt

•	expected payments on any new borrowings (including any refinancing of existing borrowings) required to finance general government activities based on forward contracts for Treasury Corporation bonds.

Other operating expenses

Other operating expenses mainly include the cost of supplies and services and are forecast by applying appropriate economic parameters and known activity changes, including planned changes in the method of service delivery. Other operating expenses also reflect the impact of government efficiency strategies, such as procurement savings and efficiency dividends.

Budget Statement 2013-14	A - 7

Grants and subsidies expense

The forecast grant payments are determined taking into account current policy, payment schedules and escalation factors relevant to each type of grant.

Other economic flows

Revaluations

These estimates are based on an examination and extrapolation of historical trends in the valuation of non-financial physical assets. The forward estimates include the estimated impact of revaluations of non-financial physical assets.

Superannuation actuarial gains / losses

The forecast gain or loss on defined benefit superannuation is based on the revised estimates of the margin of forecast fund earnings in excess of the expected discount rate.

Net gain on equity investments in other sector entities

The gain or loss on equity investments in other sector entities is based on estimates of the forward comprehensive results adjusted for transactions with owners of the public financial corporations and public non-financial corporations sectors. The underlying management estimates of future comprehensive results are based on current statements of corporate intent. Future distributions to owners are based on Treasury’s Commercial Policy Framework, which includes alignment with the government’s energy dividend cap commitment.

Assets

Land and buildings, plant and equipment, and infrastructure

The estimates of non-financial physical assets are at fair value and take into account planned acquisitions, disposals, depreciation and revaluations. New investments in assets are estimated at the forecast purchase price and, where appropriate, recognised progressively over the estimated construction period. The estimated financial statements include the estimated impact of revaluations of non-financial physical assets. These estimates are based on an examination of expected cost trends.

A - 8	Budget Statement 2013-14

The estimated financial statements also include provision for future capital expenditure. These include agency estimates of approved projects and future new works held within agencies, as well as a central estimate for future new works still to be approved at the agency level. The central estimate for future new works is based upon historical trends.

Liabilities

Borrowings

Estimates for borrowings are based on current debt levels, amortisation of any premiums or discounts and the cash flows expected to be required to fund future government activities.

Employee provisions

Employee provisions are forecast based on expected staffing profiles and current salaries, conditions and on-costs. Employee expenses are adjusted over the forecast period for approved wage agreements. Beyond the period of the agreements, allowance is made for further adjustments consistent with the Government’s wages policy at a net cost of 2.5 per cent per annum inclusive of scheduled increases in the superannuation guarantee levy. The forecasts for employee expenses also reflect the impact of new initiatives and required efficiency savings.

Superannuation provisions

Refer to superannuation expense (above) for information on assumptions that also impact the measurement of the superannuation provisions.

Other provisions

Other provisions include the State’s obligations for several insurance schemes. To estimate future claim liabilities, actuarial assumptions have been applied for future claims to be incurred, claim payments, inflation and liability discount rates. Actual liabilities may differ from estimates.

Budget Statement 2013-14	A - 9

Appendix B:	Classification of agencies

The financial activities of all governments are measured using the Government Finance Statistics (GFS) framework.1 All entities controlled by governments are classified into sectors according to the nature of their activities and funding arrangements.

For financial reporting and policy framework purposes, NSW Treasury classifies each NSW Government entity under one of three sectors:

•	general government

•	public trading enterprise

•	public financial enterprise.

Together, these sectors make up the Total State Sector. This is not a GFS term, but it is used to describe the scope of all Government activities.

Although there are differences between NSW Treasury and GFS terminology, the same classification regime applies. The nature of each sector as it relates to NSW Government entities is as follows.

General Government Sector

The general government sector represents the scope of the Budget. Agencies in this sector generally operate under the Financial Management Framework and carry out policy, regulatory and service delivery functions. This sector includes agencies such as the Ministry of Health, Department of Education and Communities, NSW Police Force, Rental Bond Board and Independent Pricing and Regulatory Tribunal.

‘General government sector’ is also the GFS term for this sector.

Public Trading Enterprise Sector

Agencies in this sector are either commercial or non-commercial.

Commercial enterprises generally operate under the Commercial Policy Framework, which aims to replicate disciplines and incentives that drive the efficient commercial practices of private sector businesses. They deliver services to a customer base from which they receive their income. They generally pay dividends and tax-equivalent payments to the general government sector. These agencies include State-owned corporations such as energy transmission and distribution corporations and the Sydney Water and Hunter Water Corporations.

Non-commercial enterprises address important social objectives and levy charges for services to client groups on a subsidised basis. These include Rail Corporation New South Wales and the New South Wales Land and Housing Corporation, which receive substantial grants from the general government sector to provide these services.

‘Public non-financial corporation sector’ is the GFS term for this sector.

Public Financial Enterprise Sector

These agencies are involved in financial services and generally operate under the Commercial Policy Framework. They include the New South Wales Treasury Corporation and Lifetime Care and Support Authority of New South Wales.

‘Public financial corporation sector’ is the GFS term for this sector.

[1]	Australian Bureau of Statistics, Australian System of Government Finance Statistics: Concepts, Sources and Methods, Cat No 5514.0, ABS, Canberra, 2005.

Budget Statement 2013-14	B - 1

The following table lists all entities considered material for the whole-of-government purposes which are controlled by the NSW Government and the Government Finance Statistics sectors under which they are classified. In addition, balance sheet estimates shown in Budget Paper No. 2 include an estimate of the impact of small entities controlled by the NSW Government and not considered material for the whole-of-government purposes.

Classification of agencies by sector

Material Agencies	General Government Sector	Public Trading Enterprise Sector	Public Financial Enterprise Sector
Aboriginal Housing Office	—
Art Gallery of New South Wales	—
Audit Office of New South Wales	—
Ausgrid		—
Australian Museum	—
Barangaroo Delivery Authority	—
Building Insurers’ Guarantee Corporation	—
Catchment Management Authorities	—
Centennial Park and Moore Park Trust	—
City West Housing Pty Limited		—
Cobbora Holding Company Pty Ltd		—
Community Relations Commission of New South Wales	—
Crown Finance Entity	—
Delta Electricity		—
Department of Attorney General and Justice	—
Department of Education and Communities	—
Department of Family and Community Services	—
Department of Finance and Services	—
Department of Planning and Infrastructure	—
Department of Premier and Cabinet	—
Department of Rural Fire Service	—
Department of Trade and Investment, Regional Infrastructure and Services	—
Destination NSW	—
Endeavour Energy		—
Environment Protection Authority	—
Environmental Trust	—
Eraring Energy		—
Essential Energy		—
Fair Trading Administration Corporation			—
Fire and Rescue NSW	—
First Australian Mortgage Acceptance Corporation (FANMAC) Trust			—
Forestry Corporation of New South Wales		—
Government Property NSW	—
Health Care Complaints Commission	—
Historic Houses Trust of New South Wales	—
Home Care Service of New South Wales	—
Home Purchase Assistance Fund	—
Hunter Development Corporation	—
Hunter Water Corporation		—
Independent Commission Against Corruption	—

B - 2	Budget Statement 2013-14

Material Agencies	General Government Sector	Public Trading Enterprise Sector	Public Financial Enterprise Sector
Independent Liquor and Gaming Authority	—
Independent Pricing and Regulatory Tribunal	—
Independent Transport Safety Regulator	—
Information and Privacy Commission	—
Infrastructure NSW	—
Judicial Commission of New South Wales	—
Landcom (trading as UrbanGrowth NSW)		—
Legal Aid Commission of New South Wales	—
Liability Management Ministerial Corporation	—
Lifetime Care and Support Authority of New South Wales			—
Long Service Corporation	—
Luna Park Reserve Trust	—
Macquarie Generation		—
Mental Health Commission of New South Wales	—
Minister Administering the Environmental Planning and Assessment Act	—
Ministry for Police and Emergency Services	—
Ministry of Health	—
Motor Accidents Authority of New South Wales	—
MTS Holding Company Pty Limited		—
Museum of Applied Arts and Sciences	—
Natural Resources Commission	—
New South Wales Crime Commission	—
New South Wales Electoral Commission	—
New South Wales Film and Television Office	—
New South Wales Land and Housing Corporation		—
New South Wales Rural Assistance Authority	—
New South Wales Treasury Corporation			—
Newcastle Port Corporation		—
NSW Businesslink Pty Limited	—
NSW Food Authority	—
NSW Police Force	—
NSW Self Insurance Corporation	—
NSW Trustee and Guardian	—
Office of the Board of Studies	—
Office of the Director of Public Prosecutions	—
Office of Transport Safety Investigations	—
Ombudsman’s Office	—
Police Integrity Commission	—
Ports Assets Ministerial Holding Corporation	—
Port Kembla Port Corporation		—
Public Service Commission	—
Rail Corporation New South Wales		—
Rental Bond Board	—
Residual Business Management Corporation		—
Roads and Maritime Services	—
Royal Botanic Gardens and Domain Trust	—
Safety, Return to Work and Support Division	—
State Emergency Service	—
State Library of New South Wales	—
State Records Authority of New South Wales	—
State Transit Authority of New South Wales		—

Budget Statement 2013-14	B - 3

Material Agencies	General Government Sector	Public Trading Enterprise Sector	Public Financial Enterprise Sector
State Water Corporation		—
Superannuation Administration Corporation			—
Sydney Catchment Authority		—
Sydney Cricket and Sports Ground Trust		—
Sydney Ferries		—
Sydney Harbour Foreshore Authority		—
Sydney Metro		—
Sydney Olympic Park Authority	—
Sydney Opera House Trust		—
Sydney Ports Corporation		—
Sydney Water Corporation		—
Teacher Housing Authority of New South Wales		—
The Legislature	—
The Treasury	—
TransGrid		—
Transport for NSW	—
UrbanGrowth NSW Development Corporation	—
Venues NSW		—
Waste Assets Management Corporation		—
Water Administration Ministerial Corporation	—
Western Sydney Parklands Trust	—
WorkCover Authority	—
Workers’ Compensation (Dust Diseases) Board	—
Zoological Parks Board of New South Wales		—

B - 4	Budget Statement 2013-14

Appendix C:	2012-13 Budget – Outcome and Summary of Variations

Budget outcome for 2012-13

The Budget result for 2012-13 is estimated to be a deficit of $374 million compared with a budgeted deficit of $824 million.

Total revenue is estimated to be $59.6 billion which is $128 million or 0.2 per cent below the original budget estimate of $59.7 billion.

Total expenses are estimated to be $60 billion which is $579 million or 1 per cent below the original budget estimate of $60.6 billion.

A detailed explanation of revenue variances by line item and expense variances by agency is set out in the attached table.

Budget Statement 2013-14	C - 1

Summary of Variations

Category/Agency	Budget	Revised	Variation	Comment on Major Variations
	$m	$m	$m

Revenue from Transactions

Taxation

Land Tax	2,559	2,398	(161)	Slower than expected land value growth.

Workers Compensation (Dust Diseases Board)	26	(69)	(95)	Strong investment returns reducing future expected levies.

Payroll Tax	7,024	6,960	(64)	Slower than expected growth in hours worked in the second half of 2012-13.

Transfer Duty	4,461	4,390	(71)	Slower than expected growth in property market activity.

Club and Hotel Gaming Duties	1,203	1,175	(28)	Slower than expected growth in gaming activity.

Government Guarantee of Debt Levy	530	504	(27)	Lower than forecast State Owned Corporation debt.

Waste Levy and Load Based Licenses	508	541	33	Greater volumes of waste than expected and increased revenues for pollution control licenses.

RMS Taxes	2,025	2,052	27	Higher sales and vehicle fleet growth.

Insurance	823	850	27	Higher than expected insurance premium revenue.

Lotteries Duties	329	351	22	Extraordinary jackpots in November and December increased turnover.

Other Duties and Taxes	2,623	2,631	8	Aggregated net minor variations.

Total Taxation	22,111	21,783	(328)

Grants and Subsidies

GST Revenue Grants	14,796	14,744	(52)	Net effect of 2011-12 adjustment payment and lower Australian Government estimate of 2012-13 GST pool.

National Agreements:

Ministry of Health	4,572	4,331	(241)	Reduction following: Commonwealth changes to population growth methodology for 2011-12 and 2012-13 ($49 million in both years), changes in health price inflation ($41 million) and grants for Albury-Wodonga Hospital now paid direct to the Victorian Government ($30 million).

Department of Education and Communities	1,773	1,772	(1)	Lower student enrolments and lower indexation factor ($21 million) offset by higher than expected other Commonwealth grants ($20 million).

National Partnership Payments:

Ministry of Health	545	521	(24)	Changes in Commonwealth Preventative Health payment schedule with funding now expected in future years.

Department of Education and Communities	558	478	(79)	Timing adjustments for Improving Teacher Quality NP ($56 million) and Skills Reform NP ($77 million) offset by new funding provided for Literacy and Numeracy NP ($50 million).

Transport for NSW	864	1,013	149	Relates to bring forward of Commonwealth funding for rail and road projects.

Department of Trade and Investment, Regional Infrastructure and Services	67	91	24	Additional Commonwealth funding for Water for the Future - State Priority Projects.

Other Grants and Subsidies	2,219	2,098	(122)	Mainly delays in natural disaster reimbursement received by the Crown Finance Entity.

Total Grants and Subsidies	25,395	25,049	(346)

C - 2	Budget Statement 2013-14

Category/Agency	Budget	Revised	Variation	Comment on Major Variations
	$m	$m	$m

Sales of Goods and Services

Transport for NSW	34	471	437	Revised arrangements for the delivery of transport infrastructure ($359 million) and recoupment of costs for administration services provided to RailCorp ($75m).

Ministry of Health	1,986	2,109	123	Mainly increases in hospital charges and patient fees paid.

NSW Self Insurance Corporation	114	46	(69)	Mainly reduction in recovery income following reduction in claims liability.

Other	2,931	2,893	(39)	Aggregated net minor variances.

Total Sales of Goods and Services	5,066	5,519	453

Interest Income

Crown Finance Entity	114	130	15	Higher than projected returns due to Ports transaction balances.

Other	253	300	47	Aggregated net minor variances.

Total Interest Income	367	429	62

Dividend and Income Tax Equivalent Income from other Sectors	2,367	2,606	240	Mainly higher profits from the Electricity sector due to distributor merger savings. Dividends remain below the dividend cap.

Other Dividends and Distributions	546	557	11	Aggregated net minor variances.

Fines, Regulatory Fees and Other Revenue

Mining Royalties	1,878	1,305	(573)	Reduction in mining royalties largely driven by lower coal prices, higher currency and zero supplementary coal royalties.

Other	1,998	2,351	353	Variations across a range of agencies including Industry, Developer and Private sector contributions and motor vehicle traffic fines.

Total Fines, Regulatory Fees and Other Revenue	3,876	3,656	(219)

TOTAL REVENUES	59,727	59,599	(128)

Budget Statement 2013-14	C - 3

Category/Agency	Budget	Revised	Variation	Comment on Major Variations
	$m	$m	$m

EXPENSES

Crown Finance Entity	4,165	3,479	(687)	Mainly lower superannuation costs and redundancy and natural disaster expenses now reported by other agencies.

Department of Education and Communities	12,752	12,425	(327)	Delayed spending on a number of Commonwealth funded programs including Early Childhood Education and Skills Reform National Partnerships following delays in Commonwealth funding.

Department of Trade Investment, Regional Infrastructure and Services	1,962	1,758	(203)	Mainly delayed spending on: The State Investment Attraction Scheme, Regional Industries Investment Fund, Coal Innovation Fund activities, Country Towns Water Supply and Sewerage Scheme, energy concessions mainly associated with lower than expected take up rates and change in accounting treatment for the Murray Darling Basin Authority asset.

Department of Family and Community Services	4,319	4,250	(69)	Mainly reduced grants expenditure associated with the social housing programs partly due to changes in payment arrangements for programs ($61 million), delayed spend on the National Partnership on Homelessness ($13 million) and Aboriginal Children and Family Centres ($8 million). This is partially offset by an increase in voluntary redundancies ($19 million).

Ministry of Health	16,078	16,032	(45)	Lower expenditure on the Essential Vaccines program, Mental Health NPA, Preventative Health NPA and Activity based funding NPA following delays in Commonwealth funding.

Department of Finance and Services	1,272	1,227	(45)	Decrease in salaries expense reflecting voluntary redundancy programs and staff vacancies, and lower defined benefit superannuation expense following an actuarial valuation adjustment.

NSW Self Insurance Corporation	1,587	1,544	(43)	Reduction in outstanding claims following favourable Court ruling on SICorp’s exposure to the ACT Bushfires.

NSW Police Force	2,523	2,498	(25)	Impact of decreased Death and Disability expenses ($63 million) offset by increased salaries expenses for Police Officers exempted from the Government’s wages policy ($38 million).

Building Insurers’ Guarantee Corporation	13	(13)	(26)	Actuarial adjustment on claims expense.

Transport for NSW	5,541	6,071	530	Costs associated with revised arrangements for delivery of transport infrastructure ($359 million), staff assigned by RailCorp ($75 million) and Public Transport Ticketing Corporation expenses now included in the general government sector.

Roads and Maritime Services	3,117	3,253	136	A Componentisation Review of road corridor assets resulted in increased depreciation of road assets ($291 million). This is offset by the reclassification of recurrent maintenance expenditure as capital expenditure ($140 million).

Department of Rural Fire Service	284	375	91	Additional Natural Disasters spending after State-wide bushfires.

Department of Planning and Infrastructure	171	231	60	Funding increase to local councils brought forward from 2013-14 to cover the shortfall from the Government’s announced cap on developer contributions ($50 million).

NSW Rural Assistance Authority	8	50	43	Additional Natural Disaster declarations primarily due to flood events across NSW.

Department of Premier and Cabinet	1,200	1,231	31	Mainly operating costs associated with the running of ServiceNSW ($33 million).

C - 4	Budget Statement 2013-14

Category/Agency	Budget	Revised	Variation	Comment on Major Variations
	$m	$m	$m

Treasurer’s Advance	150	20	(130)	Utilisation of Treasurer’s Advance which has been included in agency data or provision not needed.

Other	5,410	5,540	130	Aggregated minor variations.

TOTAL EXPENSES	60,552	59,973	(579)

BUDGET RESULT - SURPLUS/(DEFICIT)	(824)	(374)	450

Capital Expenditure

Transport for NSW	408	1,576	1,168	Rail projects previously recorded in the PTE sector now being delivered by Transport for NSW, as well as the transfer of delivery of the Opal Electronic Ticketing System from the former Public Transport Ticketing Corporation (a PTE).

Ministry of Health	1,004	1,630	626	Primarily the recognition of Royal North Shore Hospital - Public Private Partnership (PPP) in 2012-13 instead of 2013-14.

Roads and Maritime Services	2,793	2,962	169	Reclassification of existing recurrent maintenance expenditure as capital maintenance expenditure

Department of Family and Community Services	195	136	(60)	Largely due to delays in projects associated with supported accommodation for people with disability, and Aboriginal Children and Family Centres.

Minister Administering the Environmental Planning and Assessment Act	75	30	(45)	North West Rail Link land acquired directly by Rail Corporation.

NSW Businesslink	66	31	(35)	Delays to capital projects associated with Corporate and Shared Services Reforms.

Department of Finance and Services	335	309	(25)	Reduction in StateFleet motor vehicle purchases in line with recommendations from the Fleet Efficiency Review.

Department of Premier and Cabinet	50	74	24	Implementation of Tranche 1 of Service NSW initiative (One-Stop-Shops for customer services) and purchase of land of high conservation value.

Treasurer’s Advance	135	5	(130)	Utilisation of Treasurer’s Advance which has been included in agency data or provision not needed.

Other	1,294	1,255	(39)	Aggregated net minor variations.

Total Capital Expenditure	6,356	8,009	1,653

Sales of Non-Financial Assets

Roads and Maritime Services	26	181	155	Maritime Trade Towers transaction.

Government Property Authority	1	274	273	Proceeds from the first Tranche of assets sales in line with Property Assets Utilisation Task recommendations.

Other	509	563	54	Aggregated net minor variations.

Total Sales of Non-Financial Assets	536	1,019	483

Budget Statement 2013-14	C - 5

Category/Agency	Budget	Revised	Variation	Comment on Major Variations
	$m	$m	$m

Depreciation

Roads and Maritime Services	939	1,224	285	Depreciation revised in line with Roads Componentisation Review.

Department of Education and Communities	531	574	44	Depreciation associated with the asset revaluation.

Other	1,824	1,788	(36)	Aggregated net minor variations.

Total Depreciation	3,294	3,586	293

Change in Inventories	(3)	8	11	Aggregated net minor variations.

Other Movements in Non-Financial Assets

Transport for NSW	4	(1,091)	(1,095)	Recognition of new arrangements to transfer rail assets to the PTE sector upon completion.

Roads and Maritime Services	128	204	76	Transfer of non-cash road assets between Local Councils and Roads and Maritime Services.

Department of Education and Communities	2	51	49	Acquisition of UTS site as a part of land swap transaction.

Other	(9)	19	28	Aggregated net minor variations.

Total Other Movements in Non-Financial Assets	125	(816)	(941)

NET LENDING	(3,473)	(2,970)	502

C - 6	Budget Statement 2013-14

Appendix D:	Tax Expenditure and Concessional Charges Statement

Tax expenditure is revenue forgone by granting more favourable tax treatment to certain individuals or groups than applies to taxpayers in general. Concessions are government goods and services provided to certain users at a lower charge than applies in the wider community. Tax expenditures and concessions have the same fiscal impact as normal budget expenditure.

There is an element of judgement in deciding what is a tax expenditure or concession compared to a structural feature of the underlying taxation or service delivery system. For example, stamp duty on property transfers is charged at different marginal rates according to the value of the property involved. While this could be seen as a concessional rate of taxation for lower valued properties, for the purpose of this appendix, these lower marginal rates are not classified as tax expenditures. Rather, the different rates are a design feature of the duty arrangements.

Similarly, providing a good or service at lower rates to members of the community depending on their income is not classed as providing a concession. Rather, the different rates are a design feature of the pricing arrangements. For instance, public transport is generally charged at different rates for adults and children. The children’s rate is not classified in this appendix as a concession, as it is a design feature of the pricing arrangements (although children receiving an exemption from the standard children’s fare would be a concession).

Concessions are included where the forgone agency revenue is supplemented from the Budget through social policy program payments. These concessions have a budget cost, regardless of whether an intra-government transfer offsets the cost of the concession for the agency concerned.

Caution should be exercised when using these estimates. In particular, inter-jurisdictional differences in tax expenditures and concessions may result from different definitions of which elements of the tax and charging system are tax expenditures and concessions, and which elements are structural features.

The benchmark for determining the cost of the tax expenditures and concessions is the standard tax rate or charge that applies.

Budget Statement 2013-14	D - 1

Detailed Estimates of Tax Expenditures

Transfer Duty (including “Landholder” Duty)

The benchmark tax rate for Purchaser Transfer Duty (other than for the Crown in right of New South Wales or the Commonwealth) is the marginal rate of duty chargeable on dutiable transactions, which varies from 1.25 to 5.5 per cent. For residential property valued at more than $3 million, a premium marginal rate of 7 per cent applies.

Transfer Duty - Major Tax Expenditures [1]	2011-12 $m	2012-13 $m	2013-14 $m
Business

Corporate reconstructions
An exemption is granted for transactions that satisfy criteria set out in Section 273B of the Duties Act 1997.	195	1,839	345

Charitable/non-profit organisations/clubs

An exemption is granted for transactions of charitable or benevolent organisations, as set out in Section 275 of the Duties Act 1997.	19	21	22

Government

Councils and County Councils
The transfer of property to a council or county council is exempt under the Local Government Act 1993.	1	8	5

Individuals/families

First Home-New Home
From 1 January 2012, transfer duty concessions for first home buyers were targeted on the purchase or construction of new homes valued up to $600,000. From 1 July 2012, this threshold was increased to $650,000.	302	73	80

Transfers of matrimonial property consequent upon divorce
An exemption is granted under the Family Law Act 1975 (Cth) or partnership property under the Property (Relationships) Act 1984.	121	125	137

[1]	For reference purposes, where “n.a.” appears in any table, it means that the tax expenditure is estimated to cost more than $1 million but is not able to be costed due to a lack of data. Where the table includes an ellipsis (…) the tax expenditure has a zero value in that year.

D - 2	Budget Statement 2013-14

Transfer Duty - Major Tax Expenditures [1]	2011-12 $m	2012-13 $m	2013-14 $m
Home Builders Bonus Transfer Duty Concession
Provided an exemption for newly constructed dwellings up to a value of $600,000 purchased ‘off the plan’ and a 25 per cent concession if construction had commenced, until 30 June 2012.	187	72	2

Transfer of residences between spouses or de facto partners
An exemption is granted, subject to the property being their principle place of residence and the property jointly held after transfer.	38	37	42

Housing Construction Acceleration Plan
Provided a concession of 50 per cent for newly constructed properties up to a value of $600,000 until 30 June 2010.	4	—	—

‘Off the plan’ purchases
Duty may be deferred until completion of the sale or 12 months after the contract, whichever occurs first.	n.a.	n.a.	n.a.

Transfer of property of deceased to persons entitled to the property in the estate	n.a.	n.a.	n.a.

Transfer of property in connection with persons changing superannuation funds	n.a.	n.a.	n.a.

Transfer of property from owner to their self-managed superannuation fund	n.a	n.a.	n.a.

Other

Other Legislation
An exemption is granted for certain transfers of dutiable property contained in other legislation.	7	1	4

Nominal duty payable on the transfer of properties as a result of a change in trustees	n.a.	n.a.	n.a.

Pensioners/concession card holders/disadvantaged

Senior’s Principal Place of Residence Duty Exemption
Provided an exemption for persons aged 55 or more for relocation to a newly constructed dwelling up to $600,000 until 30 June 2012. Prior to 1 July 2011, anyone aged 65 or over was eligible.	9	2	—

Rural

Intergenerational rural transfers

An exemption is granted for transfers of rural land used for primary production between generations, and between siblings, to facilitate younger family members taking over family farms.	12	15	15

Budget Statement 2013-14	D - 3

Minor Tax Expenditures (< $1 million)

•

A person who sold their property to a local government council because the home was built on flood-prone land, and has since purchased another home may pay purchaser transfer duty by instalment, over a five-year period.

•	A credit of purchaser transfer duty previously paid is applied to amalgamations of certain Western Lands leases.

•

A concession is offered for acquisition in a unit trust scheme, a private company or a listed company that has land holdings in New South Wales and with a threshold value of $2,000,000 or more, for the purpose of securing financial accommodation.

•	A concession is offered for buy-back arrangements related to unit trust schemes that meet certain criteria.

The following are exempt from transfer duty:

•	transfers of legal title to poker machine permits where there is no change in beneficial ownership

•	Equity Release Scheme – approved equity release schemes for aged home owners

•	certain purchases of manufactured relocatable homes (caravans)

•	transfers of property in a statutory trust as a result of an order under Section 66G of the Conveyancing Act 1919

•

the vesting of common property in a body corporate on the registration of a strata plan or strata plan of subdivision under the Strata Schemes (Freehold Development) Act 1973 or the Strata Schemes (Leasehold Development) Act 1986

•	call option assignments, subject to certain conditions

•	certain transfers to incorporated legal practices or incorporated pharmacy practices

•	transfer of a liquor licence in certain circumstances under the Liquor Act 2007

•	transfer of property related to a joint government enterprise that has the function of allocating funds for water savings projects

•	a principal place of residence by tenants of the Housing NSW, the Community Housing Program administered by Housing NSW and the Aboriginal Housing Office

•	transfers by a trustee back to a former bankrupt of their estate

•	transfers by way of mortgage or discharge of mortgage of old system titled properties

•	transfers where public hospitals are the liable party

•	transfers of properties gifted to a special disability trust

•	instruments executed by or on behalf of a council or county council under the Local Government Act 1993, not connected with a trading undertaking

D - 4	Budget Statement 2013-14

•	transfers executed for the purpose of amalgamation of clubs under the Registered Clubs Act 1976

•

instruments executed by or on behalf of agencies within the meaning of the Convention on the Privileges and Immunities of the Specialised Agencies approved by the General Assembly of the United Nations in 1947

•	transfers between associations of employees or employers registered under the Workplace Relations Act 1996 (Cth) for the purpose of amalgamation

•	transfer of property to the NSW Aboriginal Land Council, Regional Aboriginal Land Council, or Local Aboriginal Land Council

•	transfers of property between licensed insurers, and between the WorkCover Authority and licensed insurers, under the Workers Compensation Act 1987

•

transfer of a principal place of residence from a corporation or a special trust to certain individuals, or the transfer of any land owned by a special trust since 11 September 1990 to certain persons.

General Insurance Duty

The benchmark is all premiums for general insurance policies, except insurance covering property of the Crown in right of New South Wales. The benchmark tax rate is 9 per cent of the premium paid.

General Insurance Duty – Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Business

Exemption for WorkCover premiums	252	261	252

Marine and cargo insurance
An exemption is provided for marine insurance covering hulls of commercial ships and the cargo carried by land, sea or by air.	12	13	14

Government

Exemption for non-commercial ventures of local councils	n.a.	n.a.	n.a.

Budget Statement 2013-14	D - 5

General Insurance Duty - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Individuals/families

Concessional rates for Types B and C general insurance, as identified in Section 233 of the Duties Act 1997
A concessional rate of 5 per cent applies to certain categories of general insurance, including motor vehicle (excluding compulsory third party), aviation, disability income, occupational indemnity and hospital and ancillary health benefits (where not covered by private health insurer). Crop and livestock insurance is taxed at a concessional rate of 2.5 per cent.	276	300	314
Compulsory third party motor vehicle insurance
Exemption for third party motor vehicle personal injury insurance (green slip), as per the Motor Accidents Act 1988 and the Motor Accidents Compensation Act 1999.	172	192	206

Exemption for medical benefits insurance	n.a.	n.a.	n.a.

Minor Tax Expenditures (< $1 million)

The following are exempt:

•	insurance by non-profit organisations with the main aim being a charitable, benevolent, philanthropic, or patriotic purpose

•

Societies or institutions whose resources are used wholly or predominantly for the relief of poverty, the promotion of education, or any purpose directly or indirectly connected with defence or the amelioration of the condition of past or present members of the naval, military or air forces of the Commonwealth or their dependants or any other patriotic objects

•	insurance by the NSW Aboriginal Land Council, Regional Aboriginal Land Council and Local Aboriginal Land Council

•	insurance covering mortgages or pools of mortgages acquired for issuing mortgage backed securities

•	separate policies covering loss by fire of tools, implements of work or labour used by any working mechanic, artificer, handcrafter or labourer

•	redundancy insurance in respect of a housing loan that does not exceed $124,000

•	reinsurance.

D - 6	Budget Statement 2013-14

Life Insurance Duty

The benchmark is all products offered by life insurance companies that provide for payment in the event of death or injury from natural causes or upon survival to a specified age. The benchmark tax rate is $1 on the first $2,000 and 20 cents for every $200 in excess of this amount.

Life Insurance Duty - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Individuals/families

Superannuation
An exemption is granted to all group superannuation investment policies that are for the benefit of more than one member.	155	161	169

Annuities
An exemption is granted to annuities.	21	22	23

Mortgage Duty

The benchmark is all instruments providing a security or charge over property or the transfer of property, except for mortgages for owner occupied housing (for which duty was abolished from 1 September 2007) and mortgages for the purpose of investment housing (abolished from 1 July 2008). The benchmark tax rate is $5 plus $4 for every $1,000 or part thereof by which the amount secured exceeds $16,000.

Mortgage Duty - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Business

Refinanced loans where the borrower and the security for the loan remain the same
A mortgage that secures the amount of the balance outstanding for the same borrower and on the same property as under an earlier mortgage is exempt to a limit of $1 million. Any additional amount above the lesser of the previously secured amount or $1 million is liable for duty.	108	118	124

Mortgage-backed securities
An exemption is granted for financial institutions using pooled mortgages from their lending assets as security for borrowing funds.	n.a.	n.a.	n.a.

Budget Statement 2013-14	D - 7

Mortgage Duty - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Fund raisings by finance companies through debenture issues

An exemption is granted to companies whose sole or principal business is to provide finance to the public. Debentures issued, trust deeds and mortgages executed by “financial corporations” as defined in the legislation are not liable to duty. However, the trust deed is stamped as a Declaration of a Trust.

	n.a.	n.a.	n.a.

Loan-backed securities
An exemption is granted to securities issued backed by cash flow from loans (secured and unsecured).	n.a.	n.a.	n.a.

Consumer credit contracts up to $35,000	n.a.	n.a.	n.a.

Instruments creating, issuing or marketing mortgage-backed securities	n.a.	n.a.	n.a.

Minor Tax Expenditures (< $1 million)

The following are exempt:

•

duty is not charged on additional loans secured under a mortgage if the additional loans do not exceed $10,000 in any 12 month period, excluding the 12 month period that follows the making of the initial loan

•	mortgages created solely for the purpose of providing security in accordance with a condition imposed on the grant of bail in criminal proceedings

•	a mortgage of any ship or vessel, or of any part, interest, share or property of or in any ship or vessel

•	any mortgage made or given to the WorkCover Authority

•	mortgages given by a council or county council under the Local Government Act 1993

•	mortgages given by institutions for the relief of poverty and promotion of education

•	mortgages given by institutions of a charitable or benevolent nature, or for the promotion of the interests of Aborigines

•	mortgages given by the NSW Aboriginal Land Council, Regional Aboriginal Land Council and Local Aboriginal Land Council

•	offshore banking units (as defined in the Income Tax Assessment Act 1936 (Cth)) where a loan is executed for offshore parties

•	mortgages by public hospitals

D - 8	Budget Statement 2013-14

•

a mortgage that secures an amount advanced by an employer or a related body corporate of an employer to an employee of the employer, to finance a purchase by the employee of shares in the employer, or a related body corporate of the employer, if the amount advanced (and the total of all advances that the mortgage secures) does not exceed $16,000

•	agencies covered by the Convention on the Privileges and Immunities of the Specialised Agencies approved by the General Assembly of the United Nations in 1947

•	mortgages by clearing houses of the Sydney Futures Exchange and Australian Options Market that do not secure an advance

•	an instrument that becomes a mortgage, or evidences the terms of a mortgage that is executed for the purposes of certain money market trading operations by the person executing the instrument

•

a charge over land that is created under an agreement for the sale or transfer of the land if any part of the deposit or balance of the purchase price for the land is paid to the vendor (or as the vendor directs) before completion of the sale or transfer

•	an advance to a natural person or a strata corporation for the acquisition of farm machinery or a commercial vehicle that is secured by the mortgage.

Marketable Securities Duty

The benchmark is the turnover (sale price x quantity traded) of shares, units, derivatives and interests that are not quoted on the Australian Stock Exchange or a recognised stock exchange. The benchmark tax rate is 60 cents per $100 or part thereof, with the purchaser paying the duty.

Marketable Securities Duty - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Business

Corporate reconstructions
An exemption is granted, provided certain qualifying criteria are satisfied, as set out in Section 273B of the Duties Act 1997.	101	106	110

Minor Tax Expenditures (< $1 million)

•

Nominal duty is charged on the transfer of unquoted marketable securities between the beneficial owner and the trustee or nominee of the beneficial owner. Concessional duty is charged on the transfer of unquoted marketable securities in connection with persons changing superannuation funds.

Budget Statement 2013-14	D - 9

The following transfers are exempt:

•	transfers of units in a unit trust where the purpose is to give effect to a merger or takeover of qualifying unit trusts

•	share buy-backs by NSW companies

•	mining companies whose operations relate solely to New South Wales if the consideration for the transfer or agreement is above the unencumbered value of the marketable securities

•	transfers to parties outside a marriage where the transfer is pursuant to an order of the Family Court of Australia in order to comply with the Corporations Act 2001 (Cth)

•	transfers made to give effect to a scheme that would qualify for rollover under subdivision 124-Q of the Income Tax Assessment Act 1997 (Cth).

Motor Vehicle Stamp Duty

The benchmark taxable activity is the purchase of a new vehicle or the subsequent transfer of the vehicle. The benchmark tax rate for most vehicles is $3 per $100 or part thereof for passenger vehicles valued up to $45,000. For passenger vehicles valued over $45,000 the benchmark is $1,350 plus $5 per $100 above the $45,000 threshold.

Motor Vehicle Stamp Duty - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Business

New demonstrator motor vehicle
An exemption is granted to a licensed motor dealer or wholesaler under the Motor Dealers Act 1974.	58	63	66

Individuals/families

Caravans and Camper Trailers	19	20	21

Transfer of ownership of a deceased registered owner
An exemption is granted for the transfer of registration to a nominated legal personal representative or the person beneficially entitled to the vehicle in the estate.	7	8	8

Transfer of ownership after divorce or a breakdown of a de facto relationship
An exemption is granted for the transfer of registration into the name of one of the parties to a divorce or separation in a de facto relationship.	2	3	3

D - 10	Budget Statement 2013-14

Motor Vehicle Stamp Duty - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Government

Local councils
An exemption is granted for the transfer of registration into the name of a local council, not being for a trading undertaking.	10	11	11

Pensioners/concession card holders/disadvantaged

Vehicles purchased by war veterans and impaired members of the Defence Force
An exemption is granted to war veterans in receipt of a totally and permanently incapacitated (TPI) pension, veterans in receipt of an extreme disablement adjustment pension, an intermediate service pension or 70 per cent or higher of the disability pension from the Department of Veterans’ Affairs. Current or former members of the Defence Force, adjudged as being impaired and eligible, or in receipt of compensation or special rate disability pension are also eligible.	2	2	2

Minor Tax Expenditures (< $1 million)

•	A concession applies to vehicles modified for use by disabled persons.

The following are exempt:

•	all vehicles registered by non-profit charitable, benevolent, philanthropic or patriotic organisations

•	transfer of vehicles as part of a corporate reconstruction, provided both corporations are members of the same group

•	vehicles specially constructed for ambulance or mine rescue work

•	vehicles weighing less than 250 kg used for transporting invalids

•	vehicles registered by a Livestock Health and Pest Authority, established under the Rural Lands Protection Act 1998

•	vehicles registered by NSW Aboriginal Land Council, Regional Aboriginal Land Council and Local Aboriginal Land Council

•	if the motor vehicle is to be registered conditionally under Road Transport (Vehicle Registration) Act 1997.

Budget Statement 2013-14	D - 11

Payroll Tax

The payroll tax benchmark is aggregate annual gross remuneration paid by a single or group taxpayer in excess of a threshold of:

•	$678,000 from 1 July 2011 to 30 June 2012;

•	$689,000 from 1 July 2012 to 30 June 2013; and

•	$750,000 from 1 July 2013 onwards.

The benchmark tax rate is 5.45 per cent.

Payroll Tax - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Business

Apprentices
All not-for-profit group training apprentice schemes are fully exempt. All other employers employing apprentices will be eligible for a full rebate of tax on apprentice wages.	55	59	62

Trainees
All not-for-profit group training traineeship schemes are fully exempt. All other employers employing trainees will be eligible for a full rebate of tax on trainee wages.	37	40	42

Private hospitals and nursing homes
An exemption is granted for wages paid to a person engaged exclusively in work of a kind ordinarily performed in connection with the conduct of these organisations.	15	15	16

Maternity Leave
An exemption is granted for maternity leave payments for a period of up to 14 weeks.	14	15	16

Redundancy payments
Bona fide redundancy or approved early retirement scheme payments are exempt.	10	10	10

Charitable/non-profit organisations/clubs

Charitable institutions
An exemption is granted for wages paid by a non-profit organisation whose sole or dominant purpose is charitable, benevolent, philanthropic or patriotic, to an employee engaged exclusively in work of a kind ordinarily performed in connection with these institutions.	80	81	85

D - 12	Budget Statement 2013-14

Payroll Tax - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Government

Public hospitals, Local Health Districts and Ambulance Service of NSW
An exemption is granted for wages paid to a person engaged exclusively in work of a kind ordinarily performed in connection with the conduct of these organisations.	539	561	591

Local councils
An exemption is granted to a council or county council, including a wholly owned subsidiary of a council and public markets, except where wages are paid in connection with a number of trading undertakings: such as the supply of electricity or gas, water, sewerage services, parking station, hostel or coal mine. A full list of trading undertakings is outlined in the Payroll Tax Act 2007.	204	212	223

Schools and colleges
An exemption is granted to a school or college (other than a technical school or a technical college), that is not carried on by or on behalf of the State of New South Wales, is not for profit and which provides education at or below, but not above, the secondary level of education.	173	181	189

Home Care Service
An exemption is granted to employees of the Home Care Service.	9	9	9

Religious institutions

Religious institutions
An exemption is granted for wages paid to a person while engaged exclusively in work of a kind ordinarily performed in connection with these institutions.	42	43	45

Minor Tax Expenditures (< $1 million)

The following are exempt:

•	wages paid to an employee who is on leave from employment by reason of service in the Defence Forces

•	wages paid to persons employed under the Community Development Employment Project administered by Aboriginal and Torres Strait Islander Corporations

•	wages paid by the Australian-American Fulbright Commission

•	wages paid by the Commonwealth War Graves Commission

Budget Statement 2013-14	D - 13

•

wages paid to members of the official staff by a consular or other non-diplomatic representative of another country or by a Trade Commissioner representing in Australia any other part of the Commonwealth of Nations

•	wages paid for a joint government enterprise that has the function of allocating funds for water saving projects

•	wages paid by the Governor of a State

•

wages paid to employees while the employees are providing volunteer assistance to the State Emergency Services or Rural Fire Brigades (but not in respect of wages paid or payable as recreation leave, annual leave, long service leave or sick leave)

•	adoption leave payments for a period of up to 14 weeks

•	paternity leave payments for a period of up to 14 weeks.

Land Tax

The benchmark tax base is the average of the last three years unimproved land value of all land owned, on 31 December of the previous year, that is above the indexed threshold for that year (as defined in the Land Tax Management Act 1956), excluding land used for owner-occupied residences, or by the Commonwealth or NSW Governments.

The benchmark tax rate for the 2013 land tax year is $100 plus 1.6 per cent of the land value between the thresholds of $406,000 and $2,482,000, and 2 per cent thereafter.

Land Tax - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Business

Racing clubs
An exemption is granted for land owned by or held in trust for any club for promoting or controlling horse racing, trotting or greyhound racing which is used primarily for the purposes of their meetings.	8	9	9

Employer and employee organisations
An exemption is granted for land owned by or held in trust for employer and employee organisations for that part not used for a commercial activity open to members of the public.	3	3	3

Co-operatives
An exemption is granted for land owned by a co-operative under the Co-operatives Act 1992 which has any of the objectives listed in Section 7 of that Act.	9	10	10

D - 14	Budget Statement 2013-14

Land Tax - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Child care centres and schools
An exemption is granted for land used as a residential child care centre licensed under the Children and Young Persons (Care and Protection) Act 1998 or a school registered under the Education Act 1990.	4	4	4

Charitable/non-profit organisations/clubs

Friendly societies
An exemption is granted for any society registered under the Friendly Societies (NSW) Code.	n.a.	n.a.	n.a.

Sporting clubs

An exemption is provided for land owned by or in a trust for any club or body of persons where the land is used primarily for the purpose of a game or sport and not used for pecuniary profit of the members of that club or body.

	n.a.	n.a.	n.a.

Non-profit societies, clubs and associations
An exemption is granted for a building (or part thereof) occupied by a society, club or association and not carried on for pecuniary profit of members.	n.a.	n.a.	n.a.

Charitable and educational institutions

An exemption is granted for land owned by or in a trust for a charitable or educational institution if the institution is carried on solely for charitable or educational purposes and not for pecuniary profit of members.

	n.a.	n.a.	n.a.

Government

Public cemeteries and crematoriums
An exemption is granted for any land used as a public cemetery or crematorium.	15	15	15

Public and private hospitals and Local Health Districts
An exemption is granted for land used by a public hospital (including nursing homes) or Local Health District.	19	19	19

Sydney Light Rail
An exemption is provided in respect of the land occupied by the Sydney Light Railway.	n.a.	n.a.	n.a.

Public gardens, recreation grounds and reserves
An exemption is provided for land used as a public garden, public recreation ground or public reserve.	n.a.	n.a.	n.a.

Budget Statement 2013-14	D - 15

Land Tax - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Land owned and used by a local council	n.a.	n.a.	n.a.

Public authorities representing the Crown	n.a.	n.a.	n.a.

NSW Aboriginal Land Councils, Regional Aboriginal Land Councils and Local Aboriginal Land Councils	n.a.	n.a.	n.a.

Land used solely as a fire brigade, ambulance or mines rescue station	n.a.	n.a.	n.a.

Individuals/families

Early payment discount
A discount of 1.5 per cent on land tax payable is available where the taxpayer pays the whole amount within 30 days after issue of the notice of assessment.	20	20	21

Pensioners/concession card holders/disadvantaged

Retirement villages
An exemption is granted for land used as retirement villages, and residential parks predominantly occupied by retired persons.	106	108	109

Boarding houses for low-income persons
An exemption is granted for land used for boarding houses for which the rent charged is less than the amount prescribed by the guidelines.	7	7	7

Religious institutions

Religious societies
An exemption is provided for land owned by or in trust for a religious society if the society is carried on solely for religious, charitable or educational purposes.	13	13	14

Place of worship or residence
An exemption is provided for a place of worship for a religious society, or a place of residence for any clergy or ministers or order of a religious society.	n.a.	n.a.	n.a.

D - 16	Budget Statement 2013-14

Land Tax - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Rural

Land used for primary production
An exemption is granted for land used for primary production. To qualify for the exemption in urban zones, the land must be used for primary production for the purpose of profit on a continuous or repetitive basis.	418	426	432

Agricultural showgrounds
An exemption is granted for land used to hold agricultural shows, which is owned by, or held in trust for, a society established for the purpose of holding, promoting and funding such shows.	n.a.	n.a.	n.a.

Minor Tax Expenditures (< $1 million)

•	A concession is provided for unoccupied flood liable land.

The following are exempt:

•	low cost accommodation within 5 km of Sydney GPO

•	Primary Products Marketing Boards, Livestock Health and Pest Authorities and Agricultural Industry Service committees

•	temporary absences from a home, including circumstances where a home has been destroyed due to fire, storm, earthquake, accidental or malicious damage

•	community land development

•

land subject to a conservation agreement under the National Parks and Wildlife Act 1974 or a trust registered under the Nature Conservation Trust Act 2001, being in either case, an agreement that remains in force in perpetuity

•	land owned, held in trust or leased by the Nature Conservation Trust of NSW, or land subject to a permanent conservation or trust agreement

•	land that is the subject of a biobanking agreement

•	land owned by a joint government enterprise that has the function of allocating funds for water saving projects

•	land used solely as a police station

•	land owned by RSL (NSW Branch), being Anzac House

•	principle place of residence of a person with a disability, in a Special Disability Trust.

Budget Statement 2013-14	D - 17

Vehicle Weight Tax

The benchmark tax base is all vehicles intended for on-road use, with the exception of Commonwealth Government vehicles. The benchmark tax rate is as defined in the Motor Vehicles Taxation Act 1988 for private and business vehicles.

Vehicle Weight Tax - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Business

General purpose plant
Concessions are provided for machines that cannot carry any load other than tools and accessories necessary for the operation of the vehicle.	23	25	26

Government

Roadwork equipment
An exemption is granted to any motor vehicle or plough, bulldozer, mechanical scoop or shovel, road grader, road roller or similar machinery that is owned by a local council within the meaning of the Local Government Act 1993 and which is used for the purposes of road construction, road maintenance, road repair, removal of garbage or night soil, bush fire fighting, civil defence work or to any roller, lawn mower or similar machinery used solely or principally for the rolling or maintenance of tennis courts, cricket pitches, lawns or pathways.	6	6	7

Federal government vehicles
Any vehicle leased to a Commonwealth Authority is exempt from tax as provided under Section 16, Part 3, (2) (d) of Commonwealth Vehicles (Registration and Exemption from Taxation) Act 1997 (Cth).	1	1	1

Concessions provided under Part 4, section 16 and 17 of the Motor Vehicles Taxation Act 1988.	2	2	2

Pensioners/concession card holders/disadvantaged

Selected social security recipients
An exemption is granted for any motor vehicle owned by holders of pensioner concession cards, Department of Veteran Affairs (DVA) Totally and Permanently Incapacitated cards or DVA Gold War Widow’s cards. The pensioners must use the vehicle substantially for non-business purposes.	219	226	237

D - 18	Budget Statement 2013-14

Vehicle Weight Tax - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Rural

Primary producers
Primary producer concessions include, for motor vehicles not greater than 4.5 tonnes of gross vehicle mass, private rates rather than business rates for cars and station wagons and 55 per cent of business rates for trucks, tractors and trailers.	24	25	26

Minor Tax Expenditures (< $1 million)

•

A concessional rate of 55 per cent of business rates (or 30 per cent if outside the Sydney metropolitan area, Newcastle or Wollongong districts) is applied to any motor vehicle that is used solely or principally as a tow truck with a crane and hook.

•	A concessional rate of 88 per cent is provided for mobile cranes used for private use.

•	A concessional rate of tax is applied to any motor vehicle that is owned by a Livestock Health and Pest Authority and is used solely for carrying out the functions of the board.

•	A concessional rebate of $100 from vehicle registration is given to first and second year apprentices registered with the NSW Department of Education and Communities.

The following are exempt:

•	any motor vehicle that is used principally as an ambulance except government owned

•	motor vehicles used by the State Emergency Service except government owned

•	any motor vehicle on which a trader’s plate is being used in accordance with the Road Transport (Vehicle Registration) Act 1997 or the regulations under that Act

•	any motor vehicle that is owned by Aboriginal Land Councils

•	motor vehicles in the name of Consular Employees and Trade Missions.

Budget Statement 2013-14	D - 19

Drivers’ Licences

The benchmark tax rates in 2012-13 were $52 for a one-year licence, $122 for a three-year licence and $162 for a five-year licence. These rates are updated annually on 1 July by Roads and Maritime Services.

Drivers’ Licence Fees - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Pensioners/concession card holders/disadvantaged

Selected social security recipients[2]
An exemption is granted to holders of pensioner concession cards, Department of Veterans’ Affairs (DVA) Totally and Permanently Incapacitated Cards, and DVA Gold War Widows Cards (subject to income and disability pension rate thresholds).	22	24	33

Motor Vehicle Registration Fees

The benchmark tax base is all vehicles intended for private on-road use. The benchmark tax rates, which vary by vehicle type, weight and other factors, are updated annually on 1 July by Roads and Maritime Services. For 2012-13, the rates include the following:

•	trailers (including caravans): from $59 (up to 254kg) to $438 (1505kgs to 2499kgs)

•	cars, station wagons and trucks: $250 (up to 975kg) to $470 (1505kgs to 2504kgs).

Motor Vehicle Registration Fees - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Pensioners/concession card holders/disadvantaged

Selected Social Security Recipients
An exemption is granted to holders of pensioner concession cards, Department of Veterans’ Affairs (DVA) Totally and Permanently Incapacitated Cards, and DVA Gold War Widows Cards (subject to income and disability pension rate thresholds) for a single vehicle used substantially for social or domestic purposes.	45	46	49

Minor Tax Expenditures (< $1 million)

•	Exemption for Mobile Disability Conveyance.

[2]	Profile of estimates is due to the renewal pattern of three and five year driver’s licences.

D - 20	Budget Statement 2013-14

Gambling and Betting Taxes

The benchmark for gaming machines in hotels and registered clubs is defined to be the rates of taxation applying to hotels, which vary from 0.0 per cent to 50.0 per cent (annual rates from 1 July 2010) depending on the level of annual profits from gaming machines.

The benchmark for totalisators is a tax rate of 19.11 per cent of player loss.

Gambling and Betting Taxes - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Charitable/non-profit organisations/clubs

Club gaming machines
Poker machines installed in clubs registered under the Registered Clubs Act 1976 are taxed at lower rates than poker machines installed in hotels.	739	777	805

Minor Tax Expenditures (< $1 million)

•	A full rebate of tax is provided to racing clubs operating non-TAB Ltd pools.

Parking Space Levy

The benchmark is off-street parking spaces in either Category 1 areas (City of Sydney, North Sydney and Milsons Point business districts) or Category 2 areas (Chatswood, Parramatta, St Leonards and Bondi Junction business districts).

The benchmark levy is indexed annually to movements in the Sydney CPI, as per section 8 of the Parking Space Levy Regulation 2009.

For 2012-13, the benchmark levy is $2,160 per space in Category 1 areas and $770 per space in Category 2 areas.

Budget Statement 2013-14	D - 21

Parking Space Levy - Major Tax Expenditures	2011-12 $m	2012-13 $m	2013-14 $m
Business

General exemptions and concessions in all regions

An exemption is granted for certain parking spaces in Category 1 and 2 areas, as identified in Section 7 of the Parking Space Levy Regulation 2009. Broadly, the exemption captures parking spaces intended for any of the following; bicycles and motor cycles, residents of same or adjoining premises, use under the mobility parking scheme, loading and unloading of goods or passengers, cranes and other plant, overnight parking of emergency service vehicles, private vehicles parked on land owned by councils, religious organisations or bodies, charities or benevolent institutions, persons providing services on a casual basis, unused casual parking or unleased tenant parking.

	41	50	52

Exempt parking spaces in Chatswood, Parramatta, St Leonards and Bondi Junction
An exemption is granted for parking spaces for customers attached to retail outlets, hotels, motels, clubs, restaurants, medical centres, car hire and sales, repair and wash establishments and funeral parlours.	10	10	11

D - 22	Budget Statement 2013-14

Detailed Estimates of Concessions

Details of concessions by function are shown below. Each concession is classified by type and a distinction is drawn between major concessions ($1 million or more) and minor concessions (less than $1 million).

Public Order and Safety - Major Concessions	2011-12 $m	2012-13 $m	2013-14 $m
Pensioners/concession card holders/disadvantaged

Court interpreting and translation services
The Community Relations Commission funds translation and interpreting services in criminal and family courts for holders of Pensioner Concession Cards.	4	4	5

Court fee concessions
Court fees may be reduced or waived, subject to guidelines issued by the Attorney General, in circumstances where a person’s capacity to pay may otherwise limit his/her access to justice.	2	2	2
General public

Concessions for NSW Hallmark Events
The NSW Police Force does not charge for all additional police costs associated with crowd control and traffic management services for designated “NSW State hallmark events” such as the Royal Easter Show.	4	3	3

Minor Concessions (< $1 million)

•

The NSW Police Force does not charge for additional policing services for minor sporting events and agricultural shows in the Western Region or for some or all of the additional policing services provided for non-commercial events run by charities and not-for-profit organisations meeting appropriate criteria.

Education - Major Concessions	2011-12 $m	2012-13 $m	2013-14 $m
Students

School Student Transport Scheme
The School Student Transport Scheme provides subsidised travel to and from school for eligible students on government and private bus, rail, and ferry services, long distance coaches and in private vehicles where no public transport services exist.	563	578	594

Budget Statement 2013-14	D - 23

Education - Major Concessions	2011-12 $m	2012-13 $m	2013-14 $m
TAFE fee concession
Fee exemptions are available for Australian Aboriginal and Torres Strait Islander students and for students enrolling in Special Access courses. Students with a disability (or in receipt of a disability pension) are exempted from one course fee and pay a concession fee per subsequent course enrolment in the same year. Students in receipt of a Commonwealth benefit or allowance pay a concession fee per course per year. Fees for apprentices and trainees are capped according to eligibility for a Commonwealth rebate.	76	79	83

Minor Concessions (< $1 million)

•	The Department of Trade and Investment, Regional Infrastructure and Services sells certain publications to schools and libraries at a lower than retail value.

Health - Major Concessions	2011-12 $m	2012-13 $m	2013-14 $m
Pensioners/concession card holders/disadvantaged

Ambulance service for pensioners
Free transport by ambulance is provided for holders of pensioner health benefit cards.	181	191	200

Outpatient Pharmaceutical Scheme for pensioners
Discounted or no charge pharmaceuticals are provided for holders of pensioner health benefit cards.	12	12	12

Life Support and Medical Energy Rebates Scheme
The Department of Trade and Investment, Regional Infrastructure and Services funds a rebate for energy costs for eligible recipients and costs associated with certain life support systems.	5	5	6

Social Security and Welfare - Major Concessions	2011-12 $m	2012-13 $m	2013-14 $m
Pensioners/concession card holders/disadvantaged

Public transport concessions
Pensioners, seniors, welfare beneficiaries and students travel for less than full fare on bus, rail, taxi and ferry services (excluding School Student Transport Scheme).	447	461	476

D - 24	Budget Statement 2013-14

Social Security and Welfare - Major Concessions	2011-12 $m	2012-13 $m	2013-14 $m
Home and Community Care (HACC) - Transport Component
Provides community transport services to frail aged and younger people with disabilities, and their carers.	48	47	47

Community Transport Program
Subsidises transport for people with special needs due to physical conditions, significant social disadvantage or geographic isolation.	7	7	7

Spectacles program
Free spectacles and other vision aids are provided to people with visual impairment who have low income and assets.	5	5	5

Minor Concessions (< $1 million)

•	The Lord Howe Island Board waives annual permit fees for companion animals for pensioners.

Housing and Associated Amenities - Major Concessions	2011-12 $m	2012-13 $m	2013-14 $m
Charitable/non-profit organisations/clubs

Crown Land rent concessions
Rebates or waivers of market rent may be granted where tenure holders are eligible for concessions (e.g. eligible pensioners or charitable, non-profit community service, sporting or recreational organisations).	17	15	21

Exempt properties water rate concession

The Department of Finance and Services funds a partial discount on Sydney Water Corporation and Hunter Water Corporation charges to owners of properties used for non-profit provision of community services and amenities (principally councils, religious bodies and charities):

• Sydney Water Corporation	15	19	19

• Hunter Water Corporation	2	2	2

Budget Statement 2013-14	D - 25

Housing and Associated Amenities - Major Concessions	2011-12 $m	2012-13 $m	2013-14 $m
Pensioners/concession card holders/disadvantaged

Low Income Household Rebate
The Department of Trade and Investment, Regional Infrastructure and Services funds an energy rebate for holders of eligible Pensioner Concession and Health Care Cards. A rebate of $200 was provided in 2011-12, rising to $215 in 2012-13 and $225 ($247.50 for caravan park residents) in 2013-14.	148	170	207

Pensioner water rate concession

The Department of Finance and Services funds Sydney Water Corporation and Hunter Water Corporation to provide Pensioner Concession Card holders, who are direct customers, a rebate for their water and sewerage charges.

• Sydney Water pensioners receive a 100 per cent discount on the fixed water service charge to a maximum of $33.78, an 83 per cent discount on the wastewater service charge, and a 50 per cent discount on the stormwater service charge.	134	136	139

• Hunter Water pensioners receive a rebate of up to $258 per annum. The Environmental Improvement Charge is also waived.	11	12	12

Local council rates concession
Local council rates are reduced for holders of Pensioner Concession Cards.	76	78	76
Individuals/families

Energy Accounts Payment Assistance Scheme
The Department of Trade and Investment, Regional Infrastructure and Services provides financial assistance to pay energy accounts (including gas and electricity) for consumers in financial hardship.	14	15	15

Family Energy Rebate
Low income families will receive a rebate of up to $125 for the 2013-14 financial year ($75 in 2012-13) to assist in the payment of energy bills. To receive the benefit, the account holder is required to have been eligible for the Commonwealth Government’s Family Tax Benefit A or B in the 2012-13 financial year. The maximum combined benefit of the Family Energy Rebate and the Low Income Household Rebate is $250 (or $275 for caravan park residents).	—	5	19

D - 26	Budget Statement 2013-14

Housing and Associated Amenities - Major Concessions	2011-12 $m	2012-13 $m	2013-14 $m
Backlog sewerage connection fee concession
The Department of Finance and Services funds Sydney Water Corporation to connect selected un-sewered areas to the sewerage network, based on public health and environmental priorities.	2	7	16

Hardship and Low Income Schemes
Sydney Water Corporation funded by the Department of Finance and Services provides concessions through hardship and low income schemes for customers in financial hardship.	1	1	1

Minor Concessions (< $1 million)

•

The Department of Finance and Services funds a discount on Sydney Water Corporation’s septic pump-out fees to residences in the Blue Mountains that are residential-zoned but not connected to the sewerage network.

•	The Department of Trade and Investment, Regional Infrastructure and Services provides a reimbursement to Country Energy for delivering pensioner rebates to Broken Hill eligible pensioners.

•	The Lord Howe Island Board provides discounts to pensioners for electricity tariffs, domestic waste fees and perpetual lease fees.

Recreation and Culture - Major Concessions	2011-12 $m	2012-13 $m	2013-14 $m
Seniors/children/disadvantaged/special groups

Entry to national parks
Holders of Pensioner Concession Cards, Seniors, Volunteers and Community Groups receive free or discounted entry to National Parks.	9	9	10

Recreational vessel registration, mooring and boating licences
NSW Maritime provides a 50 per cent concession on recreational vessel registration, recreational boating licences and private mooring licences for holders of Pensioner Concession Cards and Repatriation Health Cards.	3	4	4

Zoo admissions
The Taronga Conservation Society Australia provides discounted entry to its zoological parks (including Taronga Zoo in Sydney and the Western Plains Zoo in Dubbo) for concession card holders, tertiary education students and school students.	2	2	2

Budget Statement 2013-14	D - 27

Recreation and Culture - Major Concessions	2011-12 $m	2012-13 $m	2013-14 $m
Museum of Applied Arts and Sciences
Concessional admission charges are provided for children, students, seniors and the unemployed. Country residents are entitled to a concession on the Museum’s household membership. Concessional rates for venue hire apply to community or charitable groups.	1	<1	<1

Minor Concessions (< $1 million)

•

The Royal Botanic Gardens and Domain Trust offered a concessional admission charge to pensioners and senior card holders for entry to the Tropical Centre, Sydney, until its recent closure for the development of the new Biome project.

•	The Historic Houses Trust of NSW offers concessional admission charges for unemployed, children, pensioners, seniors and students.

•

The Australian Museum offers concessional or reduced admission charges to seniors card and pensioner health care card holders, welfare benefit recipients, students, adults with school groups, children under five years old and Museum Society members.

•

The Sydney Opera House offers concessional charges on guided tours for children, pensioners, seniors, students and school group tours, and concession tickets are available to many Sydney Opera House productions for pensioners/seniors, full time students and children.

•	The Art Gallery of NSW offers a concessional admission charges for entry to special exhibitions for the unemployed, children, pensioners, seniors, students and school groups.

•	The Western Sydney Parklands Trust provides concessional entry to school, senior and community groups.

•	The Centennial Park and Moore Park Trust provides support in kind for up to three separate charity events each calendar year.

•	The Lord Howe Island Board waives community hall hire charges for community or fundraising events and discounts these charges for P&C fundraising film activities.

Agriculture, Forestry and Fishing - Major Concessions	2011-12 $m	2012-13 $m	2013-14 $m
Pensioners/concession card holders/disadvantaged

Fishing licence concessions
Fishing licence concessions are provided to pensioners and children.	4	4	4

Minor Concessions (< $1 million)

•	The Forestry Corporation of NSW provides pensioner discounts on firewood permits for the collection of firewood.

D - 28	Budget Statement 2013-14

Glossary

Appropriation	The funds appropriated by Parliament from the consolidated fund to Ministers for the purposes of funding agency activities (either recurrent or capital).

Budget result	The Budget result represents the difference between expenses and revenues from transactions for the general government sector. This measure is equivalent to the net operating balance adopted in accounting standard AASB 1049 Whole-of-Government and General Government Sector Financial Reporting. Refer also to Traditional Budget result.

Capital expenditure	This is expenditure relating to the acquisition or enhancement of property, plant and equipment (including land and buildings, plant and equipment and infrastructure systems) and intangibles (including computer software and easements).

Capital grants	Amounts paid or received for capital purposes for which no economic benefits of equal value are receivable or payable in return.

Cash surplus/(deficit)	Net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets (less distributions paid for the public non-financial corporation [PNFC] and public financial corporation [PFC] sectors).

Cash surplus/(deficit) (ABS GFS)	As above, less the value of assets acquired under finance leases and similar arrangements.

Change in net worth (comprehensive result)	Change in net worth (comprehensive result) is revenue from transactions less expenses from transactions plus other economic flows, and measures the variation in a government’s accumulated assets and liabilities.

Consolidated Fund

The fund is established under s39 of the Constitution Act 1902. Public monies collected on behalf of the State form this fund. This includes:

•     taxes, fines, fees collected

•     Australian Government grants and

•     dividends and tax equivalent payments from public trading and public financial enterprises.

Current grants	Amounts paid or received for current purposes for which no economic benefits of equal value are receivable or payable in return.

Fiscal aggregates	These are analytical balances that are useful for macroeconomic purposes, including assessing the impact of a government and its sectors on the economy. AASB 1049 Whole-of-Government and General Government Sector Financial Reporting prescribes net operating balance, net lending/borrowing (fiscal balance), change in net worth (comprehensive result), net worth, and cash surplus/(deficit). The Uniform Presentation Framework prescribes additional fiscal aggregates not included in AASB 1049. These are net debt, net financial worth, net financial liabilities and ABS GFS cash surplus/deficit.

Budget Statement 2013-14	G - 1

Fiscal gap	The fiscal gap is the difference between the base period primary balance as a share of gross state product (GSP) and the primary balance as a share of GSP at the end of the projection period, on a no policy change basis. The primary balance is the gap between spending and revenue excluding interest transactions but including net capital expenditure. A positive gap implies that fiscal pressures will be building over the projection period.

Fiscal Responsibility Act 2012	The Act sets out both medium-term and long-term fiscal targets and principles providing a framework for budgeting in New South Wales.

General government sector	This is an ABS classification of agencies that provide public services (such as health, education and police), or perform a regulatory function. General government agencies are funded in the main by taxation (directly or indirectly).

Government finance statistics (GFS)	A system of financial reporting developed by the International Monetary Fund and used by the Australian Bureau of Statistics to classify the financial transactions of governments and measure their impact on the rest of the economy.

Grants for on-passing	All grants paid to one institutional sector (for example, a state government) to be passed on to another institutional sector (for example, local government or a non-profit institution). For New South Wales, these primarily comprise grants from the Australian Government to be on-passed to specified private schools, and to specified local government authorities.

Gross state product (GSP)	The total market value of final goods and services produced within a state.

Interest expense	Costs incurred in connection with the borrowing of funds. It includes interest on advances, loans, overdrafts, bonds and bills, deposits, interest components of finance lease repayments, and amortisation of discounts or premiums in relation to borrowings. Where discounting is used, the carrying amount of a liability increases in each period to reflect the passage of time. This increase is also recognised as an interest expense.

Memorandum items - Loan Council	Memorandum items are used to adjust the cash surplus/(deficit) to include in the Loan Council allocation certain transactions that may have the characteristics of public sector borrowings/investments but do not constitute formal borrowings/investments. Examples include operating leases and the movement in government defined benefit superannuation fund assets.

National agreement payments	An Australian Government grant to States and Territories which must be spent in the key service delivery sector (healthcare, schools, skills and workforce development, disability services and affordable housing, and Indigenous reforms) for which it is provided. States are free to allocate the funds within that sector to achieve the mutually agreed objectives specified in the associated National Agreement.

G - 2	Budget Statement 2013-14

National partnership payment (NPP)	An Australian Government grant to States and Territories to support the delivery of specified outputs or projects, to facilitate reforms or to reward the delivery of nationally significant reforms. Each NPP is supported by a National Partnership Agreement which defines mutually agreed objectives, outputs and performance benchmarks.

Net acquisition of non-financial assets	This is purchases (or acquisitions) of non-financial assets less sales (or disposals) of non-financial assets less depreciation plus changes in inventories and other movements in non-financial assets. Purchases and sales (or net acquisitions) of non-financial assets generally include accrued expenses and payables for capital items. Other movement in non-financial assets include non-cash capital grant revenue/expenses such as developer contribution assets.

Net debt	Net debt equals the sum of deposits held, advances received, loans and other borrowings less the sum of cash and deposits, advances paid and investments, loans and placements.

Net financial liabilities	This is the total liabilities less financial assets, other than equity in PNFCs and PFCs. It is a more accurate indicator than net debt of a jurisdiction’s fiscal position. This is because it is a broader measure than net debt in that it includes significant liabilities other than borrowings (for example, accrued employee liabilities such as superannuation and long service leave entitlements). For the PNFC and PFC sectors, it is equal to negative net financial worth. For the general government sector NFL, excluding the net worth of other sectors results in a purer measure than net financial worth as, in general, the net worth of other sectors of government is backed up by physical assets.

Net financial worth	Net financial worth measures a government’s net holdings of financial assets. It is calculated from the balance sheet as financial assets less liabilities. It is a broader measure than net debt, in that it incorporates provisions made (such as superannuation) as well as holdings of equity. It includes all classes of financial assets and liabilities, only some of which are included in net debt.

Net lending/(borrowing)	The financing requirement of government, calculated as the net operating balance less the net acquisition of non-financial assets. It also equals transactions in financial assets less transactions in liabilities. A positive result reflects a net lending position and a negative result reflects a net borrowing position.

Net operating balance	This is calculated as revenue from transactions less expenses from transactions.

Net worth	It is an economic measure of wealth and is equal to total assets less liabilities.

Nominal dollars/prices	It shows the dollars of the relevant period. No adjustment is made each time period for inflation.

Non-financial public sector	This is a sub-sector formed by the consolidation of the general government sector and public non-financial corporations (PNFC) sector.

Budget Statement 2013-14	G - 3

Other economic flows	This is the changes in the volume or value of an asset or liability that do not result from transactions (that is, revaluations and other changes in the volume of assets).

Payables	A liability that includes short and long term trade creditors, and accounts payable.

Public Private Partnerships (PPP)	This involves the creation of an infrastructure asset through private sector financing and private ownership for a concession period (usually long term). The Government may contribute to the project by providing land or capital works, through risk sharing, revenue diversion or purchase of the agreed services.

Public financial enterprise (PFE)

An ABS classification of agencies that have one, or more, of the following functions:

•     that of a central bank

•     the acceptance of demand, time or savings deposits or

•     the authority to incur liabilities and acquire financial assets in the market on their own account.

For GFS purposes these are referred to as public financial corporations (PFC).

Public trading enterprise (PTE)	An ABS classification of agencies where user charges represent a significant proportion of revenue and the agency operates with a broadly commercial orientation. For GFS purposes, the ABS refers to these as public non-financial corporations (PNFC).

Receivables	An asset that includes short and long term trade debtors, accounts receivable and interest accrued.

Services	These are the ‘end products’ or direct services that are delivered to clients or recipients, the broader community or another government agency. They are expected to contribute to Government priorities.

Service groups	Services that are grouped together on the basis of the results they contribute to, the client group that they serve, common cost drivers or other service measures. There should be a clear ‘line of sight’ between the service groups and the services and activities that are costed and managed as part of internal business planning.

Service group statement	Each agency service group statement in Budget Paper No. 3 Budget Estimates includes a service description- as well as service measures, expense and capital expenditure information.

State owned corporation (SOC)	Government entities (mostly PTEs) which have been established with a governance structure mirroring as far as possible that of a publicly listed company. NSW state owned corporations are scheduled under the State Owned Corporations Act 1989 (Schedule 5).

G - 4	Budget Statement 2013-14

Superannuation interest cost	The expense is the net of interest cost on defined benefit superannuation obligations less the long term expected return on plan assets as determined by the accounting standards. It effectively reflects an annual ‘interest’ or opportunity cost of not fully funding the defined benefits superannuation liabilities.

Other superannuation expense	It includes all superannuation expenses from transactions except superannuation interest cost. It generally includes all employer contributions to accumulation schemes and the current service cost, which is the increase in defined benefit entitlements associated with the employment services provided by employees in the current period. However, superannuation actuarial gains/losses are excluded as they are considered ‘other economic flows’.

Surplus/(deficit)	In Budget Paper No.3 Budget Estimates this is the agency accounting result which corresponds to profit or loss in private sector reports. It equals the net cost of services adjusted for government contributions. This is not the same as the budget result or the GFS cash surplus/(deficit).

Total Asset Management (TAM)	An agency’s TAM plan sets out its asset expenditure priorities and funding projections over a rolling ten year period, to ensure physical asset management plans are aligned with service priorities and performance targets, and are financially sustainable. TAM covers the acquisition, maintenance, operation and disposal of all physical assets, including land, buildings, infrastructure, plant and equipment, and information technology.

Total expenses	The total amount of expenses incurred in the provision of goods and services, regardless of whether a cash payment is made to meet the expense in the same year. It does not include expenditure on the purchase of assets. It also excludes losses, which are classified as other economic flows.

Total revenues	This is the total amount of revenue due by way of taxation, Australian Government grants and from other sources (excluding asset sales) regardless of whether a cash payment is received. It excludes gains, which are classified as other economic flows.

Total state sector	Represents all agencies and corporations owned and controlled by the NSW Government. It comprises the general government, public trading (also referred to as the public non-financial corporations) and public financial enterprises.

Traditional Budget result

In the 2013-14 Budget papers, the Government has introduced the term - Traditional - to apply to Budget result, net lending and expenses when calculated on the basis of the previous AASB 119 approach to investment returns. This allows for an assessment of the state’s financial performance to be made relative to the budget settings and estimated outcomes in previous years.

In compliance with current Australian Accounting Standards, Budget result, expenses and net lending have primacy in the financial statements.

Budget Statement 2013-14	G - 5

The Treasury Statement in relation to the estimated financial statements for the 2013-14 Budget

Scope

The 2013-14 Budget presents financial statements for the general government sector. These include:

•	General Government Sector Operating Statement

•	General Government Sector Balance Sheet

•	General Government Sector Cash Flow Statement and

•	Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit)

The statements have been prepared in accordance with the Statement of Significant Accounting Policies and Forecast Assumptions. Collectively the statements and Statement of Significant Accounting Policies and Forecast Assumptions are termed the ‘estimated financial statements’.

The estimated financial statements cover the revised estimates for the current year ending 30 June 2013, and estimates for the Budget year ending 30 June 2014 and the three forward years ending 30 June 2015, 2016 and 2017.

Best available information

The practicalities associated with preparing Budget papers make it is necessary to rule off at a point in time so that all information is internally consistent. The estimated financial statements have been prepared to reflect existing operations, the impact of new Government policy decisions and year-end projections provided by agencies based on end-April data. They have also been prepared to take into account other economic and financial data available to Treasury up to 31 May 2013, including Australian Government funding decisions announced in the 2013-14 Commonwealth Budget.

Any estimates or assumptions made in measuring revenues, expenses, other economic flows, assets or liabilities are based on the latest information available at the time. Assumptions are detailed under the headings Material economic and other assumptions and Summary of other key assumptions.

Estimated Financial Statements and Auditor-General’s Report	Page 1

Professional judgement

Given the prospective nature of the estimated financial statements, it has been necessary to apply professional judgement in their preparation. That judgement includes an assessment of the most likely economic and financial outcomes including spending and revenue profiles.

Differences between the underlying assumptions and eventual outcomes can reflect the reality of an uncertain operating environment and the impact of many variables over which the Government has little or no control.

In my opinion, the estimated financial statements have been properly prepared in accordance with the Statement of Significant Accounting Policies and Forecast Assumptions and the methodologies used to determine those assumptions are reasonable.

Philip Gaetjens

Secretary

The Treasury

14 June 2013

Page 2	Estimated Financial Statements and Auditor-General’s Report

2013-14 Budget Estimated Financial Statements

The following pages form part of the estimated financial statements subject to assurance review.

General Government Sector Operating Statement

	2012-13		2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Budget	Forward estimates

	$m	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	22,111	21,783	23,455	24,917	26,510	28,111
Grants and Subsidies
- Commonwealth general purpose	14,826	14,777	15,588	16,308	17,063	17,624
- Commonwealth national agreements	7,203	6,983	7,339	7,961	8,643	9,312
- Commonwealth national partnerships	2,667	2,413	2,903	2,843	1,987	1,744
- Other grants and subsidies	698	876	949	956	970	984
Sale of goods and services	5,066	5,519	5,460	5,685	6,307	5,980
Interest	367	429	483	492	519	508
Dividend and income tax equivalents from other sectors	2,367	2,606	2,155	1,961	1,822	1,792
Other dividends and distributions	546	557	467	491	512	539
Fines, regulatory fees and other	3,876	3,656	3,774	4,117	4,282	4,407

Total Revenue	59,727	59,599	62,573	65,731	68,615	71,001

Expenses from Transactions
Employee	26,541	26,215	26,710	27,413	28,188	29,329
Superannuation
- Superannuation interest cost	201	(106)	1,438	1,471	1,483	1,460
- Other superannuation	2,346	2,456	2,466	2,529	2,542	2,612
Depreciation and amortisation	3,294	3,586	3,855	4,048	4,158	4,250
Interest	2,147	2,249	2,246	2,462	2,624	2,692
Other property	1	—	—	—	—	—
Other operating (a)	14,197	14,157	15,044	15,253	16,615	16,562
Grants and transfers
- Current grants and transfers	9,264	9,060	9,496	9,801	10,083	10,277
- Capital grants and transfers	2,561	2,357	3,207	3,316	2,764	3,284

Total Expenses	60,552	59,973	64,462	66,295	68,459	70,466

BUDGET RESULT - SURPLUS/(DEFICIT)
[Net Operating Balance]	(824)	(374)	(1,890)	(563)	157	535

Estimated Financial Statements and Auditor-General’s Report	Page 3

General Government Sector Operating Statement (Cont)

	2012-13		2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Budget	Forward estimates

	$m	$m	$m	$m	$m	$m

Other economic flows included in the operating result

Gain/(Loss) from other liabilities	387	79	225	296	183	84
Other net gains/(losses)	411	(283)	193	27	78	54
Share of earnings from Associates (excluding dividends)	(89)	(125)	8	18	10	10
Dividends from asset sale proceeds	—	151	—	—	—	—
Deferred income tax from other sectors and other	128	(388)	55	104	96	107
Other	—	—	—	—	—	—
Other economic flows included in the operating result	837	(567)	480	445	367	254
Operating result	13	(940)	(1,409)	(119)	524	789
Other economic flows - other non owner movements in equity
Superannuation actuarial gains/(loss)	6,829	1,613	5,652	6,717	4,069	2,178
Revaluations	1,142	3,224	3,708	3,778	3,839	3,913
Net gain/(loss) on equity investments in other sectors	2,431	6,228	5,976	7,874	5,822	4,864
Other	(34)	93	(54)	(19)	(18)	—
Other economic flows - other non owner movements in equity	10,369	11,157	15,283	18,350	13,713	10,955
Comprehensive result - total change in net worth	10,382	10,216	13,873	18,231	14,236	11,744

KEY FISCAL AGGREGATES

Comprehensive result - total change in net worth	10,382	10,216	13,873	18,231	14,236	11,744
Less: Net other economic flows	(11,206)	(10,590)	(15,763)	(18,794)	(14,080)	(11,209)

Net operating balance (Budget Result)	(824)	(374)	(1,890)	(563)	157	535

less Net acquisition of non-financial assets
Purchase of non-financial assets (a)	6,227	7,268	8,941	9,641	8,507	8,455
Sales of non-financial assets	(536)	(1,019)	(688)	(479)	(461)	(323)
less Depreciation	(3,294)	(3,586)	(3,855)	(4,048)	(4,158)	(4,250)
plus Change in inventories	(3)	8	2	2	(4)	2
plus Other movements in non-financial assets
- assets acquired using finance leases	129	741	144	112	120	129
- other	125	(816)	(1,907)	(1,989)	(1,536)	(2,023)
equals Total Net acquisition of non-financial assets	2,648	2,596	2,637	3,239	2,468	1,989

equals Net Lending/(Borrowing) [Fiscal Balance]	(3,473)	(2,970)	(4,527)	(3,803)	(2,311)	(1,454)

OTHER FISCAL AGGREGATES
Capital Expenditure (b)	6,356	8,009	9,085	9,753	8,627	8,584
Budget Result excluding the impact of amended AASB 119(c)	(824)	(374)	(329)	829	1,305	1,526
Net Lending excluding the impact of amended AASB 119 (c)	(3,473)	(2,970)	(2,966)	(2,411)	(1,163)	(463)

(a)	Includes Treasurer’s Advance
(b)	Capital expenditure comprises purchases of non-financial assets plus assets acquired using finance leases
(c)	From 2013-14, AASB 119 requires a market yield on government bonds to be used to estimate the return on superannuation assets rather than the expected return. This aggregate is presented to facilitate comparisons with results from previous years. Further details are provided in Appendix A of Budget Paper No. 2.

Page 4	Estimated Financial Statements and Auditor-General’s Report

General Government Sector Balance Sheet

	June 2013		June 2014	June 2015	June 2016	June 2017
	Budget	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m

ASSETS

Financial Assets
Cash and cash equivalent assets	3,930	8,277	6,404	6,971	6,023	5,614
Receivables	6,018	6,092	5,762	5,713	5,774	5,764
Tax equivalent receivables	274	485	276	211	187	191
Financial assets at fair value	9,287	9,038	9,999	10,713	11,207	11,782
Advances paid	1,198	908	931	938	966	983
Deferred tax equivalents	4,929	4,448	4,549	4,693	4,818	4,966
Equity
Investments in other public sector entities	82,904	78,497	84,347	92,112	97,840	102,644
Investment in associates	1,282	4,189	4,197	4,215	4,225	4,235
Other	29	13	13	13	13	13

Total Financial Assets	109,851	111,948	116,479	125,580	131,054	136,193

Non-financial Assets
Inventories	278	291	292	294	290	293
Forestry stock and other biological assets	9	8	8	8	8	8
Assets classified as held for sale	188	250	96	132	80	100
Investment properties	228	55	55	55	55	55
Property plant and equipment
Land and buildings	57,547	61,422	62,734	63,438	63,769	63,993
Plant and equipment	9,516	9,571	9,472	9,461	9,721	9,974
Infrastructure systems	64,280	70,744	75,289	80,744	85,929	90,791
Intangibles	1,808	2,103	2,515	2,762	2,795	2,729
Other	1,675	1,938	2,161	2,393	2,642	2,910

Total Non-financial Assets	135,529	146,382	152,622	159,287	165,290	170,853

Total Assets	245,380	258,330	269,101	284,867	296,344	307,046

LIABILITIES
Deposits held	1,069	1,071	950	845	753	672
Payables	3,965	4,342	4,524	4,577	4,224	4,148
Tax equivalent payables	—	—	—	5	5	4
Borrowings and derivatives at fair value	80	14	12	10	8	6
Borrowings at amortised cost	30,037	29,442	31,378	35,254	36,562	37,333
Advances received	730	729	714	713	747	691
Employee provisions	11,902	12,889	12,752	12,586	12,495	12,647
Superannuation provisions (a)	31,266	44,460	39,444	33,215	29,479	27,497
Deferred tax equivalent provision	712	687	731	749	761	758
Other provisions	6,211	6,764	6,875	6,989	7,164	7,421
Other	2,134	2,281	2,215	2,182	2,169	2,148

Total Liabilities	88,108	102,679	99,595	97,127	94,367	93,326

NET ASSETS	157,272	155,651	169,506	187,740	201,977	213,720

NET WORTH
Accumulated funds	26,753	17,362	21,679	28,390	33,081	36,127
Reserves	130,519	138,289	147,827	159,350	168,896	177,593

NET WORTH	157,272	155,651	169,506	187,740	201,977	213,720

OTHER FISCAL AGGREGATES
Net Debt (b)	17,502	13,032	15,720	18,199	19,873	20,323
Net Financial Liabilities	61,161	69,228	67,463	63,659	61,153	59,777

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, advances received and borrowing, minus the sum of cash deposits, advances paid, and financial assets at fair value.

Estimated Financial Statements and Auditor-General’s Report	Page 5

General Government Sector Cash Flow Statement

	2012-13		2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Taxes received	22,103	21,896	23,478	24,858	26,496	28,117
Receipts from sales of goods and services	5,270	5,936	5,721	6,012	6,588	6,315
Grants and subsidies received	25,516	24,943	26,704	27,992	28,589	29,592
Interest receipts	370	407	462	480	492	473
Dividends and income tax equivalents	2,353	2,073	2,663	2,167	1,939	1,807
Other Receipts	5,980	4,822	5,265	5,618	5,852	6,026

Total Operating Receipts	61,592	60,077	64,294	67,127	69,956	72,330

Cash Payments for Operating Activities
Payments for employees	(26,573)	(26,111)	(26,572)	(27,243)	(28,478)	(29,127)
Payments for superannuation	(3,157)	(3,302)	(3,268)	(3,512)	(3,693)	(3,876)
Payments for goods and services	(15,758)	(15,015)	(16,586)	(16,934)	(18,270)	(18,377)
Grants and subsidies paid	(9,888)	(8,517)	(8,704)	(8,918)	(9,047)	(9,146)
Interest paid	(1,576)	(1,627)	(1,613)	(1,778)	(1,888)	(1,981)
Other payments	(2,922)	(2,784)	(2,328)	(2,312)	(2,347)	(2,361)
Total Operating Payments	(59,875)	(57,355)	(59,071)	(60,698)	(63,722)	(64,868)

Net Cash Flows from Operating Activities	1,717	2,722	5,223	6,429	6,233	7,462

Net Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	520	988	715	479	462	324
Purchases of non-financial assets	(6,265)	(7,133)	(8,899)	(9,663)	(8,581)	(8,447)

Net Cash Flows from Investments in Non-Financial Assets	(5,744)	(6,145)	(8,184)	(9,183)	(8,119)	(8,122)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	271	5,219	208	230	246	262
Payments	(181)	(130)	(285)	(147)	(197)	(199)

Net Cash Flows from Investments in Financial Assets for Policy Purposes	91	5,088	(78)	83	50	62
Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts from sale/maturity of investments	1,271	160	70	100	305	266
Payments for purchases of investments	(770)	(601)	(545)	(436)	(397)	(414)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	501	(441)	(475)	(336)	(91)	(148)
Cash Flows from Financing Activities
Advances received	—	25	20	32	58	3
Advances repaid	(52)	(52)	(55)	(56)	(50)	(85)
Proceeds from borrowings	3,775	3,851	2,173	4,295	1,663	1,083
Repayments of borrowings	(516)	(3,187)	(472)	(647)	(629)	(599)
Deposits received (net)	(146)	(145)	(122)	(107)	(95)	(83)
Other financing (net)	—	(11)	—	—	—	—
Net Cash Flows from Financing Activities	3,061	480	1,542	3,517	947	319

Net Increase/(Decrease) in Cash held	(375)	1,704	(1,972)	510	(981)	(427)

Derivation of the Cash Result
Net cash flows from operating activities	1,717	2,722	5,223	6,429	6,233	7,462
Net Cash Flows from Investments in Non-Financial Assets	(5,744)	(6,145)	(8,184)	(9,183)	(8,119)	(8,122)

Cash Surplus/(Deficit)	(4,027)	(3,423)	(2,961)	(2,754)	(1,886)	(660)

Page 6	Estimated Financial Statements and Auditor-General’s Report

Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit)

	2012-13		2013-14	2014-15	2015-16	2016-17
	Budget	Revised	Budget	Forward estimates
	$m	$m	$m	$m	$m	$m
Cash Surplus/(Deficit)	(4,027)	(3,423)	(2,961)	(2,754)	(1,886)	(660)
Assets acquired under finance leases	(129)	(741)	(144)	(112)	(120)	(129)
Other financing arrangements(a)	53	(104)	(69)	21	74	(9)

ABS GFS Surplus/(Deficit)	(4,104)	(4,268)	(3,174)	(2,845)	(1,932)	(798)

(a)	Comprises movements in payables and receivables of a capital nature

Estimated Financial Statements and Auditor-General’s Report	Page 7

Statement of Significant Accounting Policies and Forecast Assumptions

Scope of estimated financial statements

The 2013-14 Budget estimated financial statements of the general government sector comprise the General Government Sector Operating Statement, General Government Sector Balance Sheet, General Government Sector Cash Flow Statement and Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit). Along with the Statement of Significant Accounting Policies and Forecast Assumptions, they are referred to as the estimated financial statements.

The general government sector represents the scope of the estimated financial statements. Agencies in this sector generally operate under the Financial Management Framework and carry out policy, regulatory and service delivery functions. This sector includes agencies such as the Ministry of Health, Department of Education and Communities, NSW Police Force, Rental Bond Board and Independent Pricing and Regulatory Tribunal (refer Appendix B of Budget Paper 2 Classification of Agencies).

Basis of preparation

The estimated financial statements are prepared in accordance with this Statement of Significant Accounting Policies and Forecast Assumptions and reflect existing operations, the impact of new Government policy decisions and year-end projections provided by agencies based on end-April data. Other economic and financial data available to Treasury up to 31 May 2013, including Australian Government funding decisions announced in the 2013-14 Commonwealth Budget are also taken into account.

Any estimates or assumptions made in measuring revenues, expenses, other economic flows, assets or liabilities are based on the latest information available at the time, professional judgments derived from experience and other factors considered to be reasonable under the circumstances. Actual results may differ from such estimates. Assumptions are detailed below, under the headings Material economic and other assumptions and Summary of other key assumptions.

Page 8	Estimated Financial Statements and Auditor-General’s Report

Accounting policies

Australian accounting standards do not include requirements or provide guidance for prospective financial statements. However, recognition and measurement principles within Australian accounting standards have been applied in the presentation of the estimated financial statements to the maximum extent possible. In keeping with these principles, where the impact of a policy decision or planned event cannot be reliably estimated, the impact is not reflected within the estimated financial statements. Notes, including disclosure of contingent assets and liabilities, are not presented.

The estimated financial statements do not include the impact of business asset transactions until they are finalised. The financial impact of future planned discontinuing operations or restructuring transactions are not recognised due to the commercial-in-confidence nature of the estimated proceeds.

Except for the matters set out below under Change in accounting policies, the estimated financial statements adopt the accounting policies expected to be used in preparing general purpose financial statements for 2012-13. These policies are not materially different from those applied in the Total State Sector Accounts 2011-12, which are available on Treasury’s website. Note 1 to those accounts sets out the significant accounting policies, including the principles of consolidation and the recognition and measurement policies for revenues, expenses, other economic flows, assets and liabilities.

Change in accounting policies

Amendments to AASB 119 Employee Benefits, effective from 1 July 2013, will modify the measurement of defined benefit superannuation expenses in the operating statement. This change will substantially increase the net superannuation interest expenses by lowering the level of earnings on superannuation assets recognised within expenses. Henceforth, gross interest income on superannuation assets, which is offset against gross superannuation interest expense, will be based on long term Commonwealth government bond yields rather than an expected investment return, which is typically higher. The increase in net interest expenses will worsen the Budget result.

The worsening of the Budget result caused by the amendments to AASB 119 will, however, be fully offset by a corresponding improvement in actuarial gains, reflected in other comprehensive income. The changes will therefore not have any impact on the comprehensive operating result or on any balance sheet fiscal aggregates.

Estimated Financial Statements and Auditor-General’s Report	Page 9

Due to the material impact of amendments to AASB 119, the estimated financial statements reflect the adoption of this revised standard from 2013-14. Some other operating statement fiscal aggregates are also presented excluding the impact of amendments to AASB 119 to allow cleaner comparisons with prior year results to which the amendments to AASB 119 do not apply.

In accordance with the retrospective requirements of AASB 2011-13 Amendments to Australian Accounting Standard – Improvements to AASB 1049 prior year actuals have been adjusted for changes to the treatment of concessional loans, which requires a reclassification from other economic flows to transactions.

Presentation of estimated financial statements

The estimated financial statements follow the presentation requirements for general government sector reporting contained in AASB 1049 Whole of Government and General Government Sector Financial Reporting.

AASB 1049 harmonises generally accepted accounting principles (GAAP, i.e. Australian accounting standards) with Government Finance Statistics (GFS) principles in accordance with the GFS framework adopted by the Australian Bureau of Statistics. This occurs by requiring that:

•

the statement of comprehensive income (referred to as the operating statement) classifies income and expenses as either transactions or other economic flows to be consistent with GFS principles, applied from a GAAP perspective.

The net operating result (i.e. the Budget result) is the net result of harmonised GFS-GAAP transactions for the general government sector.

In the operating statement:

•

the net operating balance (i.e. the Budget result) is the net result of income and expense transactions. It excludes other economic flows, which represent changes in the volume or value of assets or liabilities that do not arise from transactions with other entities and which are often outside the control of government.

•	the operating result is the same under both the harmonised GFS-GAAP and pure GAAP presentations.

Further, AASB 1049 requires:

•	the financial statements adopt the recognition, measurement and disclosure requirements of GAAP

Page 10	Estimated Financial Statements and Auditor-General’s Report

•	where options exist in GAAP, the financial statements adopt the option that is aligned with GFS, to minimise differences between GAAP and GFS

•	where options do not exist in GAAP and there is conflict between GAAP and GFS, GAAP prevails.

Each year ends on 30 June. All monetary amounts are presented in Australian currency and rounded to the nearest million dollars.

Definitions

Key technical terms, including those for key and other fiscal aggregates, are defined in the Glossary to Budget Paper No 2.

Material economic and other assumptions

The estimated financial statements have been prepared using the material economic and other assumptions as set out below.

Key economic performance assumptions (a)

	2012-13	2013-14	2014-15	2015-16		2016-17
New South Wales population (persons)	7,346,900	7,436,300	7,531,500	7,628,000		7,725,700
Nominal gross state product ($million)	470,504	494,825	520,897	548,467		577,454
Real state final demand (per cent)	2 1/4	3	3	n.a.	(e)	n.a.	(e)
Real gross state product (per cent)	2 1/2	2 3/4	2 3/4	2 3/4		2 3/4
Unemployment rate (b) (per cent)	5 1/4	5 1/2	5 1/2	n.a.	(e)	n.a.	(e)
Sydney Consumer Price Index – through the year to June quarter (per cent)	2 1/2	2 1/2	2 1/2	2 1/2		2 1/2
Sydney Consumer Price Index(c) (per cent)	2 1/2	2	2 1/2	2 1/2		2 1/2
Wage price index (d) (per cent)	3 1/4	3 1/4	3 1/2	3 1/2		3 1/2

(a)	Per cent change, year average, unless otherwise indicated
(b)	Year average, per cent
(c)	2012-13 forecasts include the 0.75 per cent impact of the introduction of the carbon tax
(d)	New South Wales weighted private and public sector wages
(e)	Not forecast

Summary of other key assumptions

The following section outlines the other key assumptions used in the preparation of the estimated financial statements. Notwithstanding these key assumptions, agency finance officers apply appropriate professional judgement in determining estimated financial information.

Estimated Financial Statements and Auditor-General’s Report	Page 11

Revenue from transactions

Taxation

Taxation revenue is forecast by assessing economic and other factors that influence the tax bases. For example, payroll tax forecasts involve an assessment of the outlook for employment and wages. Forecasts of government guarantee fees take into account an assessment of the level of debt of public non-financial corporations and their credit rating differential compared with the State as a whole. The forecasts of taxation revenue also involve the analysis of historical information and relationships, using econometric and other statistical methods and consultation with relevant government agencies.

Grants revenue

Forecasts of grants from the Australian Government are based on the latest available information from the Australian Government and projections of timing of payments at the time of preparation. This takes into account conditions, the payment timetable and escalation factors relevant to each type of grant.

Goods and services tax (GST) revenue is forecast based on estimates of the national GST pool by the Australian Government. For 2013-14, the GST forecast is based on the assessed relativity for New South Wales in 2013-14 and the Australian Government’s population projections. The assessed relatively is as published by the Commonwealth Grants Commission.

After 2013-14, the State’s share of GST is based on assessed relativities in a particular year and the Australian Government’s population and GST pool projections. The forecast relativities are based the projected relative fiscal capacity of NSW compared to other States and Territories.

Sales of goods and services

Revenue from the sale of goods and services is forecast taking into account factors including estimates of changes in demand for services and proposed or expected unit price variations.

Dividend and income tax equivalents from other sectors

Dividend and income tax equivalent revenues are estimated by public financial and non-financial corporations based on expected profitability as outlined in their current statements of corporate intent, which have been developed in accordance with Treasury’s Commercial Policy Framework. Expected dividend income also reflects the government’s energy dividend cap commitment.

Page 12	Estimated Financial Statements and Auditor-General’s Report

Fines, regulatory fees and other revenues

Other revenues include royalties for which estimates are based on assessments of coal volumes and prices and the Australian dollar exchange rate. Other revenues reflect indexation where appropriate.

Expenses from transactions

Employee expenses

Employee expenses are forecast based on expected staffing profiles and current salaries, conditions and on-costs. Employee expenses are adjusted over the forecast period for approved wage agreements. Beyond the period of the agreements, allowance is made for further adjustments consistent with the Government’s wages policy at a net cost of 2.5 per cent per annum inclusive of scheduled increases in the superannuation guarantee levy. The forecasts for employee expenses also reflect the impact of new initiatives and required efficiency savings.

Superannuation expense (and liabilities)

Superannuation expenses are calculated based on actuarial advice applying a yield as at 30 June in the prior year to the opening value of net liabilities (gross superannuation liabilities less assets), less benefit payments at the mid-point of the contribution year, plus any accruing liability for the year. From 2013-14, the applicable yield changes in accordance with the amendments to AASB 119 discussed under the heading ‘Change in Accounting Policies’.

Forecasts of defined benefit superannuation liabilities are based on actuarial estimates of cash flows for the defined benefit superannuation schemes discounted using the nominal long-term Australian Government bond yield as at 30 June. Gross liability estimates also take into account a number of demographic and economic assumptions. The major financial assumptions used are outlined in the table below.

The estimated financial statements from 2013-14 incorporate the impact of the revised AASB 119 Employee Benefits, which applies from 2013-14.

Estimated Financial Statements and Auditor-General’s Report	Page 13

Superannuation assumptions – Pooled Fund / State Super Schemes

	2012-13%	2013-14%	2014-15%	2015-16%	2016-17%
Expected earnings on investments	8.60	8.60	8.60	8.60	8.60
Investment earnings recognised as an offset to expenses(a)	8.60	3.28	3.79	4.55	5.06
Liability discount rate	3.28	3.79	4.55	5.06	5.32
Expected salary increases(b) (c)	2.50	2.25	2.25	2.00	2.00
Expected rate of CPI	2.50	2.50	2.50	2.50	2.50

(a)	The liability discount rate is used to calculate the interest earning from 2013-14 and is be calculated with reference to the Commonwealth 10 year bond yields.
(b)	3.2 per cent and 2.95 per cent for Police Superannuation Scheme for 2012-13 and 2013-14 respectively.
(c)	Taking the increased Superannuation Guarantee Contribution into account, total remuneration will increase by 2.5 per cent.

Depreciation

Depreciation is forecast on the basis of current carrying valuations, the expected economic life of assets, assumed new asset investment and asset sales programs. The expense includes the estimated impact of the future revaluation of assets over the forecast period. Actual depreciation may be impacted by future changes in useful lives, carrying value, residual value or methodology.

Interest expense

The forecasts for the interest expenses are based on:

•	payments required on current debt

•	expected payments on any new borrowings (including any refinancing of existing borrowings) required to finance general government activities based on forward contracts for Treasury Corporation bonds.

Other operating expenses

Other operating expenses mainly include the cost of supplies and services and are forecast by applying appropriate economic parameters and known activity changes, including planned changes in the method of service delivery. Other operating expenses also reflect the impact of government efficiency strategies, such as procurement savings and efficiency dividends.

Grants and subsidies expense

The forecast grant payments are determined taking into account current policy, payment schedules and escalation factors relevant to each type of grant.

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Other economic flows

Revaluations

These estimates are based on an examination and extrapolation of historical trends in the valuation of non-financial physical assets. The forward estimates include the estimated impact of revaluations of non-financial physical assets.

Superannuation actuarial gains / losses

The forecast gain or loss on defined benefit superannuation is based on the revised estimates of the margin of forecast fund earnings in excess of the expected discount rate.

Net gain on equity investments in other sector entities

The gain or loss on equity investments in other sector entities is based on estimates of the forward comprehensive results adjusted for transactions with owners of the public financial corporations and public non-financial corporations sectors. The underlying management estimates of future comprehensive results are based on current statements of corporate intent. Future distributions to owners are based on Treasury’s Commercial Policy Framework, which includes alignment with the government’s energy dividend cap commitment.

Assets

Land and buildings, plant and equipment, and infrastructure

The estimates of non-financial physical assets are at fair value and take into account planned acquisitions, disposals, depreciation and revaluations. New investments in assets are estimated at the forecast purchase price and, where appropriate, recognised progressively over the estimated construction period. The estimated financial statements include the estimated impact of revaluations of non-financial physical assets. These estimates are based on an examination of expected cost trends.

The estimated financial statements also include provision for future capital expenditure. These include agency estimates of approved projects and future new works provision held within agencies, as well as a central estimate for future new works still to be approved at the agency level. The central estimate for future new works is based upon historical trends.

Estimated Financial Statements and Auditor-General’s Report	Page 15

Liabilities

Borrowings

Estimates for borrowings are based on current debt levels, amortisation of any premiums or discounts and the cash flows expected to be required to fund future government activities.

Employee provisions

Employee provisions are forecast based on expected staffing profiles and current salaries, conditions and on-costs. Employee benefits are adjusted for approved wage agreements, with allowance made for further adjustments consistent with wages policy beyond the period of the agreements. Employee provisions also reflect the impact of new initiatives and required labour savings consistent with agency budgets.

Superannuation provisions

Refer to superannuation expense (above) for information on assumptions that also impact the measurement of the superannuation provisions.

Other provisions

Other provisions include the State’s obligations for several insurance schemes. To estimate future claim liabilities, actuarial assumptions are applied to future claims to be incurred, claim payments, inflation and liability discount rates. Actual liabilities may differ from estimates.

End of estimated financial statements subject to the assurance review.

Page 16	Estimated Financial Statements and Auditor-General’s Report

INDEPENDENT ASSURANCE PRACTITIONER’S REPORT

Estimated Financial Statements

To the NSW Treasurer

You requested I undertake a review of the reasonableness of estimates and forecasts included in the 2013-14 Budget Papers. My review is intended to meet your request whilst being conducted in accordance with Australian Auditing and Assurance Standards.

My review covers the revised budget for the year ending 30 June 2013, the budget for the year ending 30 June 2014, and the three forward years ending 30 June 2015, 2016, and 2017 of the NSW General Government Sector (the estimated financial statements). My review did not cover the original 2012-13 Budget. The estimated financial statements comprise the operating statement, balance sheet, cash flow statement, derivation of ABS GFS cash surplus/deficit and a statement of significant accounting policies and forecast assumptions. All other 2013-14 Budget Paper content has not been subject to my review.

The estimated financial statements have been prepared by Treasury for the NSW Treasurer for inclusion in the 2013-14 Budget Papers. I disclaim any assumption of responsibility for any reliance on this report, or on the estimated financial statements to which it relates, to any person other than the NSW Treasurer, or for any purpose other than that for which it was prepared.

Secretary’s Responsibility for the estimated financial statements

The Secretary is responsible for the preparation and presentation of the estimated financial statements. This responsibility includes preparation on a basis consistent with the stated accounting policies and assumptions as well as the development of reasonable methodologies to determine those assumptions. It also includes such internal control as the Secretary determines is necessary to enable preparation of the estimated financial statements that are free from material misstatement, whether due to fraud or error. The Secretary of Treasury has certified he is satisfied with the reasonableness of the estimates and forecasts in the estimated financial statements

Assurance Practitioner’s Responsibility

My responsibility is to express a conclusion on the estimated financial statements based on my review. I conducted my review in accordance with Australian Auditing and Assurance Standards applicable to the review of prospective financial information. Those standards require I comply with relevant ethical requirements relating to such engagements, and conduct the review in order to state whether anything has come to my attention that causes me to believe:

•	the estimated financial statements have not been prepared on a basis consistent with the accounting policies on which they are stated to be based

•	the estimated financial statements have not been prepared on the basis of the assumptions stated

•	the methodologies used to determine those assumptions are unreasonable.

A review is limited primarily to making inquiries of relevant personnel and applying analytical and other review procedures. A review is substantially less in scope than an audit and consequently does not enable me to obtain assurance that I would become aware of all significant matters that might be identified in an audit. Accordingly, an audit opinion is not expressed.

Level 15,1 Margaret Street, Sydney NSW 2000 | GPO Box 12, Sydney NSW 2001 | t 02 9275 7101 | f 02 9275 7179 | e mail@audit.nsw.gov.au | audit.nsw.gov.au

Forecasts relate to events and actions that have not yet occurred and may not occur. While evidence may be available to support the assumptions upon which forecasts are based, such evidence is generally future oriented and therefore less certain in nature. Given the nature of the evidence available in assessing the reasonableness of the assumptions, I cannot obtain the level of assurance necessary to express a reasonable assurance conclusion on those assumptions. The conclusion expressed in this report has been formed on the above basis. Accordingly, I provide a lesser level of assurance on the reasonableness of the assumptions. No opinion is expressed on whether the forecasts will be achieved.

Basis for Qualified Conclusion

Matters that caused me to qualify my opinion on the 2011-12 Total State Sector Accounts remain unresolved and impacted my conclusion on the Budget Papers engagement. I was unable to obtain all the information I required to complete my review of:

•

the value of certain buildings and related depreciation, due to the way the accounting policies were applied. The value of these buildings is estimated at $16.2 billion at 30 June 2013 and 2014, $16.1 billion at 30 June 2015, $15.9 billion at 30 June 2016 and $15.8 billion at 30 June 2016. The amount of related depreciation is estimated as $437 million for the year ended 30 June 2013, $446 million for the year ended 30 June 2014, $452 million for the year ended 30 June 2015, $458 million for the year ended 30 June 2016 and $464 million for the year ended 30 June 2017.

•

the completeness of land assets and any related infrastructure, because certain parcels of land within New South Wales and related infrastructure that may be controlled by the NSW General Government Sector have not been recognised in the historical and estimated financial statements. The value of land and infrastructure that potentially should be recognised was estimated between $500 million and $1.5 billion at 30 June 2012, but may be outside this range.

•	the existence and value of certain archives in the historical and estimated financial statements due to deficiencies in the records supporting the estimates of $938 million at 30 June 2013 to 2017.

Had I been able to complete my review of the items listed above, matters may have come to my attention indicating that adjustments might be necessary to the historical estimated financial statements.

Qualified Conclusion

Except for the adjustments to the estimated financial statements that I may have become aware of had it not been for the matters described above, based on my review, which is not an audit, nothing has come to my attention that causes me to believe:

•	the estimated financial statements have not been prepared on a basis consistent with the accounting policies on which they are stated to be based

•	the estimated financial statements have not been prepared on the basis of the assumptions stated

•	the methodologies used to determine those assumptions are unreasonable.

Actual results for the NSW General Government Sector are likely to be different from those forecast in the estimated financial statements since anticipated events frequently do not occur as expected and the variation may be material. Accordingly, I express no opinion as to whether the forecasts will be achieved.

Other Matters

‘Traditional’ Aggregates

The Budget Papers, within which the estimated financial statements are published, contain references to various ‘Traditional’ aggregates. The ‘Traditional’ aggregates are determined by adjusting the Budget Result, expenses and Net Lending within the estimated financial statements by excluding the impact of changes to AASB 119 ‘Employee Entitlements’ applicable from the 2013-14 financial year. The ‘Traditional’ aggregates are not required by AASB 1049 ‘Whole of Government and General Government’ and are not key fiscal aggregates as identified by the ABS GFS Manual.

Electronic Publication of the Reviewed Financial Statements

This review report relates to the estimated financial statements for the years ending 30 June 2013, 2014, 2015, 2016 and 2017 of the NSW General Government Sector included in the 2013-14 Budget Papers and NSW Budget website. The Secretary of Treasury is responsible for the integrity of the website. I have not been engaged to report on the integrity of that website. The review report refers only to the subject matter described above. It does not provide a conclusion on any other information that may have been hyperlinked to/or from these statements. If users of the historical and estimated financial statements are concerned with the inherent risks arising from publication on a website, they are advised to refer to a hard copy of the 2013-14 Budget Papers to confirm the information contained in the website version of those statements.

Independence

In conducting my review, I have complied with the independence requirements of the Australian Auditing and Assurance Standards and relevant ethical pronouncements. The Public Finance and Audit Act 1983 further promotes independence by:

•	providing that only Parliament, and not the executive government, can remove an Auditor-General

•

mandating the Auditor-General as auditor of public sector agencies but precluding the provision of non-audit services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their roles by the possibility of losing clients or income.

Peter Achterstraat
Auditor-General

14 June 2013
SYDNEY